As filed with the Securities and Exchange Commission on November 3, 2021

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

________________________________________

FORM S-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

________________________________________

GROWTH CAPITAL ACQUISITION CORP.

(Exact name of registrant as specified in its charter)

________________________________________

Delaware	6770	27-2447291
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

300 Park Avenue, 16th Floor
New York, New York 10022
(212) 895-3500

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

________________________________________

George Syllantavos
Growth Capital Acquisition Corp.
300 Park Avenue, 16th Floor
New York, New York 10022
Telephone: 212-895-3500

(Name, address, including zip code, and telephone number, including area code, of agent for service)

________________________________________

Copies to:

Barry I. Grossman, Esq. Stuart Neuhauser, Esq. Jeffrey Rubin, Esq. Ellenoff Grossman & Schole LLP 1345 Avenue of the Americas New York, NY 10105-0302 (212) 370-1300	George Syllantavos Growth Capital Acquisition Corp. 300 Park Avenue, 16th Floor New York, New York 10022 Telephone: (212) 895-3500	Jun Pei Cepton Technologies, Inc. 399 West Trimble Road San Jose, California 95131 Telephone: (408) 459-7579	Paul Sieben, Esq. Jeeho M. Lee, Esq. Noah Kornblith, Esq. O’Melveny & Myers LLP 2765 Sand Hill Road Menlo Park, California 94025 (650) 473-2600

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Approximate date of commencement of proposed sale to the public:    From time to time after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered(1)	Amount to be Registered	Proposed Maximum Offering Price per Share		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Secondary Offering
Common stock, par value $0.0001 per share(2)	133,094,138	$9.93	(3)	$1,321,624,790	$122,514.62
Warrants to purchase common stock(4)	5,175,000	$—		$—	$—	(5)
Common stock, par value $0.0001 per share, underlying warrants(6)	5,175,000	—		—	—	(5)
Primary Offering
Common stock, par value $0.0001 per share, underlying warrants(7)	8,768,750	$11.50	(8)	$100,840,625	$9,347.93
TOTAL				$1,422,465,415	$131,862.55

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(1)      Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (“Securities Act”), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)      The number of shares of common stock, par value $0.0001 per share (the “common stock”) being registered relates to the resale of up to of (i) up to 122,831,638 shares of common stock to be issued by the registrant as consideration in the Business Combination (as defined herein), (ii) 5,950,000 shares of common stock to be issued as PIPE Shares (as defined herein) to be issued immediately prior to the closing of the Business Combination; and (iii) 4,312,500 shares of common stock issuable upon conversion of Founder Shares (as defined herein).

(3)      Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the Common Stock on the Nasdaq Capital Market of The Nasdaq Stock Market LLC (“Nasdaq”) on October 29, 2021 (such date being within five business days of the date that this registration statement was filed with the United States Securities and Exchange Commission (“SEC”)). This calculation is in accordance with Rule 457(c) of the Securities Act.

(4)      The number of warrants being registered relates to the resale of up to 5,175,000 Private Placement Warrants (as defined herein).

(5)      In accordance with Rule 457(g), the entire registration fee for the warrants is allocated to the common stock underlying the warrants, and no separate fee is payable for the warrants.

(6)      The number of shares underlying warrants being registered relates to the resale of up to 5,175,000 shares of common stock issuable upon the exercise of the Private Placement Warrants.

(7)      The number of shares of common stock underlying warrants being registered relates to the issuance by the registrant of up to (i) 3,593,750 shares of common stock that are issuable upon the exercise of 7,187,500 warrants originally issued in the registrant’s initial public offering and (ii) 5,175,000 shares of common stock issuable upon the exercise of 5,175,000 Private Placement Warrants.

(8)      Calculated pursuant to Rule 457(g) under the Securities Act, based on the exercise price of the warrants.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

On February 2, 2021, Growth Capital Acquisition Corp. (the “Company”) consummated its initial public offering (the “IPO”) of 17,250,000 units (the “Units”), including 2,250,000 Units sold upon the full exercise of the underwriters’ over-allotment option. Each Unit consisted of one share of Class A common stock of the Company, par value $0.0001 per share (the “Class A common stock”), and one-half of one warrant of the Company (a “Public Warrant”), with each whole Public Warrant entitling the holder thereof to purchase one share of Class A common stock for $11.50 per share. Simultaneously with the closing of the IPO, the Company completed the private sale of an aggregate of 5,175,000 warrants (the “Private Placement Warrants”).

On August 4, 2021, the Company, GCAC Merger Sub Inc., a Delaware corporation and newly formed wholly-owned subsidiary of the Company (“Merger Sub”) and Cepton Technologies, Inc., a Delaware corporation (“Cepton”) entered into a business combination agreement (the “Business Combination Agreement”). Pursuant to the Business Combination Agreement, subject to the terms and conditions set forth therein, upon the consummation of the transactions contemplated by the Business Combination Agreement, Merger Sub will merge with and into Cepton (the “Merger” and, together with the other transactions contemplated by the Business Combination Agreement, the “Business Combination”), with Cepton continuing as the surviving corporation in the Merger and a wholly-owned subsidiary of the Company. Under the terms of the Business Combination Agreement, upon the closing of the Business Combination, the Company’s name would be changed to Cepton, Inc. (which we refer to as “New Cepton”), the existing Class A common stock of the Company would be reclassified as common stock of the Company (which we refer to herein as the “common stock”) and the Cepton stockholders prior to the merger would receive shares of common stock in exchange for their shares of Cepton common stock, Cepton preferred stock and Cepton Class F stock.

Furthermore, on August 4, 2021 and October 19, 2021, the Company entered into subscription agreements with certain investors (the “PIPE Investors”) for the sale of an aggregate of 5,950,000 shares (the “PIPE Shares”) of common stock for an aggregate purchase price of $59,500,000 in a private placement to be consummated immediately prior to the closing of the Business Combination (the “PIPE Investment”).

This registration statement registers, among other securities, (i) the resale of up to 122,831,638 shares of common stock to be issued to certain Cepton stockholders as consideration in the Business Combination (the “Consideration Shares”) and (ii) the resale of up to 5,950,000 PIPE Shares to be issued to the PIPE Investors in the PIPE Investment to be consummated immediately prior to the closing of the Business Combination. The Consideration Shares and the PIPE Shares will not be issued and outstanding at the time of the special meeting of GCAC’s stockholders (the “Special Meeting”) to be held to approve the Business Combination and other proposals.

In addition, this registration statement registers the resale of 4,312,500 shares of common stock issuable upon conversion of the Company’s Class B common stock currently held by Growth Capital Sponsor LLC, Nautilus Carriers LLC, HB Strategies LLC and certain of the Company’s directors, which, pursuant to the Company’s amended and restated certificate of incorporation will be automatically converted into shares of Class A common stock, on a one-for-one basis, on the date of the closing of our previously announced Business Combination and reclassified into common stock.

This registration statement also registers the resale of up to 5,175,000 Private Placement Warrants (“Private Placement Warrants”) originally issued in a private placement to the Company’s sponsor at the time of its IPO and the issuance by the registrant of up to 5,175,000 shares of common stock pursuant to the exercise thereof.

This registration statement also registers the issuance by the registrant of up to 3,593,750 shares of common stock reclassified from the Class A common stock, issuable upon the exercise of the Public Warrants and up to 5,175,000 shares of common stock reclassified from the Class A common stock issuable upon the exercise of the Private Placement Warrants.

In the event the Business Combination is not approved by GCAC stockholders or the other conditions precedent to the consummation of the Business Combination are not met, then the Consideration Shares and PIPE Shares will not be issued and GCAC will seek to withdraw this registration statement prior to its effectiveness.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED NOVEMBER 3, 2021

PRELIMINARY PROSPECTUS

GROWTH CAPITAL ACQUISITION CORP.

133,094,138 Shares of Common Stock
5,175,000 Warrants to Purchase Shares of Common Stock
8,768,750 Shares of Common Stock Underlying Warrants

This prospectus relates to the offer and sale from time to time by the selling securityholders named in this prospectus (the “Selling Securityholders”) up to 133,094,138 shares of our common stock, par value $0.0001 per share, which is currently classified as Class A common stock (“common stock”), 5,175,000 warrants to purchase shares of common stock and 5,175,000 shares of common stock that are issuable upon the exercise of the Private Placement Warrants (as such terms are defined below), consisting of:

•        up to 122,831,638 shares of common stock, which are expected to be issued as consideration in the Business Combination (the “Consideration Shares”);

•        up to 5,950,000 shares of common stock (the “PIPE Shares”), which are expected to be issued in a private placement pursuant to the terms of the Subscription Agreements (as defined below) in connection with the Business Combination;

•        up to 4,312,500 shares of common stock (the “Founder Shares”) issuable upon conversion of our Class B common stock originally issued in private placements, which, pursuant to our amended and restated certificate of incorporation will automatically be converted into shares of common stock, on a one-for-one basis, on the date of the closing of the Business Combination;

•        up to 5,175,000 warrants (“Private Placement Warrants”) originally issued in a private placement at the time of our initial public offering on February 2, 2021 (the “IPO”); and

•        5,175,000 shares of common stock (the “Private Warrant Shares”) issuable upon the exercise of the Private Placement Warrants.

This prospectus also relates to the issuance by us of up to 8,768,750 shares of common stock (the “Public Warrant Shares”) that are issuable by us upon the exercise of 3,593,750 warrants (“Public Warrants”) including as part of the units issued in our IPO and the exercise of the 5,175,000 Private Placement Warrants.

On August 4, 2021, Growth Capital Acquisition Corp., a Delaware corporation (“GCAC”), GCAC Merger Sub Inc., a Delaware corporation and newly formed wholly-owned subsidiary of GCAC (“Merger Sub”) and Cepton Technologies, Inc., a Delaware corporation (“Cepton”), entered into a Business Combination Agreement (the “Business Combination Agreement”) pursuant to which Merger Sub will merge with and into Cepton (the “Merger”, with Cepton continuing as the surviving corporation in the Merger and a wholly-owned subsidiary of GCAC (the “Business Combination”). Under the terms of the Business Combination Agreement, upon the closing of the Business Combination, GCAC’s name would be changed to Cepton, Inc. (which we refer to as “New Cepton”), the existing Class A common stock of GCAC would be reclassified as common stock of the Company (which we refer to herein as the “common stock”) and the Cepton stockholders prior to the merger would receive shares of common stock in exchange for their shares of Cepton common stock, Cepton preferred stock and Cepton Class F stock, a portion of which are the Consideration Shares. It is anticipated that, immediately after the Closing of the Business Combination, New Cepton will have a total of 169,785,910 shares of common stock issued and outstanding.

If the Business Combination (as defined below) is not completed, then the Consideration Shares and the PIPE Shares proposed to be sold under this prospectus will not be issued and the Founder Shares, the Public Warrant Shares, the Private Placement Warrants and the Private Warrant Shares may not be resold under this prospectus.

In connection with the execution of the Business Combination Agreement, GCAC entered into subscription agreements with investors (the “PIPE Investors”) for the PIPE Shares at a price of $10.00 per share in a private placement in GCAC (the “PIPE Investment”) to be consummated simultaneously with the closing of the Business Transaction (the “Closing”).

Prior to our IPO, we issued the Founder Shares to our Sponsor (as defined below), following which a portion of the Founder Shares were transferred to the Selling Securityholders hereunder. The Founder Shares will be converted into Class A common stock, which will then be reclassified as common stock upon the consummation of the Business Combination. In our IPO, we issued 17,250,000 units which included the Public Warrants, which had 3,593,750 shares of Class A common stock underlying such warrants. Upon our IPO, we also issued 5,175,000 Private Placement Warrants, which have 5,175,000 shares of Class A common stock underlying them. Following the consummation of the business combination the Class A common stock underlying the Public Warrants and the Private Placement warrants will be reclassified as common stock.

We are registering the offer and sale of these securities to satisfy certain registration rights we have granted. The Selling Securityholders may offer, sell or distribute all or a portion of the securities hereby registered publicly or through private transactions at prevailing market prices or at negotiated prices. We will not receive any of the proceeds from such sales of the shares of our common stock or warrants, except with respect to amounts received by us upon the exercise of the warrants. We will bear all costs, expenses and fees in connection with the registration of these securities, including with regard to compliance with state securities or “blue sky” laws. The Selling Securityholders will bear all commissions and discounts, if any, attributable to their sale of shares of our common stock or warrants. See section entitled “Plan of Distribution” beginning on page 169 of this prospectus.

GCAC’s units, Class A common stock, and warrants are currently listed on the Nasdaq Capital Market (“Nasdaq”) and trades under the symbols “GCACU,” “GCAC,” “GCACW,” respectively. Upon the Closing, the common stock and warrants of New Cepton are expected trade on the Nasdaq Stock Market under the symbol “CPTN” and “CPTNW,” respectively. Upon the Closing, the units issued by GCAC in its IPO will be separated into their component securities and will cease to be listed on the Nasdaq.

We are an “emerging growth company” under applicable federal securities laws and will be subject to reduced public company reporting requirements.

INVESTING IN OUR SECURITIES INVOLVES RISKS THAT ARE DESCRIBED IN THE “RISK FACTORS” SECTION BEGINNING ON PAGE 24 OF THIS PROSPECTUS.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this prospectus or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is            , 2021.

You should rely only on the information contained in this prospectus. No one has been authorized to provide you with information that is different from that contained in this prospectus. This prospectus is dated as of the date set forth on the cover hereof. You should not assume that the information contained in this prospectus is accurate as of any date other than that date.

For investors outside the United States: We have not done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus.

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FREQUENTLY USED TERMS

Unless otherwise stated or unless the context otherwise requires, the terms “we,” “us,” “our,” and “GCAC” refer to Growth Capital Acquisition Corp., a Delaware corporation, and the term “Combined Company” refers to the company following the consummation of the Business Combination. In this prospectus:

“ADAS” means advanced driver assistance systems.

“Amended and Restated Charter” means the second amended and restated certificate of incorporation of GCAC, in the form included as Exhibit 10.21 to this prospectus.

“Autograde” means automotive-grade.

“AV” means autonomous vehicles.

“Business Combination” means the Merger and the other transactions contemplated by the Business Combination Agreement.

“Business Combination Agreement” means the Business Combination Agreement, dated August 4, 2021, as it may further be amended or supplemented from time to time, by and among GCAC, Merger Sub and Cepton.

“Business Combination Marketing Agreement” means the business combination marketing agreement, dated January 29, 2021, by and between the Company and Maxim.

“Capital Markets Advisory Fee Engagement Letter” means the engagement letter between GCAC and Craig Hallum, dated as of August 4, 2021, pursuant to which Craig Hallum is providing certain capital markets advisory services to GCAC in accordance with the terms thereof.

“CCC” refers to the California Corporations Code, as amended.

“Cepton” means Cepton Technologies, Inc., a Delaware corporation, and includes the surviving corporation after the Merger. References herein to Cepton will include its subsidiaries to the extent reasonably applicable.

“Cepton Board” means the board of directors of Cepton.

“Cepton Business Combination Proposal” means the proposal to the Cepton stockholders to consider the Business Combination and to provide the required written consent to adopt and approve in all respects the Business Combination Agreement and the Business Combination, among other proposals.

“Cepton Class F stock” means shares of Class F stock, par value of $0.00001 per share, of Cepton.

“Cepton common stock” means shares of common stock, par value $0.001 per share, of Cepton.

“Cepton Outstanding Shares” means the total number of shares of Cepton common stock, Cepton Class F stock and the Cepton preferred stock (on an “as-converted” to Cepton common stock basis) on a diluted basis as of the Closing Date using the treasury method of accounting, including, without duplication, the number of shares of Cepton common stock issuable upon conversion of Cepton preferred stock and Cepton Class F stock, the number of shares of Cepton common stock issued or issuable upon the exercise of all outstanding Cepton options and the shares of Cepton common stock underlying the Cepton warrant issued to Silicon Valley Bank on August 22, 2019, or any other equity equivalents, excluding, in all such cases, Cepton options that are not vested.

“Cepton preferred stock” means shares of preferred stock, par value $0.001 per shares, of Cepton.

“Cepton stock” means any of the Cepton common stock, Cepton preferred stock and Cepton Class F stock.

“Cepton stockholders” refers to holders of capital stock of Cepton as of the time immediately before the Effective Time.

“Closing” means the closing of the Business Combination.

“Closing GCAC Cash” means without duplication, an amount equal to (a) the funds contained in the Trust Account as of immediately prior to the Effective Time; plus (b) all other Cash and Cash Equivalents of GCAC; minus (c) the aggregate amount of cash proceeds that will be required to satisfy the redemption of any shares of GCAC

Common Stock pursuant to the Redemption (to the extent not already paid); plus (d) the aggregate amount of cash committed to purchase shares of common stock pursuant to the PIPE subscription agreements entered into prior to the Closing in connection with the PIPE Investment (and that has been funded to the escrow account in accordance with the Subscription Agreements solely to the extent such Subscription Agreement expressly contemplates the funding of such committed cash into an escrow account prior to the Closing) or pursuant to Forward Purchase Agreements.

“Code” means the Internal Revenue Code of 1986, as amended.

“Combined Entity” or “New Cepton” refers to Cepton, Inc. (which will be the new name of GCAC giving effect to the Business Combination, and which will include Cepton and any other direct or indirect subsidiaries of GCAC to the extent reasonably applicable).

“common stock” or “New Cepton common stock” means the common stock, par value $0.0001 per share, of GCAC (which will be renamed Cepton, Inc.) following the Business Combination; such common stock was previously designated GCAC Class A common stock of GCAC, and common stock or New Cepton common stock will include any shares of GCAC Class B common stock that are converted into GCAC Class A common stock in connection with the Closing pursuant to the GCAC Charter.

“Company Convertible Securities” means, collectively, each outstanding option, warrant, convertible note or other right to subscribe or purchase any capital stock of Cepton or securities convertible into or exchange for, or that otherwise confer on the holder any right to acquire any capital stock of Cepton.

“COVID-19” means the coronavirus pandemic.

“Craig-Hallum” means Craig-Hallum Capital Group LLC, a limited liability company.

“DGCL” means the General Corporation Law of the State of Delaware, as amended.

“DWAC” means The Depository Trust Company’s deposit withdrawal at custodian.

“Earnout Shares” means the up to 13,000,000 shares of common stock that may be issued to Cepton securityholders if certain share prices of common stock are achieved and other conditions are satisfied.

“Effective Time” means the effective time of the Merger in accordance with the Business Combination Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Forward Purchase Agreement” means a forward purchase agreement with one or more investors to purchase equity securities of GCAC after the Closing on such terms and conditions as determined by the parties thereto.

“Founder Shares” means GCAC Class B common stock initially purchased by our Sponsor, Nautilus and HB Strategies in private placement transactions prior to the GCAC IPO, and the shares of our common stock issued upon the conversion thereof as provided herein.

“Founder Warrants” means the Private Placement Warrants issued to the Sponsor Group in the Private Placement.

“GCAC” means Growth Capital Acquisition Corp., a Delaware corporation, which will be renamed “Cepton, Inc.” in connection with the Closing.

“GCAC Board” means the board of directors of GCAC.

“GCAC Charter” or “Charter” means GCAC’s current amended and restated certificate of incorporation as filed with the Secretary of State of the State of Delaware on January 29, 2021.

“GCAC Class A common stock” means the Class A common stock, par value $0.0001, of GCAC.

“GCAC Class B common stock” means the Class B common stock, par value $0.0001, of GCAC.

“GCAC common stock” means any of the Class A common stock and the Class B common stock of GCAC.

“GCAC IPO” means GCAC’s initial public offering that was consummated by GCAC on February 2, 2021.

“GCAC IPO Prospectus” means the final prospectus of GCAC, dated as of January 29, 2021, in connection with the GCAC IPO, as filed with the SEC pursuant to Rule 424(b) under the Securities Act on February 2, 2021 (File No. 333-248087).

“GCAC Special Meeting” means the special meeting of the stockholders of GCAC, to be held virtually at 10:00 a.m. Eastern Time on             , 2021.

“HB Strategies” are to HB Strategies LLC, a Delaware limited liability company.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Initial stockholders” means the Sponsor, Nautilus, HB Strategies, and any other holders of our founder shares prior to the GCAC IPO (or their permitted transferees).

“J.P. Morgan” means J.P. Morgan Securities LLC, a limited liability company.

“KPMG” means KPMG LLP, Cepton’s independent auditor.

“M&A Advisory Engagement Letter” means the engagement letter between GCAC and Maxim, dated as of August 4, 2021, pursuant to which Maxim is providing merger and acquisition advisory services to GCAC in connection with the Business Combination.

“Marcum” means Marcum LLP, GCAC’s independent auditor.

“Maxim” means Maxim Group LLC, the representative of the underwriters in GCAC’s initial public offering, co-placement agent with respect to the PIPE Investment, and as a merger and acquisitions advisor.

“Merger” means the merger of Merger Sub with and into Cepton, with Cepton continuing as the surviving corporation and as a wholly-owned subsidiary of GCAC, in accordance with the terms of the Business Combination Agreement.

“Merger Sub” means GCAC Merger Sub Inc., a Delaware corporation and wholly-owned subsidiary of GCAC.

“Minimum Cash Condition” means the condition to the Closing, which may be waived by Cepton, that, upon the Closing, GCAC have cash or cash equivalents, including funds remaining in the Trust Account (after giving effect to the completion and payment of the Redemption) and the proceeds of any PIPE Investment, prior to giving effect to the payment of GCAC’s unpaid transaction expenses or liabilities, at least equal to $58.5 million.

“Nautilus” means Nautilus Carriers LLC, a Delaware limited liability company, an affiliate of Prokopios “Akis” Tsirigakis and George Syllantavos, GCAC’s current co-Chief Executive Officers as of the date of this prospectus.

“New Cepton Board” means the board of directors of New Cepton.

“Trust Account” means the trust account of GCAC, which holds the net proceeds of the GCAC IPO, including from overallotment securities sold by GCAC’s underwriters, and the sale of the Private Placement Warrants, together with interest earned thereon, less amounts released to pay franchise and income tax obligations and up to $100,000 for dissolution expenses, and amounts paid pursuant to redemptions.

“Units” means Units issued in the GCAC IPO, including any overallotment securities acquired by GCAC’s underwriters, consisting of one share of GCAC Class A common stock and one-half of one Public Warrant.

“Warrants” means any of the Private Placement Warrants, the Public Warrants and the Working Capital Warrants (if any).

“Working Capital Warrants” means any warrants issued to the Sponsor or its affiliates or GCAC’s officers or directors in connection with any loans made by them to GCAC prior to the closing of GCAC’s initial business combination in accordance with the GCAC IPO Prospectus. As described in the GCAC IPO Prospectus, up to $1,500,000 of such loans may be converted at the election of the applicable lender into warrants at a price of $1.00 per warrant, which warrants would be identical to the Private Placement Warrants.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in this prospectus may constitute “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. Forward-looking statements may be identified by the use of words such as “estimate,” “plan,” “project,” “forecast,” “intend,” “will,” “expect,” “anticipate,” “believe,” “seek,” “target”, “designed to” or other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. GCAC and Cepton caution readers of this prospectus that these forward-looking statements are subject to risks and uncertainties, most of which are difficult to predict and many of which are beyond GCAC and Cepton’s control, that could cause the actual results to differ materially from the expected results. These forward-looking statements include, but are not limited to, statements regarding estimates and forecasts of financial and performance metrics, projections of market opportunity and market share, potential benefits and the commercial attractiveness to its customers of Cepton’s products and services, the potential success of Cepton’s marketing and expansion strategies, the potential for Cepton to achieve design awards, potential benefits of the Business Combination (including with respect to shareholder value), and expectations related to the terms and timing of the Business Combination. These statements are based on various assumptions, whether or not identified in this prospectus, and on the current expectations of Cepton’s and GCAC’s management and are not predictions of actual performance. These forward-looking statements are provided for illustrative purposes only and are not intended to serve as, and must not be relied on by any investor as, a guarantee, an assurance, a prediction or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and will differ from assumptions. These forward-looking statements are subject to a number of risks and uncertainties, including:

•        the conditions affecting the markets in which Cepton operates;

•        the success of Cepton’s strategic relationships, including with our Tier 1 partners, none of which are exclusive;

•        fluctuations in sales of Cepton’s major customers;

•        fluctuations in capital spending in the Automotive and Smart Infrastructure markets;

•        the impact of the coronavirus (“COVID-19”) pandemic on the global economy and financial markets, including any restrictions on Cepton’s operations and the operations of Cepton’s customers and suppliers resulting from public health requirements and government mandates;

•        changes in applicable laws or regulations;

•        the possibility that Cepton’s business or the combined company may be adversely affected by other economic business, and/or competitive factors;

•        the risk that current trends in the Automotive and Smart Infrastructure markets decelerate or do not continue;

•        estimates for the financial performance of Cepton’s business may prove to be incorrect or materially different from actual results;

•        the inability of the parties to successfully or timely consummate the proposed Business Combination, including the risk that any required regulatory approvals are not obtained, are delayed or are subject to unanticipated conditions that could adversely affect the combined company or the expected benefits of the proposed Business Combination or that the approval of the stockholders of GCAC or Cepton is not obtained;

•        failure to realize the anticipated benefits of the proposed business combination;

•        risks relating to the uncertainty of the projected financial and operating information with respect to Cepton, including whether Cepton will be able to achieve its target milestones, its pricing and sales volume targets, and its proposed production timelines and win the engagements contemplated in its projected pipeline, and the ability of original equipment manufacturers (“OEMs”) and other strategic partners to re-source or cancel vehicle or technology programs;

•        risks related to future market adoption of Cepton’s offerings;

•        the final terms of Cepton arrangement with its Tier 1 partner and, in turn, its Tier 1 partner’s contract with OEM-B differing from Cepton’s expectations, including with respect to volume and timing, or the arrangement can be terminated or may not materialize into a long-term contract partnership arrangement;

•        risks related to Cepton’s marketing and growth strategies;

•        the effects of competition on Cepton’s future business;

•        the amount of redemption requests made by GCAC’s public stockholders;

•        the ability of GCAC or the combined company to issue equity or equity-linked securities in connection with the proposed Business Combination or in the future;

•        matters discovered by the parties as they complete their respective due diligence investigation of the other;

•        the inability to recognize the anticipated benefits of the proposed Business Combination, which may be affected by, among other things, the amount of cash available following any redemptions by GCAC’s stockholders;

•        costs related to the proposed Business Combination;

•        expectations with respect to future operating and financial performance and growth, including when Cepton will generate positive cash flow from operations;

•        Cepton’s ability to raise funding on reasonable terms as necessary to develop its product in the timeframe contemplated by its business plan;

•        Cepton’s ability to execute its business plans and strategy;

•        the outcome of any legal proceedings that may be instituted against Cepton or GCAC related to Business Combination, and those factors discussed in GCAC’s final prospectus filed on January 29, 2021 under the heading “Risk Factors,” and other documents of GCAC filed, or to be filed, with the SEC; and

•        other risks and uncertainties described in this prospectus, including those under the section entitled “Risk Factors.”

If any of these risks materialize or any of GCAC’s or Cepton’s assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. There may be additional risks that neither GCAC nor Cepton presently know or that GCAC and Cepton currently believe are immaterial that could also cause actual results to differ from those contained in the forward-looking statements. In addition, forward-looking statements reflect GCAC’s and Cepton’s expectations, plans or forecasts of future events and views as of the date of this prospectus. GCAC and Cepton anticipate that subsequent events and developments will cause GCAC’s and Cepton’s assessments to change. However, while GCAC and Cepton may elect to update these forward-looking statements at some point in the future, GCAC and Cepton specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing GCAC’s and Cepton’s assessments as of any date subsequent to the date of this prospectus. Accordingly, undue reliance should not be placed upon the forward-looking statements. Actual results, performance or achievements may, and are likely to, differ materially, and potentially adversely, from any projections and forward-looking statements and the assumptions on which those forward-looking statements were based. There can be no assurance that the data contained herein is reflective of future performance to any degree. You are cautioned not to place undue reliance on forward-looking statements as a predictor of future performance as projected financial information and other information are based on estimates and assumptions that are inherently subject to various significant risks, uncertainties and other factors, many of which are beyond GCAC’s and Cepton’s control.

SUMMARY OF THE PROSPECTUS

This summary highlights selected information from this prospectus and does not contain all of the information that is important to you in making an investment decision. This summary is qualified in its entirety by the more detailed information included in this prospectus. Before making your investment decision with respect to our securities, you should carefully read this entire prospectus, including the information under “Risk Factors,” “GCAC’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Cepton’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements included elsewhere in this prospectus.

Parties to the Business Combination

Growth Capital Acquisition Corp.

GCAC is a special purpose acquisition company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. GCAC common stock, Units and Warrants are currently listed on Nasdaq under the symbols “GCAC”, “GCACU” and “GCACW”, respectively. The mailing address of GCAC’s principal executive office is Prokopios “Akis” Tsirigakis, Chairman and Co-Chief Executive Officer, 300 Park Avenue, 16th Floor, New York, New York 10022, (212) 895-3500.

Cepton Technologies, Inc.

Founded in 2016 and led by Chief Executive Officer, Dr. Jun Pei and Chief Technology Officer, Dr. Mark McCord. Cepton is focused on the mass market commercialization of high performance, high quality lidar solutions and has been awarded the largest known ADAS lidar series production award in the industry to date, based on number of vehicle models awarded, by OEM-B (as defined below). Cepton’s lidar solutions offer high performance and auto-grade reliability at competitive prices for a range of markets, such as Automotive and Smart Infrastructure. Cepton’s patented Micro Motion Technology (“MMT®”)-based lidar technology enables reliable, high performance, low power, and compact solutions that deliver long range, high resolution 3D perception for smart applications. Cepton is headquartered in San Jose, California, with a sales and marketing presence in North America, Europe, Japan, India and China, to serve a fast-growing global customer base.

The mailing address of Cepton’s principal executive office is 399 West Trimble Road, San Jose, California 95131, and its telephone number is (408) 459-7579.

For more information about Cepton, see the sections entitled “Information About Cepton” and “Cepton’s Management’s Discussion and Analysis of Financial Condition and Results of Operation.

Merger Sub

Merger Sub is a wholly-owned subsidiary of GCAC, formed on July 22, 2021 to consummate the Business Combination. In the Business Combination, Merger Sub will merge with and into Cepton with Cepton surviving the Merger. As a result, Cepton will become a wholly-owned subsidiary of GCAC.

General Description of the Business Combination Agreement

On August 4, 2021, GCAC entered into the Business Combination Agreement with Merger Sub and Cepton. Unless otherwise defined herein, the capitalized terms used in this section will have the meaning ascribed to such terms in the Business Combination Agreement.

Subject to the terms and conditions set forth in the Business Combination Agreement, among other matters, at the Effective Time:

(i)     each share of Cepton common stock (other than dissenting shares) will be converted into (i) the contingent right to receive Earnout Shares (as defined below) (which may be zero) and (ii) a certain number of shares of New Cepton common stock equal to the number of shares of common stock of New Cepton equal to (a)(1) the equity value assigned to Cepton of $1,500,000,000, divided by (2) the total number of Cepton Outstanding Shares, divided by (b) 10 (the “Per Share Stock Consideration”); and

(ii)    each option to purchase shares of Cepton common stock, whether or not exercisable and whether or not vested, that is outstanding immediately prior to the Effective Time will be assumed by GCAC and converted into an option to purchase shares of New Cepton common stock (each, a “Converted Option”). Each Converted Option will have and be subject to the same terms and conditions (including vesting, expiration and exercisability terms) as were applicable to the Cepton option from which it was converted immediately before the Effective Time, except that (x) each Converted Option will be exercisable for that number of shares of New Cepton common stock equal to the product (rounded down to the nearest whole number) of (1) the number of shares of Cepton common stock subject to the Cepton option immediately before the Effective Time and (2) the Per Share Stock Consideration and (y) the per share exercise price for each share of New Cepton common stock issuable upon exercise of the Converted Option will be equal to the quotient (rounded up to the nearest whole cent) obtained by dividing (1) the exercise price per share of Cepton common stock of such Cepton option immediately before the Effective Time by (2) the Per Share Stock Consideration.

In addition to the Merger Consideration set forth above, additional contingent shares (“Earnout Shares”) will be payable to each holder of Cepton common stock and/or Cepton options receiving consideration in the Merger, in the amounts set forth below:

(i)     If the closing share price of the common stock equals or exceeds $15.00 per share for any 20 trading days within any consecutive 30-trading day period that occurs after the Closing Date and on or prior to the three-year anniversary of the Closing Date, then, the Company will issue to each holder of Cepton common stock that is entitled to Earnout Shares a number of shares of common stock equal to such holder’s pro rata portion of 7,000,000 shares.

(ii)    If the closing share price of the common stock equals or exceeds $17.50 per share for any 20 trading days within any consecutive 30-trading day period that occurs after the Closing Date and on or prior to the three (3)-year anniversary of the Closing Date, the Company will issue to each holder of Cepton common stock that is entitled to Earnout Shares, a number of shares of common stock equal to such holder’s Earnout Pro Rata Portion (as defined in the Business Combination Agreement) of 6,000,000 shares.

Post-Business Combination Ownership of the Combined Entity

Immediately after the Closing, GCAC, which will be renamed Cepton, Inc., will own 100% of Cepton.

It is anticipated that, upon the completion of the Business Combination, GCAC’s public stockholders will retain an aggregate ownership interest of approximately 10.2% of the outstanding capital stock of New Cepton, the Sponsor Group will retain an aggregate ownership interest of approximately 2.5% of the outstanding capital stock of New Cepton, the PIPE Investors will retain an aggregate ownership interest of approximately 3.4% of the outstanding capital stock of New Cepton, and the Cepton stockholders will own approximately 83.9% of the issued and outstanding shares of common stock or 84.5% of common stock on a diluted basis (including vested Cepton options), immediately following the Closing (in each case, excluding outstanding unvested Cepton options). The foregoing ownership percentages with respect to New Cepton following the Business Combination exclude any outstanding Warrants and assumes that (i) there are no redemptions of any shares by GCAC’s public stockholders in connection with the Business Combination or an Extension Redemption, (ii) no awards are issued under the 2021 Plan, (iii) no shares are issued under the ESPP, (iv) no Working Capital Warrants are issued, and (v) GCAC does not engage in any kind of additional equity financing prior to the Closing. If the actual facts are different than these assumptions (which they are likely to be), the percentage ownership retained by the GCAC’s existing stockholders in New Cepton will be different.

Representations and Warranties

The Business Combination Agreement contains representations and warranties by each of GCAC and Cepton that are customary for transactions similar to the Business Combination.

Cepton made representations and warranties relating to, among other matters, (1) organization, good standing and subsidiaries, (2) organizational documents, (3) capitalization, (4) authority relative to the Business Combination Agreement, (5) no conflicts, required filings, and consent, (6) permits and compliance, (7) financial statements and internal controls, (8) absence of certain changes or events, (9) absence of litigation, (10) employee benefit plans, (11) labor and employment matters, (12) real property and title to assets, (13) intellectual property, (14) taxes,

(15) environmental matters (16) material contracts, (17) insurance, (18) board approval and vote required, (19) interested party transactions, (20) the Exchange Act, (21) brokers, (22) certain business practices, (23) registration statement, (24) PPP loan, (25) key customers and suppliers, (26) the Investment Company Act of 1940, as amended, (27) books and records, (28) independent investigation, and (29) information supplied.

GCAC and Merger Sub made representations and warranties relating to, among other matters, (1) organization and good standing, (2) governing documents, (3) capitalization, (4) authority relative to the Business Combination Agreement and vote required, (5) no conflict, required filings and consent, (6) compliance, (7) SEC filings and financial statements, (8) absence of certain changes or events, (9) absence of litigation (10) board approval, (11) no prior operations of Merger Sub, (12) brokers, (13) GCAC Trust Fund, (14) Employees, (15) taxes, (16) registration and listing, (17) registration statement, (18) subscription agreements, (19) affiliate agreements, and (20) GCAC’s and Merger Sub’s investigation and reliance.

Many of the representations and warranties are qualified by materiality, Company Material Adverse Effect or GCAC Material Adverse Effect (as such terms are defined in the Business Combination Agreement).

Survival/Indemnification

The representations and warranties made by the parties terminate as of and do not survive the Closing, and there are no indemnification rights for another party’s breach. The covenants and agreements of the parties shall not survive the Closing, except those covenants and agreements to be performed after the Closing, which covenants and agreement shall survive until fully performed.

Covenants of the Parties

Each party to the Business Combination Agreement has agreed to use its commercially reasonable efforts to effect the Closing. The Business Combination Agreement also contains certain customary covenants by each of the parties during the period between the signing of the Business Combination Agreement and the earlier of the Closing or the termination of the Business Combination Agreement in accordance with its terms (the “Interim Period”), including covenants regarding including with respect to (1) the operation of their respective businesses in the ordinary course of business; (2) the provision of access to their properties, books personnel, and policies, (3) provision of financial statements by Cepton; (4) GCAC’s stock listing; (5) notifications of certain breaches, consent requirements, material adverse changes or other matters; (6) efforts to consummate the Closing and obtain third party and regulatory approvals; (7) tax matters and transfer taxes; (8) further assurances; (9) confidentiality (10) public announcements; and (11) the HSR Act compliance (if applicable). There are also certain customary post-Closing covenants regarding: (1) maintenance of books and records; (2) indemnification of directors and officers; and (3) use of trust account proceeds.

GCAC agreed, within ten (10) business days after GCAC’s receipt of the PCAOB Audited Financials from Cepton, and if not within such ten (10)-business day period, as promptly as practicable thereafter, to prepare, with reasonable assistance from Cepton, and file with the SEC the Registration Statement on Form S-4 (the “Registration Statement”) in connection with the registration under the Securities Act of the issuance of the New Cepton common stock to be issued to the Cepton stockholders, including the Earnout Shares, and containing a proxy statement/consent solicitation statement/prospectus for the purpose of GCAC soliciting proxies from the stockholders of GCAC to approve the Business Combination Proposal and the other required proposals at the GCAC Special Meeting and providing such stockholders an opportunity in accordance with GCAC’s organizational documents and GCAC’s initial public offering prospectus to have their shares of GCAC common stock redeemed.

Cepton also agreed in the Business Combination Agreement to obtain the written consent of its stockholders, as soon as reasonably practicable after the Registration Statement becomes effective, and in any event within five (5) business days after the Registration Statement becomes effective and use its reasonable best efforts to solicit from Cepton stockholders written consents in favor of the Business Combination Agreement and the Business Combination and related matters and the Cepton Board will recommend to the Cepton stockholders the same.

The parties also agreed to take all necessary action, so that effective at the Closing, the entire board of directors of New Cepton will consist of seven individuals, a majority of whom shall be independent directors in accordance with Nasdaq requirements. One of the members of such board will be designated by GCAC (who shall be an independent director) prior to the Closing and six of the members of the New Cepton Board (at least four of whom shall be independent directors) will be designated by Cepton prior to the Closing. The parties also agreed to classify GCAC’s board into three classes as described below. GCAC also agreed to provide each of the director designees to the New Cepton Board with a customary director indemnification agreement, in form and substance reasonably acceptable to such director.

During the Interim Period, GCAC will use its commercially reasonable efforts to consummate the PIPE Investment in accordance with the PIPE Subscription Agreements, and Cepton will reasonably cooperate with GCAC in such efforts.

Conditions to the Closing of the Business Combination

The consummation of the Business Combination is subject to certain conditions, among others:

•        approval by Cepton’s stockholders of the approval and adoption of the Business Combination Agreement, the Merger, and all other transactions contemplated by the Business Combination Agreement;

•        approval by GCAC’s stockholders of the required proposals in connection with the Business Combination;

•        GCAC having at least $5,000,001 of net tangible assets as of the Effective Time;

•        the expiration or termination of the waiting period under the HSR Act;

•        the listing of the shares of common stock to be issued in connection with the closing of the transactions contemplated by the Business Combination Agreement will be approved for listing on the Nasdaq, subject only to official notice of issuance thereof;

•        the registration statement having been declared effective under the Securities Act;

•        the GCAC Charter having been amended and restated by the Amended and Restated Charter;

•        no governmental authority of competent jurisdiction having entered any law, rule, regulation, judgement, decree, executive order, or award that has the effect of making the transactions contemplated by the Business Combination Agreement, illegal or otherwise prohibiting consummation of the transactions contemplated by the Business Combination Agreement;

•        no GCAC or Cepton Material Adverse Effect shall have occurred between the date the Business Combination Agreement was entered into and the Closing; and

•        the Closing GCAC Cash shall equal or exceed the Minimum Cash Condition.

Termination

The Business Combination Agreement may be terminated under certain customary and limited circumstances at any time prior the Closing, including among other reasons:

•        by mutual written consent of GCAC and Cepton;

•        by either GCAC or Cepton if the Closing has not occurred by February 4, 2022, other than as a result of a breach by the party seeking termination;

•        by either GCAC or Cepton if a Governmental Authority (as defined in the Business Combination Agreement) shall have issued an order or taken any other action permanently restraining, enjoining or otherwise prohibiting, or if any law is in effect making illegal, the transactions contemplated by the Business Combination Agreement;

•        by either GCAC or Cepton if GCAC fails to obtain the required stockholder approvals at the Meeting;

•        by GCAC if (i) Cepton fails to obtain stockholder approval or (ii) Cepton fails to deliver to GCAC the Stockholder Support Agreements within twenty-four hours after the execution of the Business Combination Agreement;

•        by GCAC upon a breach of any representation, warranty, covenant or agreement on the part of Cepton set forth in the Business Combination Agreement, or if any representation or warranty of Cepton becomes untrue and is not cured by the earlier of 20 days after notice of such breach and February 4, 2022; and

•        by Cepton upon a breach of any representation, warranty, covenant or agreement on the part of GCAC or Merger Sub set forth in the Business Combination Agreement, or if any representation or warranty of GCAC or Merger Sub becomes untrue and is not cured by the earlier of 20 days after notice of such breach and February 4, 2022.

Trust Account Waiver

Cepton agreed that they and their affiliates will not have any right, title, interest or claim of any kind in or to any monies in GCAC’s Trust Account held for its public stockholders, and agreed not to, and waived any right to, make any claim against the Trust Account (including any distributions therefrom).

Governing Law and Dispute Resolution

The Business Combination Agreement is governed by New York law and the parties are subject to exclusive jurisdiction of federal and state courts located in New York County, State of New York (and any appellate courts thereof), and each party waived its rights to a jury trial in connection therewith.

Related Agreements

This section describes the material provisions of certain additional agreements entered into or to be entered into pursuant to the Business Combination Agreement (the “Related Agreements”) but does not purport to describe all of the terms thereof.

Stockholder Support Agreements

The Business Combination Agreement provides that within twenty-four hours after the execution and delivery of the Business Combination Agreement, GCAC and certain Cepton stockholders will enter into Stockholder Support Agreements (the “Stockholder Support Agreements”). Pursuant to the Stockholder Support Agreements, each GCAC stockholder party thereto agreed to, among other things, vote their Company Shares (as defined in the Business Combination Agreement) in favor of the adoption and approval of the Business Combination Agreement and the Transactions.

Amended Registration Rights Agreement

Contemporaneously with the execution and delivery of the Business Combination Agreement, GCAC, the Sponsor Group and certain other GCAC shareholders parties thereto (collectively, the “Initial Holders”), Cepton, and certain Cepton stockholders entered an Amended and Restated Registration Rights Agreement (the “Amended Registration Rights Agreement”). Pursuant to the Amended Registration Rights Agreement, the Initial Holders and the undersigned parties listed under “Holder” on the signature page thereto are provided the right to demand registrations, piggy-back registrations and shelf registrations with respect to Registrable Securities (as defined in the Amended Registration Rights Agreement). The Amended Registration Rights Agreement supersedes the registration rights agreements between GCAC and certain of the Initial Holders.

Confidentiality and Lock-Up Agreement

Contemporaneously with the execution and delivery of the Business Combination Agreement, certain Cepton stockholders entered into a Confidentiality and Lock-up Agreement with GCAC (each, a “Confidentiality and Lock-Up Agreement”). Pursuant to the Confidentiality and Lock-Up Agreements, each Cepton stockholder party thereto agreed to a 180-day lock-up of its restricted GCAC securities following Closing, subject to (i) early release upon certain corporate transactions and (ii) certain limited permitted transfers where the recipient takes the shares subject to the restrictions in the Confidentiality and Lock-Up Agreement.

Unpaid Expenses and Lock-Up Agreement

Contemporaneously with the execution and delivery of the Business Combination Agreement, GCAC, Sponsor, Nautilus, HB Strategies, and Cepton entered into an Unpaid Expenses and Lock-Up Agreement (the “Unpaid Expenses and Lock-Up Agreement”), pursuant to which, among other things, Sponsor, Nautilus, and HB Strategies agree that if GCAC’s unpaid or contingent liabilities as of immediately prior to the Closing (excluding deferred underwriting and business combination marketing fees and expenses arising from GCAC’s initial public offering and excluding any fees and expenses arising from the PIPE Investment) exceed $10,000,000, Sponsor, Nautilus, and HB Strategies, each will, at their election, either forfeit immediately prior to the Closing a number of Founder Shares and Founder Warrants having an aggregate value equal to the Excess Expense Amount (as defined in the Unpaid Expenses and Lock-Up Agreement)) or pay to GCAC an amount in cash equal to the Excess Expense Amount. Pursuant to the Unpaid Expenses and Lock-Up Agreement Sponsor, Nautilus, and HB Strategies are subject to certain lock-up restrictions.

GCAC Stockholder Support Agreement

Contemporaneously with the execution and delivery of the Business Combination Agreement, Cepton and certain GCAC stockholders entered into Stockholder Support Agreements (the “GCAC Stockholder Support Agreements”). Pursuant the GCAC Stockholder Support Agreements, the GCAC stockholders party thereto agreed, among other things, to vote their shares of GCAC Class B common stock in favor of the approval of the Business Combination Agreement and the Transactions. HB Strategies entered into a substantially similar Stockholder Support Agreement.

Employment Agreements

Prior to the Closing, in connection with the Business Combination, GCAC, on the one hand, and each of Drs. Pei, Fu and McCord, and Mr. Hourtienne, intend to enter into an employment agreement. The new employment arrangements will become effective upon consummation of the Business Combination. Please see the section entitled “Executive and Director Compensation of Cepton — Executive Employment Agreements” of this prospectus for additional information regarding the material terms of these new employment arrangements.

Risk Factors

You should consider all the information contained in this prospectus before making a decision to invest in the common stock. In particular, you should consider the risk factors described under “Risk Factors” beginning on page 24. Such risks include, but are not limited to, the following risks with respect to the Company subsequent to the Business Combination:

Risks Related to Cepton’s Business and Industry

•        Cepton is an early stage company with a history of losses and expects to incur significant expenses and continuing losses for the foreseeable future.

•        Cepton’s limited operating history makes it difficult to evaluate its future prospects and the risks and challenges it may encounter.

•        Cepton’s forecasts and projections are based upon assumptions, analyses and internal estimates developed by Cepton’s management. If these assumptions, analyses or estimates prove to be incorrect or inaccurate, Cepton’s actual operating results may differ materially from those forecasted or projected.

•        Cepton continues to implement strategic initiatives designed to grow its business. These initiatives may prove more costly than it currently anticipates and Cepton may not succeed in increasing its revenue in an amount sufficient to offset the costs of these initiatives and to achieve and maintain profitability.

•        If Cepton’s lidar products are not selected for inclusion in ADAS and autonomous driving systems by automotive OEMs, automotive tier 1 suppliers, mobility or technology companies or their respective suppliers, its business will be materially and adversely affected.

•        Continued pricing pressures, automotive OEM cost reduction initiatives and the ability of automotive OEMs to re-source or cancel vehicle or technology programs may result in losses or lower than anticipated margins, which will adversely affect Cepton’s results of operations and financial condition.

•        Although Cepton believes that lidar is likely to become an essential sensor for autonomous vehicles and other emerging markets, market adoption of lidar is uncertain. If market adoption of lidar does not continue to develop, or develops more slowly than Cepton expects, its business will be adversely affected.

•        Cepton is substantially dependent on its series production award from OEM-B and its relationship with Koito, and its business and prospects will be materially and adversely affected if OEM-B’s development or launch plans for the multiple vehicle models in which Cepton’s products are expected to be deployed are significantly scaled back or terminated.

•        Cepton relies on third-party suppliers and because some of the raw materials and key components in its products come from limited or single-source suppliers, Cepton is susceptible to supply shortages, long lead times for components, and supply changes, any of which could disrupt its supply chain and could delay deliveries of its products to customers.

•        Because Cepton’s sales have been primarily to customers engaged in development of ADAS deployments in consumer vehicles and pilot projects in the Smart Infrastructure segment and its orders are project-based, Cepton expects its results of operations to fluctuate on a quarterly and annual basis.

•        Even though many of the components in Cepton’s lidars are modular and can be built using readily available materials, Cepton, its outsourcing partners and its suppliers may rely on complex machinery for Cepton’s production, which involves a significant degree of risk and uncertainty in terms of operational performance and costs. Cepton, its outsourcing partners and its suppliers may also rely on highly-skilled labor for Cepton’s production, and if such highly-skilled labor is unavailable, Cepton’s business could be adversely affected.

•        The average selling prices of Cepton’s products could decrease rapidly over the life of the product, which may negatively affect Cepton’s revenue and gross margin. In addition, the selling prices Cepton is able to ultimately charge in the future for the products it is currently developing or commercializing may be less than what Cepton currently projects, which may cause Cepton’s actual operating results to differ materially from its projections.

•        The discontinuation, lack of commercial success, or loss of business with respect to a particular vehicle model or other customer solution for which Cepton is a significant supplier to, could reduce Cepton’s sales and adversely affect its profitability.

•        There is substantial doubt about Cepton’s ability to continue as a going concern. Cepton will need additional financing to execute its business plan, to fund its operations and to continue as a going concern.

Legal and Regulatory Risks Related to Cepton’s Business

•        Cepton is subject to governmental export and import control laws and regulations. Cepton’s failure to comply with these laws and regulations could have an adverse effect on its business, prospects, financial condition and results of operations.

•        Cepton is subject to, and must remain in compliance with, numerous laws and governmental regulations across various jurisdictions concerning the manufacturing, use, distribution and sale of its products. Some of Cepton’s customers also require that it comply with their own unique requirements relating to these matters. These could impose substantial costs upon Cepton and materially impact our ability to fulfil certain business opportunities.

Risks Related to Cepton’s Intellectual Property

•        Despite the actions Cepton is taking to defend and protect its intellectual property, Cepton may not be able to adequately protect or enforce its intellectual property rights or prevent unauthorized parties from copying or reverse engineering its solutions. Cepton’s efforts to protect and enforce its intellectual property rights and prevent third parties from violating its rights may be costly.

Risks Related to GCAC and the Business Combination

•        You may be unable to ascertain the merits or risks of Cepton’s operations.

•        There is no assurance that GCAC’s diligence will reveal all material risks that may present with regard to Cepton. Subsequent to the completion of the Business Combination, New Cepton may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on its financial condition and its share price, which could cause you to lose some or all of your investment.

•        Because Cepton will become a publicly traded company through a merger as opposed to an underwritten public offering, no underwriter has conducted due diligence in connection with the business combination, and while sponsors, private investors and management in a business combination undertake a certain level of due diligence, it is not necessarily the same level of due diligence undertaken by an underwriter in an underwritten public offering.

Risks Related to Ownership of New Cepton’s Shares

•        The GCAC Charter and the Amended and Restated Charter require, to the fullest extent permitted by law, that derivative actions brought in GCAC’s or New Cepton’s name, as applicable, against their respective directors, officers, other employees or stockholders for breach of fiduciary duty and other similar actions may be brought only in the Court of Chancery in the State of Delaware, which may have the effect of discouraging lawsuits against GCAC’s or New Cepton’s directors, officers, other employees or stockholders, as applicable.

•        Anti-takeover provisions contained in the Amended and Restated Charter and the Proposed Bylaws, as well as provisions of Delaware law, could impair a takeover attempt.

•        Claims for indemnification by New Cepton’s directors and officers may reduce New Cepton’s available funds to satisfy successful third-party claims against New Cepton and may reduce the amount of money available to New Cepton.

Risks Related to the Redemption

•        The future exercise of registration rights may adversely affect the market price of the common stock.

THE OFFERING

Issuer

Growth Capital Acquisition Corp. (“GCAC”). In connection with the Closing of the Business Combination, GCAC will change its name to Cepton, Inc. If the Business Combination is not consummated, the shares of common stock registered pursuant to this prospectus will not be issued.

Resale of common stock
Securities offered by the Selling Securityholders

We are registering the resale by the Selling Securityholders named in this prospectus, or their permitted transferees, of an aggregate of 133,094,138 shares of common stock, 5,175,000 warrants to purchase shares of common stock and 5,175,000 shares of common stock issuable upon exercise of warrants, which includes:

• up to 122,831,638 Consideration Shares;
• up to 5,950,000 PIPE Shares;
• up to 4,312,500 Founder Shares;
• up to 5,175,000 Private Placement Warrants; and
• up to 5,175,000 shares of common stock issuable upon exercise of the Private Placement Warrants.
Use of proceeds	We will not receive any of the proceeds from the sale of the common stock or warrants by the Selling Securityholders.
Issuance of common stock
Shares of common stock offered by us	3,593,750 shares of common stock issuable upon exercise of the Public Warrants and 5,175,000 shares of common stock issuable upon exercise of the Private Placement Warrants
Common stock to be issued and outstanding after the Business Combination and before the consummation of this offering(1)	• shares of common stock assuming no redemptions(1) • shares of common stock assuming maximum redemptions (2)
Common stock to be issued and outstanding after the Business Combination and after the consummation of this offering	• shares of common stock assuming no redemptions(1) • shares of common stock assuming maximum redemptions (2)
Use of proceeds

We will receive up to an aggregate of approximately $100.8 million from the exercise of the Public Warrants and the Private Placement Warrants, assuming the exercise in full of all of the Public Warrants and Private Placement Warrants for cash. We expect to use the net proceeds from the exercise of the Warrants, for working capital and general corporate purposes.

Nasdaq ticker symbols

Prior to the Business Combination, GCAC’s units, Class A common stock and warrants are listed on Nasdaq under the symbols “GCACU,” “GCAC,” and “GCACW,” respectively. Following the closing of the Business Combination, it is expected that the common stock and warrants of New Cepton will be listed on Nasdaq under the symbols “CPTN” and “CPTNW,” respectively.

Risk factors

Any investment in the securities offered hereby is speculative and involves a high degree of risk. You should carefully consider the information set forth under “Risk Factors” and elsewhere in this prospectus.

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(1)      Represents the number of shares of common stock outstanding at Closing assuming that none of GCAC’s public stockholders exercise their redemption rights in connection with the GCAC Special Meeting. See “Beneficial Ownership of Securities” for more information.

(2)      Represents the number of shares of common stock outstanding at Closing assuming that a maximum of 15,962,947 Public Shares have been redeemed upon consummation of the Business Combination. The maximum redemption amount is presented taking into consideration the closing condition under the Business Combination Agreement requiring GCAC have a minimum of $58,500,000 in cash or cash equivalents.

SELECTED HISTORICAL FINANCIAL INFORMATION OF GCAC

GCAC is providing the following selected historical financial information to assist you in your analysis of the financial aspects of the Business Combination.

GCAC’s balance sheet data as of June 30, 2021 and statement of operations data for the three months ended June 30, 2021 are derived from GCAC’s unaudited financial statements included elsewhere in this prospectus. GCAC’s balance sheet data as of March 31, 2021 and statement of operations data for the year ended March 31, 2021. GCAC’s statement of operations data for the period from April 1, 2020 through March 31, 2021 are derived from GCAC’s audited financial statements included elsewhere in this prospectus.

The historical results presented below are not necessarily indicative of the results to be expected for any future period. You should read the following selected financial information in conjunction with each of Cepton’s and GCAC’s consolidated financial statements and related notes and the sections titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of GCAC” contained elsewhere herein.

GROWTH CAPITAL ACQUISITION CORP.
CONDENSED STATEMENTS OF OPERATIONS
(Unaudited)

	For the Three Months Ended June 30,
	2021	2020
General and administrative expenses	$66,638	$—
Loss from operations	(66,638)	—
Other income (loss):
Change in fair value of warrants	(1,466,250)	—
Interest income – operating account	1,202	—
Interest income – Trust Account	6,225	—
Net loss	$(1,525,461)	$—

Basic and diluted weighted average shares outstanding, Class A common stock subject to possible redemption	16,115,493	—

Basic and diluted net loss per share, Class A common stock subject to possible redemption	$0.00	$—

Basic and diluted weighted average shares outstanding, Class B common stock	5,447,007	3,750,000

Basic and diluted net loss per share, Class B common stock	$(0.28)	$—
	June 30, 2021	March 31, 2021
	Unaudited
Balance Sheet Data
Total assets	$173,310,771	$173,370,188
Total liabilities	$8,681,300	$7,215,256
Total commitments	$159,629,470	$161,154,930
Total shareholders’ equity	$5,000,001	$5,000,002

GROWTH CAPITAL ACQUISITION CORP.
STATEMENTS OF OPERATIONS

For the year ended March 31, 2021
General and administrative expenses	$93,265
Loss from operations	(93,265)
Other Income:
Warrant transaction costs	(292,875)
Excess value of UW warrants	(1,293,750)
Unrealized gain on FV changes of warrants	9,936,000
Provision for income taxes	—
Interest income and realized gain from sale of treasury securities	5,514
Net income (loss)	$8,261,624

Basic and diluted weighted average shares outstanding, Class A common stock subject to possible redemption	2,404,988

Basic and diluted net income per share, Class A common stock subject to possible redemption	$0.00

Basic and diluted weighted average shares outstanding, Class B common stock	4,648,608

Basic and diluted net income per share, Class B common stock	$1.78
For the year ended March 31, 2021
Total assets	$173,370,188
Total liabilities	7,215,256
Total commitments	161,154,930
Total shareholders’ equity	5,000,002

SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following summary unaudited pro forma condensed combined financial data (the “summary pro forma data”) gives effect to the Business Combination. Under the redemption scenarios, the Business Combination will be accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with GAAP. Under this method of accounting, GCAC will be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of Cepton issuing stock for the net assets of GCAC, accompanied by a recapitalization. The net assets of GCAC will be stated at historical cost, with no goodwill or other intangible assets recorded.

The summary pro forma data have been derived from, and should be read in conjunction with, the more detailed unaudited pro forma condensed combined financial information (the “pro forma financial statements”) of GCAC appearing elsewhere in this prospectus and the accompanying notes to the pro forma financial statements. The pro forma financial statements are based upon, and should be read in conjunction with, the historical consolidated financial statements and related notes of GCAC and Cepton for the applicable periods included in this prospectus.

The unaudited pro forma condensed combined balance sheet as of June 30, 2021 combines the historical balance sheet of GCAC as of June 30, 2021 with the historical balance sheet of Cepton as of June 30, 2021 on a pro forma basis as if the Business Combination and related transactions, summarized below, had been consummated on June 30, 2021.

GCAC and Cepton have different fiscal years. GCAC’s fiscal year ends on March 31, whereas Cepton’s fiscal year ends on December 31. The unaudited pro forma condensed combined statements of operations for the twelve months ended December 31, 2020 and for the six months ended June 30, 2021 have been prepared utilizing Cepton’s fiscal year end as that will be the year end for New Cepton. Accordingly, the unaudited pro forma condensed combined statement of operations for the fiscal year ended December 31, 2020 combines the historical results of GCAC for its fiscal year ended March 31, 2021 and the historical results of Cepton for the year ended December 31, 2020. The unaudited pro forma condensed combined statement of operations for the twelve months ended December 31, 2020 has been prepared utilizing period ends that differ by less than 93 days, as permitted by Rule 11-02 of Regulation S-X. The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2021 combines the historical statement of operations of GCAC and Cepton for the six months ended June 30, 2021. The historical statement of operations of GCAC for the six months ended June 30, 2021, was derived from GCAC’s unaudited condensed statement of operations for the nine months ended December 31, 2020, audited condensed statement of operations for the year ended March 31, 2021, and unaudited condensed statement of operations for the three months ended June 30, 2021. The unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2021 and for the year ended December 31, 2020 combine the historical statements of operations of GCAC and Cepton for such periods on a pro forma basis as if the Business Combination and related transactions, summarized below, had been consummated on January 1, 2020, the beginning of the earliest period presented.

The unaudited pro forma condensed combined balance sheet as of June 30, 2021 and the unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2021 and for the year ended December 31, 2020 are presented as if the following occurred:

•        the merger of Merger Sub, the wholly owned subsidiary of GCAC, with and into Cepton, with Cepton as the surviving company;

•        the Per Share Stock Consideration Rate being set at 2.478 shares in accordance with the Business Combination Agreement. The Per Share Stock Consideration Rate is defined by the Business Combination Agreement as the Per Share Merger Consideration divided by 10. The Per Share Merger Consideration is defined as $1.5 billion divided by Cepton Outstanding Shares as of the Closing. As of June 30, 2021, Cepton Outstanding Shares equaled 60,544,616 (reflecting Cepton outstanding common stock inclusive of converted and exercised preferred stock, Cepton Class F stock, and warrants, as well as all outstanding vested options on a diluted basis);

•        the conversion of all outstanding shares of Cepton preferred stock and Cepton Class F stock into Cepton common stock that will roll over into shares of New Cepton at the Per Share Stock Consideration Rate;

•        the redesignation of GCAC’s outstanding 17,250,000 Public Shares (13,259,263 Public Shares assuming low redemptions, 5,277,790 Public Shares assuming high redemptions, and 1,287,053 Public Shares assuming maximum redemptions) and 4,312,500 Founder Shares as common stock;

•        the exercise of Cepton’s warrant for shares of Cepton common stock that will roll over into shares of New Cepton at the Per Share Stock Consideration Rate;

•        the conversion of all outstanding vested and unvested Cepton options into vested and unvested options in New Cepton, respectively, at the Per Share Stock Consideration Rate, in accordance with the Business Combination Agreement (the “Converted Options”). The Converted Options will have and be subject to the same terms and conditions (including vesting, expiration, and exercisability) as were applicable to such Cepton options immediately before the Business Combination. In accordance with the Business Combination Agreement, the exercise price per share of all outstanding vested and unvested options will be adjusted by dividing the applicable exercise price per share immediately prior to the Business Combination by the Per Share Stock Consideration Rate. Based on the number of Cepton vested and unvested options outstanding as of June 30, 2021, the conversion would result in 7,511,859 vested and 6,865,943 unvested options in New Cepton on a diluted basis, calculated in accordance with the treasury stock method of accounting;

•        the issuance of New Cepton’s shares of common stock as follows: 142,488,141shares of common stock to stockholders of Cepton and 5,950,000 to the PIPE Investors; and

•        the issuance of up to 13,000,000 Earnout Shares contingently issuable to holders of Cepton common stock based upon achievement of the Share Price Milestones. Share Price Milestones are met if the share price of the common stock equals or exceeds $15.00 per share (first Share Price Milestone) and/or $17.50 per share (second Share Price Milestone) for any 20 trading days within any consecutive 30-trading day period that occurs after the Closing, and on or prior to the three-year anniversary of the Closing. Upon achievement of the first Share Price Milestone, 7,000,000 Earnout Shares shall be deemed earned and issued and 6,000,000 Earnout Shares shall be deemed earned and issued upon achievement of the second Share Price Milestone. The Earnout Shares will not be issued if none of the Share Price Milestones are met as of the three-year anniversary of the Closing.

The summary pro forma financial statements have been presented for informational purposes only and are not necessarily indicative of what Cepton’s and GCAC’s financial position or results of operations actually would have been had the transactions been completed as of the dates indicated. In addition, the summary pro forma financial statements do not purport to project the future financial position or operating results of New Cepton. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.

The unaudited pro forma combined financial information has been prepared after giving effect to the Business Combination and the PIPE Investment, assuming two alternative levels of redemption into cash of GCAC’s Class A common stock:

•        Assuming No Redemptions:    This presentation assumes that no GCAC public stockholders exercise redemption rights with respect to their Public Shares.

•        Assuming Low Redemptions:    This presentation assumes that GCAC public stockholders holding 3,990,737 Public Shares will exercise their redemption rights for $39.9 million of funds in GCAC’s Trust Account.

•        Assuming High Redemptions:    This presentation assumes that GCAC public stockholders holding 11,972,210 Public Shares will exercise their redemption rights for $119.7 million of funds in GCAC’s Trust Account.

•        Assuming Maximum Redemptions:    This presentation assumes that GCAC stockholders holding 15,962,947 Public Shares will exercise their redemption rights for $159.6 million of funds in GCAC’s Trust Account (the maximum level of redemption of the Public Shares at which the Minimum Cash Condition under the Business Combination Agreement will be satisfied).

Furthermore, GCAC will only proceed with the Business Combination if it will have net tangible assets of at least $5,000,001 upon consummation of the Business Combination.

	Cepton	GCAC	Pro Forma Combined (Assuming No Redemptions)	Pro Forma Combined (Assuming Low Redemptions)	Pro Forma Combined (Assuming High Redemptions)	Pro Forma Combined (Assuming Maximum Redemptions)
Statement of Operations Data – For the Six Months Ended June 30, 2021
Revenue	$1,333	$—	$1,333	$1,333	$1,333	$1,333
Cost of revenue	2,436	—	2,436	2,436	2,436	2,436
Operating expenses	17,463	160	17,623	17,623	17,623	17,623
Operating loss	(18,566)	(160)	(18,726)	(18,726)	(18,726)	(18,726)
Net income (loss)	(18,561)	6,736	(10,888)	(10,888)	(10,888)	(10,888)
Statement of Operations Data – Twelve Months Ended December 31, 2020
Revenue	$2,006	$—	$2,006	$2,006	$2,006	$2,006
Cost of revenue	$3,746	—	3,746	3,746	3,746	3,746
Operating expenses	17,836	93	22,029	22,029	21,929	21,829
Operating loss	(19,576)	(93)	(23,769)	(23,769)	(23,669)	(23,569)
Net loss	(19,634)	8,262	(20,621)	(20,621)	(20,521)	(20,421)
Balance Sheet Data – As of June 30, 2021
Total current assets	$32,543	$799	$228,253	$189,346	$111,631	$72,724
Total assets	33,300	173,311	229,010	190,103	112,388	73,481
Total current liabilities	4,708	74	4,782	4,782	4,782	4,782
Total liabilities	5,925	8,682	18,710	18,710	18,710	18,710
Convertible preferred stock	99,470	—	—	—	—	—
Common stock subject to redemption	—	159,629	—	—	—	—
Total stockholders’ (deficit) equity	(72,095)	5,000	210,301	171,394	93,679	54,772

Unaudited Historical Comparative and Pro Forma Combined Per UNITS AND Share Data of GCAC and Cepton

The following table sets forth selected historical comparative unit and share information for GCAC and Cepton, respectively, and unaudited pro forma condensed combined per share information of GCAC after giving effect to the Business Combination, assuming four redemption scenarios as follows:

•        Assuming No Redemptions:    This presentation assumes that no GCAC public stockholders exercise redemption rights with respect to their Public Shares.

•        Assuming Low Redemptions:    This presentation assumes that GCAC public stockholders holding 3,990,737 Public Shares will exercise their redemption rights for $39.9 million of funds in GCAC’s Trust Account.

•        Assuming High Redemptions:    This presentation assumes that GCAC public stockholders holding 11,972,210 Public Shares will exercise their redemption rights for $119.7 million of funds in GCAC’s Trust Account.

•        Assuming Maximum Redemptions:    This presentation assumes that GCAC stockholders holding 15,962,947 Public Shares will exercise their redemption rights for $159.6 million of funds in GCAC’s Trust Account (the maximum level of redemption of the Public Shares at which the Minimum Cash Condition under the Business Combination Agreement will be satisfied).

The pro forma book value, weighted average shares outstanding, and net earnings per share information reflects the Business Combination, assuming New Cepton shares were outstanding since January 1, 2020, the beginning of the earliest period presented.

This information is only a summary and should be read together with the selected historical financial information summary included elsewhere in this prospectus, and the audited financial statements of GCAC and Cepton and related notes that are included elsewhere in this prospectus. The unaudited GCAC and Cepton pro forma combined per share information is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial statements and related notes included elsewhere in this prospectus.

The unaudited pro forma combined earnings per share information below does not purport to represent the earnings per share which would have occurred had the companies been combined during the periods presented, nor earnings per share for any future date or period. The unaudited pro forma combined book value per share information below does not purport to represent what the value of GCAC and Cepton would have been had the companies been combined during the period presented.

	Historical			Pro Forma Combined								Cepton Equivalent Pro Forma Combined
	Cepton	GCAC		(Assuming No Redemptions)		(Assuming Low Redemptions)		(Assuming High Redemptions)		(Assuming Maximum Redemptions)		(Assuming No Redemptions)		(Assuming Low Redemptions)		(Assuming High Redemptions)		(Assuming Maximum Redemptions)
Six Months Ended June 30, 2021
Basic and Diluted net (loss) income per share, Class A(1)		$—		$(0.06)		$(0.07)		$(0.07)		$(0.07)		$(0.15)		$(0.17)		$(0.17)		$(0.17)
Basic and Diluted net (loss) income per share, Class B(1)		$1.20
Basic and Diluted net (loss) income per share, Cepton(1)	$(0.68)
Book value per share – basic and diluted(2)	$(2.63)	$0.23		$1.24		$1.03		$0.59		$0.36		$3.06		$2.56		$1.47		$0.88
Weighted average shares outstanding of Class A and Class B non-redeemable common stock, basic and diluted		5,599,553		170,000,641	(3)	166,009,904	(3)	158,028,431	(3)	154,037,694	(3)	142,488,141	(3)	142,488,141	(3)	142,488,141	(3)	142,488,141	(3)
Weighted average shares outstanding of Class A redeemable common stock, basic and diluted		15,962,947
Weighted average shares outstanding of Cepton common stock, basic and diluted	27,314,638

Twelve Months Ended December 31, 2020
Basic and Diluted net (loss) income per share, Class A(1)		$—		$(0.12)		$(0.12)		$(0.13)		$(0.13)		$(0.30)		$(0.30)		$(0.32)		$(0.32)
Basic and Diluted net (loss) income per share, Class B(1)		$1.52
Basic and Diluted net (loss) income per share, Cepton(1)	$(0.73)
Book value per share – basic and diluted	N/A (4)	N/A	(4)	N/A	(4)	N/A	(4)	N/A	(4)	N/A	(4)	N/A	(4)	N/A	(4)	N/A	(4)	N/A	(4)
Weighted average shares outstanding of Class A and Class B non-redeemable common stock, basic and diluted		5,447,007		170,000,641	(3)	165,971,768	(3)	157,914,021	(3)	153,885,148	(3)	142,488,141	(3)	14,24,88,141	(3)	142,488,141	(3)	142,488,141	(3)
Weighted average shares outstanding of Class A redeemable common stock, basic and diluted		16,115,493
Weighted average shares outstanding of Cepton common stock, basic and diluted	27,068,162

____________

(1)      Net loss per share is based on: weighted average number of shares of GCAC Class A redeemable common stock outstanding for the six months ended June 30, 2021 and the year ended December 31, 2020; weighted average number of shares of GCAC Class B common stock outstanding for the six months ended June 30, 2021 and the year ended December 31, 2020; weighted average number of shares of Cepton common stock outstanding for the six months ended June 30, 2021 and the year ended December 31, 2020 (as adjusted); and the pro forma information. The Cepton equivalent figures are calculated by multiplying the pro forma combined figures by the Per Share Stock Consideration Rate.

(2)      Book value per share is equal to total equity (excluding shares of preferred stock) divided by shares outstanding as of June 30, 2021 — basic and diluted. The Cepton equivalent figures are calculated by multiplying the pro forma combined figures by the Per Share Stock Consideration Rate.

(3)      As a result of the pro forma net loss, the net loss per share amounts exclude the anti-dilutive impact from the 7,511,859 vested Converted Options outstanding.

(4)      A pro forma balance sheet for the year ended December 31, 2020 is not required to be included herein and as such, no such calculation is included in this table.

RISK FACTORS

The following risk factors will apply to the business and operations of New Cepton following the Closing.    These risk factors are not exhaustive and investors are encouraged to perform their own investigation with respect to the business, prospects, financial condition and operating results of Cepton and New Cepton’s business, prospects, financial condition and operating results following the completion of the Business Combination. You should carefully consider the following risk factors in addition to the other information included in this prospectus, including matters addressed in the section entitled “Cautionary Note Regarding Forward-Looking Statements,” before deciding how to vote your shares of GCAC common stock. Please see the section entitled “Where You Can Find More Information” in this prospectus. The occurrence of one or more of the events or circumstances described in these risk factors, alone or in combination with other events or circumstances, may adversely affect the ability to complete or realize the anticipated benefits of the Business Combination, and may have a material adverse effect on the business, cash flows, financial condition and results of operations of Cepton and New Cepton following the Business Combination. The risks discussed below may not prove to be exhaustive and are based on certain assumptions made by GCAC and Cepton that later may prove to be incorrect or incomplete. GCAC and Cepton may face additional risks and uncertainties that are not presently known to GCAC or Cepton, or that GCAC and Cepton currently deem immaterial, which may also impair New Cepton’s business, prospects, financial condition or operating results. The following discussion should be read in conjunction with the financial statements of Cepton and the financial statements of GCAC and the notes thereto included elsewhere in this prospectus.

Unless the context requires otherwise, references to “Cepton” in this section are to the business and operations of Cepton prior to the Business Combination and the business and operations of New Cepton as directly or indirectly affected by Cepton by virtue of New Cepton’s ownership of the business of Cepton through its ownership of the surviving corporation following the Business Combination.

Risks Related to Cepton’s Business and Industry

Cepton is an early stage company with a history of losses and expects to incur significant expenses and continuing losses for the foreseeable future.

Cepton has incurred net losses on an annual basis since its inception. Cepton incurred a net loss of approximately $18.6 million for the six months ended June 30, 2021 and $16.8 million and $19.6 million for the years ended December 31, 2019 and 2020, respectively. Cepton believes that it will continue to incur operating and net losses each quarter until at least the first quarter of 2024. Even if Cepton is able to successfully develop and sell its lidar solutions, there can be no assurance that they will be commercially successful. Cepton’s potential profitability is dependent upon the successful development and successful commercial introduction and acceptance of its lidar solutions, which may not occur.

Cepton expects the rate at which it will incur losses to be significantly higher in future periods as Cepton:

•        expands its production capabilities to produce its lidar solutions, including costs associated with outsourcing the production of its lidar solutions;

•        expands its design, development, installation and servicing capabilities;

•        builds up inventories of parts and components for its lidar solutions;

•        produces an inventory of its lidar solutions;

•        increases its sales and marketing activities and develops its distribution infrastructure; and

•        continues to utilize its third-party partners for manufacturing, testing and commercialization.

Because Cepton will incur the costs and expenses from these efforts before it receives incremental revenues with respect thereto, Cepton’s losses in future periods will be significant. In addition, Cepton may find that these efforts are more expensive than it currently anticipates or that these efforts may not result in revenues, which would further increase Cepton’s losses.

Cepton’s limited operating history makes it difficult to evaluate its future prospects and the risks and challenges it may encounter.

Cepton has been focused on developing lidar products and perception software for mass-market ADAS and autonomous driving systems and Smart Infrastructure since 2016. This relatively limited operating history makes it difficult to evaluate Cepton’s future prospects and the risks and challenges it may encounter. Risks and challenges Cepton has faced or expects to face include, but are not limited to, its ability to:

•        develop and commercialize its products;

•        produce and deliver lidar and software products of acceptable performance;

•        forecast its revenue and budget for and manage its expenses;

•        attract new customers, retain existing customers and expand existing commercial relationships;

•        comply with existing and new or modified laws and regulations applicable to its business;

•        plan for and manage capital expenditures for its current and future products, and manage its supply chain and supplier relationships related to its current and future products;

•        anticipate and respond to macroeconomic changes and changes in the markets in which it operates;

•        maintain and enhance the value of its reputation and brand;

•        effectively manage its growth and business operations, including the impacts of the COVID-19 pandemic on its business;

•        develop and protect intellectual property;

•        hire, integrate and retain talented people at all levels of its organization; and

•        successfully develop new solutions to enhance the experience of customers.

If Cepton fails to address the risks and difficulties that it faces, including those associated with the challenges listed above as well as those described elsewhere in this “Risk Factors” section, its business, financial condition and results of operations could be adversely affected. Further, because Cepton has limited historical financial data and operates in a rapidly evolving market, any predictions about its future revenue and expenses may not be as accurate as they would be if it had a longer operating history or operated in a more predictable market. Cepton has encountered in the past, and will encounter in the future, risks and uncertainties frequently experienced by growing companies with limited operating histories in rapidly changing industries. If Cepton’s assumptions regarding these risks and uncertainties, which it uses to plan and operate its business, are incorrect or change, or if it does not address these risks successfully, its results of operations could differ materially from its expectations and its business, financial condition and results of operations could be adversely affected.

Cepton continues to implement strategic initiatives designed to grow its business. These initiatives may prove more costly than it currently anticipates and Cepton may not succeed in increasing its revenue in an amount sufficient to offset the costs of these initiatives and to achieve and maintain profitability.

Cepton continues to make investments and implement initiatives designed to grow its business, including:

•        expanding its sales and marketing efforts to attract new customers in its target end markets;

•        investing in R&D;

•        investing in new applications and markets for its products by expanding relationships with existing customers and creating opportunities for new customers;

•        further enhancing its partnerships with third-parties to develop manufacturing processes; and

•        investing in legal, accounting, and other administrative functions necessary to support its operations as a public company.

These initiatives may prove more expensive than Cepton currently anticipates, and Cepton may not succeed in increasing its revenue, if at all, in an amount sufficient to offset these higher expenses and to achieve and maintain profitability. The market opportunities Cepton is pursuing are at various stages of development, and it may be many years before the end markets Cepton expects to serve in the Automotive market generate demand for its products at scale, if at all. In the Smart Infrastructure market, Cepton has a number of active projects and multiple developing engagement opportunities, but some of these relationships and market opportunities are also still in the early stages of development. Cepton’s revenue may be adversely affected for a number of reasons, including, but not limited to (i) the development and/or market acceptance of new technology that competes with its lidar products and automotive software, (ii) if certain automotive OEMs, or other market participants change their autonomous vehicle technology, (iii) failure of Cepton’s customers to commercialize autonomous systems that include its solutions, (iv) Cepton’s inability to effectively manage its inventory or manufacture products at scale, (v) Cepton’s inability to enter new markets or help its customers adapt its products for new applications or (vi) Cepton’s failure to attract new customers or expand orders from existing customers or increasing competition. Furthermore, it is difficult to predict the size and growth rate of Cepton’s target markets, customer demand for its products, commercialization timelines, developments in autonomous sensing and related technology, the entry of competitive products, or the success of existing competitive products and services. For these reasons, Cepton does not expect to achieve profitability over the near term. If Cepton’s revenue does not grow over the long term, its ability to achieve and maintain profitability may be adversely affected, and the value of its business may significantly decrease.

Cepton’s ability to effectively manage its anticipated growth and expansion of operations will also require it to enhance its operational, financial and management controls and infrastructure, human resources policies and reporting systems. These enhancements and improvements will require significant capital expenditures, investments in additional headcount and other operating expenditures and allocation of valuable management and employee resources. Cepton’s future financial performance and ability to execute on its business plan will depend, in part, on its ability to effectively manage any future growth and expansion. There are no guarantees Cepton will be able to do so in an efficient or timely manner, or at all.

If Cepton’s lidar products are not selected for inclusion in ADAS and autonomous driving systems by automotive OEMs, automotive tier 1 companies, mobility or technology companies or their respective suppliers, its business will be materially and adversely affected.

Automotive OEMs, tier 1 suppliers to automotive OEMs, mobility or technology companies, and their respective suppliers design and develop autonomous driving and ADAS technology over several years. These automotive OEMs, tier 1 suppliers, mobility or technology companies, and their respective suppliers undertake extensive testing or qualification processes prior to selecting a product such as Cepton’s lidar products for use in a particular system, product or vehicle model, because such products will function as part of a larger system or platform and must meet certain other specifications. Cepton spends significant time and resources to have its products selected by its customers and their suppliers for use in a particular system, product or vehicle model, which is known as a “series production win” or a “series production award.” In the case of autonomous driving and ADAS technology, a series production award means Cepton’s lidar product has been selected for use in a particular vehicle model. However, if Cepton does not achieve a series production award with respect to a particular vehicle model, it may not have an opportunity to supply its products to the automotive OEM for that vehicle model for a period of many years. In many cases, this period can be as long as five to seven or more years. If Cepton’s products are not selected by an automotive OEM or its suppliers for one vehicle model or if Cepton’s products are not successful in that vehicle model, it is unlikely that its product will be deployed in other vehicle models of that OEM. If Cepton fails to win a significant number of vehicle models from one or more of automotive OEMs or their suppliers, its business, results of operations and financial condition will be materially and adversely affected. For more information about certain risks related to product selection, please see the risk factor in this prospectus captioned “The period of time from engagement to a series production award and then to implementation is long, typically spanning over several years, especially in the Automotive market, and Cepton’s customer arrangements are subject to cancellation or postponement of contracts or unsuccessful implementation.”

Cepton is reliant on key inputs and its inability to reduce and control the cost of such inputs could negatively impact the adoption of its products and its profitability.

The production of Cepton’s sensors is dependent on producing or sourcing certain key components and raw materials at acceptable price levels. If Cepton is unable to adequately reduce and control the costs of such key components, it will be unable to realize manufacturing costs targets, which could reduce the market adoption of its products, damage its reputation with current or prospective customers, and harm its brand, business, prospects, financial condition and operating results.

Continued pricing pressures, automotive OEM cost reduction initiatives and the ability of automotive OEMs to re-source or cancel vehicle or technology programs may result in losses or lower than anticipated margins, which will adversely affect Cepton’s results of operations and financial condition.

Cost-cutting initiatives adopted by Cepton’s customers often result in increased downward pressure on pricing. Cepton expects that over the course of the terms of its arrangements with automotive OEMs, its customers may require step-downs in pricing. Automotive OEMs possess significant leverage over their suppliers, including Cepton, because the automotive component supply industry is highly competitive, serves a limited number of customers and has a high fixed cost base. For example, Cepton’s long-range lidars are currently in the low $1,000s range and, over the next five to six years, Cepton expects that these prices could drop to the $500-600 range. For near-range lidars, Cepton expects high volume ADAS target pricing to be in the $100 range within a few years. Accordingly, Cepton expects to be subject to substantial continuing pressure from automotive OEMs and Tier 1 suppliers to reduce the price of its products. It is possible that pricing pressures beyond Cepton’s expectations could intensify as automotive OEMs pursue restructuring, consolidation and cost-cutting initiatives. If Cepton is unable to generate sufficient production cost savings in the future to offset price reductions, its gross margin and profitability would be adversely affected.

Cepton expects to incur substantial R&D costs and devote significant resources to identifying and commercializing new products, which could significantly reduce its profitability and may never result in revenue to Cepton.

Cepton’s future growth depends on penetrating new markets, adapting existing products to new applications and customer requirements, and introducing new products that achieve market acceptance. Cepton plans to incur substantial, and potentially increasing, R&D costs as part of its efforts to design, develop, manufacture and commercialize new products and enhance existing products. Cepton’s R&D expenses were approximately $11 million for the six months ended June 30, 2021 and $11.5 million and $11.7 million for the years ended December 31, 2019 and 2020, respectively, and are likely to grow in the future. Because Cepton accounts for R&D as an operating expense, these expenditures will adversely affect its results of operations in the future. Further, Cepton’s R&D program may not produce successful results, and its new products may not achieve market acceptance, create additional revenue or become profitable.

Although Cepton believes that lidar is likely to become an essential sensor for autonomous vehicles and other emerging markets, market adoption of lidar is uncertain. If market adoption of lidar does not continue to develop, or develops more slowly than Cepton expects, its business will be adversely affected.

While Cepton’s lidar solutions can be applied to different use cases across end markets, a significant portion of its revenue is currently primarily generated from product sales of lidar sensors to direct customers. Despite the fact that the automotive industry has engaged in considerable effort to research and test lidar products for ADAS and autonomous driving applications, the automotive industry may not introduce lidar products in commercially available vehicles. However, lidar products remain relatively new and it is possible that other sensing modalities, or a new disruptive modality based on new or existing technology, including a combination of technology, will achieve acceptance or leadership in the ADAS and autonomous driving industries. Even if lidar products are used in initial generations of autonomous driving technology and certain ADAS applications, Cepton cannot guarantee that lidar products will be designed into or included in subsequent generations of such commercialized technology. In addition, Cepton expects that initial generations of autonomous vehicles will be focused on limited applications, such as robotaxis and delivery vehicles, and that mass market adoption of autonomous technology may lag behind these initial applications significantly. The speed of market growth for ADAS or autonomous vehicles is difficult if not impossible to predict, and it is more difficult to predict this market’s future growth in light of the economic consequences of the COVID-19 pandemic. Although Cepton currently believes it is a leader in lidar-based systems for the ADAS market, by the time mass market adoption of ADAS and autonomous vehicle technology is achieved, Cepton expects competition among providers of sensing technology based on lidar and other modalities to increase substantially. If commercialization of lidar products is not successful, or not as successful as Cepton or the market expects, or if other sensing modalities gain acceptance by developers of ADAS or autonomous driving systems, automotive OEMs, regulators and safety organizations or other market participants by the time autonomous vehicle technology achieves mass market adoption, its business, results of operations and financial condition will be materially and adversely affected.

Cepton is investing in and pursuing market opportunities outside of the Automotive markets, including in the Smart Infrastructure market. Cepton believes that its future revenue growth, if any, will depend in part on its ability to expand within new markets such as these and to enter new markets as they emerge. Each of these markets presents distinct risks and, in many cases, requires Cepton to address the particular requirements of that market.

Addressing these requirements can be time-consuming and costly. The market for lidar technology outside of automotive applications is relatively new, rapidly developing and unproven in many markets or industries. Many of Cepton’s customers outside of the automotive industry are still in the testing and development phases and it cannot be certain that they will commercialize products or systems with its lidar products or at all. Cepton cannot be certain that lidar will be sold into these markets, or any market outside of Automotive market, at scale. Adoption of lidar products, including Cepton’s products, outside of the automotive industry will depend on numerous factors, including: whether the technological capabilities of lidar and lidar-based products meet users’ current or anticipated needs, whether the benefits of designing lidar into larger sensing systems outweigh the costs, complexity and time needed to deploy such technology or replace or modify existing systems that may have used other modalities such as cameras and radar, whether users in other applications can move beyond the testing and development phases and proceed to commercializing systems supported by lidar technology and whether lidar developers such as Cepton can keep pace with rapid technological change in certain developing markets and the global response to the COVID-19 pandemic and the length of any associated work stoppages. If lidar technology does not achieve commercial success outside of the automotive industry, or if the market develops at a pace slower than Cepton expects, its business, results of operation and financial condition will be materially and adversely affected.

Cepton is substantially dependent on its series production award from OEM-B and its relationship with Koito, and its business and prospects will be materially and adversely affected if OEM-B’s development or launch plans for the multiple vehicle models in which Cepton’s products are expected to be deployed are significantly scaled back or terminated.

Cepton’s growth plans are substantially dependent on its series production award from OEM-B. Cepton is the supplier of lidar to OEM-B’s next generation ADAS program, through Koito. Sales to Koito accounted for over 50% of Cepton’s total revenues for the six months ended June 30, 2021. There can be no assurance that Cepton will be able to maintain its relationship with OEM-B or Koito and secure orders from Koito for OEM-B programs. If OEM-B terminates or significantly alters or delays its next generation ADAS program and/or alters its relationship with Cepton or with Koito in a manner that is adverse to Cepton, Cepton’s business would be materially adversely affected. Similarly, if Cepton is unable to maintain its relationship with Koito, or the terms of Cepton’s arrangement with Koito with respect to the OEM-B series production award differ from Cepton’s expectations, including with respect to volume, pricing and timing, then Cepton’s business and prospects would be materially adversely affected.

The period of time from engagement to a series production award and then to implementation is long, typically spanning over several years, especially in the Automotive market, and Cepton’s customer arrangements are subject to cancellation or postponement of contracts or unsuccessful implementation.

Cepton’s customers generally must make significant commitments of resources to test and validate Cepton’s products and confirm that they can integrate with other technologies before including them in any particular system, product or vehicle model. Cepton, in turn, spends significant time and resources to have its products selected by its customers and their suppliers for use in a particular system, product or vehicle model, which is known as a series production award. The development cycles of Cepton’s products with new customers varies widely depending on the application, market, customer and the complexity of the product. In the Automotive market, this development cycle can be five to seven years, including the period from series production award to production, which can be three to four years. In the Smart Infrastructure market, this development cycle can be one to two years. Further, even after obtaining a series production award with a customer, Cepton is subject to the risk that such customer cancels or postpones implementation of its technology, as well as that it will not be able to integrate its technology successfully into a larger system with other sensing modalities. Further, Cepton’s revenue could be less than forecasted if the system, product or vehicle model that includes its lidar products is unsuccessful, including for reasons unrelated to its technology. Long development cycles and product cancellations or postponements may adversely affect Cepton’s business, prospects, results of operations and financial condition.

Cepton may experience difficulties in managing its growth and expanding its operations.

Cepton expects to experience significant growth in the scope and nature of its operations. Cepton’s ability to manage its operations and future growth will require Cepton to continue to improve its operational, financial and management controls, compliance programs and reporting systems. Cepton is currently in the process of strengthening its compliance programs, including its compliance programs related to export controls, privacy and cybersecurity and anti-corruption. Cepton may not be able to implement improvements in an efficient or timely manner and may discover deficiencies in existing controls, programs, systems and procedures, which could have an adverse effect on its business, reputation and financial results.

Cepton relies on third-party suppliers and because some of the raw materials and key components in its products come from limited or single-source suppliers, Cepton is susceptible to supply shortages, long lead times for components, and supply changes, any of which could disrupt its supply chain and could delay deliveries of its products to customers.

While the components that go into the manufacture of Cepton’s solutions are generally built from modular, commonly available materials, they are sourced from third-party suppliers. To date, Cepton has produced its products in relatively limited quantities. Although Cepton has limited experience in managing its supply chain to manufacture and deliver its products at scale, its future success will depend on its ability to manage its supply chain to manufacture and deliver its products at scale. Some of the key components used to manufacture Cepton’s products come from limited or single source suppliers. Cepton is therefore subject to the risk of shortages and long lead times in the supply of these components and the risk that its suppliers discontinue or modify components used in its products. Cepton has a global supply chain and the COVID-19 pandemic and other health epidemics and outbreaks have and may in the future adversely affect its ability to source components in a timely or cost effective manner from its third-party suppliers due to, among other things, work stoppages or interruptions. For example, some of Cepton’s key suppliers were affected by the pandemic resulting in supply chain disruptions. These issues further delayed order fulfillment and revenue recognition but were largely resolved in the third quarter of 2020. Additionally, Cepton’s MMT®-based lidar uses laser diodes. Any shortage of these laser diodes could materially and adversely affect Cepton’s ability to manufacture its solutions. In addition, the lead times associated with certain components are lengthy and preclude rapid changes in quantities and delivery schedules. Cepton may in the future experience component shortages and price fluctuations of certain key components and materials, and the predictability of the availability and pricing of these components may be limited. Component shortages or pricing fluctuations could be material in the future. In the event of a component shortage, supply interruption or material pricing change from suppliers of these components, Cepton may not be able to develop alternate sources in a timely manner or at all in the case of sole or limited sources. Developing alternate sources of supply for these components may be time-consuming, difficult, and costly and Cepton may not be able to source these components on terms that are acceptable to it, or at all, which may undermine Cepton’s ability to meet its requirements or to fill customer orders in a timely manner. Any interruption or delay in the supply of any of these parts or components, or the inability to obtain these parts or components from alternate sources at acceptable prices and within a reasonable amount of time, would adversely affect Cepton’s ability to meet its scheduled product deliveries to its customers. This could adversely affect Cepton’s relationships with its customers and channel partners and could cause delays in shipment of its products and adversely affect its operating results. In addition, increased component costs could result in lower gross margins. Even where Cepton is able to pass increased component costs along to its customers, there may be a lapse of time before it is able to do so such that Cepton must absorb the increased cost. If Cepton is unable to buy these components in quantities sufficient to meet its requirements on a timely basis, it will not be able to deliver products to its customers, which may result in such customers using competitive products instead of Cepton’s.

Because Cepton’s sales have been primarily to customers engaged in development of ADAS deployments in consumer vehicles and pilot projects in the Smart Infrastructure segment and its orders are project-based, Cepton expects its results of operations to fluctuate on a quarterly and annual basis.

Cepton’s quarterly results of operations have fluctuated in the past and may vary significantly in the future. As such, historical comparisons of its operating results may not be meaningful. In particular, because Cepton’s sales to date have primarily been to customers making purchases for development of ADAS deployments in consumer vehicles, sales in any given quarter can fluctuate based on the timing and success of its customers’ projects. Accordingly, the results of any one quarter should not be relied upon as an indication of future performance. Cepton’s quarterly financial results may fluctuate as a result of a variety of factors, many of which are outside of its control and may not fully reflect the underlying performance of Cepton’s business. These fluctuations could adversely affect Cepton’s ability to meet its expectations or those of securities analysts, ratings agencies or investors. If Cepton does not meet these expectations for any period, the value of its business and its securities, or those of New Cepton, could decline significantly. Factors that may cause these quarterly fluctuations include, but are not limited to, those listed below:

•        the timing and magnitude of orders and shipments of Cepton’s products in any quarter;

•        the timing and magnitude of sales returns and warranty claims of Cepton’s products in any quarter;

•        the timing and magnitude of non-recurring engineering services revenue in any quarter;

•        pricing changes Cepton may adopt to drive market adoption or in response to competitive pressure;

•        the ability of Cepton to retain its existing customers and attract new customers;

•        the ability of Cepton to develop, introduce, manufacture and ship in a timely manner products that meet customer requirements;

•        disruptions in Cepton’s sales channels or termination of its relationship with important channel partners;

•        delays in customers’ purchasing cycles or deferments of customers’ purchases in anticipation of new products or updates from Cepton or its competitors;

•        fluctuations in demand pressures for Cepton’s products;

•        the mix of products sold in any quarter;

•        the duration of COVID-19 and the time it takes for economic recovery;

•        the timing and rate of broader market adoption of autonomous systems utilizing Cepton’s solutions across the automotive and other market sectors;

•        market acceptance of lidar and further technological advancements by Cepton’s competitors and other market participants;

•        the ability of Cepton’s customers to commercialize systems that incorporate its products;

•        any change in the competitive dynamics of Cepton’s markets, including consolidation of competitors, regulatory developments and new market entrants;

•        the ability of Cepton to effectively manage its inventory;

•        changes in the source, cost, availability of and regulations pertaining to materials Cepton uses;

•        adverse litigation, judgments, settlements or other litigation-related costs, or claims that may give rise to such costs; and

•        general economic, industry and market conditions, including trade disputes.

Cepton’s transition to an outsourced manufacturing business model may not be successful, which could harm its ability to deliver products and recognize revenue.

Cepton is transitioning from a manufacturing model in which it primarily manufactured and assembled its products at its San Jose, California location, to one where it relies on third-party manufacturers and tier 1 partners in Japan and potentially other foreign and domestic locations. Cepton currently has an agreement with one such manufacturer of key components and is in negotiations with other third parties to provide contract manufacturing of certain of its products. As Cepton transitions manufacturing to third-party manufacturers and tier 1 partners, Cepton plans to maintain certain levels of in-house manufacturing capabilities for new product introduction, prototyping, and small quantity order fulfillment. Cepton believes the use of third-party manufacturers and tier 1 partners will have benefits, but in the near term, while it is beginning manufacturing with new partners, Cepton may lose revenue, incur increased costs and potentially harm its customer relationships.

Reliance on third-party manufacturers reduces Cepton’s control over the manufacturing process, including reduced control over quality, product costs and product supply and timing. Cepton may experience delays in shipments or issues concerning product quality from its third-party manufacturers. If any of Cepton’s third-party manufacturers experience interruptions, delays or disruptions in supplying its products, including by natural disasters, COVID-19, other health epidemics and outbreaks, or work stoppages or capacity constraints, Cepton’s ability to ship products to distributors and customers would be delayed. In addition, unfavorable economic conditions could result in financial distress among third-party manufacturers upon which Cepton relies, thereby increasing the risk of disruption of supplies necessary to fulfill Cepton’s production requirements and meet customer demands. Additionally, if any of Cepton’s third-party manufacturers experience quality control problems in their manufacturing operations and Cepton’s products do not meet customer or regulatory requirements, it could be required to cover the cost of repair or replacement of any defective products. These delays or product quality issues could have an immediate and material adverse effect on Cepton’s ability to fulfill orders and could have a negative effect on its operating results. In addition, such delays or issues with product quality could adversely affect Cepton’s reputation and its relationship with its channel partners. If third-party manufacturers experience financial, operational, manufacturing capacity or other difficulties, or experience shortages in required components, or if they are otherwise unable or unwilling to continue to manufacture Cepton’s products in required volumes or at all, Cepton’s supply may be disrupted, it may be required to seek alternate manufacturers and it may be required to re-design its products. It would be time-consuming, and could be costly and impracticable, to begin to use new manufacturers and designs, and such changes could cause significant interruptions in supply and could have an adverse effect on Cepton’s ability to meet its scheduled product deliveries and may subsequently lead to the loss of sales. While Cepton takes measures to protect its trade secrets, the use of third-party manufacturers may also risk disclosure of its innovative and proprietary manufacturing methodologies, which could adversely affect Cepton’s business.

If Cepton further expands its international manufacturing operations, it may face risks associated with manufacturing operations outside the United States.

Cepton expects to maintain manufacturing at its headquarters in San Jose, California for product development and small amounts of fulfillment. If Cepton were to begin manufacturing on its own outside the United States, such activity would be subject to several inherent risks, including:

•        foreign currency fluctuations;

•        local economic conditions;

•        political instability;

•        import or export requirements;

•        failure by Cepton, its collaborators or its distributors to obtain regulatory clearance, authorization or approval for the use of Cepton’s products and services in various countries;

•        foreign government regulatory requirements;

•        reduced protection for intellectual property rights in some countries;

•        regulatory and compliance risks that relate to maintaining accurate information and control over sales and distributors’ activities that may fall within the purview of the Foreign Corrupt Practices Act of 1977 (the “FCPA”), its books and records provisions, or its anti-bribery provisions or laws similar to the FCPA in other jurisdictions in which Cepton may in the future operate, such as the United Kingdom’s Bribery Act of 2010 and anti-bribery requirements of member states in the European Union;

•        tariffs and other trade barriers and restrictions; and

•        potentially adverse tax consequences.

If Cepton further expands its limited manufacturing operations outside the United States, it may be subject to these risks. Such risks could increase Cepton’s costs and decrease its profit margins.

Even though many of the components in Cepton’s lidars are modular and can be built using readily available materials, Cepton, its outsourcing partners and its suppliers may rely on complex machinery for Cepton’s production, which involves a significant degree of risk and uncertainty in terms of operational performance and costs. Cepton, its outsourcing partners and its suppliers may also rely on highly-skilled labor for Cepton’s production, and if such highly-skilled labor is unavailable, Cepton’s business could be adversely affected.

Cepton, its outsourcing partners and its suppliers may rely on complex machinery for the production, assembly and installation of Cepton’s lidar solutions, which will involve a significant degree of uncertainty and risk in terms of operational performance and costs. Cepton’s production facilities and the facilities of its outsourcing partners and suppliers consist of large-scale machinery combining many components. These components may suffer unexpected malfunctions from time to time and will depend on repairs and spare parts to resume operations, which may not be available when needed. Unexpected malfunctions of these components may significantly affect the intended operational efficiency. In addition, Cepton and its outsourcing partners and its suppliers may also rely on highly-skilled labor for Cepton’s assembly and production. If such highly-skilled labor is unavailable, Cepton’s business could be adversely affected. Operational performance and costs can be difficult to predict and are often influenced by factors outside of Cepton’s control, such as, but not limited to, scarcity of natural resources, environmental hazards and remediation, costs associated with decommissioning of machines, labor disputes and strikes, difficulty or delays in obtaining governmental permits, damages or defects in electronic systems, industrial accidents, fire, seismic activity and natural disasters. Should operational risks materialize, it may result in the personal injury to or death of workers, the loss of production equipment, damage to production facilities, monetary losses, delays and unanticipated fluctuations in production, environmental damage, administrative fines, increased insurance costs and potential legal liabilities, all which could have a material adverse effect on Cepton’s business, prospects, financial condition or operating results.

As part of growing its business, Cepton may make acquisitions. If Cepton fails to successfully select, execute or integrate its acquisitions, then its business, results of operations and financial condition could be materially adversely affected.

From time to time, Cepton may undertake acquisitions to add new products and technologies, acquire talent, gain new sales channels or enter into new markets or sales territories. In addition to possible stockholder approval, Cepton may need approvals and licenses from relevant government authorities for the acquisitions and to comply with any applicable laws and regulations, which could result in increased delay and costs, and may disrupt Cepton’s business strategy if it fails to do so. Furthermore, acquisitions and the subsequent integration of new assets, businesses, key personnel, customers, vendors and suppliers require significant attention from Cepton’s management and could result in a diversion of resources from Cepton’s existing business, which in turn could have an adverse effect on Cepton’s operations. Acquired assets or businesses may not generate the financial results Cepton expects. Acquisitions could result in the use of substantial amounts of cash, potentially dilutive issuances of equity securities, the occurrence of significant goodwill impairment charges, amortization expenses for other intangible assets and exposure to potential unknown liabilities of the acquired business. Moreover, the costs of identifying and consummating acquisitions may be significant.

To date, Cepton has no experience with acquisitions and the integration of acquired technology and personnel. Failure to successfully identify, complete, manage and integrate acquisitions could materially and adversely affect its business, financial condition and results of operations and could cause New Cepton’s stock price to decline.

Changes in Cepton’s product mix may impact its financial performance.

Cepton’s financial performance can be affected by the mix of products it sells during a given period. If Cepton’s sales include more of the lower gross margin products than higher gross margin products, its results of operations and financial condition may be adversely affected. There can be no guarantees that Cepton will be able to successfully alter its product mix so that it is selling more of its high gross margin products. If actual results vary from this projected product mix of sales, its Cepton’s results of operations and financial condition could be adversely affected.

Cepton’s sales and operations in international markets expose it to operational, financial and regulatory risks.

International sales comprise a significant amount of Cepton’s overall revenue. Sales to international customers accounted for 81% of Cepton’s revenue for the six months ended June 30, 2021 and 63% and 65% of Cepton’s revenue in 2019 and 2020, respectively. Cepton is committed to growing its international sales, and while it has committed resources to expanding its international operations and sales channels, these efforts may not be successful. International operations are subject to a number of other risks, including, but not limited to:

•        exchange rate fluctuations;

•        political and economic instability, international terrorism and anti-American sentiment, particularly in emerging markets;

•        global or regional health crises, such as COVID-19 or other health epidemics and outbreaks;

•        potential for violations of anti-corruption laws and regulations, such as those related to bribery and fraud;

•        preference for locally branded products, and laws and business practices favoring local competition;

•        increased difficulty in managing inventory;

•        delayed revenue recognition;

•        less effective protection of intellectual property;

•        stringent regulation of the autonomous or other systems or products using Cepton’s products and stringent consumer protection and product compliance regulations, including but not limited to General Data Protection Regulation in the European Union, European competition law, the Restriction of Hazardous Substances Directive, the Waste Electrical and Electronic Equipment Directive and the European Ecodesign Directive that are costly to comply with and may vary from country to country;

•        difficulties and costs of staffing and managing foreign operations;

•        import and export laws and the impact of tariffs;

•        changes in local tax and customs duty laws or changes in the enforcement, application or interpretation of such laws; and

•        U.S. government restrictions on certain technology transfer to certain countries of concern.

The occurrence of any of these risks could negatively affect Cepton’s international business and consequently its business, operating results and financial condition.

The complexity of Cepton’s products and the limited visibility into the various environmental and other conditions under which Cepton’s customers use the products could result in unforeseen delays or expenses from undetected defects, errors or reliability issues in hardware or software which could reduce the market adoption of its new products, damage its reputation with current or prospective customers, expose Cepton to product liability and other claims and adversely affect its operating costs.

Cepton’s products are highly technical and very complex and require high standards to manufacture and have in the past and will likely in the future experience defects, errors or reliability issues at various stages of development. Cepton may be unable to timely release new products, manufacture existing products, correct problems that have arisen or correct such problems to its customers’ satisfaction. Additionally, undetected errors, defects or security vulnerabilities, especially as new products are introduced or as new versions are released, could result in serious injury to the end users of technology incorporating Cepton’s products, or those in the surrounding area, its customers never being able to commercialize technology incorporating our products, litigation against Cepton, negative publicity and other consequences. These risks are particularly prevalent in the highly competitive autonomous driving and ADAS markets. Some errors or defects in Cepton’s products may only be discovered after they have been tested, commercialized and deployed by customers. If that is the case, Cepton may incur significant additional development costs and product recall, repair or replacement costs. These problems may also result in claims, including class actions, against Cepton by its customers or others. Cepton’s reputation or brand may be damaged as a result of these problems and customers may be reluctant to buy its products, which could adversely affect its ability to retain existing customers and attract new customers and could adversely affect its financial results.

In addition, Cepton could face material legal claims for breach of contract, product liability, fraud, tort or breach of warranty as a result of these problems. Defending a lawsuit, regardless of its merit, could be costly and may divert management’s attention and adversely affect the market’s perception of Cepton and its products. In addition, Cepton’s business liability insurance coverage could prove inadequate with respect to a claim and future coverage may be unavailable on acceptable terms or at all. These product-related issues could result in claims against Cepton and its business could be adversely affected.

Cepton may be subject to product liability or warranty claims that could result in significant direct or indirect costs, which could adversely affect its business and operating results.

Cepton’s customers use its solutions in autonomous driving, ADAS and other automotive applications, which present the risk of significant injury, including fatalities. Cepton may be subject to claims if a product using its lidar technology is involved in an accident and persons are injured or purport to be injured. Any insurance that Cepton carries may not be sufficient or it may not apply to all situations. Similarly, Cepton’s customers could be subjected to claims as a result of such accidents and bring legal claims against Cepton to attempt to hold it liable. In addition, if lawmakers or governmental agencies were to determine that the use of Cepton’s products or autonomous driving or certain ADAS applications increased the risk of injury to all or a subset of its customers, they may pass laws or adopt regulations that limit the use of Cepton’s products or increase its liability associated with the use of its products or that regulate the use of or delay the deployment of autonomous driving and ADAS technology. Any of these events could adversely affect Cepton’s brand, relationships with customers, operating results or financial condition.

Cepton typically provides a limited-time warranty on its products. The occurrence of any material defects in its products could make Cepton liable for damages and warranty claims. In addition, Cepton could incur significant costs to correct any defects, warranty claims or other problems, including costs related to product recalls. Any negative publicity related to the perceived quality of Cepton’s products could affect its brand image, partner and customer demand, and adversely affect its operating results and financial condition. Also, warranty, recall and product liability claims may result in litigation, including class actions, the occurrence of which could be costly, lengthy and distracting and adversely affect Cepton’s business and operating results.

If Cepton or its suppliers do not maintain sufficient inventory or if they do not adequately manage their respective inventory, Cepton could lose sales or incur higher inventory-related expenses, which could negatively affect Cepton’s operating results.

To ensure adequate inventory supply, Cepton and its suppliers must forecast inventory needs and expenses, place orders sufficiently in advance with their respective suppliers and manufacturing partners and manufacture products based on its estimates of future demand for particular products. Fluctuations in the adoption of lidar products may affect Cepton’s ability to forecast its future operating results, including revenue, gross margins, cash flows and profitability. Cepton’s ability to accurately forecast demand for its products could be affected by many factors, including the rapidly changing nature of the Automotive and Smart Infrastructure markets in which it operates, the uncertainty surrounding the market acceptance and commercialization of lidar technology, the emergence of new markets, an increase or decrease in customer demand for Cepton’s products or for products and services of its competitors, product introductions by competitors, COVID-19, other health epidemics and outbreaks, and any associated work stoppages or interruptions, unanticipated changes in general market conditions and the weakening of economic conditions or consumer confidence in future economic conditions. If its lidar products are commercialized in industries that are quickly growing, including autonomous driving and ADAS applications, both of which are currently experiencing rapid growth in demand, Cepton may face challenges acquiring adequate supplies to manufacture its products and/or

Cepton and its manufacturing partners may not be able to manufacture its products at a rate necessary to satisfy the levels of demand, which would negatively affect Cepton’s revenue. This risk may be exacerbated by the fact that Cepton may not carry or be able to obtain for its manufacturers a significant amount of inventory to satisfy short-term demand increases. If it fails to accurately forecast customer demand, Cepton may experience excess inventory levels or a shortage of products available for sale.

Inventory levels in excess of customer demand may result in inventory write-downs or write-offs and the sale of excess inventory at discounted prices, which would adversely affect Cepton’s financial results, including its gross margin, and have a negative effect on its brand. Conversely, if Cepton underestimates customer demand for its products, Cepton, or its manufacturing partners, may not be able to deliver products to meet its requirements, and this could result in damage to Cepton’s brand and customer relationships and adversely affect its revenue and operating results.

The average selling prices of Cepton’s products could decrease rapidly over the life of the product, which may negatively affect Cepton’s revenue and gross margin. In addition, the selling prices Cepton is able to ultimately charge in the future for the products it is currently developing or commercializing may be less than what Cepton currently projects, which may cause Cepton’s actual operating results to differ materially from its projections.

Cepton may experience declines in the average selling prices of its products generally as its customers seek to commercialize autonomous systems at prices low enough to achieve market acceptance. In order to sell products that have a falling average unit selling price and maintain margins at the same time, Cepton will need to continually reduce product and manufacturing costs. To manage manufacturing costs, Cepton must engineer the most cost-effective design for its products. In addition, Cepton continuously drives initiatives to reduce labor cost, improve worker efficiency, reduce the cost of materials, use fewer materials and further lower overall product costs by carefully managing component prices, inventory and shipping cost. Cepton also needs to continually introduce new products with higher sales prices and gross margin in order to maintain its overall gross margin. If Cepton is unable to manage the cost of older products or successfully introduce new products with higher gross margin, its revenue and overall gross margin would likely decline. In addition, the selling prices Cepton is able to ultimately charge in the future for the products it is currently developing or commercializing may be less than what Cepton currently projects, which may cause Cepton’s actual operating results to differ materially from its forecasts and projections.

Adverse conditions in the automotive industry or the global economy more generally could have adverse effects on Cepton’s results of operations.

While Cepton makes its strategic planning decisions based on the assumption that the markets it is targeting will grow, Cepton’s business is dependent, in large part on, and directly affected by, business cycles and other factors affecting the global automobile industry and global economy generally. Automotive production and sales are highly cyclical and depend on general economic conditions and other factors, including consumer spending and preferences, changes in interest rates and credit availability, consumer confidence, fuel costs, fuel availability, environmental impact, governmental incentives and regulatory requirements, and political volatility, especially in energy-producing countries and growth markets. In addition, automotive production and sales can be affected by Cepton’s automotive OEM customers’ ability to continue operating in response to challenging economic conditions and in response to labor relations issues, regulatory requirements, trade agreements and other factors. The volume of automotive production in North America, Europe and the rest of the world has fluctuated, sometimes significantly, from year to year, and Cepton expects such fluctuations to give rise to fluctuations in the demand for its products. Any significant adverse change in any of these factors may result in a reduction in automotive sales and production by Cepton’s automotive OEM customers and could have a material adverse effect on its business, results of operations and financial condition.

The discontinuation, lack of commercial success, or loss of business with respect to a particular vehicle model or other customer solution for which Cepton is a significant supplier to, could reduce Cepton’s sales and adversely affect its profitability.

If Cepton is able to secure series production awards and its solutions are included in these autonomous driving and ADAS products, it expects to enter into supply agreements with the relevant customer. Market practice dictates that these supply agreements typically require Cepton to supply a customer’s requirements for a particular vehicle model or autonomous driving or ADAS product, rather than supply a set number of products. These contracts can have short terms and/or can be subject to renegotiation, sometimes as frequently as annually, all of which may affect product pricing, and may be terminated by Cepton’s customers at any time. Therefore, even if Cepton is successful in obtaining series production awards and the systems into which its products are built are commercialized, the discontinuation of, the loss of business with respect to, or a lack of commercial success of a particular vehicle model or technology package for which Cepton is a significant supplier could mean that the expected sales of Cepton’s products will not materialize, materially and adversely affecting its business.

Since many of the markets in which Cepton competes are new to lidar and rapidly evolving, it is difficult to forecast mid-to-long-term end-customer adoption rates and demand for Cepton’s products.

Cepton is pursuing opportunities in markets that are undergoing rapid changes, including technological and regulatory changes, and it is difficult to predict the timing and size of the opportunities. For example, autonomous driving and lidar-based ADAS applications require complex technology. Because these automotive systems depend on technology from many companies, commercialization of autonomous driving or ADAS products could be delayed or impaired on account of certain technological components of Cepton or others not being ready to be deployed in vehicles. Although OEM-B has planned to release several vehicles using Cepton’s products, others may not be able to commercialize this technology immediately, or at all. Regulatory, safety or reliability developments, many of which are outside of Cepton’s control, could also cause delays or otherwise impair commercial adoption of these new technologies, which will adversely affect Cepton’s growth. Cepton’s future financial performance will depend on its ability to make timely investments in the correct market opportunities. If one or more of these markets experience a shift in customer or prospective customer demand, Cepton’s products may not compete as effectively, if at all, and they may not be designed into commercialized products. Given the evolving nature of the markets in which Cepton operates, it is difficult to predict customer demand or adoption rates for its products or the future growth of the markets in which it operates. As a result, the financial projections in this prospectus necessarily reflect various estimates and assumptions that may not prove accurate and these projections could differ materially from actual results due to the risks included in this “Risk Factors” section, among others. If demand does not develop or if Cepton cannot accurately forecast customer demand, the size of its markets, inventory requirements or its future financial results, its business, results of operations and financial condition will be adversely affected.

Cepton targets many customers that are large companies with substantial negotiating power and potentially competitive internal solutions. If Cepton is unable to sell its products to these customers, its prospects and results of operations will be adversely affected.

Many of Cepton’s customers and potential customers are large, multinational companies with substantial negotiating power relative to Cepton and, in some instances, may have internal solutions that are competitive to Cepton’s products. These large, multinational companies also have significant resources, which may allow them to acquire or develop competitive technologies either independently or in partnership with others. Accordingly, even after investing significant resources to develop a product, Cepton may not secure a series production award or, even after securing a series production award, may not be able to commercialize a product on profitable terms. If Cepton’s products are not selected by these large companies or if these companies develop or acquire competitive technology or negotiate terms that are disadvantageous to Cepton, it will have an adverse effect on Cepton’s business and prospects.

Cepton’s business could be materially and adversely affected if it lost any of its largest customers or if they were unable to pay their invoices.

Although Cepton has and continues to pursue a broad customer base, it is dependent on a collection of large customers with strong purchasing power. In the six months ended June 30, 2021, Cepton’s top ten customers represented 99% of its revenue. In 2019 and 2020, Cepton’s top ten customers represented 80% and 84% of its revenue, respectively. In the six months ended June 30, 2021, one customer accounted for more than 10% of Cepton’s revenue. In both 2019 and 2020, three customers accounted for more than 10% of Cepton’s annual revenue. The loss of business from any of Cepton’s major customers (whether by lower overall demand for its products, cancellation of existing contracts or product orders or the failure to design in its products or award Cepton new business) could have a material adverse effect on its business.

To the extent autonomous vehicle and ADAS systems become accepted by major automotive OEMs, Cepton expects that it will rely increasingly for its revenue on Tier 1 suppliers through which automotive OEMs procure components. Cepton expects that these Tier 1 suppliers will be responsible for certain hardware and software configuration activities specific to each OEM, and they may not exclusively carry its solutions.

There is also a risk that one or more of its major customers could be unable to pay Cepton’s invoices as they become due or that a customer will simply refuse to make such payments if it experiences financial difficulties. If a major customer were to enter into bankruptcy proceedings or similar proceedings whereby contractual commitments are subject to stay of execution and the possibility of legal or other modification, Cepton could be forced to record a substantial loss.

If Cepton is unable to establish and maintain confidence in its long-term business prospects among customers and analysts and within its industry or is subject to negative publicity, then Cepton’s financial condition, operating results, business prospects and access to capital may suffer materially.

Customers may be less likely to purchase Cepton’s lidar solutions if they are not convinced that Cepton’s business will succeed or that its service and support and other operations will continue in the long term. Similarly, suppliers and other third parties will be less likely to invest time and resources in developing business relationships with Cepton if they are not convinced that its business will succeed. Accordingly, in order to build and maintain its business, Cepton must maintain confidence among customers, suppliers, analysts, ratings agencies and other parties in its products, long-term financial viability and business prospects. Maintaining such confidence may be particularly complicated by certain factors including those that are largely outside of Cepton’s control, such as customer unfamiliarity with its lidar solutions, any delays in scaling production, delivery and service operations to meet demand, competition and uncertainty regarding the future of autonomous vehicles or Cepton’s other services and its production and sales performance compared with market expectations.

Cepton’s investments in educating its customers and potential customers about the advantages of lidar and its applications may not result in sales of Cepton’s products.

Educating Cepton’s prospective customers, and to a lesser extent, its existing customers, about lidar, its advantages over other sensing technologies and lidar’s ability to convey value in different industries and deployments is an integral part of developing new business and the lidar market generally. If prospective customers have a negative perception of, or experience with, lidar or a competitor’s lidar products they may be reluctant to adopt lidar in general or specifically Cepton’s products. Adverse statements about lidar by influential market participants may also deter adoption. Some of Cepton’s competitors have significant financial or marketing resources that may allow them to engage in public marketing campaigns about their alternative technology, lidar or Cepton’s solutions. Cepton’s efforts to educate potential customers and the market generally and to counter any adverse statements made by competitors or other market participants will require significant financial and personnel resources. These educational efforts may not be successful and Cepton may not offset the costs of such efforts with revenue from the new customers. If Cepton is unable to acquire new customers to offset these expenses or if the market accepts such adverse statements, its financial condition will be adversely affected.

Certain of Cepton’s strategic, development, production partner and supply arrangements could be terminated or may not materialize into long-term contract partnership arrangements.

Cepton has arrangements with strategic, development, production partner and supply partners and collaborators. Some of these arrangements are evidenced by memorandums of understandings and others like Cepton’s arrangement with Koito with respect to the OEM-B series production program are supplier onboarding arrangements, both of which will require further negotiation at later stages of development to include additional terms relating to pricing, volume and payment terms, or replacement by production or master agreements that have yet to be implemented under separately negotiated statements of work, each of which could be terminated or may not materialize into next-stage contracts or long-term contract partnership arrangements. If these arrangements are terminated or if Cepton is unable to enter into next-stage contracts or long-term operational contracts, its business, prospects, financial condition and operating results may be materially adversely affected. Additionally, market practice dictates that contracts with auto OEMs typically require suppliers to fulfill a customer’s requirements for a particular vehicle model’s autonomous driving or ADAS features, rather than supply a set number of products. These contracts can be subject to renegotiation, which may affect product pricing, and may be terminated by Cepton’s customers at any time. Therefore, even if Cepton is successful in obtaining series production awards and the systems into which its products are built are commercialized, the discontinuation of, the loss of business with respect to, or a lack of commercial success of a particular vehicle model or technology package for which Cepton is a significant supplier could mean that the expected sales of Cepton’s products will not materialize, materially and adversely affecting its business and prospects.

Cepton operates in a highly competitive market and some market participants have substantially greater resources. Cepton competes against a large number of both established competitors and new market entrants.

The markets for sensing technology applicable to autonomous solutions in the automobile industry are highly competitive. Cepton’s future success will depend on its ability to remain a leader in its targeted markets by continuing to develop and protect from infringement advanced lidar technology in a timely manner and to stay ahead of existing and new competitors. Cepton’s competitors are numerous and they compete with it directly by offering lidar products and indirectly by attempting to solve some of the same challenges with different technology. Cepton faces competition from camera and radar companies, other developers of lidar products, Tier 1 suppliers and other technology and automotive supply companies, some of which have significantly greater resources than it does. Some examples of Cepton’s competitors include Velodyne Lidar Inc. (Nasdaq: VLDR), Aeva Technologies, Inc. (Nasdaq: AEVA), Ouster, Inc. (Nasdaq: OUST), Luminar Technologies Inc. (Nasdaq: LAZR) and Innoviz Technologies, Inc. (Nasdaq: INVZ). In the Automotive market, Cepton’s competitors have attempted to commercialize both lidar and non-lidar-based ADAS technology that may achieve market adoption, strong brand recognition and may continue to improve. Other competitors are working towards commercializing autonomous driving technology and either by themselves, or with a publicly announced partner, have substantial financial, marketing, R&D and other resources. Some of Cepton’s customers in the autonomous vehicle and ADAS markets have announced development efforts or made acquisitions directed at creating their own lidar-based or other sensing technologies, which would compete with Cepton’s solutions. In markets outside of the automotive industry, its competitors, like Cepton, seek to develop new sensing applications across industries. Even in these emerging markets, Cepton faces substantial competition from numerous competitors seeking to prove the value of their technology.

Additionally, increased competition may result in pricing pressure and reduced margins and may impede Cepton’s ability to increase the sales of its products or cause it to lose market share, any of which will adversely affect its business, results of operations and financial condition.

The markets in which Cepton competes are characterized by rapid technological change, which requires it to continue to develop new products and product innovations and could adversely affect market adoption of its products.

While Cepton intends to invest substantial resources to remain on the forefront of technological development, continuing technological changes in sensing technology, lidar and the markets for these products, including the ADAS and autonomous driving industries, could adversely affect adoption of lidar and/or Cepton’s products, either generally or for particular applications. Cepton’s future success will depend upon its ability to develop and introduce a variety of new capabilities and innovations to its existing product offerings, as well as introduce a variety of new product offerings, to address the changing needs of the markets in which Cepton offers its products. Cepton is currently working on developing its directional lidar and perception software for both the Automotive and non-Automotive markets. Cepton cannot guarantee that such products will be released in a timely manner, or at all, or achieve market acceptance. For example, some of Cepton’s key suppliers were affected by the COVID-19 pandemic, which resulted in supply chain disruptions and a delay in customers’ orders and production schedules. These issues were largely resolved in the third quarter of 2020 but any delays in delivering new products that meet customer requirements could damage Cepton’s relationships with customers and lead them to seek alternative sources of supply.

In addition, Cepton’s success to date has been based on the delivery of its solutions to R&D programs in which developers are investing substantial capital to develop new systems. Cepton’s continued success relies on the success of the development phase of these customers as they expand their market share through the commercialization of new products. As ADAS and autonomous technology reaches the stage of large-scale commercialization, Cepton will be required to develop and deliver solutions at price points that enable wider and ultimately mass-market adoption. Delays in introducing products and innovations, the failure to choose correctly among technical alternatives or the failure to offer innovative products or configurations at competitive prices may cause existing and potential customers to purchase Cepton’s competitors’ products or turn to alternative sensing technology.

If Cepton is unable to devote adequate resources to develop products or cannot otherwise successfully develop products or system configurations that meet customer requirements on a timely basis or that remain competitive with technological alternatives, its products could lose market share, its revenue will decline, it may experience operating losses and its business and prospects will be adversely affected.

Developments in alternative technology may adversely affect the demand for Cepton’s lidar technology.

Significant developments in alternative technologies, such as cameras and radar, may materially and adversely affect Cepton’s business, prospects, financial condition and operating results in ways Cepton does not currently anticipate. Existing and other camera and radar technologies may emerge as customers’ preferred alternative to Cepton’s solutions. Any failure by Cepton to develop new or enhanced technologies or processes, or to react to changes in existing technologies, could materially delay Cepton’s development and introduction of new and enhanced products in the autonomous vehicle industry, which could result in the loss of competitiveness of Cepton’s lidar solutions, decreased revenue and a loss of market share to competitors. Cepton’s R&D efforts may not be sufficient to adapt to changes in technology. As technologies change, Cepton plans to upgrade or adapt its lidar solutions with the latest technology. However, Cepton’s solutions may not compete effectively with alternative systems if Cepton is not able to source and integrate the latest technology into its existing lidar solutions.

Because lidar is new in most of the markets Cepton is seeking to enter, forecasts of market growth and Cepton’s growth in this prospectus may not materialize as anticipated.

Market opportunity estimates and growth forecasts included in this prospectus are subject to significant uncertainty and are based on assumptions and estimates that may not materialize as anticipated. The forecasts and estimates in this prospectus relating to the expected size and growth of the markets for lidar-based technology may prove to be inaccurate. Even if these markets experience the forecasted growth described in this prospectus, Cepton may not grow its business at similar rates, or at all. Cepton’s future growth is subject to many factors, including market adoption of its products, which is subject to many risks and uncertainties. Accordingly, the forecasts and estimates of market size and growth described in this prospectus, including Cepton’s estimates that the size of its total addressable market is expected to grow from approximately $19 billion in 2020 to $59 billion by 2030, should not be taken as indicative of Cepton’s future growth. In addition, these forecasts do not take into account the impact of the current global COVID-19 pandemic, and Cepton cannot assure you that these forecasts will not be materially and adversely affected as a result.

Cepton may need to raise additional capital in the future in order to execute its business plan, which may not be available on terms acceptable to Cepton, or at all.

In the future, Cepton may require additional capital to respond to technological advancements, competitive dynamics or technologies, customer demands, business opportunities, challenges, acquisitions or unforeseen circumstances and it may determine to engage in equity or debt financings or enter into credit facilities for other reasons. In order to further business relationships with current or potential customers or partners, Cepton may issue equity or equity-linked securities to such current or potential customers or partners. Cepton may not be able to timely secure additional debt or equity financing on favorable terms, or at all. If Cepton raises additional funds through the issuance of equity or convertible debt or other equity-linked securities or if it issues equity or equity-linked securities to current or potential customers to further business relationships, its existing stockholders could experience significant dilution. Any debt financing obtained by Cepton in the future could involve restrictive covenants relating to its capital raising activities and other financial and operational matters, which may make it more difficult for Cepton to obtain additional capital and to pursue business opportunities, including potential acquisitions. If Cepton is unable to obtain adequate financing or financing on terms satisfactory to Cepton, when Cepton requires it, Cepton’s ability to continue to grow or support its business and to respond to business challenges could be significantly limited. These same risks will apply to New Cepton following the closing of the Business Combination.

If New Cepton fails to maintain an effective system of internal controls, its ability to produce timely and accurate financial statements or comply with applicable regulations could be adversely affected.

Following the closing of the Business Combination, New Cepton will carry out Cepton’s business and will be subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and the rules and regulations of Nasdaq. Cepton expects that the requirements of these rules and regulations will continue to increase its legal, accounting and financial compliance costs, make some activities more difficult, time-consuming and costly, and place significant strain on its personnel, systems and resources.

The Sarbanes-Oxley Act requires, among other things, that Cepton maintain effective disclosure controls and procedures and internal control over financial reporting. Cepton is continuing to develop and refine its disclosure controls, internal control over financial reporting and other procedures that are designed to ensure that information required to be disclosed by it in the reports that it will file with the SEC is recorded, processed, summarized and reported within the time periods specified in SEC rules and forms, and that information required to be disclosed in reports under the Exchange Act is accumulated and communicated to Cepton’s principal executive and financial officers.

Cepton’s current controls and any new controls that it develops may be inadequate because of changes in conditions in its business. Further, additional weaknesses in Cepton’s internal controls may be discovered in the future. Any failure to develop or maintain effective controls, or any difficulties encountered in their implementation or improvement, could adversely affect Cepton’s operating results or cause it to fail to meet its reporting obligations and may result in a restatement of Cepton’s financial statements for prior periods. Any failure to implement and maintain effective internal controls also could adversely affect the results of periodic management evaluations and annual independent registered public accounting firm attestation reports regarding the effectiveness of Cepton’s internal control over financial reporting that it is required to include in its periodic reports Cepton will file with the SEC under Section 404 of the Sarbanes-Oxley Act. Ineffective disclosure controls and procedures and internal control over financial reporting could also cause investors to lose confidence in Cepton’s reported financial and other information.

In order to maintain and improve the effectiveness of its disclosure controls and procedures and internal control over financial reporting, Cepton has expended and anticipates that it will continue to expend significant resources, including accounting-related costs, and provide significant management oversight. Any failure to maintain the adequacy of its internal controls, or consequent inability to produce accurate financial statements on a timely basis, could increase Cepton’s operating costs and could materially and adversely affect its ability to operate its business. If Cepton’s internal controls are perceived as inadequate or that it is unable to produce timely or accurate financial statements, investors may lose confidence in Cepton’s operating results and the stock price of New Cepton could decline.

New Cepton’s independent registered public accounting firm is not required to formally attest to the effectiveness of its internal control over financial reporting until after New Cepton is no longer an emerging growth company. At such time, New Cepton’s independent registered public accounting firm may issue a report that is adverse in the event it is not satisfied with the level at which Cepton’s controls are documented, designed or operating. Any failure to maintain effective disclosure controls and internal control over financial reporting could have a material and adverse effect on New Cepton’s business and operating results.

Changes in tax laws or exposure to additional income tax liabilities could affect Cepton’s future profitability.

Factors that could materially affect Cepton’s future effective tax rates include but are not limited to:

•        changes in tax laws or the regulatory environment;

•        changes in accounting and tax standards or practices;

•        changes in the composition of operating income by tax jurisdiction; and

•        Cepton’s operating results before taxes.

Because Cepton does not have a long history of operating at its present scale and it has significant expansion plans, Cepton’s effective tax rate may fluctuate in the future. Future effective tax rates could be affected by operating losses in jurisdictions where no tax benefit can be recorded under GAAP, changes in the composition of earnings in countries with differing tax rates, changes in deferred tax assets and liabilities, or changes in tax laws.

On December 22, 2017, the Tax Cuts and Jobs Act of 2017 (the “Tax Act”), was signed into law making significant changes to the Internal Revenue Code of 1986, as amended (the “Code”). In particular, sweeping changes were made to the U.S. taxation of foreign operations. Changes include, but are not limited to, a permanent reduction to the corporate income tax rate, limiting interest deductions, adopting elements of a territorial tax system, assessing a repatriation tax or “toll-charge” on undistributed earnings and profits of U.S.-owned foreign corporations, and introducing certain anti-base erosion provisions, including a new minimum tax on global intangible low-taxed income and base erosion and anti-abuse tax. The new legislation had no effect on Cepton’s 2018 and 2019 or 2020 provision for income taxes because the Company incurred losses in the U.S. in these years, and the management set up a full valuation allowance against its U.S. federal and states deferred tax assets.

In addition to the impact of the Tax Act on Cepton’s federal taxes, the Tax Act may impact its taxation in other jurisdictions, including with respect to state income taxes. State legislatures have not had sufficient time to respond to the Tax Act. Accordingly, there is uncertainty as to how the laws will apply in the various state jurisdictions. Additionally, other foreign governing bodies may enact changes to their tax laws that could result in changes to Cepton’s global tax position and materially adversely affect its business, results of operations and financial condition. Additionally, the IRS and several foreign tax authorities have increasingly focused attention on intercompany transfer pricing with respect to sales of products and services and the use of intangibles. Tax authorities could disagree with Cepton’s future intercompany charges, cross-jurisdictional transfer pricing or other matters and assess additional taxes. If Cepton does not prevail in any such disagreements, its profitability may be affected.

There is substantial doubt about Cepton’s ability to continue as a going concern. Cepton will need additional financing to execute its business plan, to fund its operations and to continue as a going concern.

Based on the recurring losses from operations and negative cash flows from operating activities incurred since inception, the expectation of continuing operating losses in the future, and the need to raise additional capital to finance Cepton’s future operations, as of the issuance date of the condensed consolidated financial statements as of and for the six months ended June 30, 2021, Cepton has concluded that there is substantial doubt about its ability to continue as a going concern within one year after the date that the financial statements are issued. If Cepton is required to raise additional funds by issuing equity securities, dilution to stockholders would result. Any equity securities issued may also provide for rights, preferences, or privileges senior to those of common stockholders. If Cepton raises funds by issuing debt securities, these debt securities would have rights, preferences, and privileges senior to those of common stockholders.

Cepton’s ability to use its net operating loss carryforwards and certain other tax attributes may be limited.

As of December 31, 2020, Cepton had $51.3 million of U.S. federal and $44.1 million of state net operating loss carryforwards available to reduce future taxable income. Of the $51.3 million in U.S. federal net operating loss carryforwards, $49.2 million will be carried forward indefinitely for U.S. federal tax purposes and $2.1 million will begin to expire in 2037. $44.1 million of Cepton’s U.S. state net operating loss carryforwards will begin to expire in 2037. It is possible that Cepton will not generate taxable income in time to use these net operating loss carryforwards before their expiration or at all. Under legislative changes made in December 2017, U.S. federal net operating losses incurred in 2018 and in future years may be carried forward indefinitely, but the deductibility of such net operating losses is limited. It is uncertain if and to what extent various states will conform to the newly enacted federal tax law. In addition, the federal and state net operating loss carryforwards and certain tax credits may be subject to significant limitations under Section 382 and Section 383 of the Code, respectively, and similar provisions of state law. Under those sections of the Code, if a corporation undergoes an “ownership change,” the corporation’s ability to use its pre-change net operating loss carryforwards and other pre-change attributes, such as research tax credits, to offset its post-change income or tax may be limited. In general, an “ownership change” will occur if there is a cumulative change in Cepton’s ownership by “5-percent shareholders” that exceeds 50 percentage points over a rolling three-year period. Similar rules may apply under state tax laws. Cepton has not yet undertaken an analysis of whether the Business Combination constitutes an “ownership change” for purposes of Section 382 and Section 383 of the Code. In addition, certain U.S. states have imposed additional limitations on the use of net operating loss carryforwards not otherwise imposed on the use of U.S. federal net operating loss carryforwards and may impose additional limitations in the future.

Cepton’s business depends substantially on the efforts of its co-founders, Dr. Jun Pei and Dr. Mark McCord, its executive officers and highly skilled personnel, and its operations may be severely disrupted if it lost their services.

Cepton is highly dependent on Dr. Jun Pei and Dr. Mark McCord, its co-founders and Chief Executive Officer (“CEO”) and Chief Technology Officer (“CTO”), respectively. Dr. Pei and Dr. McCord are deeply involved in Cepton’s business. The loss of Dr. Pei or Dr. McCord would adversely affect Cepton’s business because the loss could make it more difficult to, among other things, compete with other market participants, manage Cepton’s R&D activities and retain existing customers or cultivate new ones. Negative public perception of, or negative news related, to Dr. Pei or Dr. McCord may adversely affect Cepton’s brand, relationship with customers or standing in the industry.

Further, competition for highly-skilled personnel is often intense, especially in San Jose, California, where Cepton is headquartered, and Cepton may incur significant costs to attract highly-skilled personnel. Cepton may not be successful in attracting, integrating, or retaining qualified personnel to fulfill its current or future needs. Cepton has, from time-to-time, experienced, and it expects to continue to experience, difficulty in hiring and retaining highly skilled employees with appropriate qualifications. In addition, job candidates and existing employees often consider the value of the equity awards they receive in connection with their employment. If the perceived value of Cepton’s equity or equity awards declines, including those of New Cepton after the closing of the Business Combination, it may adversely affect Cepton’s ability to retain highly skilled employees. If Cepton fails to attract new personnel or fails to retain and motivate its current personnel, its business and future growth prospects could be adversely affected.

Unanticipated changes in effective tax rates or adverse outcomes resulting from examination of our income or other tax returns could adversely affect our financial condition and results of operations.

We are subject to income taxes in the United States and other jurisdictions, and our tax liabilities will be subject to the allocation of expenses in differing jurisdictions. Our future effective tax rates could be subject to volatility or adversely affected by a number of factors, including:

•        changes in the valuation of our deferred tax assets and liabilities;

•        expected timing and amount of the release of any tax valuation allowances;

•        tax effects of stock-based compensation;

•        costs related to intercompany restructurings;

•        changes in tax laws, regulations or interpretations thereof; or

•        lower than anticipated future earnings in jurisdictions where we have lower statutory tax rates and higher than anticipated future earnings in jurisdictions where we have higher statutory tax rates.

In addition, we may be subject to audits of our income, sales and other transaction taxes by taxing authorities. Outcomes from these audits could have an adverse effect on our financial condition and results of operations.

Cepton’s business has been and may continue to be materially and adversely affected by the current global COVID-19 pandemic or other health epidemics and outbreaks.

The ongoing COVID-19 pandemic as well as other possible health epidemics and outbreaks could result in a material adverse impact on Cepton’s or its customers’ business operations including reduction or suspension of operations in the U.S. or certain parts of the world. During the second and third quarters of 2020, we slowed our operating and capital spending with the expectation that our revenue would be impacted by the global pandemic. While we believe that the pandemic will act as a long-term catalyst for vehicle sales and wider adoption of ADAS programs, our overall growth rate during 2020 and 2021 has been impacted by the pandemic.

Cepton’s engineering and manufacturing operations, among others, cannot all be conducted in a remote working structure and often require on-site access to materials and equipment. Cepton has customers with international operations in varying industries. It also depends on suppliers and manufacturers worldwide. As a Silicon Valley based company, we were affected by the “shelter in place” order starting from the first quarter of 2020 until the second quarter of 2021. While the majority of our employees were able to work from home, some employees, especially manufacturing technicians, were not able to work from home. The “shelter in place” order delayed order fulfillment and revenue recognition during 2020 and the first half of 2021. Additionally, we continued to pay employees during the “shelter in place” order if they did not choose to take unpaid leave. Manufacturing and order fulfillment employees were able to return to work in the second quarter of 2020; however, the number of employees allowed on premises at one time was greatly reduced which also affected our ability to fulfill orders and recognize revenue. Additionally, some of our key suppliers were affected by the pandemic resulting in supply chain disruptions. These issues further delayed order fulfillment and revenue recognition but were largely resolved in the third quarter of 2020. Some customers have delayed orders and production schedules due to COVID-19.

Depending upon the duration of the ongoing COVID-19 pandemic and the associated business interruptions, Cepton’s customers, suppliers, manufacturers and partners may suspend or delay their engagement with Cepton, which could result in a material adverse effect on its financial condition. If the pandemic worsens, if the economic recovery is delayed or if there are further business interruptions or changes in customer purchasing behavior, Cepton’s business, results of operations and ability to raise capital may be materially and adversely affected. Cepton’s response to the COVID-19 pandemic may prove to be inadequate and it may be unable to continue its operations in the manner it had prior to the outbreak, and may endure interruptions, reputational harm, delays in its product development and shipments, all of which could have an adverse effect on its business, operating results, and financial condition. In addition, when the pandemic subsides, Cepton cannot assure you as to the timing of any economic recovery, which could continue to have a material adverse effect on its target markets and its business.

Cepton’s business is subject to the risks of earthquakes, fire, floods and other natural catastrophic events, global pandemics, and interruptions by man-made problems, such as terrorism. Material disruptions of Cepton’s business or information systems resulting from these events could adversely affect its operating results.

A significant natural disaster, such as an earthquake, fire, flood, hurricane or significant power outage or other similar events, such as infectious disease outbreaks or pandemic events, including the ongoing COVID-19 pandemic, could have an adverse effect on Cepton’s business and operating results. The ongoing COVID-19 pandemic may have the effect of heightening many of the other risks described in this “Risk Factors” section, such as the demand for Cepton’s products, its ability to achieve or maintain profitability and its ability to raise additional capital in the future. Cepton’s corporate headquarters and R&D and manufacturing base are located in California. Cepton is headquartered in the San Francisco Bay Area California, a region known for seismic activity. In addition, natural disasters, acts of terrorism or war could cause disruptions in Cepton’s remaining manufacturing operations, Cepton’s or its customers’ or channel partners’ businesses, Cepton’s suppliers’ or the economy as a whole. Cepton also relies on information technology systems to communicate among its workforce and with third parties. Any disruption to Cepton’s communications, whether caused by a natural disaster or by manmade problems, such as power disruptions, could adversely affect its business. Cepton does not have a formal disaster recovery plan or policy in place and does not currently require that its suppliers’ partners have such plans or policies in place. To the extent that any such disruptions result in delays or cancellations of orders or impede its suppliers’ ability to timely deliver product components, or the deployment of its products, Cepton’s business, operating results and financial condition would be adversely affected.

Interruption or failure of Cepton’s information technology and communications systems could impact Cepton’s ability to effectively provide its services.

Cepton plans to include in-vehicle services and functionality that utilize data connectivity to monitor performance and timely capture opportunities to enhance performance and functionality. The availability and effectiveness of Cepton’s services depend on the continued operation of information technology and communications systems. Cepton’s systems will be vulnerable to damage or interruption from, among others, physical theft, fire, terrorist attacks, natural disasters, power loss, war, telecommunications failures, viruses, denial or degradation of service attacks, ransomware, social engineering schemes, insider theft or misuse or other attempts to harm Cepton’s systems. Cepton utilizes reputable third-party service providers or vendors for all of its data other than its source code, and these providers could also be vulnerable to harms similar to those that could damage Cepton’s systems, including sabotage and intentional acts of vandalism causing potential disruptions. Some of Cepton’s systems will not be fully redundant, and Cepton’s disaster recovery planning cannot account for all eventualities. Any problems with Cepton’s third-party cloud hosting providers could result in lengthy interruptions in Cepton’s business. In addition, Cepton’s in-vehicle services and functionality are highly technical and complex technology which may contain errors or vulnerabilities that could result in interruptions in Cepton’s business or the failure of its systems.

Cepton is subject to cybersecurity risks to operational systems, security systems, infrastructure, integrated software in its lidar solutions and customer data processed by Cepton or third-party vendors or suppliers and any material failure, weakness, interruption, cyber event, incident or breach of security could prevent Cepton from effectively operating its business and subject it to regulatory actions or litigation.

Cepton is at risk for interruptions, outages and breaches of: operational systems, including business, financial, accounting, product development, data processing or production processes, owned by Cepton or its third-party vendors or suppliers; facility security systems, owned by Cepton or its third-party vendors or suppliers; in-product technology owned by Cepton or its third-party vendors or suppliers; the integrated software in Cepton’s lidar solutions; or customer or driver data that Cepton processes or its third-party vendors or suppliers process on its behalf. Such cyber incidents could materially disrupt operational systems; result in loss of intellectual property, trade secrets or other proprietary or competitively sensitive information; compromise certain information of customers, employees, suppliers, drivers or others; jeopardize the security of Cepton’s facilities; or affect the performance of in-product technology and the integrated software in Cepton’s lidar solutions. A cyber incident could be caused by disasters, insiders (through inadvertence or with malicious intent) or malicious third parties (including nation-states or nation-state supported actors) using sophisticated, targeted methods to circumvent firewalls, encryption and other security defenses, including hacking, fraud, trickery or other forms of deception. The techniques used by cyber attackers change frequently and may be difficult to detect for long periods of time. Although Cepton maintains information technology measures designed to protect itself against intellectual property theft, data breaches and other cyber incidents, such measures will require updates and improvements, and Cepton cannot guarantee that such measures will be adequate to detect, prevent or mitigate cyber incidents. The implementation, maintenance, segregation and improvement of these systems requires significant management time, support and cost. Moreover, there are inherent risks associated with developing, improving, expanding and updating current systems, including the disruption of Cepton’s data management, procurement, production execution, finance, supply chain and sales and service processes. These risks may affect Cepton’s ability to manage its data and inventory, procure parts or supplies or produce, sell, deliver and service its solutions, adequately protect its intellectual property or achieve and maintain compliance with, or realize available benefits under, applicable laws, regulations and contracts. Cepton cannot be sure that the systems upon which it relies, including those of its third-party vendors or suppliers, will be effectively implemented, maintained or expanded as planned. If Cepton does not successfully implement, maintain or expand these systems as planned, its operations may be disrupted, its ability to accurately and timely report its financial results could be impaired, and deficiencies may arise in its internal control over financial reporting, which may impact Cepton’s ability to certify its financial results. Moreover, Cepton’s proprietary information or intellectual property could be compromised or misappropriated and its reputation may be adversely affected. If these systems do not operate as Cepton expects them to, Cepton may be required to expend significant resources to make corrections or find alternative sources for performing these functions.

A significant cyber incident could impact production capability, harm Cepton’s reputation, cause Cepton to breach its contracts with other parties or subject Cepton to regulatory actions or litigation, any of which could materially affect Cepton’s business, prospects, financial condition and operating results. In addition, Cepton’s insurance coverage for cyber-attacks may not be sufficient to cover all the losses it may experience as a result of a cyber incident.

Legal and Regulatory Risks Related to Cepton’s Business

Cepton is subject to governmental export and import control laws and regulations. Cepton’s failure to comply with these laws and regulations could have an adverse effect on its business, prospects, financial condition and results of operations.

Cepton’s products and solutions are subject to export control and import laws and regulations, including the U.S. Export Administration Regulations, U.S. Customs regulations and various economic and trade sanctions regulations administered by the U.S. Treasury Department’s Office of Foreign Assets Controls. U.S. export control laws and regulations and economic sanctions prohibit the shipment of certain products and services to U.S. embargoed or sanctioned countries, governments and persons. In addition, complying with export control and sanctions regulations for a particular sale may be time-consuming and result in the delay or loss of sales opportunities. Exports of Cepton’s products and technology must be made in compliance with these laws and regulations. If Cepton fails to comply with these laws and regulations, Cepton and certain of its employees could be subject to substantial civil or criminal penalties, including the possible loss of export or import privileges, fines, which may be imposed on Cepton and responsible employees or managers and, in extreme cases, the incarceration of responsible employees or managers.

Changes to trade policy, tariffs and import/export regulations may have a material adverse effect on Cepton’s business, financial condition and results of operations.

Changes in global political, regulatory and economic conditions or in laws and policies governing foreign trade, manufacturing, development and investment in the territories or countries where Cepton may purchase its components, sells its products or conducts its business could adversely affect Cepton’s business. The U.S. has recently instituted or proposed changes in trade policies that include the negotiation or termination of trade agreements, the imposition of higher tariffs on imports into the U.S., economic sanctions on individuals, corporations or countries, and other government regulations affecting trade between the U.S. and other countries where Cepton conducts its business.

A number of other nations have proposed or instituted similar measures directed at trade with the United States in response. As a result of these developments, there may be greater restrictions and economic disincentives on international trade that could adversely affect Cepton’s business. For example, such changes could adversely affect the Automotive market, Cepton’s ability to access key components or raw materials needed to manufacture its products (including, but not limited to, rare-earth metals), Cepton’s ability to sell its products to customers outside of the U.S. and the demand for its products. It may be time-consuming and expensive for Cepton to alter its business operations to adapt to or comply with any such changes, and any failure to do so could have a material adverse effect on its business, financial condition and results of operations.

Cepton has in the past and may become involved in legal and regulatory proceedings and commercial or contractual disputes, which could have an adverse effect on its profitability and consolidated financial position.

Cepton may be, from time to time, involved in litigation, regulatory proceedings and commercial or contractual disputes that may be significant. These matters may include, without limitation, disputes with Cepton’s suppliers and customers, intellectual property claims, stockholder litigation, government investigations, class action lawsuits, personal injury claims, environmental issues, customs and value-added tax disputes and employment and tax issues. In addition, Cepton could face in the future a variety of labor and employment claims against it, which could include but is not limited to general discrimination, wage and hour, privacy, ERISA or disability claims. In such matters, government agencies or private parties may seek to recover from Cepton very large, indeterminate amounts in penalties or monetary damages (including, in some cases, treble or punitive damages) or seek to limit Cepton’s operations in some way. These types of lawsuits could require significant management time and attention or could involve substantial legal liability, adverse regulatory outcomes, and/or substantial expenses to defend. Often these cases raise complex factual and legal issues and create risks and uncertainties. No assurances can be given that any proceedings and claims will not have a material adverse impact on Cepton’s operating results and consolidated financial position or that its established reserves or its available insurance will mitigate this impact.

Cepton is subject to, and must remain in compliance with, numerous laws and governmental regulations across various jurisdictions concerning the manufacturing, use, distribution and sale of its products. Some of Cepton’s customers also require that it comply with their own unique requirements relating to these matters. These could impose substantial costs upon Cepton and materially impact our ability to fulfil certain business opportunities.

Cepton manufactures and sells products that contain electronic components, and such components may contain materials that are subject to government regulation in both the locations where Cepton manufactures and assembles its products, as well as the locations where Cepton sells its products. For example, certain regulations limit the use of lead in electronic components. Since Cepton operates on a global basis, this is a complex process which requires continual monitoring of regulations and an ongoing compliance process to ensure that Cepton and its suppliers and distributors are in compliance with existing regulations in each market where it operates. If there is an unanticipated new regulation that significantly impacts Cepton’s use and sourcing of various components or requires more expensive components, that regulation could materially adversely affect its business, results of operations and financial condition by subjecting substantial costs upon Cepton and impeding its ability to fulfil certain business opportunities.Cepton’s products are used for autonomous driving and ADAS applications, which are subject to complicated regulatory schemes that vary from jurisdiction to jurisdiction. These are rapidly evolving areas where new regulations could impose limitations on the use of lidar generally or Cepton’s products specifically. If Cepton fails to adhere to these new regulations or fails to continually monitor the updates, it may be subject to litigation, loss of customers or negative publicity and its business, results of operations and financial condition will be adversely affected.

Cepton is subject to various environmental laws and regulations that could impose substantial costs upon Cepton.

Concerns over environmental pollution and climate change have produced significant legislative and regulatory efforts on a global basis, and Cepton believes this will continue both in scope and in the number of countries participating. In addition, as climate change issues become more prevalent, foreign, federal, state and local governments and Cepton’s customers have been responding to these issues. The increased focus on environmental sustainability may result in new regulations and customer requirements, or changes in current regulations and customer requirements, which could materially adversely impact Cepton’s business, results of operations and financial condition. If Cepton is unable to effectively manage real or perceived issues, including concerns about environmental impacts or similar matters, sentiments toward Cepton or its products could be negatively impacted, and its business, results of operations or financial condition could suffer.

Cepton’s operations are and will be subject to international, federal, state and local environmental laws and regulations, and such laws and regulations could directly increase the cost of energy, which may have an effect on the way Cepton manufactures products or utilizes energy to produce its products. In addition, any new regulations or laws in the environmental area might increase the cost of raw materials or key components Cepton uses in its products. Environmental regulations require Cepton to reduce product energy usage, monitor and exclude an expanding list of restricted substances and to participate in required recovery and recycling of its products. Environmental and health and safety laws and regulations can be complex, and Cepton has limited experience complying with them. Capital and operating expenses needed to comply with environmental laws and regulations can be significant, and violations may result in substantial fines and penalties, third-party damages, suspension of production or a cessation of Cepton’s operations.

Contamination at properties Cepton operates, Cepton formerly operated or to which hazardous substances were sent by Cepton, may result in liability for Cepton under environmental laws and regulations, including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act, which can impose liability for the full amount of remediation-related costs without regard to fault, for the investigation and cleanup of contaminated soil and ground water, for building contamination and impacts to human health and for damages to natural resources. The costs of complying with environmental laws and regulations and any claims concerning noncompliance, or liability with respect to contamination in the future, could have a material adverse effect on Cepton’s financial condition or operating results. Cepton may face unexpected delays in obtaining the required permits and approvals in connection with its planned production facilities that could require significant time and financial resources and delay its ability to operate these facilities, which would adversely impact Cepton’s business, prospects, financial condition and operating results.

Cepton is subject to U.S. and foreign anti-corruption and anti-money laundering laws and regulations. Cepton can face criminal liability and other serious consequences for violations, which can harm its business.

Cepton is subject to the U.S. Foreign Corrupt Practices Act of 1977, as amended, the U.S. domestic bribery statute contained in 18 U.S.C. § 201, the U.S. Travel Act, the USA PATRIOT Act and possibly other anti-bribery and anti-money laundering laws in countries in which Cepton conducts activities. Anti-corruption laws are interpreted broadly and prohibit companies and their employees, agents, contractors and other collaborators from authorizing, promising, offering or providing, directly or indirectly, improper payments or anything else of value to recipients in the public or private sector. Cepton can be held liable for the corrupt or other illegal activities of its employees, agents, contractors and other collaborators, even if Cepton does not explicitly authorize or have actual knowledge of such activities. Any violations of the laws and regulations described above may result in substantial civil and criminal fines and penalties, imprisonment, the loss of export or import privileges, debarment, tax reassessments, breach of contract and fraud litigation, reputational harm and other consequences.

Cepton’s business may be adversely affected by changes in automotive and laser safety regulations or concerns that drive further regulation of the automotive and laser markets.

Government product safety regulations are an important factor for Cepton’s business. Historically, these regulations have imposed ever-more stringent safety regulations for vehicles and laser products. These safety regulations often require, or customers demand that, vehicles have more safety features per vehicle and more advanced safety products.

While Cepton believes increasing automotive and laser safety standards will present a market opportunity for its products, government safety regulations are subject to change based on a number of factors that are not within its control, including, among others, new scientific or technological data, adverse publicity regarding the industry recalls and safety risks of autonomous driving and ADAS, accidents involving its products, domestic and foreign political developments or considerations, and litigation relating to its products and its competitors’ products. Changes in automotive, lidar sensor and safety government regulations, especially in the autonomous driving and ADAS industries, could adversely affect Cepton’s business. If government priorities shift and Cepton is unable to adapt to changing regulations, its business may be materially and adversely affected.

Federal and local regulators impose more stringent compliance and reporting requirements in response to product recalls and safety issues in the automotive and laser industry. Cepton is subject to existing stringent requirements under the National Traffic and Motor Vehicle Safety Act of 1966 (the “Vehicle Safety Act”), including a duty to report, subject to strict timing requirements, safety defects with its products. The Vehicle Safety Act imposes potentially significant civil penalties for violations including the failure to comply with such reporting actions. Cepton is also subject to the existing U.S. Transportation Recall Enhancement, Accountability and Documentation Act (“TREAD”), which requires equipment manufacturers, such as Cepton, to comply with “Early Warning” requirements by reporting certain information to the NHTSA, such as information related to defects or reports of injury related to its products. TREAD imposes criminal liability for violating such requirements if a defect subsequently causes death or bodily injury. In addition, the National Traffic and Motor Vehicle Safety Act authorizes NHTSA to require a manufacturer to recall and repair vehicles that contain safety defects or fail to comply with U.S. federal motor vehicle safety standards. Sales into foreign countries may be subject to similar regulations. If Cepton cannot rapidly address any safety concerns or defects with its products, its business, results of operations and financial condition may be adversely affected.

The U.S. Department of Transportation issued regulations in 2016 that require manufacturers of certain autonomous vehicles to provide documentation covering specific topics to regulators, such as how automated systems detect objects on the road, how information is displayed to drivers, what cybersecurity measures are in place and the methods used to test the design and validation of autonomous driving systems. As cars that carry Cepton sensors go into production, the obligations of complying with safety regulations could increase and it could require increased resources and adversely affect Cepton’s business.

Autonomous and ADAS features may be delayed in adoption by OEMs, and Cepton’s business impacted, as additional safety requirements are imposed on vehicle manufacturers.

The ADAS market is fast evolving and there is generally a lack of an established regulatory framework. Vehicle regulators globally continue to consider new and enhanced emissions requirements, including electrification, to meet environmental and economic needs as well as pursue new safety standards to address emerging traffic risks. To control new vehicle prices, among other concerns, OEMs may need to dedicate technology and cost additions to new vehicle designs to meet these emissions and safety requirements and postpone the consumer cost pressures of new autonomous and ADAS features. As additional safety requirements are imposed on vehicle manufacturers, Cepton’s business may be materially impacted.

Cepton’s business may be adversely affected if it fails to comply with the regulatory requirements under the Federal Food, Drug, and Cosmetic or the Food and Drug Administration (the “FDA”).

As a lidar technology company, Cepton, as well as any potential collaborative partners such as distributors, are subject to the Electronic Product Radiation Control Provisions of the Federal Food, Drug, and Cosmetic Act. These requirements are enforced by the FDA. Electronic product radiation includes laser technology. Regulations governing these products are intended to protect the public from hazardous or unnecessary exposure. Manufacturers are required to certify in product labeling and reports to the FDA that their products comply with applicable performance standards as well as maintain manufacturing, testing, and distribution records for their products. Cepton’s, or any of its potential collaborative partners such as distributors’ failure to comply with these requirements could result in enforcement action by the FDA, which could require Cepton to cease distribution of its products, recall or remediate products already distributed to customers, or subject Cepton to FDA enforcement.

Cepton is subject to data privacy and cybersecurity risks to operational systems, security systems, infrastructure, integrated software in its lidar solutions and customer data processed by Cepton or third-party vendors or suppliers and any material failure, weakness, interruption, cyber event, incident or breach of security could prevent Cepton from effectively operating its business and subject it to regulatory actions or litigation.

Cepton’s current and potential future operations and sales subject it to laws and regulations addressing privacy and the collection, use, storage, disclosure, transfer and protection of a variety of types of data. For example, the European Commission has adopted the General Data Protection Regulation and California recently enacted the California Consumer Privacy Act of 2018, both of which provide for potentially material penalties for non-compliance. These regimes may, among other things, impose data security requirements, disclosure requirements, and restrictions on data collection, uses, and sharing that may impact Cepton’s operations and the development of its business. While, generally, Cepton does not have access to, collect, store, process, or share certain information collected by its solutions unless its customers choose to proactively provide such information to Cepton, Cepton’s products may evolve both to address potential customer requirements or to add new features and functionality. Therefore, the full impact of these privacy regimes on Cepton’s business is rapidly evolving across jurisdictions and remains uncertain at this time.

Cepton may also be affected by cyber-attacks and other means of gaining unauthorized access to its products, systems, and data. For instance, cyber criminals or insiders may target Cepton or third parties with which it has business relationships to obtain data, or in a manner that disrupts Cepton’s operations or compromises its products or the systems into which its products are integrated.

Cepton is assessing the continually evolving privacy and data security regimes and measures it believes are appropriate in response. Since these data security regimes are evolving, uncertain and complex, especially for a global business like Cepton’s, it may need to update or enhance its compliance measures as its products, markets and customer demands further develop, and these updates or enhancements may require implementation costs. In addition, Cepton may not be able to monitor and react to all developments in a timely manner. The compliance measures Cepton does adopt may prove ineffective. Any failure, or perceived failure, by Cepton to comply with current and future regulatory or customer-driven privacy, data protection, and information security requirements, or to prevent or mitigate security breaches, cyber-attacks, or improper access to, use of, or disclosure of data, or any security issues or cyber-attacks affecting Cepton, could result in significant liability, costs (including the costs of mitigation and recovery), and a material loss of revenue resulting from the adverse impact on its reputation and brand, loss of proprietary information and data, disruption to its business and relationships, and diminished ability to retain or attract customers and business partners. Such events may result in governmental enforcement actions and prosecutions, private litigation, fines and penalties or adverse publicity, and could cause customers and business partners to lose trust in Cepton, which could have an adverse effect on its reputation and business.

Regulations related to conflict minerals may cause Cepton to incur additional expenses and could limit the supply and increase the costs of certain metals used in the manufacturing of its products.

Cepton is subject to the requirements under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) that will require it to determine, disclose and report whether its products contain conflict minerals. The implementation of these requirements could adversely affect the sourcing, availability and pricing of the materials used in the manufacture of components used in Cepton’s products. In addition, Cepton will incur additional costs to comply with the disclosure requirements, including costs related to conducting diligence procedures to determine the sources of conflict minerals that may be used in or necessary to the production of its products and, if applicable, potential changes to products, processes or sources of supply as a consequence of such verification activities. It is also possible that its reputation may be adversely affected if Cepton determines that certain of its products contain minerals not determined to be conflict-free or if Cepton is unable to alter its products, processes or sources of supply to avoid use of such materials.

Risks Related to Cepton’s Intellectual Property

Despite the actions Cepton is taking to defend and protect its intellectual property, Cepton may not be able to adequately protect or enforce its intellectual property rights or prevent unauthorized parties from copying or reverse engineering its solutions. Cepton’s efforts to protect and enforce its intellectual property rights and prevent third parties from violating its rights may be costly.

The success of Cepton’s products and its business depend in part on Cepton’s ability to obtain patents and other intellectual property rights and maintain adequate legal protection for its products in the United States and other international jurisdictions. Cepton relies on a combination of patent, service mark, trademark and trade secret laws, as well as confidentiality procedures and contractual restrictions, to establish and protect its proprietary rights, all of which provide only limited protection.

Cepton cannot assure you that any patents will be issued with respect to its currently pending patent applications or that any trademarks will be registered with respect to its currently pending applications in a manner that gives Cepton adequate defensive protection or competitive advantages, if at all, or that any patents issued to Cepton or any trademarks registered by it will not be challenged, invalidated or circumvented. Cepton has filed for patents and trademarks in the United States and in certain international jurisdictions, but such protections may not be available in all countries in which it operates or in which Cepton seeks to enforce its intellectual property rights, or may be difficult to enforce in practice. Cepton’s currently-issued patents and trademarks and any patents and trademarks that may be issued or registered, as applicable, in the future with respect to pending or future applications may not provide sufficiently broad protection or may not prove to be enforceable in actions against alleged infringers. Cepton’s foreign intellectual property portfolio is not as comprehensive as its U.S. intellectual property portfolio and may not protect its intellectual property in some countries where its products are sold or may be sold in the future. Cepton cannot be certain that the steps it has taken will prevent unauthorized use of its technology or the reverse engineering of its technology. Moreover, others may independently develop technologies that are competitive to Cepton or infringe Cepton’s intellectual property.

Protecting against the unauthorized use of Cepton’s intellectual property, products and other proprietary rights is expensive and difficult, particularly internationally. Cepton believes that its patents are foundational in the area of lidar products and intends to enforce the intellectual property portfolio it has built over the years. Unauthorized parties may attempt to copy or reverse engineer Cepton’s lidar technology or certain aspects of Cepton’s solutions that it considers proprietary. Litigation may be necessary in the future to enforce or defend Cepton’s intellectual property rights, to prevent unauthorized parties from copying or reverse engineering its solutions, to determine the validity and scope of the proprietary rights of others or to block the importation of infringing products into the United States.

Any such litigation, whether initiated by Cepton or a third party, could result in substantial costs and diversion of management resources, either of which could adversely affect Cepton’s business, operating results and financial condition. Even if it obtains favorable outcomes in litigation, Cepton may not be able to obtain adequate remedies, especially in the context of unauthorized parties copying or reverse engineering its solutions.

Further, many of Cepton’s current and potential competitors have the ability to dedicate substantially greater resources to defending intellectual property infringement claims and to enforcing their intellectual property rights than Cepton has. Attempts to enforce its rights against third parties could also provoke these third parties to assert their own intellectual property or other rights against Cepton or result in a holding that invalidates or narrows the scope of Cepton’s rights, in whole or in part. Effective patent, trademark, service mark, copyright and trade secret protection may not be available in every country in which Cepton’s products are available and competitors based in other countries may sell infringing products in one or more markets. Failure to adequately protect Cepton’s intellectual property rights could result in Cepton’s competitors offering similar products, potentially resulting in the loss of some of Cepton’s competitive advantage and a decrease in its revenue, which would adversely affect Cepton’s business, operating results, financial condition and prospects.

Third-party claims that Cepton is infringing intellectual property, whether successful or not, could subject it to costly and time-consuming litigation or expensive licenses, and its business could be adversely affected.

Although Cepton holds key patents related to its products, a number of companies, both within and outside of the lidar industry, hold other patents covering aspects of lidar products. In addition to these patents, participants in this industry typically also protect their technology, especially embedded software, through copyrights and trade secrets.

As a result, there is frequent litigation based on allegations of infringement, misappropriation or other violations of intellectual property rights. Cepton has received, and in the future may receive, inquiries from other intellectual property holders and may become subject to claims that it infringes their intellectual property rights, particularly as Cepton expands its presence in the market, expands to new use cases and faces increasing competition. In addition, parties may claim that the names and branding of Cepton’s products infringe their trademark rights in certain countries or territories. If such a claim were to prevail, Cepton may have to change the names and branding of its products in the affected territories and it could incur other costs.

Cepton currently has a number of agreements in effect pursuant to which it has agreed to defend, indemnify and hold harmless its customers, suppliers, and channel partners and other partners from damages and costs which may arise from the infringement by Cepton’s products of third-party patents or other intellectual property rights. The scope of these indemnity obligations varies, but may, in some instances, include indemnification for damages and expenses, including attorneys’ fees. Cepton’s insurance may not cover all intellectual property infringement claims. A claim that its products infringe a third party’s intellectual property rights, even if untrue, could adversely affect Cepton’s relationships with its customers, may deter future customers from purchasing its products and could expose Cepton to costly litigation and settlement expenses. Even if Cepton is not a party to any litigation between a customer and a third party relating to infringement by its products, an adverse outcome in any such litigation could make it more difficult for Cepton to defend its products against intellectual property infringement claims in any subsequent litigation in which it is a named party. Any of these results could adversely affect Cepton’s brand and operating results.

Cepton may in the future need to initiate infringement claims or litigation in order to try to protect its intellectual property rights. In addition to litigation where Cepton is a plaintiff, Cepton’s defense of intellectual property rights claims brought against it or its customers, suppliers and channel partners, with or without merit, could be time-consuming, expensive to litigate or settle, divert management resources and attention and force Cepton to acquire intellectual property rights and licenses, which may involve substantial royalty or other payments and may not be available on acceptable terms or at all. Further, a party making such a claim, if successful, could secure a judgment that requires Cepton to pay substantial damages or obtain an injunction, and Cepton may also lose the opportunity to license its technology to others or to collect royalty payments. An adverse determination also could invalidate or narrow Cepton’s intellectual property rights and adversely affect its ability to offer its products to its customers and may require that Cepton procure or develop substitute products that do not infringe, which could require significant effort and expense. Any of these events could adversely affect Cepton’s business, reputation, operating results, financial condition and prospects.

Cepton’s intellectual property applications for registration may not issue or be registered, which may have a material adverse effect on Cepton’s ability to prevent others from commercially exploiting products similar to Cepton’s.

Cepton cannot be certain that it is the first inventor of the subject matter to which it has filed a particular patent application, or if it is the first party to file such a patent application. If another party has filed a patent application to the same subject matter as Cepton has, Cepton may not be entitled to the protection sought by the patent application. Cepton also cannot be certain whether the claims included in a patent application will ultimately be allowed in the applicable issued patent or the timing of any approval or grant of a patent application. Further, the scope of protection of issued patent claims is often difficult to determine. As a result, Cepton cannot be certain that the patent applications that it files will issue, or that its issued patents will afford protection against competitors with similar technology. In addition, Cepton’s competitors may design around Cepton’s issued patents, which may adversely affect Cepton’s business, prospects, financial condition and operating results.

In addition to patented technology, Cepton relies on its unpatented proprietary technology, trade secrets, designs, experiences, work flows, data, processes, software and know-how.

Cepton relies on proprietary information (such as trade secrets, designs, experiences, work flows, data, know-how and confidential information) to protect intellectual property that may not be patentable or subject to copyright, trademark, trade dress or service mark protection, or that Cepton believes is best protected by means that do not require public disclosure. Cepton generally seeks to protect this proprietary information by entering into confidentiality agreements, or consulting, services or employment agreements that contain non-disclosure and non-use provisions with its employees, consultants, contractors and third parties. However, Cepton may fail to enter into the necessary agreements, and even if entered into, these agreements may be breached or may otherwise fail to prevent disclosure, third-party infringement or misappropriation of its proprietary information, may be limited as to their term and may not provide an adequate remedy in the event of unauthorized disclosure or use of proprietary information. Cepton has limited control over the protection of trade secrets used by its current or future manufacturing partners and suppliers and could lose future trade secret protection if any unauthorized disclosure of such information occurs. In addition, Cepton’s proprietary information may otherwise become known or be independently developed by its competitors or other third parties. To the extent that its employees, consultants, contractors, advisors and other third parties use intellectual property owned by others in their work for Cepton, disputes may arise as to the rights in related or resulting know-how and inventions. Costly and time-consuming litigation could be necessary to enforce and determine the scope of Cepton’s proprietary rights, and failure to obtain or maintain protection for its proprietary information could adversely affect its competitive business position. Furthermore, laws regarding trade secret rights in certain markets where Cepton operates may afford little or no protection to its trade secrets.

Cepton also relies on physical and electronic security measures to protect its proprietary information, but it cannot provide assurance that these security measures will not be breached or provide adequate protection for its property. There is a risk that third parties may obtain and improperly utilize Cepton’s proprietary information to its competitive disadvantage. Cepton may not be able to detect or prevent the unauthorized use of such information or take appropriate and timely steps to enforce its intellectual property rights.

Cepton may be subject to damages resulting from claims that it or its current or former employees have wrongfully used or disclosed alleged trade secrets of its employees’ former employers. Cepton may be subject to damages if its current or former employees wrongfully use or disclose Cepton’s trade secrets.

Cepton may be subject to claims that it or its current or former employees have inadvertently or otherwise used or disclosed trade secrets or other proprietary information of a current or former employee’s former employers. Litigation may be necessary to defend against these claims. If Cepton fails in defending such claims, in addition to paying monetary damages, it may lose valuable intellectual property rights or personnel. A loss of key personnel or their work product could hamper or prevent Cepton’s ability to commercialize its products, which could severely harm its business. Even if Cepton is successful in defending against these claims, litigation could result in substantial costs and demand on management resources.

Risks Related to Being a Public Company

New Cepton will incur increased costs as a result of operating as a public company, and its management will devote substantial time to compliance with its public company responsibilities and corporate governance practices.

If Cepton completes the Business Combination and becomes a public company, it will incur significant legal, accounting and other expenses that it did not incur as a private company, and these expenses may increase even more after New Cepton is no longer an emerging growth company, as defined in Section 2(a) of the Securities Act. As a public company, New Cepton will be subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act, and the Dodd-Frank Act, as well as rules adopted, and to be adopted, by the SEC and Nasdaq, and other applicable securities rules and regulations, which impose various requirements on public companies, including the establishment and maintenance of effective disclosure and financial controls and changes in corporate governance practices. Cepton’s management and other personnel will need to devote a substantial amount of time to these public company requirements. Moreover, Cepton expects these rules and regulations to substantially increase its legal and financial compliance costs and to make some activities more time-consuming and costly. The increased costs will increase Cepton’s net loss. Cepton may need to hire additional legal, accounting and financial staff with appropriate public company experience and technical accounting knowledge and maintain an internal audit function.

In addition, changing laws, regulations, and standards relating to corporate governance and public disclosure are creating uncertainty for public companies, increasing legal and financial compliance costs, and making some activities more time consuming. These laws, regulations, and standards are subject to varying interpretations and may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. New Cepton intends to invest resources to comply with evolving laws, regulations, and standards, and this investment may result in increased general and administrative expenses and a diversion of management’s time and attention from revenue-generating activities to compliance activities. If New Cepton’s efforts to comply with new laws, regulations, and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to their application and practice, regulatory authorities may initiate legal proceedings against Cepton and its business may be adversely affected.

The rules and regulations applicable to public companies make it more expensive for New Cepton to obtain and maintain director and officer liability insurance, and New Cepton may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These factors could also make it more difficult for New Cepton to attract and retain qualified members of its board of directors, particularly to serve on New Cepton’s audit committee and compensation committee, and qualified executive officers.

Cepton cannot predict or estimate the amount or timing of additional costs it may incur to respond to these requirements. The impact of these requirements could also make it more difficult for Cepton to attract and retain qualified persons to serve on its board of directors, its board committees or as executive officers.

Cepton’s management team has limited experience managing a public company.

Most of the members of Cepton’s management team have limited to no experience managing a publicly traded company, interacting with public company investors and complying with the increasingly complex laws pertaining to public companies. Additionally, certain members of Cepton’s management team were recently hired, including Dr. Fu, who began serving as CFO in August 2020. Cepton’s management team has not worked together at prior companies that were publicly traded. Cepton’s management team may not successfully or efficiently manage their new roles and responsibilities. Cepton’s transition to being a public company subjects it to significant regulatory oversight and reporting obligations under the federal securities laws and the continuous scrutiny of securities analysts and investors. These new obligations and constituents will require significant attention from Cepton’s senior management and could divert their attention away from the day-to-day management of Cepton’s business, which could adversely affect Cepton’s business, financial condition, and operating results.

Risks Related to GCAC and the Business Combination

You may be unable to ascertain the merits or risks of Cepton’s operations.

If the Business Combination is consummated, New Cepton will be affected by numerous risks inherent in Cepton’s business operations. Although GCAC’s management has endeavored to evaluate the risks inherent in the proposed Business Combination with Cepton, GCAC cannot assure you that it can adequately ascertain or assess all of the significant risk factors. Furthermore, some of these risks may be outside of GCAC’s control. GCAC also cannot assure you that an investment in GCAC’s securities will not ultimately prove to be less favorable to investors in GCAC than a direct investment, if an opportunity were available, in Cepton. In addition, if GCAC’s stockholders do not believe that the prospects for the Business Combination are promising, a greater number of stockholders may exercise their redemption rights, which may make it difficult for GCAC to meet the Minimum Cash Condition or consummate the Business Combination.

There is no assurance that GCAC’s diligence will reveal all material risks that may present with regard to Cepton. Subsequent to the completion of the Business Combination, New Cepton may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on its financial condition and its share price, which could cause you to lose some or all of your investment.

GCAC cannot assure you that the due diligence GCAC has conducted on Cepton will reveal all material issues that may be present with regard to Cepton, or that it would be possible to uncover all material issues through a customary amount of due diligence or that risks outside of GCAC’s control will not later arise. Cepton is aware that GCAC must complete the Business Combination by August 2, 2022 (or a later date approved by GCAC’s stockholders pursuant to the GCAC Charter). Consequently, Cepton may have obtained leverage over us in negotiating the Business Combination Agreement, knowing that if GCAC does not complete the Business Combination with Cepton, GCAC may not be able to complete an initial business combination with any other target business prior to such deadline. In addition, GCAC has had limited time to conduct due diligence. Cepton is a privately held company and GCAC therefore has made its decision to pursue a business combination with Cepton on the basis of limited information, which may result in a business combination that is not as profitable as expected, if at all. As a result of these factors, New Cepton may be forced to later write-down or write-off assets, restructure operations, or incur impairment or other charges that could result in reporting losses. Even if GCAC’s due diligence successfully identified certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with our preliminary risk analysis. Even though these charges may be non-cash items and would not have an immediate impact on GCAC’s liquidity, the fact that GCAC reports charges of this nature could contribute to negative market perceptions about GCAC or GCAC’s securities. Accordingly, any stockholders of GCAC who choose to remain stockholders of New Cepton following the Business Combination could suffer a reduction in the value of their shares. Such stockholders are unlikely to have a remedy for such reduction in value unless they are able to successfully claim that the reduction was due to the breach by GCAC’s officers or directors of a duty of care or other fiduciary duty owed by them to GCAC, or if they are able to successfully bring a private claim under securities laws that the prospectus relating to the Business Combination contained an actionable material misstatement or material omission.

The unaudited pro forma financial information included in the section entitled “Unaudited Pro Forma Condensed Combined Financial Statements” may not be representative of New Cepton’s results if the Business Combination is consummated and accordingly, you will have limited financial information on which to evaluate the financial performance of New Cepton and your investment decision.

GCAC and Cepton currently operate as separate companies. GCAC has had no prior history as a combined entity and its operations have not previously been managed on a combined basis. The pro forma financial information is presented for informational purposes only and is not necessarily indicative of the financial position or results of operations that would have actually occurred had the Business Combination been completed at or as of the dates indicated, nor is it indicative of the future operating results or financial position of New Cepton. The pro forma statement of earnings does not reflect future nonrecurring charges resulting from the Business Combination. The unaudited pro forma financial information does not reflect future events that may occur after the Business Combination and does not consider potential impacts of current market conditions on revenues or expenses. The pro forma financial information included in the section entitled “Unaudited Pro Forma Condensed Combined Financial Statements” has been derived from GCAC’s and Cepton’s historical financial statements and certain adjustments and assumptions have been made regarding the combined organization after giving effect to the transaction. Differences between preliminary estimates in the pro forma financial information and the final acquisition accounting will occur and could have an adverse impact on the pro forma financial information and New Cepton’s financial position and future results of operations.

In addition, the assumptions used in preparing the pro forma financial information may not prove to be accurate and other factors may affect New Cepton’s financial condition or results of operations following the Closing. Any potential decline in New Cepton’s financial condition or results of operations may cause significant variations in the stock price of New Cepton.

GCAC may issue additional shares of common or preferred stock to complete the Business Combination or under the 2021 Plan after completion of the Business Combination, any one of which would dilute the interest of GCAC’s stockholders and likely present other risks.

The GCAC Charter authorizes the issuance of up to 100,000,000 shares of GCAC Class A common stock, 10,000,000 shares of GCAC Class B common stock, and 1,000,000 shares of preferred stock, par value $0.0001 per share. There are currently 82,750,000 authorized but unissued shares of GCAC Class A common stock available for issuance, which amount does not take into account shares reserved for issuance upon exercise of outstanding warrants. There are currently 5,687,500 authorized but unissued shares of GCAC Class B common stock available for issuance. There are currently no shares of preferred stock issued and outstanding. GCAC may issue a substantial number of additional shares of common or preferred stock to complete the initial business combination or under an employee incentive plan after completion of the Business Combination. However, the GCAC Charter provides, among other things, that prior to GCAC’s initial business combination, GCAC may not issue additional shares of capital stock that would entitle the holders thereof to (i) receive funds from the Trust Account or (ii) vote on any initial business combination. These provisions of the GCAC Charter, like all other provisions thereof, may be amended with a stockholder vote. GCAC’s executive officers and directors have agreed, pursuant to a written agreement with GCAC, that they will not propose any amendment to the GCAC Charter that would affect the substance or timing of GCAC’s obligation to redeem 100% of its public shares if GCAC does not complete the initial business combination by August 2, 2022 (as approved by GCAC’s stockholders pursuant to the GCAC Charter), unless GCAC provides its public stockholders with the opportunity to redeem their shares of GCAC Class A common stock upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (which interest shall be net of taxes payable and working capital released to GCAC), divided by the number of then outstanding public shares. The issuance of additional shares of common or preferred stock:

•        may significantly dilute the equity interest of existing investors;

•        may subordinate the rights of holders of common stock if preferred stock is issued with rights senior to those afforded GCAC’s common stock;

•        could cause a change in control if a substantial number of common stock is issued, which may affect, among other things, GCAC’s ability to use its net operating loss carry forwards, if any, and could result in the resignation or removal of GCAC’s present officers and directors; and

•        may adversely affect prevailing market prices for GCAC’s units, GCAC Class A common stock and/or warrants.

New Cepton’s ability to be successful following the Business Combination will depend upon the efforts of New Cepton’s board of directors and key personnel and the loss of such persons could negatively impact the operations and profitability of New Cepton’s post-combination business.

New Cepton’s ability to be successful following the Business Combination will be dependent upon the efforts of New Cepton’s board of directors and key personnel. GCAC cannot assure you that New Cepton’s board of directors and key personnel will be effective or successful or remain with New Cepton. In addition to the other challenges they will face, such individuals may be unfamiliar with the requirements of operating a public company, which could cause new Cepton’s management to have to expend time and resources helping them become familiar with such requirements.

It is estimated that, pursuant to the Business Combination Agreement, GCAC’s public stockholders will own less than 5% of the equity interests or assets of New Cepton and GCAC’s management will not be engaged in the management of New Cepton’s business. Accordingly, the future performance of New Cepton will depend upon the quality of the post-business combination board of directors, management and key personnel of New Cepton.

Because GCAC’s initial stockholders, executive officers and directors will lose their entire investment in GCAC if the Business Combination or an alternative business combination is not completed, and because GCAC’s sponsors, executive officers and directors will not be eligible to be reimbursed for their out-of-pocket expenses if the Business Combination is not completed, a conflict of interest may have arisen in determining whether Cepton was appropriate for GCAC’s initial business combination.

GCAC’s initial stockholders currently own 4,312,500 shares of GCAC Class B common stock. In addition, the Sponsor purchased an aggregate of 5,175,000 Private Placement Warrants, each exercisable for one share of common stock at $11.50 per share, that will also be worthless if GCAC does not complete a business combination. The Founder shares are identical to the shares of GCAC Class A common stock. However, the holders have agreed (A) to vote any shares owned by them in favor of any proposed business combination and (B) not to redeem any shares in connection with a stockholder vote to approve a proposed initial business combination.

The personal and financial interests of GCAC’s executive officers and directors may have influenced their motivation in identifying and selecting a target business combination, completing an initial business combination and influencing the operation of the business following the initial business combination. At the closing of GCAC’s initial business combination, the Sponsor Group, executive officers and directors, or any of their respective affiliates, will be reimbursed for any out-of-pocket expenses incurred in connection with activities on GCAC’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. In the event the Business Combination or an alternative business combination is completed, there is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred in connection with activities on GCAC’s behalf. However, GCAC’s sponsors, executive officers and directors, or any of their respective affiliates will not be eligible for any such reimbursement if the Business Combination or an alternative business combination is not completed. Such financial interests of GCAC’s sponsors, executive officers and directors may have influenced their motivation in approving and completing the Business Combination.

Some of the GCAC and Cepton officers and directors may be argued to have conflicts of interest that may influence them to support or approve the Business Combination without regard to your interests.

Certain officers and directors of GCAC and Cepton participate in arrangements that may be argued to provide them with interests in the Business Combination that may be different from yours, including, among others, the continued service as an officer or director of New Cepton, severance benefits, equity grants, continued indemnification and the potential ability to sell an increased number of shares of common stock of New Cepton. If the Business Combination is not consummated and GCAC is forced to wind up, dissolve and liquidate in accordance with the GCAC Charter, the 4,312,500 shares of GCAC Class B common stock currently held by the Sponsor and GCAC’s directors and officers, which were initially acquired prior to the GCAC IPO by the initial stockholders for an aggregate purchase price of $25,000, will be worthless (as the holders have waived liquidation rights with respect to such shares). Such shares of GCAC Class A common stock had an aggregate market value of approximately $            million based on the last sale price of $            per share on Nasdaq on            , 2021. Accordingly, the Sponsor and GCAC’s current executive officers and directors, have interests that may be different from, or in addition to, your interests as a stockholder.

These interests, among others, may influence the officers and directors of GCAC and Cepton to support or approve the Business Combination. For more information concerning the interests of GCAC and Cepton executive officers and directors, see the sections entitled “The GCAC Business Combination Proposal — Interests of GCAC’s Initial Stockholders, Directors and Officers in the Business Combination” and “The Cepton Business Combination Proposal — Interests of Cepton Directors and Executive Officers in the Business Combination” in this prospectus.

GCAC’s stockholders and Cepton’s stockholders may not realize a benefit from the Business Combination commensurate with the ownership dilution they will experience in connection with the Business Combination.

If New Cepton is unable to realize the full strategic and financial benefits currently anticipated from the Business Combination, GCAC’s stockholders and Cepton’s stockholders will have experienced substantial dilution of their ownership interests in their respective companies without receiving any commensurate benefit, or only receiving part of the commensurate benefit to the extent New Cepton is able to realize only part of the strategic and financial benefits currently anticipated from the Business Combination.

Because Cepton will become a publicly traded company through a merger as opposed to an underwritten public offering, no underwriter has conducted due diligence in connection with the Business Combination.

In an underwritten public offering, underwriters typically conduct due diligence on the issuer in order to establish a due diligence defense against liability claims under federal securities laws. Because GCAC is already a publicly traded company, no underwriter has conducted due diligence in connection with the Business Combination. While sponsors, private investors and management in a business combination undertake a certain level of due diligence, it is not necessarily the same level of due diligence undertaken by an underwriter in an underwritten public offering and, therefore, there could be a heightened risk of an incorrect valuation of the business or material misstatements or omissions in this prospectus.

Risks Related to Ownership of New Cepton’s Shares

The GCAC Charter and the Amended and Restated Charter require, to the fullest extent permitted by law, that derivative actions brought in GCAC’s or New Cepton’s name, as applicable, against their respective directors, officers, other employees or stockholders for breach of fiduciary duty and other similar actions may be brought only in the Court of Chancery in the State of Delaware, which may have the effect of discouraging lawsuits against GCAC’s or New Cepton’s directors, officers, other employees or stockholders, as applicable.

The GCAC Charter and the Amended and Restated Charter require, to the fullest extent permitted by law, that derivative actions brought in GCAC’s or New Cepton’s name, as applicable, against their respective directors, officers, other employees or stockholders for breach of fiduciary duty and other similar actions may be brought only in the Court of Chancery in the State of Delaware or, if the Court of Chancery does not have subject matter jurisdiction, in the federal district court of the State of Delaware. This exclusive forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with GCAC or New Cepton, as applicable, or any of their respective directors, officers, other employees or stockholders, which may discourage lawsuits with respect to such claims, although their respective stockholders will not be deemed to have waived their compliance with federal securities laws and the rules and regulations thereunder. However, there is no assurance that a court would enforce the choice of forum provision contained in the GCAC Charter and the Amended and Restated Charter. If a court were to find such provision to be inapplicable or unenforceable in an action, GCAC or New Cepton, as applicable, may incur additional costs associated with resolving such action in other jurisdictions, which could harm their business, operating results and financial condition.

The GCAC Charter and the Amended and Restated Charter provide that the exclusive forum provision will be applicable to the fullest extent permitted by applicable law. The Amended and Restated Charter also provides that (A) the exclusive forum provision shall not apply to claims or causes of action brought to enforce a duty or liability created by the Securities Act or the Exchange Act, or any other claim for which the federal courts have exclusive jurisdiction and (B) unless New Cepton consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States will be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.

Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Accordingly, both state and federal courts have jurisdiction to entertain such claims. As noted above, the Amended and Restated Charter provides that the federal district courts of the United States will be the exclusive forum for the resolution of any complaint asserting a cause of action under the Securities Act. Due to the concurrent jurisdiction for federal and state courts created by Section 22 of the Securities Act over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder, there is uncertainty as to whether a court would enforce the exclusive form provision. Investors also cannot waive compliance with the federal securities laws and the rules and regulations thereunder.

Anti-takeover provisions contained in the Amended and Restated Charter and the Proposed Bylaws, as well as provisions of Delaware law, could impair a takeover attempt.

The Amended and Restated Charter and the Proposed Bylaws contain provisions that could have the effect of delaying or preventing changes in control or changes in our management without the consent of our board of directors. These provisions include:

•        no cumulative voting in the election of directors, which limits the ability of minority stockholders to elect director candidates;

•        the exclusive right of our board of directors to elect a director to fill a vacancy created by the expansion of the board of directors or the resignation, death, or removal of a director with or without cause by stockholders, which prevents stockholders from being able to fill vacancies on our board of directors;

•        the ability of our board of directors to determine whether to issue shares of our preferred stock and to determine the price and other terms of those shares, including preferences and voting rights, without stockholder approval, which could be used to significantly dilute the ownership of a hostile acquirer;

•        a prohibition on stockholder action by written consent, which forces stockholder action to be taken at an annual or special meeting of our stockholders;

•        the requirement that a special meeting of stockholders may be called only by the board of directors, which may delay the ability of our stockholders to force consideration of a proposal or to take action, including the removal of directors;

•        limiting the liability of, and providing indemnification to, our directors and officers;

•        controlling the procedures for the conduct and scheduling of stockholder meetings;

•        providing for a staggered board, in which the members of the board of directors are divided into three classes to serve for a period of three years from the date of their respective appointment or election;

•        granting the ability to remove directors with cause by the affirmative vote of 66⅔% in voting power of the outstanding shares of common stock entitled to vote thereon;

•        requiring the affirmative vote of at least 66⅔% of the voting power of the outstanding shares of capital stock of New Cepton entitled to vote generally in the election of directors, voting together as a single class, to amend the Proposed Bylaws or Articles V, VI, VII, VIII, IX and X of the Amended and Restated Charter; and

•        advance notice procedures that stockholders must comply with in order to nominate candidates to New Cepton Board or to propose matters to be acted upon at a stockholders’ meeting, which may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of New Cepton.

These provisions, alone or together, could delay hostile takeovers and changes in control of New Cepton or changes in New Cepton Board and New Cepton’s management.

As a Delaware corporation, we are also subject to provisions of Delaware law, including Section 203 of the DGCL, which prevents some stockholders holding more than 15% of our outstanding common stock from engaging in certain business combinations without approval of the holders of substantially all of common stock. Any provision of Amended and Restated Charter, the Proposed Bylaws or Delaware law that has the effect of delaying or deterring a change in control could limit the opportunity for our stockholders to receive a premium for their shares of common stock and could also affect the price that some investors are willing to pay for common stock. For more information, see the section of this prospectus captioned “Description of Securities of GCAC — Certain Anti-Takeover Provisions of Delaware Law and the GCAC Charter and Bylaws.”

Claims for indemnification by New Cepton’s directors and officers may reduce New Cepton’s available funds to satisfy successful third-party claims against New Cepton and may reduce the amount of money available to New Cepton.

The Proposed Bylaws will provide that New Cepton will indemnify its directors and officers, in each case to the fullest extent permitted by Delaware law. In addition, as permitted by Section 145 of the DGCL, the Proposed Bylaws and its indemnification agreements that it will enter into with its directors and officers will provide that:

•        New Cepton will indemnify its directors and officers for serving New Cepton in those capacities or for serving other business enterprises at its request, to the fullest extent permitted by Delaware law. Delaware law provides that a corporation may indemnify such person if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the registrant and, with respect to any criminal proceeding, had no reasonable cause to believe such person’s conduct was unlawful;

•        New Cepton may, in its discretion, indemnify employees and agents in those circumstances where indemnification is permitted by applicable law;

•        New Cepton will be required to advance expenses, as incurred, to its directors and officers in connection with defending a proceeding, except that such directors or officers shall undertake to repay such advances if it is ultimately determined that such person is not entitled to indemnification;

•        New Cepton will not be obligated pursuant to its Proposed Bylaws to indemnify a person with respect to proceedings initiated by that person against New Cepton or its other indemnitees, except with respect to proceedings authorized by its board of directors or brought to enforce a right to indemnification; and

•        the rights conferred in the Proposed Bylaws are not exclusive, and New Cepton is authorized to enter into indemnification agreements with its directors, officers, employees and agents and to obtain insurance to indemnify such persons.

Following the consummation of the Business Combination, New Cepton’s only significant asset will be ownership of 100% of Cepton’s common stock, and New Cepton does not currently intend to pay dividends on the common stock and, consequently, your ability to achieve a return on your investment will depend on appreciation in the price of the common stock.

Following the consummation of the Business Combination, we will have no direct operations and no significant assets other than the ownership of 100% of Cepton’s common stock. We will depend on Cepton for distributions, loans and other payments to generate the funds necessary to meet our financial obligations, including our expenses as a publicly-traded company, and to pay any dividends with respect to the common stock. Applicable state law and contractual restrictions, including in agreements governing the future indebtedness of Cepton, as well as the financial condition and operating requirements of Cepton, may limit our ability to obtain cash from Cepton. Thus, we do not expect to pay cash dividends on the common stock. Any future dividend payments are within the absolute discretion of our board of directors and will depend on, among other things, our results of operations, working capital requirements, capital expenditure requirements, financial condition, level of indebtedness, contractual restrictions with respect to payment of dividends, business opportunities, anticipated cash needs, provisions of applicable law and other factors that our board of directors may deem relevant. As a result, you may not receive any return on an investment in the common stock) unless you sell those securities, as applicable, for a price greater than that which you paid for it. In addition, in the event that the board of directors and stockholders of New Cepton were to approve a sale of all of the common stock holdings of Cepton, your equity interest would be in a holding company with no material assets other than those assets and other consideration received in such transaction.

If, following the Business Combination, securities or industry analysts do not publish or cease publishing research or reports about New Cepton, its business, or its market, or if they change their recommendations regarding New Cepton’s securities adversely, the price and trading volume of New Cepton’s securities could decline.

The trading market for New Cepton’s securities will be influenced by the research and reports that industry or securities analysts may publish about New Cepton, its business, market or competitors. Securities and industry analysts do not currently, and may never, publish research on New Cepton. If no securities or industry analysts commence coverage of New Cepton, New Cepton’s share price and trading volume would likely be negatively impacted. If any of the analysts who may cover New Cepton change their recommendation regarding the common stock adversely, or provide more favorable relative recommendations about New Cepton’s competitors, the price of shares of the common stock would likely decline. If any analyst who may cover New Cepton were to cease coverage of New Cepton or fail to regularly publish reports on it, New Cepton could lose visibility in the financial markets, which in turn could cause its share price or trading volume to decline.

Future issuances of debt securities and equity securities may adversely affect us, including the market price of the common stock and may be dilutive to existing stockholders.

In the future, we may incur debt or issue equity-ranking senior to the common stock. Those securities will generally have priority upon liquidation. Such securities also may be governed by an indenture or other instrument containing covenants restricting its operating flexibility. Additionally, any convertible or exchangeable securities that we issue in the future may have rights, preferences and privileges more favorable than those of the common stock. Because our decision to issue debt or equity in the future will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing, nature or success of our future capital raising efforts. As a result, future capital raising efforts may reduce the market price of the common stock and be dilutive to existing stockholders.

There can be no assurance that the common stock that will be issued in connection with the Business Combination will be approved for listing on Nasdaq or, if approved, will continue to be so listed following the closing of the Business Combination, or that New Cepton will be able to comply with the continued listing standards of Nasdaq.

In connection with the closing of the Business Combination, New Cepton intends to list the common stock and warrants on Nasdaq under the symbols “CPTN” and “CPTNW,” respectively. New Cepton’s continued eligibility for listing may depend on the number of GCAC’s shares that are redeemed. If, after the Business Combination, Nasdaq delists New Cepton’s shares from trading on its exchange for failure to meet the listing standards, New Cepton and its stockholders could face significant material adverse consequences including, but not limited to:

•        a limited availability of market quotations for New Cepton’s securities;

•        reduced liquidity for New Cepton’s securities;

•        a determination that the common stock is a “penny stock” which will require brokers trading in the common stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for the common stock;

•        a limited amount of analyst coverage; and

•        a decreased ability to issue additional securities or obtain additional financing in the future.

The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.” Because the common stock and warrants are listed on Nasdaq, they are covered securities. Although the states are preempted from regulating the sale of our securities, the federal statute does allow the states to investigate companies if there is a suspicion of fraud, and, if there is a finding of fraudulent activity, then the states can regulate or bar the sale of covered securities in a particular case. While we are not aware of a state, other than the State of Idaho, having used these powers to prohibit or restrict the sale of securities issued by blank check companies, certain state securities regulators view blank check companies unfavorably and might use these powers, or threaten to use these powers, to hinder the sale of securities of blank check companies in their states. Further, if New Cepton was no longer listed on Nasdaq, New Cepton’s securities would not be covered securities and New Cepton would be subject to regulation in each state in which New Cepton offers its securities.

An active market for New Cepton’s securities may not develop, which would adversely affect the liquidity and price of New Cepton’s securities.

The price of New Cepton’s securities may vary significantly due to factors specific to New Cepton as well as to general market or economic conditions. Furthermore, an active trading market for New Cepton’s securities may never develop or, if developed, it may not be sustained. Holders of New Cepton’s securities may be unable to sell their securities unless a market can be established and sustained.

The market price of New Cepton’s common stock may decline as a result of the Business Combination or other market factors.

If the perceived benefits of the Business Combination do not meet the expectations of investors or securities analysts, the market price of GCAC’s securities prior to the Closing may decline. The market values of New Cepton’s securities at the time of the Business Combination may vary significantly from their prices on the date the Business Combination Agreement was executed, the date of this prospectus, or the date on which GCAC’s stockholders vote on the Business Combination.

In addition, following the Business Combination, fluctuations in the price of New Cepton’s securities could contribute to the loss of all or part of your investment. Prior to the Business Combination, there has not been a public market for Cepton common stock. Accordingly, the valuation ascribed to Cepton may not be indicative of the price that will prevail in the trading market following the Business Combination. If an active market for New Cepton’s securities develops and continues, the trading price of new Cepton’s securities following the Business Combination could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond New Cepton’s control. Any of the factors listed below could have a material adverse effect on your investment in New Cepton’s securities and New Cepton’s securities may trade at prices significantly below the price you paid for them. In such circumstances, the trading price of New Cepton’s securities may not recover and may experience a further decline.

The market price of New Cepton’s common stock may decline as a result of the Business Combination and for a number of other reasons including if:

•        investors react negatively to the prospects of New Cepton’s business and the prospects of the Business Combination;

•        the effect of the Business Combination on New Cepton’s business and prospects is not consistent with the expectations of financial or industry analysts;

•        New Cepton does not achieve the perceived benefits of the Business Combination as rapidly or to the extent anticipated by financial or industry analysts;

•        actual or anticipated fluctuations in New Cepton’s quarterly financial results or the quarterly financial results of companies perceived to be similar to it;

•        changes in the market’s expectations about New Cepton’s operating results;

•        success of competitors;

•        changes in financial estimates and recommendations by securities analysts concerning New Cepton or the transportation industry in general;

•        operating and share price performance of other companies that investors deem comparable to New Cepton;

•        New Cepton’s ability to market new and enhanced products and technologies on a timely basis;

•        changes in laws and regulations affecting New Cepton’s business;

•        New Cepton’s ability to meet compliance requirements;

•        commencement of, or involvement in, litigation involving New Cepton;

•        changes in New Cepton’s capital structure, such as future issuances of securities or the incurrence of additional debt;

•        the volume of New Cepton’s shares of common stock available for public sale; or

•        any major change in New Cepton’s Board or management.

Future sales, or the perception of future sales, by New Cepton or its stockholders in the public market following the Business Combination could cause the market price for the common stock to decline.

The sale of shares of the common stock in the public market, or the perception that such sales could occur, could harm the prevailing market price of shares of the common stock. These sales, or the possibility that these sales may occur, also might make it more difficult for New Cepton to sell equity securities in the future at a time and at a price that it deems appropriate.

Upon consummation of the Business Combination, it is currently expected that New Cepton will have a total of            shares of New Cepton common stock outstanding (exclude any outstanding Warrants and assuming that (i) there are no redemptions of any shares by GCAC’s public stockholders in connection with the Business Combination or an Extension Redemption, (ii) no awards are issued under the 2021 Plan, (iii) no shares are issued under the ESPP, (iv) no Working Capital Warrants are issued, and (v) GCAC does not engage in any kind of additional equity financing prior to the Closing). All shares currently held by GCAC public stockholders and all of the shares issued in the Business Combination to existing Cepton stockholders will be freely tradable without registration under the Securities Act, and without restriction by persons other than New Cepton’s “affiliates” (as defined under Rule 144 of the Securities Act, “Rule 144”), including New Cepton’s directors, executive officers and other affiliates.

In connection with the Business Combination, certain existing Cepton stockholders, who are expected to collectively own            shares of the common stock following the Business Combination (based on the above assumptions and Cepton’s current stock holdings), have agreed with GCAC, subject to certain exceptions, not to dispose of or hedge any of their shares of the common stock or securities convertible into or exchangeable for shares of the common stock during the period from the date of the Closing continuing through the earliest of: (i) the date that is one year from the Closing Date, (ii) the last trading day when the last reported sale price of the common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for 20 trading days within any 30-trading day period commencing at least 60 days after the Closing Date, or (iii) such date on which New Cepton completes a liquidation, merger, stock exchange, reorganization or other similar transaction that results in all of the New Cepton stockholders having the right to exchange their shares of the common stock for cash, securities or other property.

In addition, the shares of the common stock reserved for future issuance under the 2021 Plan will become eligible for sale in the public market once those shares are issued, subject to any applicable vesting requirements, lockup agreements and other restrictions imposed by law. Assuming that certain proposals in connection with the Business Combination are approved and subject to approval by stockholders, the proposed 2021 Plan will initially reserve up to            shares of the common stock following the consummation of the Business Combination for issuance as awards in accordance with the terms of the 2021 Plan. New Cepton is expected to file one or more registration statements on Form S-8 under the Securities Act to register shares of the common stock or securities convertible into or exchangeable for shares of the common stock issued pursuant to the 2021 Plan. Any such Form S-8 registration statements will automatically become effective upon filing. Accordingly, shares registered under such registration statements will be available for sale in the open market. The initial registration statement on Form S-8 is expected to cover shares of the common stock.

In the future, New Cepton may also issue its securities in connection with investments or acquisitions. The amount of shares of the common stock issued in connection with an investment or acquisition could constitute a material portion of the then-outstanding shares of the common stock. Any issuance of additional securities in connection with investments or acquisitions may result in additional dilution to New Cepton stockholders.

New Cepton’s failure to meet the continued listing requirements of Nasdaq could result in a delisting of its Securities.

If, after listing, New Cepton fails to satisfy the continued listing requirements of Nasdaq such as the corporate governance requirements or the minimum closing bid price requirement, Nasdaq may take steps to delist its securities. Such a delisting would likely have a negative effect on the price of the securities and would impair your ability to sell or purchase the securities when you wish to do so. In the event of a delisting, New Cepton can provide no assurance that any action taken by it to restore compliance with listing requirements would allow its securities to become listed again, stabilize the market price or improve the liquidity of its securities, prevent its securities from dropping below the Nasdaq minimum bid price requirement or prevent future non-compliance with Nasdaq’s listing requirements. Additionally, if New Cepton’s securities are not listed on, or become delisted from, Nasdaq for any reason, and are quoted on the OTC Bulletin Board, an inter-dealer automated quotation system for equity securities that is not a national securities exchange, the liquidity and price of our securities may be more limited than if we were quoted or listed on Nasdaq or another national securities exchange. You may be unable to sell your securities unless a market can be established or sustained.

New Cepton will qualify as an “emerging growth company” as well as a smaller reporting company within the meaning of the Securities Act, and if New Cepton takes advantage of certain exemptions from disclosure requirements available to emerging growth companies or smaller reporting companies, this could make New Cepton’s securities less attractive to investors and may make it more difficult to compare New Cepton’s performance with other public companies.

Following the consummation of the Business Combination, New Cepton will qualify as an “emerging growth company” within the meaning of the Section 2(a)(19) of the Securities Act, as modified by the JOBS Act. As such, New Cepton may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies for as long as New Cepton continues to be an emerging growth company, including, but not limited to, (i) not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, (ii) reduced disclosure obligations regarding executive compensation in New Cepton’s periodic reports and proxy statements and (iii) exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. As a result, New Cepton’s stockholders may not have access to certain information they may deem important. New Cepton will remain an emerging growth company until the earliest of (i) the last day of the fiscal year in which the market value of the common stock that is held by non-affiliates exceeds $700 million as of the end of that year’s second fiscal quarter, (ii) the last day of the fiscal year in which New Cepton has total annual gross revenue of $1.07 billion or more during such fiscal year (as indexed for inflation), (iii) the date on which New Cepton has issued more than $1 billion in non-convertible debt in the prior three-year period or (iv) the last day of the fiscal year following the fifth anniversary of the date of the first sale of GCAC Class A common stock in the GCAC IPO. Investors may find New Cepton’s securities less attractive because New Cepton will rely on these exemptions. GCAC cannot predict whether investors will find New Cepton’s securities less attractive because it will rely on these exemptions. If some investors find New Cepton’s securities less attractive as a result of its reliance on these exemptions, the trading prices of New Cepton’s securities may be lower than they otherwise would be, there may be a less active trading market for its securities and the trading prices of its securities may be more volatile.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. We have elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of New Cepton’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Additionally, New Cepton will qualify as a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. New Cepton will remain a smaller reporting company until the last day of the fiscal year in which (i) the market value of the common stock held by non-affiliates exceeds $250 million as of the end of that year’s second fiscal quarter, or (ii) its annual revenues exceeded $100 million during such completed fiscal year and the market value of the common stock held by non-affiliates exceeds $700 million as of the end of that year’s second fiscal quarter. To the extent New Cepton takes advantage of such reduced disclosure obligations, it may also make comparison of its financial statements with other public companies difficult or impossible.

The unaudited pro forma financial information included herein may not be indicative of what New Cepton’s actual financial position or results of operations would have been.

The unaudited pro forma financial information included herein is presented for illustrative purposes only and is not necessarily indicative of what New Cepton’s actual financial position or results of operations would have been had the Business Combination been completed on the dates indicated.

Risks Related to the Redemption

The future exercise of registration rights may adversely affect the market price of the common stock.

Certain of our stockholders will have registration rights for restricted securities. We are obligated to register certain securities, including all of the shares of GCAC Class B common stock held by our Sponsor, shares of GCAC Class A common stock received by certain significant Cepton stockholders as part of the Business Combination and the PIPE Shares. We are obligated to (i) file this resale registration statement to register such securities (and any shares of the common stock into which they may be exercised following the consummation of the Business Combination) after filing an amendment to our proxy statement/consent solicitation statement/prospectus on Form S-4 following the receipt of the first round of SEC comments and (ii) use reasonable best efforts to cause such registration statement to be declared effective by the SEC as soon as reasonably practicable concurrently with the consummation of the Business Combination. Sales of a substantial number of shares of the common stock pursuant to this resale registration statement in the public market could occur at any time the registration statement remains effective. In addition, certain registration rights holders can request underwritten offerings to sell their securities. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of the common stock.

USE OF PROCEEDS

All of the common stock and Private Warrants offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective accounts. We will not receive any of the proceeds from these sales.

We will receive up to an aggregate of approximately $100.8 million from the exercise of the Public Warrants and Private Placement Warrants, assuming the exercise in full of all of the Public Warrants for cash. We expect to use the net proceeds from the exercise of the Public Warrants and Private Placement Warrants for working capital and general corporate purposes. We will have broad discretion over the use of proceeds from the exercise of the Public Warrants and Private Placement Warrants. There is no assurance that the holders of the Public Warrants and Private Placement Warrants will elect to exercise any or all of such Public Warrants or Private Placement Warrants. To the extent that the Public Warrants or the Private Placement Warrants are exercised on a “cashless basis,” the amount of cash we would receive from the exercise of the Public Warrants or Private Placement Warrants will decrease.

MARKET PRICE AND DIVIDEND INFORMATION

GCAC

Holders

As of            , 2021, there were            holders of record of our units,            holders of record of our shares of GCAC Class A common stock and            holders of record of our warrants.

Ticker Symbol and Market Price

GCAC Units, GCAC Class A common stock and the Public Warrants are currently listed on the Nasdaq Capital Market under the symbols “GCACU,” “GCAC,” and “GCACW,” respectively. The closing price of the GCAC Units, GCAC Class A common stock and the Public Warrants on August 4, 2021, the last trading day before announcement of the execution of the Business Combination Agreement, was $10.10, $9.72 and $0.78, respectively. As of            , 2021, the closing price for the GCAC Units, GCAC Class A Common Stock and the Public Warrants was $            , $            , and $            , respectively.

Dividend Policy

GCAC has not paid any cash dividends on its common stock to date and does not intend to pay cash dividends prior to the completion of its initial business combination.

Cepton

There is no public market for Cepton common stock or Cepton preferred stock.

Dividend Policy of New Cepton Following the Business Combination

The payment of cash dividends in the future will be dependent upon New Cepton’s revenue and earnings, if any, capital requirements and general financial condition subsequent to completion of the Business Combination. The payment of any cash dividends subsequent to the Business Combination will be within the discretion of the board of directors of the Combined Entity.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION AND OTHER DATA

Introduction

GCAC is providing the following unaudited pro forma condensed combined financial information to aid you in your analysis of the financial aspects of the Business Combination. The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.”

GCAC is a blank check company formed under the laws of the State of Delaware on January 4, 2010 under the name PinstripesNYS, Inc., and subsequently submitted a registration statement under the name Growth Capital Acquisition Corp. on February 27, 2020 for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.

Cepton provides state-of-the-art, intelligent, lidar-based solutions for a range of markets such as automotive (ADAS/AV), smart cities, smart spaces, and smart industrial applications. Cepton’s patented MMT®-based lidar technology enables reliable, scalable, and cost-effective solutions that deliver long range, high resolution 3D perception for smart applications.

The unaudited pro forma condensed combined balance sheet as of June 30, 2021 combines the historical balance sheet of GCAC as of June 30, 2021 with the historical balance sheet of Cepton as of June 30, 2021 on a pro forma basis as if the Business Combination and related transactions, summarized below, had been consummated on June 30, 2021.

GCAC and Cepton have different fiscal years. GCAC’s fiscal year ends on March 31, whereas Cepton’s fiscal year ends on December 31. The unaudited pro forma condensed combined statements of operations for the twelve months ended December 31, 2020 and for the six months ended June 30, 2021 have been prepared utilizing Cepton’s fiscal year end as that will be the year end for New Cepton. Accordingly, the unaudited pro forma condensed combined statement of operations for the fiscal year ended December 31, 2020 combines the historical results of GCAC for its fiscal year ended March 31, 2021 and the historical results of Cepton for the year ended December 31, 2020. The unaudited pro forma condensed combined statement of operations for the twelve months ended December 31, 2020 has been prepared utilizing period ends that differ by less than 93 days, as permitted by Rule 11-02 of Regulation S-X. The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2021 combines the historical statement of operations of GCAC and Cepton for the six months ended June 30, 2021. The historical statement of operations of GCAC for the six months ended June 30, 2021, was derived from GCAC’s unaudited condensed statement of operations for the nine months ended December 31, 2020, audited condensed statement of operations for the year ended March 31, 2021, and unaudited condensed statement of operations for the three months ended June 30, 2021. The unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2021 and for the year ended December 31, 2020 combine the historical statements of operations of GCAC and Cepton for such periods on a pro forma basis as if the Business Combination and related transactions, summarized below, had been consummated on January 1, 2020, the beginning of the earliest period presented.

The unaudited pro forma condensed combined balance sheet as of June 30, 2021 and the unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2021 and for the year ended December 31, 2020 are presented as if the following occurred:

•        the merger of Merger Sub, the wholly owned subsidiary of GCAC, with and into Cepton, with Cepton as the surviving company;

•        the Per Share Stock Consideration Rate being set at 2.478 shares in accordance with the Business Combination Agreement. The Per Share Stock Consideration Rate is defined by the Business Combination Agreement as the Per Share Merger Consideration divided by 10. The Per Share Merger Consideration is defined as $1.5 billion divided by Cepton Outstanding Shares as of the Closing. As of June 30, 2021, Cepton Outstanding Shares equaled 60,544,616 (reflecting Cepton outstanding common stock inclusive of converted and exercised preferred stock, Cepton Class F stock, and warrants, as well as all outstanding vested options on a diluted basis);

•        the conversion of all outstanding shares of Cepton preferred stock and Cepton Class F stock into Cepton common stock that will roll over into shares of New Cepton at the Per Share Stock Consideration Rate;

•        the redesignation of GCAC’s outstanding 17,250,000 Public Shares (13,259,263 Public Shares assuming low redemptions, 5,277,790 Public Shares assuming high redemptions, and 1,287,053 Public Shares assuming maximum redemptions) and 4,312,500 Founder Shares as New Cepton common stock;

•        the exercise of Cepton’s warrant for shares of Cepton common stock that will roll over into shares of New Cepton at the Per Share Stock Consideration Rate;

•        the conversion of all outstanding vested and unvested Cepton options into vested and unvested options in New Cepton, respectively, at the Per Share Stock Consideration Rate, in accordance with the Business Combination Agreement (the “Converted Options”). The Converted Options will have and be subject to the same terms and conditions (including vesting, expiration, and exercisability) as were applicable to such Cepton options immediately before the Business Combination. In accordance with the Business Combination Agreement, the exercise price per share of all outstanding vested and unvested options will be adjusted by dividing the applicable exercise price per share immediately prior to the Business Combination by the Per Share Stock Consideration Rate. Based on the number of Cepton vested and unvested options outstanding as of June 30, 2021, the conversion would result in 7,511,859 vested and 6,865,943 unvested options in New Cepton on a diluted basis, calculated in accordance with the treasury stock method of accounting;

•        the issuance of shares of New Cepton common stock as follows: 142,488,141 shares to stockholders of Cepton and 5,950,000 shares to the PIPE Investors; and

•        the issuance of up to 13,000,000 Earnout Shares contingently issuable to holders of Cepton common stock based upon achievement of the Share Price Milestones. Share Price Milestones are met if the share price of New Cepton Common Stock equals or exceeds $15.00 per share (first Share Price Milestone) and/or $17.50 per share (second Share Price Milestone) for any 20 trading days within any consecutive 30-trading day period that occurs after the Closing, and on or prior to the three-year anniversary of the Closing. Upon achievement of the first Share Price Milestone, 7,000,000 Earnout Shares shall be deemed earned and issued and 6,000,000 Earnout Shares shall be deemed earned and issued upon achievement of the second Share Price Milestone. The Earnout Shares will not be issued if none of the Share Price Milestones are met as of the three-year anniversary of the Closing.

The historical financial information of GCAC was derived from the unaudited financial statements of GCAC as of and for the six months ended June 30, 2021 and from the audited financial statements for the year ended March 31, 2021, included elsewhere in this prospectus. The historical financial information of Cepton was derived from the unaudited consolidated financial statements of Cepton as of and for the six months ended June 30, 2021; and from the audited consolidated financial statements for the year ended December 31, 2020, included elsewhere in this prospectus. This information should be read together with GCAC’s and Cepton’s audited and unaudited financial statements and related notes, the sections titled “Other Information Related to GCAC — GCAC’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Cepton’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included elsewhere in this prospectus.

The pro forma combined financial statements have been presented for informational purposes only and are not necessarily indicative of what Cepton’s and GCAC’s financial position or results of operations actually would have been had the transactions been completed as of the dates indicated. In addition, the pro forma data do not purport to project the future financial position or operating results of New Cepton. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.

Accounting for the Business Combination

The Business Combination will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, GCAC, who is the legal acquirer, will be treated as the “acquired” company for financial reporting purposes and Cepton will be treated as the accounting acquirer. Cepton has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances under the redemption scenarios:

•        Cepton’s existing stockholders will have more than 80% of the voting interest of New Cepton under both the no redemption and maximum redemption scenarios;

•        Cepton’s senior management will comprise the senior management of New Cepton;

•        the directors nominated by Cepton will represent the majority of the board of directors of New Cepton;

•        Cepton is the larger entity based on historical revenues and business operations;

•        Cepton’s operations will comprise the ongoing operations of New Cepton; and

•        New Cepton will assume Cepton’s name.

Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of a capital transaction in which Cepton is issuing stock for the net assets of GCAC. The net assets of GCAC will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of Cepton.

Basis of Pro Forma Presentation

Pursuant to GCAC’s Existing Charter, GCAC’s public stockholders may demand that GCAC redeem their shares of Class A common stock for cash if the Business Combination is consummated, irrespective of whether they vote for or against the Business Combination. If a public stockholder properly demands redemption of their shares, GCAC will redeem each share for cash equal to the public stockholder’s pro rata portion of the Trust Account, calculated as of two business days prior to the anticipated consummation of the Business Combination.

The unaudited pro forma condensed combined financial information has been prepared assuming four alternative levels of cash redemptions of GCAC’s common stock:

•        Assuming No Redemptions:    This presentation assumes that no GCAC public stockholders exercise redemption rights with respect to their Public Shares.

•        Assuming Low Redemptions:    This presentation assumes that GCAC public stockholders holding 3,990,737 Public Shares will exercise their redemption rights for $39.9 million of funds in GCAC’s Trust Account.

•        Assuming High Redemptions:    This presentation assumes that GCAC public stockholders holding 11,972,210 Public Shares will exercise their redemption rights for $119.7 million of funds in GCAC’s Trust Account.

•        Assuming Maximum Redemptions:    This presentation assumes that GCAC stockholders holding 15,962,947 Public Shares will exercise their redemption rights for $159.6 million of funds in GCAC’s Trust Account (the maximum level of redemption of the Public Shares at which the Minimum Cash Condition under the Business Combination Agreement will be satisfied).

The following tables summarize the pro forma New Cepton shares of common stock issued and outstanding immediately after the Business Combination both on an issued and outstanding share and diluted basis, after giving effect to the Per Share Stock Consideration Rate, presented under the four redemption scenarios:

	No Redemption	% Owned	Low Redemption	% Owned	High Redemption	% Owned	Maximum Redemption	% Owned
GCAC public shares	17,250,000	10.2%	13,259,263	8.0%	5,277,790	3.3%	1,287,053	0.8%
GCAC Founder Shares	4,312,500	2.5%	4,312,500	2.6%	4,312,500	2.7%	4,312,500	2.8%
GCAC shares issued in the merger	142,488,141	83.8%	142,488,141	85.8%	142,488,141	90.2%	142,488,141	92.5%
GCAC shares issued to PIPE Investors	5,950,000	3.5%	5,950,000	3.6%	5,950,000	3.8%	5,950,000	3.9%
Pro Forma common stock at June 30, 2021	170,000,641	100.0%	166,009,904	100.0%	158,028,431	100.0%	154,037,694	100.0%
	No Redemption	% Owned	Low Redemption	% Owned	High Redemption	% Owned	Maximum Redemption	% Owned
GCAC public shares	17,250,000	9.7%	13,259,263	7.6%	5,277,790	3.2%	1,287,053	0.8%
GCAC Founder Shares	4,312,500	2.4%	4,312,500	2.5%	4,312,500	2.6%	4,312,500	2.7%
GCAC shares issued in the merger	150,000,000	84.5%	150,000,000	86.4%	150,000,000	90.6%	150,000,000	92.8%
GCAC shares issued to PIPE Investors	5,950,000	3.4%	5,950,000	3.5%	5,950,000	3.6%	5,950,000	3.7%
Pro Forma common stock at June 30, 2021	177,512,500	100.0%	173,521,763	100.0%	165,540,290	100.0%	161,549,553	100.0%

The actual results will be within the parameters described by the four scenarios. However, there can be no assurance regarding which scenario will be closest to the actual results.

The following unaudited pro forma condensed combined balance sheet as of June 30, 2021 and the unaudited pro forma condensed combined statements of operation for the six months ended June 30, 2021 and for the twelve months ended December 31, 2020 are based on the historical financial statements of GCAC and Cepton. The unaudited pro forma adjustments represent management’s estimates based on information available as of the date of these unaudited pro forma combined financial statements. The assumptions and estimates underlying the unaudited pro forma adjustments are described in the accompanying notes. Actual results may differ materially from the assumptions used to present the accompanying unaudited pro forma condensed combined financial information as additional information becomes available and analyses are performed. Certain amounts that appear in this section may not sum due to rounding.

____________

(1)      Diluted Basis is equal to the issued and outstanding share basis plus the 7,511,859 vested Converted Options.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF JUNE 30, 2021
(In thousands)

			Scenario 1 Assuming No Redemptions into Cash			Scenario 2 Assuming Low Redemptions into Cash			Scenario 3 Assuming High Redemptions into Cash			Scenario 4 Assuming Maximum Redemptions into Cash
	(A) Cepton	(B) GCAC	Pro Forma Adjustments		Pro Forma Balance Sheet	Pro Forma Adjustments		Pro Forma Balance Sheet	Pro Forma Adjustments		Pro Forma Balance Sheet	Pro Forma Adjustments		Pro Forma Balance Sheet
Assets
Current assets:
Cash and cash equivalents	12,400	719	172,512	(1)
	—		59,500	(2)		(39,907)	(4)		(119,722)	(4)		(159,629)	(4)
	—		(36,000)	(3)	209,131	1,000	(3)	170,224	3,100	(3)	92,509	4,100	(3)	53,602
Short-term investments	13,041	—			13,041			13,041			13,041			13,041
Accounts receivable	372	—			372			372			372			372
Inventories	3,007	—			3,007			3,007			3,007			3,007
Prepaid expenses and other current assets	3,723	80	(1,101)	(3)	2,702			2,702			2,702			2,702
Total current assets	32,543	799	194,911		228,253	(38,907)		189,346	(116,622)		111,631	(155,529)		72,724
Cash held in trust account	—	172,512	(172,512)	(1)	—			—			—			—
Property and equipment, net	384	—			384			384			384			384
Other assets	373	—			373			373			373			373
Total assets	33,300	173,311	22,399		229,010	(38,907)		190,103	(116,622)		112,388	(155,529)		73,481

Liabilities, convertible preferred stock, and stockholders’ equity
Current liabilities:
Accounts payable	887	—			887			887			887			887
Accrued expenses and other current liabilities	2,700	74			2,774			2,774			2,774			2,774
Current portion of debt	1,121	—			1,121			1,121			1,121			1,121
Total current liabilities	4,708	74	—		4,782	—		4,782	—		4,782	—		4,782

Other long-term liabilities	1,217	—			1,217			1,217			1,217			1,217
Warrant Liability	—	8,608	(5,348)	(9)	3,261			3,261			3,261			3,261
Earnout Liability	—	—	9,450	(8)	9,450			9,450			9,450			9,450
Total liabilities	5,925	8,682	4,103		18,710	—		18,710	—		18,710	—		18,710

Commitments and contingencies
Cepton convertible preferred stock, 22,806,009 shares authorized; 21,671,491 shares issued and outstanding	99,470	—	(99,470)	(7)	—			—			—			—
GCAC Class A common stock subject to possible redemption, 15,962,947 shares at $10.00 redemption value	—	159,629	(159,629)	(4)	—			—			—			—

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF JUNE 30, 2021 — (Continued)
(In thousands)

			Scenario 1 Assuming No Redemptions into Cash			Scenario 2 Assuming Low Redemptions into Cash			Scenario 3 Assuming High Redemptions into Cash			Scenario 4 Assuming Maximum Redemptions into Cash
	(A) Cepton	(B) GCAC	Pro Forma Adjustments		Pro Forma Balance Sheet	Pro Forma Adjustments		Pro Forma Balance Sheet	Pro Forma Adjustments		Pro Forma Balance Sheet	Pro Forma Adjustments		Pro Forma Balance Sheet
Stockholders’ (deficit) equity														—
GCAC preferred stock; $0.0001 par value; 1,000,000 shares authorized; no shares issued and outstanding	—	—	—		—			—			—			—
Cepton common stock; $0.00001 par value; 75,000,000 shares authorized; 27,412,984 shares issued and outstanding	—	—	—	(5)	—			—			—			—
GCAC Class A common stock; $0.0001 par value; 100,000,000 shares authorized; 1,287,053 shares (excluding 15,962,947 shares subject to possible redemption) issued and outstanding	—	—	1	(2)				—			—			—
			2	(4)				—			—			—
			15	(5)				—			—			—
			2	(7)	20	(1)	(4)	19	(2)	(4)	18	(2)	(4)	18
GCAC Class B common stock; $0.0001 par value; 10,000,000 shares authorized; 4,312,500 shares issued and outstanding	—	—	—											—
Cepton Class F stock; $0.00001 par value; 8,402,000 shares authorized; 8,372,143 shares issued and outstanding	—	—	—											—
Additional paid—in capital	4,697	1,525	59,499	(2), (5)										—
			(31,900)	(3)										—
			(1,101)	(3)										—
			159,627	(4)										—
			(15)	(5)										—
			3,475	(6)										—
			99,468	(7)										—
			(9,450)	(8)		1,000	(3)		3,000	(3)		3,900	(3)
			5,348	(9)	291,173	(39,906)	(4)	252,267	(119,720)	(4)	174,453	(159,627)	(4)	135,446
Accumulated other comprehensive income (loss)	(34)	—			(34)			(34)			(34)			(34)
Retained earnings (accumulated deficit)	(76,758)	3,475	(3,475)	(6)
			(4,100)	(3)	(80,858)	—	(3)	(80,858)	100	(3)	(80,758)	200	(3)	(80,658)
Total stockholders’ (deficit) equity	(72,095)	5,000	277,396		210,301	(38,907)		171,394	(116,622)		93,679	(155,529)		54,772
Total liabilities, convertible preferred stock, and stockholders’ (deficit) equity	$33,300	$173,311	$22,399		$229,010	$(38,907)		$190,103	$(116,622)		$112,388	$(155,529)		$73,481

____________

(A)     Obtained from the unaudited consolidated balance sheet of Cepton as of June 30, 2021.

(B)     Obtained from the unaudited balance sheet of GCAC as of June 30, 2021.

See accompanying notes to unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE SIX MONTHS ENDED JUNE 30, 2021
(In thousands, except per share amounts)

			Scenario 1 Assuming No Redemptions into Cash		Scenario 2 Assuming Low Redemptions into Cash		Scenario 3 Assuming High Redemptions into Cash		Scenario 4 Assuming Maximum Redemptions into Cash
	(A) Cepton	(B) GCAC	(C) Pro Forma Adjustments	Pro Forma Income Statement	(D) Pro Forma Adjustments	Pro Forma Income Statement	(E) Pro Forma Adjustments	Pro Forma Income Statement	(F) Additional Pro Forma Adjustments	Pro Forma Income Statement
Revenue	$1,333	$—	$—	$1,333	$—	$1,333	$—	$1,333	—	$1,333
Cost of Revenue	2,436	—	—	2,436	—	2,436	—	2,436	—	2,436
Gross profit	$(1,103)	$—	$—	$(1,103)	$—	$(1,103)	$—	$(1,103)	$—	$(1,103)

Operating expenses
Research and development	10,990	—	—	10,990	—	10,990	—	10,990	—	10,990
Selling, general and administrative	6,473	160	—	6,633	—	6,633	—	6,633	—	6,633
Total operating expenses	$17,463	$160	$—	$17,623	$—	$17,623	$—	$17,623	$—	$17,623

Loss from operations	$(18,566)	$(160)	$—	$(18,726)	$—	$(18,726)	$—	$(18,726)	$—	$(18,726)

Income from investments held in Trust Account	—	12	(12)	—	—	—	—	—	—	—

Other expense:
Warrant Transaction costs	—	(293)		(293)		(293)		(293)		(293)
Excess value of UW warrants	—	(1,294)		(1,294)		(1,294)		(1,294)		(1,294)
Unrealized gain/(loss) on FV changes of warrants	—	8,470	949	9,419		9,419		9,419		9,419
Other income (expense), net	2	—		2		2		2		2
Interest income (expense), net	14	1	—	15		15		15	—	15
Loss before income taxes	(18,550)	6,736	937	(10,877)	—	(10,877)	—	(10,877)	—	(10,877)

Provision for income taxes	11	—	—	11		11		11	—	11
Net (loss) income	$(18,561)	$6,736	$937	$(10,888)	$—	$(10,888)	$—	$(10,888)	$—	$(10,888)
Other comprehensive loss
Changes in unrealized gain on available-for-sale-securities	(4)	—	—	(4)		(4)		(4)	—	(4)
Foreign currency translation adjustment	(12)	—		(12)		(12)		(12)	—	(12)
Comprehensive loss	$(18,577)	$6,736	$937	$(10,904)	$—	$(10,904)	$—	$(10,904)	$—	$(10,904)
Net loss per common share
Weighted average shares of redeemable common stock outstanding, basic and diluted		15,962,947	154,037,694	170,000,641	(3,990,737)	166,009,904	(11,972,210)	158,028,431	(15,962,947)	154,037,694
Basic and diluted net income (loss) per share		$—		$(0.06)		$(0.07)		$(0.07)		$(0.07)

Weighted average shares of non-redeemable common stock outstanding, basic and diluted	27,314,638	5,599,553
Basic and diluted net income (loss) per share	$(0.68)	$1.20

____________

(A)     Obtained from the unaudited consolidated statement of operations of Cepton for the six months ended June 30, 2021.

(B)     Derived from GCAC’s unaudited condensed statement of operations for the nine months ended December 31, 2020, audited condensed statement of operations for the year ended March 31, 2021, and unaudited condensed statement of operations for the three months ended June 30, 2021.

(C)     Reflects the elimination of investment income from the Trust Account. Additionally, reflects the reversal of the unrealized loss on change in fair value of warrant liabilities related to Public Warrants recognized in GCAC’s statement of operations for the six-month period ended June 30, 2021 on the basis of Cepton’s conclusion that the Public Warrants will be equity instruments after the Business Combination. Finally, reflects the additional shares of GCAC Class A common stock to be issued upon completion of the Business Combination.

(D)     Reflects the adjustment to the outstanding number of shares of GCAC Class A common stock outstanding under the low redemptions scenario.

(E)     Reflects the adjustment to the outstanding number of shares of GCAC Class A common stock outstanding under the high redemptions scenario.

(F)     Reflects the adjustment to the outstanding number of shares of GCAC Class A common stock outstanding under the maximum redemptions scenario.

See accompanying notes to unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2020
(In thousands, except per share amounts)

	Year Ended December 31, 2020	Year Ended March 31, 2021	Scenario 1 Assuming No Redemptions into Cash		Scenario 2 Assuming Low Redemptions into Cash		Scenario 3 Assuming High Redemptions into Cash		Scenario 4 Assuming Maximum Redemptions into Cash
	(A) Cepton	(B) GCAC	(C) Pro Forma Adjustments	Pro Forma Income Statement	(D) Pro Forma Adjustments	Pro Forma Income Statement	(E) Pro Forma Adjustments	Pro Forma Income Statement	(F) Additional Pro Forma Adjustments	Pro Forma Income Statement
Revenue	$2,006	$—	$—	$2,006	$—	$2,006	$—	$2,006	—	$2,006
Cost of Revenue	3,746	—	—	3,746	—	3,746	—	3,746	—	3,746
Total revenue	(1,740)	—	—	(1,740)	—	(1,740)	—	(1,740)	—	(1,740)

Operating expenses
Research and development	11,666	—	—	11,666	—	11,666	—	11,666	—	11,666
Selling, general and administrative	6,170	93	4,100	10,363	—	10,363	(100)	10,263	(200)	10,163
Total operating expenses	17,836	93	4,100	22,029	—	22,029	(100)	21,929	(200)	21,829

Loss from operations	(19,576)	(93)	(4,100)	(23,769)	—	(23,769)	100	(23,669)	200	(23,569)

Income from investments held in Trust Account	—	6	(6)

Other expense:
Warrant Transaction costs	—	(293)	180	(113)		(113)		(113)		(113)
Excess value of UW warrants	—	(1,294)	797	(497)		(497)		(497)		(497)
Unrealized gain/(loss) on FV changes of warrants	—	9,936	(6,120)	3,816		3,816		3,816		3,816
Interest income, net	149	—	—	149		149		149	—	149
Other (income) expense, net	(181)	—	—	(181)		(181)		(181)	—	(181)
Loss before income taxes	(19,608)	8,262	(9,249)	(20,595)	—	(20,595)	100	(20,495)	200	(20,395)

Provision for income taxes	26	—	—	26		26		26	—	26
Net (loss) income	(19,634)	8,262	(9,249)	(20,621)	—	(20,621)	100	(20,521)	200	(20,421)
Other comprehensive loss
Changes in unrealized gain on available-for-sale securities	3	—	—	3		3		3	—	3
Foreign currency translation adjustment	(11)	—		(11)		(11)		(11)		(11)
Comprehensive loss	(19,642)	8,262	(9,249)	(20,629)	—	(20,629)	100	(20,529)	200	(20,429)
Net loss per common share
Weighted average redeemable common shares outstanding, basic and diluted		16,115,493	153,885,148	170,000,641	(4,028,873)	165,971,768	(12,086,620)	157,914,021	(16,115,493)	153,885,148
Basic and diluted net income (loss) per share		$—		$(0.12)		$(0.12)		$(0.13)		$(0.13)

Weighted average shares of non-redeemable common stock outstanding, basic and diluted	27,068,162	5,447,007
Basic and diluted net income (loss) per share	$(0.73)	$1.52

____________

(A)     Obtained from the audited consolidated statement of operations of Cepton for the year ended December 31, 2020.

(B)     Obtained from the audited statement of operations of GCAC for the year ended March 31, 2021.

(C)     Reflects the transaction costs incurred by GCAC in 2021 including, but not limited to, advisory fees, legal fees, and registration fees. This is a non-recurring item. Also, reflects the reversal of the impacts associated with the warrant liabilities related to Public Warrants recognized on GCAC’s historical statement of operations for the period ended March 31, 2021 on the basis of Cepton’s conclusion that the Public Warrants will be equity instruments after the Business Combination. Additionally, reflects the elimination of investment income from the Trust account. Finally, reflects the incremental shares of Class A common stock to be issued upon completion of the Business Combination.

(D)     Reflects the reduction in estimated transaction costs to be incurred by GCAC under the low redemption scenario. Also, reflects the adjustment to the outstanding number of shares of GCAC Class A common stock outstanding under the low redemption scenario.

(E)     Reflects the reduction in estimated transaction costs to be incurred by GCAC under the high redemption scenario. Also, reflects the adjustment to the outstanding number of shares of GCAC Class A common stock outstanding under the high redemption scenario.

(F)     Reflects the reduction in estimated transaction costs to be incurred by GCAC under the maximum redemption scenario. Also, reflects the adjustment to the outstanding number of shares of GCAC Class A common stock outstanding under the maximum redemption scenario.

See accompanying notes to unaudited pro forma condensed combined financial information.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1.    Basis of Presentation

The Business Combination will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, GCAC, who is the legal acquirer, will be treated as the “acquired” company for financial reporting purposes and Cepton will be treated as the accounting acquirer. This determination was primarily based on the following facts and circumstances: (i) Cepton’s existing stockholders will have more than 80% of the voting interest of New Cepton under both the no redemption and maximum redemption scenarios; (ii) Cepton’s senior management will comprise the senior management of New Cepton; (iii) the directors nominated by Cepton will represent the majority of the board of directors of New Cepton; (iv) Cepton is the larger entity based on historical revenues and business operations; and (v) Cepton’s operations will comprise the ongoing operations of New Cepton. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of a capital transaction in which Cepton is issuing stock for the net assets of GCAC. The net assets of GCAC will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of Cepton. The unaudited pro forma condensed combined balance sheet as of June 30, 2021 assumes the Business Combination occurred on June 30, 2021. The unaudited pro forma condensed combined statements of operation for the six months ended June 30, 2021 and for the twelve months ended December 31, 2020 present the pro forma effect of the Business Combination as if it had been completed on January 1, 2020, the beginning of the earliest period presented. These periods are presented on the basis of Cepton as the accounting acquirer.

The unaudited pro forma condensed combined balance sheet as of June 30, 2021 has been prepared using, and should be read in conjunction with, the following:

•        GCAC’s unaudited balance sheet as of June 30, 2021 and the related notes for the period ended June 30, 2021, included elsewhere in this prospectus; and

•        Cepton’s unaudited consolidated balance sheet as of June 30, 2021 and the related notes for the six months ended June 30, 2021 included elsewhere in this prospectus.

The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2021 and for the twelve months ended December 31, 2020 have been prepared using, and should be read in conjunction, with the following:

•        GCAC’s historical statement of operations for the six months ended June 30, 2021, as derived from GCAC’s unaudited condensed statement of operations for the nine months ended December 31, 2020, audited condensed statement of operations for the year ended March 31, 2021, and unaudited condensed statement of operations for the three months ended June 30, 2021, and the related notes included elsewhere in this prospectus; and

•        Cepton’s unaudited and audited consolidated statement of operations and comprehensive income (loss) for the six months ended June 30, 2021 and for the year ended December 31, 2020, and the related notes included elsewhere in this prospectus.

Management has made significant estimates and assumptions in its determination of the pro forma adjustments. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.

The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings or cost savings that may be associated with the Business Combination. The pro forma adjustments reflecting the consummation of the Business Combination are based on certain available information as of the date of these unaudited pro forma combined financial statements and certain assumptions and methodologies that GCAC believes are reasonable under the circumstances. The unaudited condensed pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments and it is possible the difference may be material. GCAC believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Business Combination based on information available to management at the time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the Business Combination taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of New Cepton. They should be read in conjunction with the historical financial statements and notes thereto of GCAC and Cepton.

2.    Adjustments to Unaudited Pro Forma Condensed Combined Financial Information

The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Business Combination and has been prepared for informational purposes only.

The historical financial statements have been adjusted in the unaudited pro forma condensed combined financial information to give pro forma effect to events that are directly attributable to the Business Combination. Cepton and GCAC have not had any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The pro forma combined provision for income taxes does not necessarily reflect the amounts that would have resulted had New Cepton filed consolidated income tax returns during the periods presented.

The pro forma basic and diluted earnings per share amounts presented in the unaudited pro forma condensed combined statement of operations are based upon the number of New Cepton’s shares outstanding, assuming the Business Combination had been completed on January 1, 2020, the beginning of the earliest period presented.

Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

The adjustments included in the unaudited pro forma condensed combined balance sheet as of June 30, 2021 are as follows:

(1)    Reflects the release of cash currently invested in U.S. treasuries or money market funds held in the Trust Account.

(2)    Reflects the proceeds received from the PIPE Investment with the corresponding issuance of 5,950,000 shares of New Cepton common stock at $10.00 per share.

(3)    Represents preliminary estimated direct and incremental transaction costs incurred by GCAC and Cepton related to the Business Combination. Total transaction costs are estimated to be $37.1 million ($36.1 million under the low redemption scenario, $34.0 million under the high redemption scenario, and $33.0 million under the maximum redemption scenario as a result of underwriting fees which are subject to change depending on actual proceeds raised) related to underwriting/banking, legal, accounting, and other miscellaneous fees, including $1.1 million in deferred transaction costs incurred by Cepton. Of the total transaction costs, $31.9 million ($30.9 million under the low redemption scenario, $28.9 million under the high redemption scenario, and $28.0 million under the maximum redemption scenario) is reflected in the unaudited pro forma condensed combined balance sheet as a reduction to New Cepton’s additional paid-in capital as they are incremental costs directly attributable to a proposed offering of securities and thus charged against the gross proceeds of the proposed offering, which includes the Business Combination and PIPE Investment. The remaining $4.1 million ($4.1 million under the low redemption scenario, $4.0 million under the high redemption scenario, and $3.9 million under the maximum redemption scenario) are reflected in the unaudited pro forma condensed combined balance sheet as an increase to New Cepton’s accumulated deficit. These relate to the transaction costs incurred by GCAC during the six-month period ending June 30, 2021 including, but not limited to, advisory fees, legal fees, and registration fees. These transaction costs are also reflected in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020 as an adjustment to selling, general and administrative expense. This adjustment also includes the reclassification of $1.1 million of deferred transaction costs incurred by Cepton for accounting, legal, and advisory fees that are reflected as a reduction of additional paid-in capital since those amounts are direct and incremental costs associated with the Business Combination. These amounts were excluded from cash as they were previously reflected in the historical cash balance.

(4)    For (1) the no redemption scenario, reflects the reclassification of GCAC Class A common stock subject to possible redemption to permanent equity assuming conversion of 15,962,947 shares of Class A common stock into shares of New Cepton common stock on a one-to-one basis, (2) the low redemption scenario, reflects the redemption of 3,990,737 shares of New Cepton common stock for $39.9 million and the reclassification of GCAC Class A common stock subject to possible redemption to permanent equity assuming conversion of 11,972,210 shares of Class A common stock into shares of New Cepton common stock on a one-to-one basis, (3) the high redemption scenario, reflects the redemption of 11,972,210 shares of New Cepton common stock for $119.7 million and the reclassification of GCAC Class A common stock subject to possible redemption to permanent equity assuming conversion of 3,990,737 shares of Class A common stock into shares of New Cepton common stock on a one-to-one basis, and (4) the maximum redemption scenario, represents the redemption of the maximum number of 15,962,947 shares of New Cepton common stock for $159.6 million to ensure a minimum consolidated cash balance of $58.5 million. This minimum cash balance is calculated before giving effect to payment of estimated transaction expenses of $37.1 million ($36.1 million under the low redemption scenario, $34.0 million under the high redemption scenario, and $33.0 million under the maximum redemption scenario).

(5)    Reflects the recapitalization of Cepton through (a) the contribution of all the share capital in Cepton to GCAC in the amount of $4.7 million and (b) the issuance of 150,000,000 shares of New Cepton common stock at par value of $0.0001.

(6)    Reflects the elimination of the historical retained earnings of GCAC, the legal acquirer, in the amount of $3.5 million.

(7)    Reflects the reclassification of approximately $99.5 million of Cepton’s convertible preferred stock (21,671,491 shares at redemption value) to permanent equity. Cepton’s convertible preferred stock converts into common stock at a 1:1 ratio.

(8)    Reflects the preliminary estimated fair value of the Earnout Shares contingently issuable to holders of Cepton common stock. The preliminary fair value was determined using the most reliable information currently available. The actual fair value could change materially once the final valuation is determined upon Closing. Refer to Note 4 for more information. Subsequent to the Business Combination, this liability will be remeasured to its fair value at the end of each reporting period and subsequent changes in the fair value will be recognized in New Cepton’s statement of operations within other income/expense.

(9)    Cepton has evaluated the accounting for GCAC’s Public Warrants and Placement Warrants for New Cepton under ASC 480 and ASC 815. Cepton has concluded that the Public Warrants qualify as equity instruments under ASC 815 after considering among other factors that after the Business Combination, New Cepton will have a single class equity structure; thus, a tender offer subject to the terms of the warrant agreement will always result in a change of control, and holders of Public Warrants receive the same form of consideration as holders of Cepton common stock which treatment does not preclude equity classification. Separately, Cepton has concluded that the Placement Warrants will continue to be accounted for as a liability under ASC 815-40. The adjustment reflects the reclassification of GCAC’s Public Warrants from liabilities to equity in connection with the consummation of the Business Combination.

3.    Net loss per Share

Represents the net loss per share calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Business Combination, assuming the shares were outstanding since January 1, 2020, the beginning of the earliest period presented. As the Business Combination is being reflected as if it had occurred at the beginning of the period presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issuable relating to the Business Combination have been outstanding for the entire period presented. When assuming maximum redemption, this calculation is adjusted to eliminate such shares for the entire period.

The unaudited pro forma condensed combined financial information has been prepared assuming the no redemptions, low redemptions, high redemptions, and maximum redemptions scenarios:

	For the Six Months Ended June 30, 2021
	Pro Forma Combined (Assuming No Redemptions)	Pro Forma Combined (Assuming Low Redemptions)	Pro Forma Combined (Assuming High Redemptions)	Pro Forma Combined (Assuming Maximum Redemptions)
Pro forma net loss	$(10,888)	$(10,888)	$(10,888)	$(10,888)
Basic weighted average shares outstanding	170,000,641	166,009,904	158,028,431	154,037,694
Net loss per share – Basic and Diluted	$(0.06)	$(0.07)	$(0.07)	$(0.07)

Public Shares	17,250,000	13,259,263	5,277,790	1,287,053
Founder Shares	4,312,500	4,312,500	4,312,500	4,312,500
New Cepton shares issued to existing Cepton stockholders(1),(2)	142,488,141	142,488,141	142,488,141	142,488,141
New Cepton shares issued to PIPE Investors	5,950,000	5,950,000	5,950,000	5,950,000
	170,000,641	166,009,904	158,028,431	154,037,694
	Twelve Months Ended December 31, 2020
	Pro Forma Combined (Assuming No Redemptions)	Pro Forma Combined (Assuming Low Redemptions)	Pro Forma Combined (Assuming High Redemptions)	Pro Forma Combined (Assuming Maximum Redemptions)
Pro forma net loss	$(20,621)	$(20,621)	$(20,521)	$(20,421)
Basic weighted average shares outstanding	170,000,641	165,971,768	157,914,021	153,885,148
Net loss per share – Basic and Diluted	$(0.12)	$(0.12)	$(0.13)	$(0.13)

Public Shares	17,250,000	13,221,127	5,163,380	1,134,507
Founder Shares	4,312,500	4,312,500	4,312,500	4,312,500
New Cepton shares issued to existing Cepton stockholders(1),(2)	142,488,141	142,488,141	142,488,141	142,488,141
New Cepton shares issued to PIPE Investors	5,950,000	5,950,000	5,950,000	5,950,000
	170,000,641	165,971,768	157,914,021	153,885,148

____________

(1)      This total is based on the Cepton cap table as of June 30, 2021.

          This total represents New Cepton shares issued to the following stockholders:

—    67,915,991 shares to common stockholders (27,412,984 shares prior to conversion)

—    20,742,083 shares to Class F stockholders (8,372,142 shares prior to conversion)

—    53,691,375 shares to preferred stockholders (21,671,491 shares prior to conversion)

—    138,691 shares to warrant holders (55,980 shares prior to conversion)

(2)      This amount excludes 7,511,859 shares reserved for vested Converted Options using the treasury stock method which will not be legally outstanding following the merger and which are allocated from the 150,000,000 shares issuable to existing Cepton stockholders per the Business Combination Agreement.

(3)      As a result of the pro forma net loss, the net loss per share amounts exclude the anti-dilutive impact from 17,529,059 converted Options, 13,800,000 Warrants, and 216,782 unvested restricted shares outstanding as of June 30, 2021 on a pro forma basis.

4.    Earnout Shares

The Earnout Shares are expected to be accounted for as liability classified equity instruments that are earned upon achievement of the Share Price Milestones, which provide for settlement provisions that are not indexed to New Cepton common stock. The preliminary estimated fair value of the Earnout Shares is $9.5 million.

The estimated fair value of the Earnout Shares was determined by a Monte Carlo simulation valuation model using a distribution of potential outcomes on a monthly basis over the three-year earnout period. The preliminary estimated fair value of the Earnout Shares was determined using the most reliable information currently available. Assumptions used in the preliminary valuation, which are subject to change at the Closing, were as follows:

Current stock price:    the current stock price was set at the current value of $9.70 per share for GCAC Class A common stock.

Expected volatility:    the volatility rate of 60.0% was determined using an average of historical volatilities of selected industry peers deemed to be comparable to Cepton’s business, corresponding to the expected term of the awards.

Risk-free interest rate:    the risk-free interest rate of 0.4589% is based on the U.S. Treasury yield curve in effect at the time of issuance for zero-coupon U.S. Treasury notes with maturities corresponding to the expected three-year term of the earnout period.

Expected term:    the expected term is the three-year term of the earnout period.

Expected dividend yield:    the expected dividend yield is zero as Cepton has never declared or paid cash dividends and has no current plans to do so during the expected term.

The actual fair values of Earnout Shares are subject to change as additional information becomes available and additional analyses are performed and such changes could be material once the final valuation is determined at the Closing.

COMPARATIVE PER SHARE DATA

The following table sets forth selected historical comparative unit and share information for GCAC and Cepton, respectively, and unaudited pro forma condensed combined per share information of GCAC after giving effect to the Business Combination, assuming four redemption scenarios as follows:

•        Assuming No Redemptions:    This presentation assumes that no GCAC public stockholders exercise redemption rights with respect to their Public Shares for a pro rata share of the funds in the Trust Account.

•        Assuming Low Redemptions:    This presentation assumes that GCAC public stockholders holding 3,990,737 Public Shares will exercise their redemption rights for $39.9 million of funds in GCAC’s Trust Account.

•        Assuming High Redemptions:    This presentation assumes that GCAC public stockholders holding 11,972,210 Public Shares will exercise their redemption rights for $119.7 million of funds in GCAC’s Trust Account.

•        Assuming Maximum Redemptions:    This presentation assumes that GCAC public stockholders holding 15,962,947 Public Shares, will exercise their redemption rights for $159.6 million of funds in GCAC’s Trust Account (the maximum level of redemption of the Public Shares at which the Minimum Cash Condition under the Business Combination Agreement will be satisfied).

This information is only a summary and should be read together with the selected historical financial information summary included elsewhere in this prospectus, and the audited and unaudited financial statements of GCAC and Cepton and related notes that are included elsewhere in this prospectus. The unaudited GCAC and Cepton pro forma combined per share information is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial statements and related notes included elsewhere in this prospectus.

The unaudited pro forma combined earnings per share information below does not purport to represent the earnings per share which would have occurred had the companies been combined during the periods presented, nor earnings per share for any future date or period. The unaudited pro forma combined book value per share information below does not purport to represent what the value of GCAC and Cepton would have been had the companies been combined during the period presented.

	Historical				Pro Forma Combined								Equivalent Pro Forma Combined
	Cepton		GCAC		Assuming No Redemptions		Assuming Low Redemptions		Assuming High Redemptions		Assuming Maximum Redemptions		Assuming No Redemptions		Assuming Low Redemptions		Assuming High Redemptions		Assuming Maximum Redemptions
As of and for the Six Months Ended June 30, 2021
Book value per share – basic and diluted	$(2.63	)(1)	$0.23	(1)	$1.24	(2)	$1.03	(2)	$0.59	(2)	$0.36	(2)	$3.06	(3)	$2.56	(3)	$1.47	(3)	$0.88	(3)
Weighted average redeemable common shares outstanding – basic and diluted			15,962,947
Weighted average non-redeemable common shares outstanding – basic and diluted	27,314,638		5,599,553		170,000,641		166,009,904		158,028,431		154,037,694		142,488,141		142,488,141		142,488,141		142,488,141
Net loss per share – redeemable, basic and diluted			$—
Net loss per share – non-redeemable, basic and diluted	$(0.68)		$1.20		$(0.06)		$(0.07)		$(0.07)		$(0.07)		$(0.15)		$(0.17)		$(0.17)		$(0.17)

As of and for the Twelve Months Ended December 31, 2020
Book value per share – basic and diluted	N/A	(4)	N/A	(4)	N/A	(4)	N/A	(4)	N/A	(4)	N/A	(4)	N/A	(4)	N/A	(4)	N/A	(4)	N/A	(4)
Weighted average shares of redeemable common stock outstanding – basic and diluted			16,115,493
Weighted average shares of non-redeemable common stock outstanding – basic and diluted	27,068,162		5,447,007		170,000,641		165,971,768		157,914,021		153,885,148		142,488,141		142,488,141		142,488,141		142,488,141
Net loss per share – redeemable, basic and diluted			$—
Net loss per share – non-redeemable, basic and diluted	$(0.73)		$1.52		$(0.12)		$(0.12)		$(0.13)		$(0.13)		$(0.30)		$(0.30)		$(0.32)		$(0.32)

____________

(1)      Historical book value per share is equal to total stockholders’ equity (excluding shares of preferred stock) divided by shares outstanding as of June 30, 2021.

(2)      Pro forma book value per share is equal to pro forma stockholders’ equity divided by pro forma shares outstanding as of June 30, 2021.

(3)      Equivalent pro forma book value is equal to pro forma book value multiplied by the Per Share Stock Consideration Rate.

(4)      A pro forma balance sheet for the year ended December 31, 2020 is not required to be included herein and as such, no such calculation is included in this table.

INFORMATION ABOUT GCAC

Unless the context otherwise requires, all references in this section to the “Company,” “we,” “us” or “our” refer to GCAC.

Overview

We are a blank check company incorporated as a Delaware corporation and formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses, which we refer to as our initial business combination.

IPO

On February 2, 2021, we consummated the GCAC IPO in which we issued 17,250,000 Units, including 2,250,000 units sold upon the full exercise of the underwriters’ over-allotment option. Each Unit consisted of one share of GCAC Class A common stock, and one-half of one Warrant, with each whole Warrant entitling the holder thereof to purchase one share of GCAC Class A common stock for $11.50 per share. The Units were sold at a price of $10.00 per Unit, generating gross proceeds to us of $172,500,000. On February 2, 2021, simultaneously with the consummation of the GCAC IPO, we completed the Private Placement of an aggregate of 5,175,000 Private Placement Warrants to the Sponsor Group, at a purchase price of $1.00 per Private Placement Warrant, generating gross proceeds to us of $5,175,000.

A total of $172,500,000, (or $10.00 per Unit) comprised of $168,337,625 of the proceeds from the initial public offering and $4,162,375 of the proceeds of the sale of the private placement warrants , was placed in a U.S.-based trust account at J.P. Morgan Chase Bank, N.A., maintained by Continental Stock Transfer & Trust Company, acting as trustee.

On March 18, 2021, we announced that the holders of the Units may elect to separately trade shares of the GCAC Class A common stock and Warrants comprising the Units commencing on March 22, 2021. Those Units not separated continue to trade on Nasdaq under the symbol “GCACU,” and the GCAC Class A common stock and Warrants that are separated trade on Nasdaq under the symbols “GCAC” and “GCACW,” respectively.

Effecting a Business Combination

Selection of a Target Business and Structuring of our Initial Business Combination

So long as we obtain and maintain a listing for our securities on Nasdaq, we must complete one or more business combinations having an aggregate fair market value of at least 80% of the value of the assets held in the trust account (excluding taxes payable on the interest earned on the trust account) at the time of our signing a definitive agreement in connection with our initial business combination. The fair market value of our initial business combination will be determined by our board of directors based upon one or more standards generally accepted by the financial community, such as discounted cash flow valuation, a valuation based on trading multiples of comparable public businesses or a valuation based on the financial metrics of M&A transactions of comparable businesses. If our board of directors is not able to independently determine the fair market value of our initial business combination, we will obtain an opinion from an independent investment banking firm that is a member of FINRA or an independent accounting firm with respect to the satisfaction of such criteria. While we consider it unlikely that our board of directors will not be able to make an independent determination of the fair market value of our initial business combination, it may be unable to do so if it is less familiar or experienced with the business of a particular target or if there is a significant amount of uncertainty as to the value of a target’s assets or prospects. We do not intend to purchase multiple businesses in unrelated industries in conjunction with our initial business combination. Subject to this requirement, our management will have virtually unrestricted flexibility in identifying and selecting one or more prospective target businesses, although we will not be permitted to effectuate our initial business combination with another blank check company or a similar company with nominal operations.

In any case, we will only complete an initial business combination in which we own or acquire 50% or more of the outstanding voting securities of the target or otherwise acquire a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act. If we own or acquire less than 100% of the equity interests or assets of a target business or businesses, the portion of such business or businesses that are owned or acquired by the post-transaction company is what will be taken into account for purposes of Nasdaq’s 80% of net assets test. There is no basis for investors in this offering to evaluate the possible merits or risks of any target business with which we may ultimately complete our initial business combination.

To the extent we effect our initial business combination with a company or business that may be financially unstable or in its early stages of development or growth we may be affected by numerous risks inherent in such company or business. Although our management will endeavor to evaluate the risks inherent in a particular target business, we cannot assure you that we will properly ascertain or assess all significant risk factors.

In evaluating a prospective business target, we expect to conduct a thorough due diligence review, which may encompass, among other things, meetings with incumbent management and employees, document reviews, interviews of customers and suppliers, inspection of facilities, as well as a review of financial and other information that will be made available to us.

The time required to select and evaluate a target business and to structure and complete our initial business combination, and the costs associated with this process, are not currently ascertainable with any degree of certainty. Any costs incurred with respect to the identification and evaluation of a prospective target business with which our initial business combination is not ultimately completed will result in our incurring losses and will reduce the funds we can use to complete another business combination.

Redemption Rights for Public Stockholders upon Completion of our Initial Business Combination

We will provide our public stockholders with the opportunity to redeem all or a portion of their shares of GCAC Class A common stock upon the completion of our initial business combination at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account as of two business days prior to the consummation of the initial business combination including interest earned on the funds held in the trust account and not previously released to us to pay our taxes, divided by the number of then outstanding public shares, subject to the limitations described herein. The amount in the trust account is initially anticipated to be approximately $10.00 per public share. Our sponsor, officers, directors and Nautilus entered into a letter agreement with us, pursuant to which they have agreed to waive their redemption rights with respect to any founder shares and any public shares held by them in connection with the completion of our initial business combination. HB Strategies has agreed to waive its redemption rights with respect to its founder shares.

Manner of Conducting Redemptions

We will provide our public stockholders with the opportunity to redeem all or a portion of their shares of GCAC Class A common stock upon the completion of our initial business combination either (i) in connection with a stockholder meeting called to approve the initial business combination or (ii) by means of a tender offer. The decision as to whether we will seek stockholder approval of a proposed initial business combination or conduct a tender offer will be made by us, solely in our discretion, and will be based on a variety of factors such as the timing of the transaction and whether the terms of the transaction would require us to seek stockholder approval under the law or stock exchange listing requirement. Under Nasdaq rules, asset acquisitions and stock purchases would not typically require stockholder approval while direct mergers with our company where we do not survive and any transactions where we issue more than 20% of our outstanding common stock or seek to amend the GCAC Charter would require stockholder approval. If we structure an initial business combination with a target company in a manner that requires stockholder approval, we will not have discretion as to whether to seek a stockholder vote to approve the proposed initial business combination. We may conduct redemptions without a stockholder vote pursuant to the tender offer rules of the SEC unless stockholder approval is required by law or stock exchange listing requirements or we choose to seek stockholder approval for business or other legal reasons. So long as we obtain and maintain a listing for our securities on Nasdaq, we will be required to comply with such rules.

If a stockholder vote is not required and we do not decide to hold a stockholder vote for business or other legal reasons, we will, pursuant to the GCAC Charter:

•        conduct the redemptions pursuant to Rule 13e-4 and Regulation 14E of the Exchange Act, which regulate issuer tender offers, and

•        file tender offer documents with the SEC prior to completing our initial business combination which contain substantially the same financial and other information about the initial business combination and the redemption rights as is required under Regulation 14A of the Exchange Act, which regulates the solicitation of proxies.

In the event we conduct redemptions pursuant to the tender offer rules, our offer to redeem will remain open for at least 20 business days, in accordance with Rule 14e-1(a) under the Exchange Act, and we will not be permitted to complete our initial business combination until the expiration of the tender offer period. In addition, the tender offer will be conditioned on public stockholders not tendering more than a specified number of public shares which are not purchased by our sponsor, which number will be based on the requirement that we will only redeem our public shares so long as (after such redemption) our net tangible assets will be at least $5,000,001 either immediately prior to or upon completion of our initial business combination (so that we are not subject to the SEC’s “penny stock” rules) or any greater net tangible asset or cash requirement which may be contained in the agreement relating to our initial business combination. If public stockholders tender more shares than we have offered to purchase, we will withdraw the tender offer and not complete the initial business combination.

If, however, stockholder approval of the transaction is required by law or stock exchange listing requirement, or we decide to obtain stockholder approval for business or other legal reasons, we will, pursuant to the GCAC Charter:

•        conduct the redemptions in conjunction with a proxy solicitation pursuant to Regulation 14A of the Exchange Act, which regulates the solicitation of proxies, and not pursuant to the tender offer rules, and

•        file proxy materials with the SEC.

In the event that we seek stockholder approval of our initial business combination, we will distribute proxy materials and, in connection therewith, provide our public stockholders with the redemption rights described above upon completion of the initial business combination.

If we seek stockholder approval, we will complete our initial business combination only if a majority of the outstanding shares of common stock voted are voted in favor of the initial business combination. A quorum for such meeting will consist of the holders present in person or by proxy of shares of outstanding capital stock of the company representing a majority of the voting power of all outstanding shares of capital stock of the company entitled to vote at such meeting. Our initial stockholders will count toward this quorum and pursuant to the letter agreement, our sponsor, officers, directors, and Nautilus have agreed to vote their founder shares and any public shares purchased during or after our initial public offering (including in open market and privately negotiated transactions) in favor of our initial business combination. HB Strategies has agreed to vote its founder shares in favor of our initial business combination. For purposes of seeking approval of the majority of our outstanding shares of common stock voted, non-votes will have no effect on the approval of our initial business combination once a quorum is obtained. As a result, in addition to our initial stockholders’ founder shares, we would need only 6,468,751, or 37.5%, of the 17,250,000 public shares sold in our initial public offering to be voted in favor of an initial business combination (assuming all outstanding shares are voted; or 1,078,126, or 6.25%, assuming only the minimum number of shares representing a quorum are voted and assuming our sponsor, officers and directors and their affiliates do not purchase any units in or after our initial public offering) in order to have our initial business combination approved. We intend to give approximately 30 days (but not less than 10 days nor more than 60 days) prior written notice of any such meeting, if required, at which a vote shall be taken to approve our initial business combination. These quorum and voting thresholds, and the voting agreements of our initial stockholders, may make it more likely that we will consummate our initial business combination. Each public stockholder may elect to redeem its public shares irrespective of whether they vote for or against the proposed transaction.

The GCAC Charter provides that we will only redeem our public shares so long as (after such redemption) our net tangible assets will be at least $5,000,001 either immediately prior to or upon completion of our initial business combination (so that we are not subject to the SEC’s “penny stock” rules) or any greater net tangible asset or cash requirement which may be contained in the agreement relating to our initial business combination. For example, the proposed initial business combination may require: (i) cash consideration to be paid to the target or its owners, (ii) cash to be transferred to the target for working capital or other general corporate purposes or (iii) the retention of cash to satisfy other conditions in accordance with the terms of the proposed initial business combination. In the event the aggregate cash consideration we would be required to pay for all shares of Class A common stock that are validly submitted for redemption plus any amount required to satisfy cash conditions pursuant to the terms of the proposed initial business combination exceed the aggregate amount of cash available to us, we will not complete the initial business combination or redeem any shares, and all shares of GCAC Class A common stock submitted for redemption will be returned to the holders thereof.

Limitation on Redemption upon Completion of our Initial Business Combination if we Seek Stockholder Approval

Notwithstanding the foregoing, if we seek stockholder approval of our initial business combination and we do not conduct redemptions in connection with our initial business combination pursuant to the tender offer rules, the GCAC Charter provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from seeking redemption rights with respect to more than an aggregate of 25% of the shares sold in our initial public offering, which we refer to as the “Excess Shares.” Such restriction shall also be applicable to our affiliates. We believe this restriction will discourage stockholders from accumulating large blocks of shares, and subsequent attempts by such holders to use their ability to exercise their redemption rights against a proposed initial business combination as a means to force us or our management to purchase their shares at a significant premium to the then-current market price or on other undesirable terms. Absent this provision, a public stockholder holding more than an aggregate of 25% of the shares sold in our initial public offering could threaten to exercise its redemption rights if such holder’s shares are not purchased by us or our management at a premium to the then-current market price or on other undesirable terms. By limiting our stockholders’ ability to redeem no more than 25% of the shares sold in our initial public offering without our prior consent, we believe we will limit the ability of a small group of stockholders to unreasonably attempt to block our ability to complete our initial business combination, particularly in connection with an initial business combination with a target that requires as a closing condition that we have a minimum net worth or a certain amount of cash. However, we would not be restricting our stockholders’ ability to vote all of their shares (including Excess Shares) for or against our initial business combination.

Tendering Stock Certificates in Connection with Redemption Rights

We may require our public stockholders seeking to exercise their redemption rights, whether they are record holders or hold their shares in “street name,” to either tender their certificates to our transfer agent prior to the meeting held to approve a proposed initial business combination by a date set forth in the proxy materials mailed to such holders or to deliver their shares to the transfer agent electronically using DWAC, at the holder’s option. The proxy materials that we will furnish to holders of our public shares in connection with our initial business combination will indicate whether we are requiring public stockholders to satisfy such delivery requirements. Accordingly, a public stockholder would have from the time we send out our proxy materials until the date set forth in such proxy materials to tender its shares if it wishes to seek to exercise its redemption rights. Given the relatively short exercise period, it is advisable for stockholders to use electronic delivery of their public shares.

There is a nominal cost associated with the above-referenced tendering process and the act of certificating the shares or delivering them through DWAC. The transfer agent will typically charge the tendering broker $80.00 and it would be up to the broker whether or not to pass this cost on to the redeeming holder. However, this fee would be incurred regardless of whether or not we require holders seeking to exercise redemption rights to tender their shares. The need to deliver shares is a requirement of exercising redemption rights regardless of the timing of when such delivery must be effectuated.

The foregoing is different from the procedures used by many blank check companies. In order to perfect redemption rights in connection with their business combinations, many blank check companies would distribute proxy materials for the stockholders’ vote on an initial business combination, and a holder could simply vote against a proposed initial business combination and check a box on the proxy card indicating such holder was seeking to exercise his or her redemption rights. After the initial business combination was approved, the company would contact such stockholder to arrange for him or her to deliver his or her certificate to verify ownership. As a result, the stockholder then had an “option window” after the completion of the initial business combination during which he or she could monitor the price of the company’s stock in the market. If the price rose above the redemption price, he or she could sell his or her shares in the open market before actually delivering his or her shares to the company for cancellation. As a result, the redemption rights, to which stockholders were aware they needed to commit before the stockholder meeting, would become “option” rights surviving past the completion of the initial business combination until the redeeming holder delivered its certificate. The requirement for physical or electronic delivery prior to the meeting ensures that a redeeming holder’s election to redeem is irrevocable once the initial business combination is approved.

Any request to redeem such shares, once made, may be withdrawn at any time up to the date set forth in the proxy materials. Furthermore, if a holder of a public share delivered its certificate in connection with an election of redemption rights and subsequently decides prior to the applicable date not to elect to exercise such rights, such holder may simply request that the transfer agent return the certificate (physically or electronically). It is anticipated that the funds to be distributed to holders of our public shares electing to redeem their shares will be distributed promptly after the completion of our initial business combination.

If our initial business combination is not approved or completed for any reason, then our public stockholders who elected to exercise their redemption rights would not be entitled to redeem their shares for the applicable pro rata share of the trust account. In such case, we will promptly return any certificates delivered by public holders who elected to redeem their shares.

If our initial proposed initial business combination is not completed, we may continue to try to complete an initial business combination with a different target until August 2, 2022.

Redemption of Public Shares and Liquidation if no Initial Business Combination

The GCAC Charter provides that we will have only until August 2, 2022 to complete our initial business combination. If we are unable to complete our initial business combination by August 2, 2022, we will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account including interest earned on the funds held in the trust account and not previously released to us to pay our taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our board of directors, dissolve and liquidate, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to our warrants, which will expire worthless if we fail to complete our initial business combination by August 2, 2022.

Our sponsor, officers, directors, Nautilus and HB Strategies entered into a letter agreement with us, pursuant to which they have waived their rights to liquidating distributions from the trust account with respect to any founder shares held by them if we fail to complete our initial business combination by August 2, 2022. However, if our sponsor, officers, directors or the other initial stockholders who are parties to the letter agreement acquire public shares in or after our initial public offering, they will be entitled to liquidating distributions from the trust account with respect to such public shares if we fail to complete our initial business combination by August 2, 2022.

Our sponsor, officers, directors and Nautilus agreed, pursuant to a written agreement with us, that they will not propose any amendment to the GCAC Charter (i) to modify the substance or timing of our obligation to redeem 100% of our public shares if we do not complete our initial business combination by August 2, 2022 or (ii) with respect to any other provision relating to stockholders’ rights or pre-initial business combination activity, unless we provide our public stockholders with the opportunity to redeem their shares of GCAC Class A common stock upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account including interest earned on the funds held in the trust account and not previously released to us to pay our taxes divided by the number of then outstanding public shares. HB Strategies has agreed to the foregoing terms except that it will not waive redemption rights with respect to its public shares. However, we will only redeem our public shares so long as (after such redemption) our net tangible assets will be at least $5,000,001 either immediately prior to or upon completion of our initial business combination (so that we are not subject to the SEC’s “penny stock” rules). If this optional redemption right is exercised with respect to an excessive number of public shares such that we cannot satisfy the net tangible asset requirement (described above), we would not proceed with the amendment or the related redemption of our public shares at such time.

We expect that all costs and expenses associated with implementing our plan of dissolution, as well as payments to any creditors, will be funded from amounts remaining out of the proceeds held outside the trust account, although we cannot assure you that there will be sufficient funds for such purpose. We will depend on sufficient interest being earned on the proceeds held in the trust account to pay any tax obligations we may owe. However, if those funds are not sufficient to cover the costs and expenses associated with implementing our plan of dissolution, to the extent that there is any interest accrued in the trust account not required to pay taxes on interest income earned on the trust account balance, we may request the trustee to release to us an additional amount of up to $100,000 of such accrued interest to pay those costs and expenses.

If we were to expend all of the net proceeds of our initial public offering and the sale of the private placement warrants, other than the proceeds deposited in the trust account, and without taking into account interest, if any, earned on the trust account, the per-share redemption amount received by stockholders upon our dissolution would be approximately $10.00. The proceeds deposited in the trust account could, however, become subject to the claims of our creditors which would have higher priority than the claims of our public stockholders. We cannot assure you that the actual per-share redemption amount received by stockholders will not be substantially less than $10.00. Under Section 281(b) of the DGCL, our plan of dissolution must provide for all claims against us to be paid in full or make provision for payments to be made in full, as applicable, if there are sufficient assets. These claims must be paid or provided for before we make any distribution of our remaining assets to our stockholders. While we intend to pay such amounts, if any, we cannot assure you that we will have funds sufficient to pay or provide for all creditors’ claims.

Although we have sought and will continue to seek to have all vendors, service providers, prospective target businesses or other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the trust account for the benefit of our public stockholders, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the trust account including but not limited to fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with respect to a claim against our assets, including the funds held in the trust account. If any third party refuses to execute an agreement waiving such claims to the monies held in the trust account, our management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to us than any alternative. Examples of possible instances where we may engage a third party that refuses to execute a waiver include the engagement of a third party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. Marcum and Maxim will not execute agreements with us waiving such claims to the monies held in the trust account.

In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the trust account for any reason. Each of our sponsor and Nautilus have agreed that it will be liable to us, on a pro rata basis based on the number of founder shares owned by them, if and to the extent any claims by a third party for services rendered or products sold to us, or a prospective target business with which we have entered into a written letter of intent, confidentiality or similar agreement or business combination agreement, reduce the amount of funds in the trust account to below the lesser of (i) $10.00 per public share and (ii) the actual amount per public share held in the trust account as of the date of the liquidation of the trust account, if less than $10.00 per share due to reductions in the value of the trust assets, less taxes payable from interest, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the trust account (whether or not such waiver is enforceable) nor will it apply to any claims under our indemnity of the underwriters of our initial public offering against certain liabilities, including liabilities under the Securities Act. However, we have not asked our sponsor or Nautilus to reserve for such indemnification obligations, nor have we independently verified whether any of these initial stockholders has sufficient funds to satisfy its indemnity obligations and believe that the only assets of our sponsor and Nautilus are securities of our company. Therefore, we cannot assure you that our initial stockholders would be able to satisfy those obligations. None of our officers or directors will indemnify us for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

In the event that the proceeds in the trust account are reduced below (i) $10.00 per public share or (ii) such lesser amount per public share held in the trust account as of the date of the liquidation of the trust account, due to reductions in value of the trust assets, in each case net of the amount of interest which may be withdrawn to pay taxes, and our sponsor asserts that it is unable to satisfy its indemnification obligations or that it has no indemnification obligations related to a particular claim, our independent directors would determine whether to take legal action against our sponsor to enforce its indemnification obligations. While we currently expect that our independent directors would take legal action on our behalf against our sponsor to enforce its indemnification obligations to us, it is possible that our independent directors in exercising their business judgment may choose not to do so if, for example, the cost of such legal action is deemed by the independent directors to be too high relative to the amount recoverable or if the independent directors determine that a favorable outcome is not likely. We have not asked our sponsor to reserve for such indemnification obligations and we cannot assure you that our sponsor would be able to satisfy those obligations. Accordingly, we cannot assure you that due to claims of creditors the actual value of the per-share redemption price will not be less than $10.00 per public share.

We will seek to reduce the possibility that our sponsor has to indemnify the trust account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses or other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to monies held in the trust account. Our sponsor will also not be liable as to any claims under our indemnity of the underwriters of our initial public offering against certain liabilities, including liabilities under the Securities Act. In the event that we liquidate and it is subsequently determined that the reserve for claims and liabilities is insufficient, stockholders who received funds from our trust account could be liable for claims made by creditors.

Under the DGCL, stockholders may be held liable for claims by third parties against a corporation to the extent of distributions received by them in a dissolution. The pro rata portion of our trust account distributed to our public stockholders upon the redemption of our public shares in the event we do not complete our initial business combination by August 2, 2022 may be considered a liquidating distribution under Delaware law. If the corporation complies with certain procedures set forth in Section 280 of the DGCL intended to ensure that it makes reasonable provision for all claims against it, including a 60-day notice period during which any third-party claims can be brought against the corporation, a 90-day period during which the corporation may reject any claims brought, and an additional 150-day waiting period before any liquidating distributions are made to stockholders, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would be barred after the third anniversary of the dissolution.

Furthermore, if the pro rata portion of our trust account distributed to our public stockholders upon the redemption of our public shares in the event we do not complete our initial business combination by August 2, 2022, is not considered a liquidating distribution under Delaware law and such redemption distribution is deemed to be unlawful (potentially due to the imposition of legal proceedings that a party may bring or due to other circumstances that are currently unknown), then pursuant to Section 174 of the DGCL, the statute of limitations for claims of creditors could then be six years after the unlawful redemption distribution, instead of three years, as in the case of a liquidating distribution. If we are unable to complete our initial business combination by August 2, 2022, we will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account including interest earned on the funds held in the trust account and not previously released to us to pay our taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our board of directors, dissolve and liquidate, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. Accordingly, it is our intention to redeem our public shares as soon as reasonably possible after August 2, 2022 and, therefore, we do not intend to comply with those procedures. As such, our stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of our stockholders may extend well beyond the third anniversary of such date.

Because we will not be complying with Section 280, Section 281(b) of the DGCL requires us to adopt a plan, based on facts known to us at such time that will provide for our payment of all existing and pending claims or claims that may be potentially brought against us within the subsequent 10 years. However, because we are a blank check company, rather than an operating company, and our operations will be limited to searching for prospective target businesses to acquire, the only likely claims to arise would be from our vendors (such as lawyers, investment bankers, etc.) or prospective target businesses. As described above, pursuant to the obligation contained in our underwriting agreement, we have sought and will continue to seek to have all vendors, service providers, prospective target businesses or other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the trust account. As a result of this obligation, the claims that could be made against us are significantly limited and the likelihood that any claim that would result in any liability extending to the trust account is remote. Further, our sponsor may be liable only to the extent necessary to ensure that the amounts in the trust account are not reduced below (i) $10.00 per public share or (ii) such lesser amount per public share held in the trust account as of the date of the liquidation of the trust account, due to reductions in value of the trust assets, in each case net of the amount of interest withdrawn to pay taxes and will not be liable as to any claims under our indemnity of the underwriters of our initial public offering against certain liabilities, including liabilities under the Securities Act. In the event that an executed waiver is deemed to be unenforceable against a third party, our sponsor will not be responsible to the extent of any liability for such third-party claims.

If we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, the proceeds held in the trust account could be subject to applicable bankruptcy law, and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our stockholders. To the extent any bankruptcy claims deplete the trust account, we cannot assure you we will be able to return $10.00 per share to our public stockholders. Additionally, if we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover some or all amounts received by our stockholders. Furthermore, our board of directors may be viewed as having breached its fiduciary duty to our creditors and/or may have acted in bad faith, thereby exposing itself and our company to claims of punitive damages, by paying public stockholders from the trust account prior to addressing the claims of creditors. We cannot assure you that claims will not be brought against us for these reasons.

Our public stockholders will be entitled to receive funds from the trust account only upon the earlier to occur of: (i) the completion of our initial business combination, (ii) the redemption of any public shares properly tendered in connection with a stockholder vote to amend any provisions of the GCAC Charter (A) to modify the substance or timing of our obligation to redeem 100% of our public shares if we do not complete our initial business combination by August 2, 2022 or (B) with respect to any other provision relating to stockholders’ rights or pre-initial business combination activity, and (iii) the redemption of all of our public shares if we are unable to complete our business combination by August 2, 2022. In no other circumstances will a stockholder have any right or interest of any kind to or in the trust account. In the event we seek stockholder approval in connection with our initial business combination, a stockholder’s voting in connection with the initial business combination alone will not result in a stockholder’s redeeming its shares to us for an applicable pro rata share of the trust account. Such stockholder must have also exercised its redemption rights as described above. These provisions of the GCAC Charter, like all provisions of the GCAC Charter, may be amended with a stockholder vote.

Facilities

We do not own any real estate or other physical properties materially important to our operation. Our executive office is located at 300 Park Avenue, 16th Floor, New York, New York 10022. Such facility is provided by our Sponsor, an affiliate of Maxim, for a monthly fee of $5,750.

Employees

We currently have two officers. These individuals are not obligated to devote any specific number of hours to our matters but they devote as much of their time as they deem necessary to our affairs until we have completed our initial business combination. The amount of time that any such person devotes in any time period will vary based on whether a target business has been selected for our initial business combination and the stage of the initial business combination process we are in. We do not intend to have any full-time employees prior to the completion of our initial business combination.

Legal Proceedings

There is no material litigation, arbitration or governmental proceeding currently pending against us or any members of our management team in their capacity as such.

GCAC’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of GCAC’s financial condition and results of operations should be read in conjunction with the sections entitled “Information About GCAC,” “Selected Financial and Other Data of GCAC” and GCAC’s consolidated financial statements and related notes to those statements and other information included elsewhere in this prospectus.    This discussion contains forward-looking statements based upon our current expectations, estimates and projections that involve risks and uncertainties. Actual results could differ materially from those anticipated in these forward-looking statements due to, among other considerations, the matters discussed under “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” in this prospectus. Unless otherwise indicated or the context otherwise requires, references in this section to “we,” “our,” “us” and other similar terms refer to GCAC and its consolidated subsidiaries before the Business Combination.

Overview

We are a blank check company, incorporated under the laws of the State of Delaware on January 4, 2010 under the name PinstripesNYS, Inc., and changed our name to Growth Capital Acquisition Corp. on February 14, 2020. GCAC was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. We intend to effectuate our initial business combination using cash from the proceeds from the GCAC IPO and the sale of the Private Placement Warrants.

Recent Developments

On August 4, 2021, GCAC, Merger Sub and Cepton entered into the Business Combination Agreement pursuant to which Merger Sub will merge with and into Cepton (the “Merger”), with Cepton continuing as the surviving corporation in the Merger and a wholly-owned subsidiary of GCAC,

Simultaneously with the execution of the Business Combination Agreement and on October 19, 2021, GCAC entered into subscription agreements with the PIPE Investors for the PIPE Shares at a price of $10.00 per share in a private placement in GCAC to be consummated simultaneously with the Closing.

Results of Operations

As of June 30, 2021, we had not commenced any operations. All activity from March 31, 2020 through June 30, 2021 relates to our formation, our prior unconsummated initial public offering, and the GCAC IPO. We will not generate any operating revenues until after the completion of the Business Combination, at the earliest. We will generate non-operating income in the form of interest income on cash and cash equivalents from the proceeds derived from the GCAC IPO. We have selected March 31 as our fiscal year end.

For the three months ended June 30, 2021, we had a net loss of $1,525,461, which consisted of approximately $66,638 in general and administrative costs, an unrealized loss on fair value changes of warrants of $1,466,250, partially offset by interest income of $7,427. We expect to continue to incur significant costs in the pursuit of our acquisition plans. GCAC cannot assure our public stockholders that our plans to raise capital or to complete our business combination will be successful.

Liquidity and Capital Resources

As of June 30, 2021, we had cash of $718,500.

On February 2, 2021, we consummated the GCAC IPO in which we issued 17,250,000 Units, including 2,250,000 Units sold upon the full exercise of the underwriters’ over-allotment option.

Each Unit consisted of one share of GCAC Class A common stock, and one-half of Warrant, with each whole Warrant entitling the holder thereof to purchase one share of GCAC Class A common stock for $11.50 per share. The Units were sold at a price of $10.00 per Unit, generating gross proceeds to us of $172,500,000. On February 2, 2021, simultaneously with the consummation of the GCAC IPO, we completed the Private Placement of an aggregate of 5,175,000 Private Placement Warrants to the Sponsor Group, at a purchase price of $1.00 per Private Placement Warrant, generating gross proceeds to us of $5,175,000. Transaction costs amounted to $4,296,946, consisting of $3,450,000 of underwriting fees, and $824,946 of other offering costs.

Following the closing of the GCAC IPO, an aggregate of $172,500,000 ($10.00 per Unit) comprised of $168,337,625 of the proceeds from the initial public offering and $4,162,375 of the proceeds of the sale of the private placement warrants , was placed in a U.S.-based trust account (the “Trust Account”) located in the United States at J.P. Morgan Chase Bank, N.A., with Continental Stock Transfer & Trust Company acting as trustee, which were invested only in U.S. government treasury bills with a maturity of 185 days or less or in money market funds registered under the Investment Company Act of 1940, as amended. Unless and until we complete our initial business combination, we may pay our expenses only from the net proceeds of the GCAC IPO held outside the Trust Account, which as of February 2, 2021 were $968,580.

Except with respect to interest earned on the funds held in the Trust Account that may be released to us to pay our taxes, the proceeds from the GCAC IPO may not be released from the Trust Account until the earliest of: (i) the completion of the initial business combination; (ii) the redemption of any public shares properly tendered in connection with a stockholder vote to amend the our amended and restated certificate of incorporation to modify the substance or timing of our obligation to redeem 100% of its public shares if we do not complete our initial business combination by August 2, 2022; or (iii) the redemption of all of our public shares if we are unable to complete our initial business combination by August 2, 2022 (at which such time up to $100,000 of interest shall be available to us to pay liquidation or dissolution expenses), subject to applicable law. The proceeds deposited in the Trust Account could become subject to the claims of our creditors, if any, which could have priority over the claims of our public stockholders.

Off-Balance Sheet Arrangements

We have no obligations, assets or liabilities, which would be considered off-balance sheet arrangements as of June 30, 2021. We do not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements. We have not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or purchased any non-financial assets.

Contractual Obligations

We do not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities, other than an agreement to pay the Sponsor a monthly fee of $5,750 for office space, utilities and secretarial and administrative services. We began incurring these fees on January 29, 2021 and will continue to incur these fees monthly until the earlier of the completion of a business combination and our liquidation.

Pursuant to the Business Combination Marketing Agreement entered into by GCAC and Maxim (which is the managing member of our Sponsor) in connection with the GCAC IPO, upon consummation of the Business Combination the Maxim Transaction Fee, will be payable to Maxim and Maxim will also be reimbursed for all reasonable and documented costs and expenses associated with services performed by Maxim. Accordingly, Maxim has an interest in GCAC completing the Business Combination because, if the Business Combination (or another business combination) is not consummated, Maxim will not receive the Maxim Transaction Fee or have these expenses reimbursed.

Pursuant to the Placement Agent Engagement Letter, at the Closing, Maxim and J.P. Morgan will be paid a fee for acting as private placement agents in connection with the Business Combination of an aggregate of $2,060,000 (the “Placement Agent Fee”), together with reasonable out-of-pocket expenses for which Maxim and J.P. Morgan have not previously been reimbursed thereunder. Accordingly, Maxim and J.P. Morgan have an interest in GCAC completing the Business Combination because, if the Business Combination or another business combination is not consummated, Maxim and J.P. Morgan will not receive the Placement Agent Fee and will not be reimbursed for unpaid expenses pursuant to the Placement Agent Engagement Letter.

Pursuant to the M&A Advisory Engagement Letter, at the Closing, Maxim will be paid the M&A Advisory Fee, together with reasonable out-of-pocket expenses for which Maxim has not previously been reimbursed thereunder. Accordingly, Maxim has an interest in GCAC completing the Business Combination because, if the Business Combination (or another business combination) is not consummated, Maxim will not receive the M&A Advisory Fee or have these expenses reimbursed.

Critical Accounting Policies

The preparation of financial statements and related disclosures in conformity with U.S. generally accepted accounting principles (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. We have not identified any critical accounting policies.

Warrant Liability

We evaluate our financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with ASC Topic 815, “Derivatives and Hedging”. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value on the grant date and is then re-valued at each reporting date, with changes in the fair value reported in the statements of operations. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative liabilities are classified in the balance sheet as current or non-current based on whether or not net-cash settlement or conversion of the instrument could be required within 12 months of the balance sheet date.

We currently account for the warrants issued in connection with the GCAC IPO in accordance with the guidance contained in ASC 815-40. Such guidance provides that because the warrants do not meet the criteria for equity treatment thereunder, each warrant must be recorded as a liability. Accordingly, we classify each warrant as a liability at its fair value. This liability is subject to re-measurement at each reporting period. With each such re-measurement, the warrant liability will be adjusted to fair value, with the change in fair value recognized in our statement of operations. As of June 30, 2021 and 2020, there were 13,800,000 and 0 warrants outstanding, respectively.

Common Stock Subject to Possible Redemption

We account for GCAC Class A common stock subject to possible redemption in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity”. GCAC Class A common stock subject to mandatory redemption is classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the our control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The common stock features certain redemption rights that are considered to be outside of the our control and subject to the occurrence of uncertain future events. Accordingly, common stock subject to possible redemption is presented as temporary equity, outside of the stockholders’ equity section of the balance sheet.

Net Income Per Share

Net income per share is computed by dividing net income by the weighted average number of common stock outstanding during the period. The Company applies the two-class method in calculating earnings per share. GCAC common stock subject to possible redemption at June 30, 2021, which are not currently redeemable and are not redeemable at fair value, have been excluded from the calculation of basic net income per common share since such shares, if redeemed, only participate in their pro rata share of the Trust Account earnings. The calculation of diluted earnings per common stock does not consider the effect of the warrants issued in connection with the (i) IPO, (ii) exercise of over-allotment and (iii) Private Placement as such warrants were anti-dilutive. These warrants are exercisable to purchase 13,800,000 shares of GCAC Class A common stock in the aggregate.

Our statement of operations includes a presentation of income per GCAC Class A common stock subject to possible redemption in a manner similar to the two-class method of earnings per common stock. Net income per common stock, basic and diluted, for redeemable GCAC Class A common stock is calculated by dividing the interest income earned on the Trust Account, by the weighted average number of redeemable GCAC Class A common stock outstanding since original issuance. Net income per common stock, basic and diluted, for non-redeemable GCAC Class B common stock is calculated by dividing the net income, adjusted for income attributable to redeemable GCAC Class B common stock, by the weighted average number of non-redeemable GCAC Class B common stock outstanding for the periods. Non-redeemable GCAC Class B common stock include the Founder Shares as these common stock do not have any redemption features and does not participate in the income earned on the Trust Account.

Recent accounting standards

Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on our condensed financial statements.

INFORMATION ABOUT CEPTON

Unless the context requires otherwise, references to “Cepton,” “we,” “us,” “our” and “our company” in this section are to the business and operations of Cepton prior to the Business Combination.

Company Overview

Cepton’s mission is to deploy high performance, mass-market lidars to deliver safety and autonomy across the Automotive and Smart Infrastructure (each as defined below) markets.

Cepton is focused on the mass-market commercialization of high performance, high quality lidar solutions. By adopting our solutions, our customers can deliver safety and autonomy applications across a broad range of end-markets, including our primary market — advanced driver assistance systems (“ADAS”) in consumer and commercial vehicles. We believe that ADAS in consumer and commercial vehicles represents the largest market opportunity for lidar applications over the next decade as well as the market with the best potential for near term mass-market commercialization.

Since the inception of our company in 2016, building lidars for broad market adoption has been our guiding principle. Mass-market deployment guided not just our end market focus, but also our product design choices, our areas of technological innovation, our approach to manufacturing and our go-to-market strategy and partnerships. Consequently, our value proposition has focused on developing a lidar that appropriately balances performance, cost and reliability. Our original thesis was that lidar would gain broad based adoption only when solutions strike the right balance across these three key facets.

Based on this approach, Cepton has gained acceptance for its technology in the Automotive market. In 2019, following approximately two years of rigorous engagement and working alongside our Automotive Tier 1 partner, Koito, we were awarded the largest known ADAS lidar series production award in the industry to date by General Motors (“OEM-B”). This award includes multiple platforms and vehicle models, with an estimated production start in 2023.

As a Silicon Valley-based company led by technical experts in optoelectronics, technology innovation is at the core of our company. Cepton developed a comprehensive end-to-end lidar platform consisting of:

•        proprietary hardware building blocks, including our breakthrough patented Micro Motion Technology (“MMT®”) 3D lidar imaging technology and our system-on-a-chip (“SoC”) lidar engine application-specific integrated circuit (“ASIC”);

•        a portfolio of industrial-grade and automotive-grade (“autograde”) near-range to ultra-long range lidars;

•        automotive software enabling safe, secure and efficient integration in vehicles; and

•        feature rich perception software capabilities.

Industry Background

We believe we are at the center of major shifts in technology, consumer preferences and industry trends that are catalyzing the adoption of lidar solutions across our target markets.

ADAS is one of the fastest growing segments in the automotive industry.

Automotive original equipment manufacturers (“OEMs”) currently offer a range of Society of Automotive Engineers (“SAE”) L1/L2 (“L1/L2”) ADAS technologies such as lane keep assist, adaptive cruise control and automatic emergency braking, which have helped improve vehicle safety while adding comfort features that consumers value. Many OEMs and their Tier 1 suppliers are actively working to improve their ADAS offerings on new vehicle models. This might involve enhancing the capability and usability of existing SAE Level 2 (“L2”) features or offering additional features which do not meet the requirements of SAE Level 3 (“L3”) systems, where the responsibilities of driving start to shift from the driver to the vehicle. The interim stage between SAE L2 and SAE L3 is commonly referred to as Level 2+ (“L2+”). While L2+ ADAS features are included in a select number of vehicles today, over the next five to ten years, such advanced ADAS features are expected to become mainstream and achieve wide-spread adoption. In a 2019 report, Frost and Sullivan estimates that by 2030, 67% of vehicles sold globally will have at least L2 and L3 autonomous driving (“AD”) capability.

Multiple factors are driving demand for ADAS functionality in modern consumer vehicles.

Demand for L2+ ADAS features are likely to be driven by multiple factors:

•        Growing consumer demand for enhanced safety and autonomous features in consumer vehicles: According to the American Automobile Association’s 2021 annual automated vehicle survey, 80% of drivers said that they want current vehicle safety systems, such as automatic emergency braking and lane keeping assistance, to work better, and 58% of drivers said they want these systems in their next vehicle.

•        Continued emphasis by regulators on reducing traffic accidents and fatalities, which increases the likelihood that ADAS features considered optional today might become mandatory in the future.

•        The shift towards software-based subscription models for ADAS features, which are expected to increase the availability of ADAS-related hardware in consumer vehicles.

Lidar technologies are proliferating and enabling ADAS functions with higher levels of safety and autonomy.

Highly dynamic environments around a moving vehicle require extensive sensor data to enable safety and autonomy features. To date, the industry has adopted a combination of sensors, primarily cameras and radars, to enable L1 and L2 functions. Vehicles equipped with L1/L2 capabilities face a number of deficiencies, such as the inability to detect pedestrians and bikes under certain conditions, including when under direct exposure to sunlight and in poor lighting conditions, and incomplete lane, road-edge and barrier detection. As a result, achieving L2+ and higher levels (i.e., L3-L5) of autonomy coupled with vehicle safety requires enhanced sensing capabilities and complementary sensor data for faster, more accurate and more reliable perception and to meet redundancy requirements for functional safety. Lidar addresses many of these challenges and offers key benefits due to its high resolution combined with high accuracy in measuring distances to objects and its own independent and integrated light source. Many lidar capabilities cannot be easily replaced by other sensors, making lidar an essential sensor for L2+ ADAS applications.

Continual innovation is driving down lidar costs and enabling large scale adoption.

We believe that lidar adoption in mass-market consumer vehicles has been limited due to two major factors. First, lidars that have been able to achieve high performance levels have not been able to achieve autograde reliability and low cost. Second, lidars that were able to demonstrate a path towards autograde reliability and low cost have been unable to meet adequate performance requirements to achieve L2+ ADAS vehicle safety and autonomy goals. Lidar innovation is changing this landscape by combining high performance with high reliability and low cost, with Cepton being in a prime position to drive this transformation using our patented, mirrorless and frictionless MMT® imaging method.

Cost reductions may be enabled by the use of lower cost components, component integration (e.g., in the form of proprietary ASICs and lidar modules) and economies of scale accompanying larger scale deployments, especially in the ADAS market. Our view is that the path to autograde reliability is paved by using mainstream, proven components and technology architectures that are less vulnerable to reliability concerns. In addition, we believe that collaboration between lidar companies and Automotive Tier 1 suppliers that have high volume manufacturing capabilities further enhances lidar quality and autograde reliability.

Multiple industrial and infrastructure sectors are undergoing digital transformation and are expected to benefit from high performance, lidar-based perception solutions.

Numerous market applications are adopting new solutions and modernizing their operations and infrastructure to improve safety and security, while driving higher efficiency and privacy. As many sectors transform in this manner, they are leveraging technologies that combine physical infrastructure and sensors with advanced digital technologies including the internet of things, artificial intelligence, and cloud and edge computing. Per the World Economic Forum, emerging technologies are projected to increase efficiency and reduce costs by up to 30% across all operations. Both public and private sectors are embracing these new technologies to reap the benefits of digital transformation in order to develop applications for Smart Cities, Smart Spaces, Smart Industrials and other market segments. Advanced sensing and perception solutions are increasingly at the foundation of such digital transformation, as they enable the capture, transmission, processing and real-time analysis of data at unprecedented levels of accuracy. For instance, many industries have previously adopted technologies such as video cameras and thermal cameras for perception-based applications. However, modern applications are requiring a level of accuracy, uptime, and privacy not currently achievable with those sensors. Lidars provide accurate and anonymized 3D information under a variety of lighting and environmental conditions, and offer the solutions needed across a wide range of smart applications. Lidars can supplement cameras and other sensors in vision-critical applications and provide a compelling alternative to cameras in privacy-critical or vision-agnostic applications, for example, analysis of foot traffic at retail outlets without identifying personal information.

Our Market Focus

Our lidars enable safety features and L2 to SAE Level 4 (“L4”) autonomy in ADAS and autonomous vehicles (“AV”) applications (the “Automotive” market). We set a goal since day one to target the consumer vehicle ADAS market, anticipating the need to serve the largest automotive OEMs in the world with sensors that would play an important role in enabling enhanced L2+ ADAS applications, with enhanced safety and autonomy features. ADAS is one of the fastest growing segments within the Automotive industry. According to a 2019 Frost and Sullivan report, it is estimated that by 2030, 67% of vehicles sold globally will have at least L2 and L3 AD capability. This is supported by growing consumer demand for enhanced safety and autonomous features in vehicles. We estimate that the ADAS market for lidar solutions will represent a $50 billion market opportunity by 2030.

While our main focus within the Automotive market has been the L2+ ADAS market, we have naturally extended our reach to L4 AVs. Level 4 AVs such as robotaxis typically operate for a prolonged period of time, which requires highly reliable sensors that can maintain high levels of performance. In addition, as AV technologies become more mature, cost and efficiency will become important design criteria to drive widespread adoption. The fundamental functions of lidars being used in ADAS and AV are similar and, based on our discussions with customers in the L4 AV market, we believe that the AD industry will adopt lidars optimized for ADAS to drive widespread adoption of AVs. This places Cepton in a strong position to capture a significant share in the AV market as that market matures.

As an additional area of focus, Cepton has established a strong presence in the Smart Infrastructure market. We believe our strength in this market is that our lidar sensors and perception solutions provide an attractive value proposition and high suitability for applications in market segments such as Smart Cities, Smart Spaces and Smart Industrials (each defined below), which together comprise the “Smart Infrastructure” market. This enables us to build a diversified business with an additional pillar of growth opportunities outside of the Automotive space.

•        “Smart Cities” includes applications such as: (i) pedestrian safety, vehicle safety, wrong-way driving detection, emergency vehicle guidance, and traffic flow management for smart roads; (ii) vehicle profiling/classification, vehicle speed and dimension estimation, axle classification, and container scanning for smart tolling; and (iii) obstacle detection, pedestrian detection, track health monitoring and intersection monitoring for smart rail.

•        “Smart Spaces” includes applications such as: (i) foot traffic analysis, safe zones, and social distancing for crowd analytics; (ii) securing critical infrastructure, area/zone access, gateway entry monitoring and anonymized surveillance for security; and (iii) injury prevention, accident avoidance, workplace safety and early warning/alerts for safety.

•        “Smart Industrials” includes applications such as: (i) container scanning, free space detection, object detection and object classification for industrial applications; and (ii) 3D mapping, object detection, object classification and autonomous navigation for autonomous ground vehicles.

Differentiated Value Proposition

Cepton’s lidar solutions enable high performance and autograde reliability at competitive prices. Our lidars are able to achieve this because our designs use robust, low-cost components coupled with a proprietary lidar engine

ASIC and a frictionless, mirrorless 3D-imaging technology referred to as MMT®. Our design choices coupled with our proprietary technology results in Cepton lidars having high performance, low power consumption, compact form factor and high manufacturability for large scale deployment.

Designing a lidar for mass market adoption in the Automotive market requires balancing performance (e.g., range, resolution and field of view), reliability (e.g., automotive certifications), price, vehicle integration (e.g., size and power) and volume manufacturability. For example, a lidar might have high performance but compromise on reliability, size, power and price. On the other end of the spectrum, a lidar could achieve low cost and good reliability but fail to meet minimum performance requirements. According to a leading independent consulting firm that conducted a market study commissioned by Cepton, as of January 2021, Cepton is the only provider with products that fulfill all major OEM requirements across key criteria for L2+ ADAS applications by providing high performance combined with autograde reliability and attractive pricing. Our differentiated value proposition is further validated by our series production award from OEM-B, which is the largest known ADAS lidar series production award to-date, based on number of vehicle models awarded.

Largest Series Production Award at OEM-B Positions Cepton as Lidar Market Share Leader

In 2017, we started a journey of rigorous engagement with OEM-B to enable their next generation L2+ ADAS program, for vehicle models expected to commence production in 2023. Following approximately two years of engagement including design, testing, validation and integration workstreams, Cepton, alongside our Tier 1 partner, Koito, was selected as the sole lidar provider to support the ADAS program with a series production award covering multiple vehicle platforms and models through 2027. To date, this represents the largest known ADAS lidar series production award based on number of vehicle models, and we believe it represents a significant validation of the superiority of Cepton’s products and our ability to develop innovative lidar solutions for the Automotive industry in partnership with leading Tier 1 suppliers. This award positions Cepton as one of the key suppliers of OEM-B as well as a potential supplier to OEM-B’s affiliates worldwide.

We have gained significant commercial traction across our target markets. In total, we shipped products to over 100 paying customers since 2018 and have over 160 engagements in our pipeline. In the Automotive market we have engagements with varying maturities, with many Tier 1s and OEMs, including all 10 of the top 10 OEMs based on IHS Markit, a leading independent third-party industry analytics and information provider, vehicle production volume rankings for 2019. In the Smart Infrastructure market, we have many projects across the Smart Cities, Smart Spaces and Smart Industrials segments, often in partnership with system integrators and large customers. We believe our series production award from OEM-B and the extent of our current engagements position Cepton to be a market share leader in the lidar industry.

Proprietary Technologies Combined With A Comprehensive Offering Enables Sustainable Competitive Advantage

We developed our lidars with technologies, hardware building blocks and design principles that are highly synergistic. We combine proven, widely available materials and components with proprietary designs to achieve high performance, small form factor, low power, high reliability and low cost, which we believe are all key aspects of a mass-market lidar. Some of our most important lidar sensor innovations include our proprietary single-chip ASIC lidar engine, our multi-chip lidar transceiver modules and our patented MMT® for 3D imaging. Cepton’s integrated lidar engine ASIC is a powerful data processing SoC that combines illumination control and high-sensitivity detection functions, with embedded proprietary algorithms and trade secrets to enable key lidar functions. Our MMT® architecture integrates our multi-chip lidar transceiver module with an elegant mirrorless, frictionless and rotation-free imaging technique to increase the reliability and manufacturability of the product while delivering high performance and low power at affordable price points. Our MMT® architecture is also flexible to accommodate other illumination and detection methods as these design options become proven and cost competitive in the future. We are also innovating in automotive software, having developed key automotive integration capabilities to enable seamless vehicle communication, cybersecurity, automotive safety integrity level (“ASIL”)-B functional safety and over-the-air update capabilities. Finally, our full stack perception solutions integrate our lidars with edge computing and powerful lidar perception software to deliver intelligent 3D perception for a range of applications. We believe that our comprehensive end-to-end lidar solution platform including lidar building blocks, lidar systems for near range, long-range and ultra-long-range applications, automotive software and perception software provide us the technology advantages and allow us to address demanding requirements in ADAS, AV and Smart Infrastructure applications. We expect that our technology advantages coupled with our commercial success, as evidenced by the largest known ADAS lidar series production award based on number of vehicle models, will provide a sustainable competitive advantage.

Strategic Relationship With Global Automotive Tier 1 Koito

In February 2020, we announced a strategic partnership with Koito, the number one supplier of automotive lighting systems globally (based on 2019 sales). At the same time, Koito participated in our Series C funding round. Koito is also the anchor investor for the PIPE Investment. As part of our collaboration, Koito obtained rights to manufacture and sell lidars based on Cepton’s MMT® lidar sensor design for an automotive application, using key components supplied by Cepton. In 2019, Koito and Cepton jointly won an ADAS lidar series production award, which is the largest known award of its kind to-date based on the number of vehicle models awarded, from OEM-B. We believe the combination of Koito’s leadership in automotive lighting and its expertise in high volume manufacturing provides us with the capabilities to jointly compete for the largest automotive programs in the industry with global auto OEMs.

Visionary, Founder-Led Team

Cepton is led by industry veterans with decades of collective experience across a range of lidar, imaging, optoelectronics and semiconductor technologies. Our co-founders Dr. Jun Pei (CEO) and Dr. Mark McCord (CTO) both hold Ph.Ds. in Electrical Engineering from Stanford University and have been working together for over a decade. Dr. Jun Pei was one of Dr. McCord’s top students during Dr. McCord’s tenure as an Associate Professor of Electrical Engineering at Stanford. The founding team has focused on building an engineering team with deep expertise in technical specialties required to build and sustain breakthrough lidar innovations. Our history of innovation is evident from the four generations of directional lidars and two generations of perception software solutions we have launched since 2016. We have also attracted accomplished business veterans with substantial experience across finance, lidar and automotive supply chain industries. As of June 30, 2021, the Cepton team included 116 team members including 51 engineers and 21 PhDs.

Our Market Opportunity

We have built our lidar solutions to serve a range of markets globally, including the Automotive and Smart Infrastructure markets. Our primary focus has been the ADAS market segment, which we believe represents the largest market opportunity for lidar solutions.

We address key parts of a large and rapidly growing market. From our analysis of third party reports and our own assumptions on the evolution of the lidar market, we estimate our market opportunity, or total accessible market, to be around $19 billion in 2020, growing to $49 billion in 2025 and $59 billion in 2030, representing a 12% compound annual growth rate. Our lidar solutions address many cases across the following markets:

Automotive

•        ADAS:    We estimate that total new vehicles with L2+ ADAS functionality represented approximately seven million units in 2020, growing to a projected 25 million in 2025 and 35 million in 2030. Based on our assumptions, we estimate the corresponding L2+ ADAS lidar market opportunity to increase from around $13 billion in 2020 to $41 billion in 2025 and $50 billion by 2030. Our estimates include both long-range and near-range lidars.

•        AV:    We estimate that total new vehicles with fully AD functions (L4 and above) represented approximately four thousand units in 2020, growing to 120 thousand in 2025 and 250 thousand in 2030. Based on our assumptions, we estimate the corresponding L4/L5 AV lidar market opportunity to increase from around $110 million in 2020 to $1.1 billion in 2025 and $1.4 billion by 2030. Our estimates include both long-range and near-range lidars.

Smart Infrastructure:    Based on our analysis of industry data and customer feedback, we estimate the Smart Infrastructure lidar market — including Smart Cities, Smart Spaces and Smart Industrials — to represent a potential market size of around $6.6 billion in 2020, growing to $7.0 billion in 2025 and $7.6 billion in 2030.

Our Approach and Value Proposition

Our lidar value proposition stems from a balanced design that addresses three key foundational pillars that we believe are essential to serve the ADAS market, namely, performance, cost and reliability. We believe that lidar solutions that only satisfy one or two of those pillars will have difficulty securing large scale market deployments. To truly become a mass-market solution, we believe that lidars need to meet all three key requirements, which requires a focused and highly innovative approach to lidar design, encompassing system architecture, technology and component choices, supply chain strategy and Tier 1 partnerships for enhancing manufacturability and achieving economies of scale. We believe our value proposition derived from this approach is highly differentiated in the market and positions Cepton to become one of the leaders in the lidar industry.

Cepton’s value proposition is centered on the following elements:

Proven design and technology.    Cepton lidars were designed from the ground up to achieve a balanced approach to performance, cost and reliability. Our lidar design uses a breakthrough, patented innovation in 3D imaging technology that we refer to as Micro Motion Technology. The MMT® architecture is capable of high resolution and long-range 3D-imaging, while enabling sensor robustness and reliability to meet the stringent requirements of automotive applications. Our design has been evaluated for mass-market lidar applications by many Tier 1 partners and customers across ADAS, AV and Smart Infrastructure markets. OEM-B awarded us a large ADAS lidar series production award after going through a rigorous selection process comparing our sensors to those of numerous competitors.

Superior performance.    Cepton lidars offer strong performance combining long range, high resolution and low power consumption enabled by our proprietary design. An independent market study conducted by a leading consulting firm commissioned by Cepton compared the performance specifications of Cepton to those of other major competitors across a set of characteristics. Their conclusion was that Cepton was the only lidar provider able to meet all key OEM requirements defined by the consulting firm for long-range ADAS applications.

Cost advantage.    We have designed our lidars to support attractive pricing at automotive production volumes, which is an important driver of lidar adoption for mass-market ADAS applications. Our lidars use proprietary micro-optical modules built with proven, low cost, 905 nm wavelength lasers (edge-emitting laser diodes) and silicon detectors (avalanche photo diodes or “APDs”). Our low cost, proprietary, lidar engine ASIC chips, which are integrated in our optical modules, enable high performance with a small footprint. Our patented MMT® assembly also uses low cost, widely available materials. Our manufacturing strategy leverages contract manufacturers for key components used in our lidars. We further anticipate using contract manufacturers to also manufacture lidars using our technology for sales to Smart Infrastructure customers and low volume Automotive customers. For Automotive series production, we partner with leading Automotive Tier 1 suppliers for high volume manufacturing and to drive economies of scale. In this case, we expect to license our technology to Tier 1 partners and sell lidar components to them, to enable Tier 1 partners to assemble and manufacture lidars in high volume. In collaboration with our Tier 1 partner, Koito, our series production award from OEM-B is expected to allow us to drive down cost as our lidar production scales in 2023 and beyond.

Compact form factor and low power consumption.    One of the biggest benefits of our lidars is their compact form factor, allowing for multiple options for vehicle integration. The low power consumption of our lidars combined with their compact form factor makes it possible to integrate our lidars behind the windshield, inside headlamps and in vehicle fascia, allowing for multiple integration options. These integration options facilitate embeddability in the vehicle, minimizing disruption to the vehicle’s natural styling — an important consideration for automotive OEMs.

Volume scalability and manufacturing.    Cepton builds its lidars with widely available, proven and inexpensive components using a manufacturable, modular and scalable architecture, making them ideally suited for high volume production. To enable high volume production, Cepton is able to license its technology and sell components to Automotive Tier 1 suppliers, who can manufacture and sell lidars using Cepton’s technology.

Autograde reliability and integration.    With respect to autograde applications, the design of Cepton’s lidars is enabled by Cepton’s material and component choices as well as the use of MMT®, a mirrorless, frictionless, rotation-free approach to 3D imaging. Cepton has also developed significant expertise in automotive software, such as AUTOSAR, cybersecurity, functional safety (ASIL-B), over-the-air update capability and more, which enables lidar deployment in vehicles and significantly increases Cepton’s competitive advantage.

Leading Tier 1 partner.    One of the most critical factors that enables lidar suppliers to win and deliver on ADAS programs is the ability to bring an experienced Automotive Tier 1 partner into the OEM engagement. Cepton has partnered with Koito, the world’s largest Automotive lighting Tier 1 supplier, based on auto lighting revenue for the year 2019. Koito is a development and manufacturing partner to Cepton as well as an investor in Cepton. Koito has a global footprint and customer base and has established a manufacturing line in Japan to make lidars using Cepton’s technology with components produced by Cepton. In addition to Koito, Cepton continues to work with other Tier 1 partners as needed based on specific customer engagements.

Cepton’s Technology Advantage

Lidar Design Principles and Cepton’s Technology Choices

We believe that selecting the right mix of technologies is a fundamental aspect to developing a lidar solution suitable for mass-market ADAS applications. We have developed our lidars focused on using technologies, components and design principles that are synergistic when combined, with the goal of achieving our three key pillars for success: performance, cost and reliability.

To understand different lidar technologies and choices, it is important to break down the core functions of the lidar. One of the three significant functions of lidar is to transmit light into the environment (transmission) using a source. When the light falls on objects, part of the light is reflected back. The second key function of the lidar is to detect the light that is reflected back (detection) using a detector (also known as receiver). Light has a well-known speed of transmission, and by measuring the time between when the light is transmitted from the source and when it is received by the detector (time of flight), we can accurately measure the three-dimensional distance (range) of the object from the lidar. At the same time, the lidar can capture data not just from a single point source and detector but cover a 2D field of view either by scanning or other methods. This third function of lidar is referred to as “imaging,” with different techniques offering varying image resolution. Choices of lidar technologies can therefore be evaluated based on how these three functions are achieved and how they balance the three key pillars for mass market deployment — namely, performance, cost and reliability.

The principles around lidar illumination and detection have been researched extensively over many decades. To achieve high reliability and low cost, maximizing the use of commonly available and proven materials and components is important. This is especially true when those choices adequately achieve the performance level required for the targeted applications. We believe this is the case when it comes to illumination and detection, as a result of which we chose proven, mature technologies and low cost components, such as 905 nm wavelength edge-emitting laser diodes for illumination and silicon based APDs for detection. We therefore chose to focus on innovation that enables the highest performance using mainstream technologies — namely, our powerful lidar engine ASIC for illumination control and detection, as well as our proprietary micro-optical lidar modules that combine the laser diodes, the APDs and our ASICs.

We believe that the key area of differentiation in lidar design today is how to form a 3D image efficiently — namely imaging, with high reliability and low cost. To achieve this objective, Cepton invented and patented an imaging mechanism called MMT®. MMT® is frictionless, mirrorless and rotation-free, which enables autograde reliability, high performance, low power and compact form factor lidars. Our MMT® lidars use durable, inexpensive and commonly available materials, with the ability to scale up to high manufacturing volumes to achieve low cost.

We believe that our technology choices in system design and our focus on combining mature and proven solutions with state of the art innovation led us to overcome what we believe is the hardest challenge in developing lidar, thereby allowing us to offer lidar solutions with high performance and autograde reliability at competitive prices and obtain the largest known ADAS lidar series production award to-date in the industry, from OEM-B.

Advantages of Cepton’s Lidar Technology Choices

We focused our technology innovation on what we believe are the most important areas of differentiation to deliver lidar solutions that meet or exceed our customers’ requirements for mass-market deployment. We believe our current technology choices achieve the balance between performance, cost and reliability and will enable high volume production to accelerate adoption in ADAS and other market segments. At the same time, our core innovations in imaging are complementary with emerging technologies and components in illumination and detection, which we continue to monitor and evaluate.

Illumination

Cepton adopted 905nm wavelength infrared laser diodes, which combine the commonly used illumination wavelength with low cost, autograde laser components that enable us to meet Class 1 eye safety requirements. Alternative illumination solutions available in the market include less mature 1550 nm fiber and tunable lasers, which have higher cost, require substantially more power to operate and are not easily qualified for automotive applications. Yet another market option involves ~850 nm wavelength lasers (vertical cavity surface emitting lasers, or “VCSELs”), which have significantly lower range performance. If these alternative illumination technologies were to mature to the point where they can meet long range ADAS performance requirements, reliability and cost objectives, Cepton has the option to integrate such technologies in its MMT® lidars.

Detection

Cepton selected direct time of flight based measurement of object distances using mature and commonly available receiver technologies such as silicon APDs. The simplicity and accuracy of this approach is well established, along with the low cost and ease of mass production. Coupled with the APDs, Cepton uses a proprietary custom ASIC, designed using proven silicon technologies and cost competitively manufactured with automotive qualified wafer fabs to implement advanced detection algorithms that are key to our performance advantages. Alternative detection modalities available in the market include those used with 1550 nm illumination, such as boutique components like InGaAs APDs which are more expensive and not proven for automotive applications. VCSEL-based illumination systems typically use a specialized detector technology called single photon avalanche diodes that are new to automotive applications and have limitations such as noise and range. Finally, a more recent emerging technology used for detection is frequency modulated continuous wave, which is a significantly more complex system with higher cost, frame rate limitations and unproven automotive reliability. If some of these alternative technologies can meet long range ADAS performance requirements, reliability and cost goals in the future, Cepton has the option to integrate such technologies in our MMT® lidars.

Imaging

Lidar imaging is an important area of innovation and differentiation for Cepton. Cepton’s MMT® provides an elegant and efficient solution for lidar imaging. Alternative lidar imaging methods commonly involve the use of mirrors, whereas MMT® is mirrorless, thereby increasing the optical efficiency and performance of the system, while reducing cost and eliminating mirror-related reliability problems. MMT® is a frictionless and rotation-free design that creates a dense 2-D image using sparse point measurements obtained from the receiver array. For ADAS applications, we believe that MMT® based lidars therefore offer the desired balance between performance, cost and reliability. In addition, our core MMT® design is compatible with various illumination and detection technologies; should some emerging solutions in transmission and detection become proven for automotive applications and achieve cost competitiveness, Cepton has the option to incorporate these solutions.

Cepton’s Lidar Platform

Cepton offers a comprehensive lidar solutions platform comprised of both hardware and software. Our innovation and product development has focused on every layer of the lidar stack, including (a) key proprietary building block hardware components that are used in our lidars, (b) a suite of MMT® lidar products for automotive and industrial applications covering near-range, long-range and ultra-long range detection, (c) software to enable seamless automotive integration, and (d) perception solutions for a variety of end markets applications, including ADAS.

Proprietary Hardware Building Blocks

We have developed multiple proprietary hardware building blocks supporting our lidar products. We combine widely available materials and components with proprietary or patented intellectual property to deliver lidars optimized for their intended application by balancing performance, cost and reliability. In the following, we highlight two of our key proprietary building blocks:

•        MMT® Core Assembly.    Cepton’s patented MMT® is a frictionless, mirrorless, rotation-free architecture that enables high resolution, long range 3D imaging, while maximizing the sensor robustness and reliability to meet the stringent requirements of automotive applications. Cepton developed MMT® in-house, and we consider it a breakthrough innovation in the lidar industry due to its following qualities:

•        Reliable:    Design using durable materials

•        Versatile:    Ability to achieve near range to ultra-long-range and wide field of view

•        Innovative:    Simplicity combined with high precision, with patents covering all key aspects

•        Efficient:    Enables compact form factor with low power consumption and uses low-cost components

•        Scalable:    Modular design approach that can be easily scaled up for high volume manufacturing

•        Lidar engine ASIC for signal processing.    Cepton’s proprietary single chip lidar engine ASIC is a powerful data processing SoC that combines illumination control and advanced detection functions. Our ASIC chip was developed in-house and features the processing power equivalent to a multi-core computer with embedded proprietary algorithms and intelligence to enable lidar illumination control and detection. The ASIC is:

•        Reliable.    Uses mature silicon process technology and is manufactured by an automotive certified leading silicon foundry

•        Powerful.    Features include lidar illumination control combined with a sophisticated detection engine and signal processing capabilities

•        Innovative.    State-of-the-art lidar signal processing maximizes range and minimizes noise

•        Inexpensive.    Low cost and low power attributes stem from the size of our ASIC chip, which also enables seamless integration into Cepton’s proprietary micro-optical arrays

•        Available.    Currently shipping in B-sample lidars

Comprehensive Portfolio of Lidar Solutions

We offer multiple product families of lidars that are used in industrial and automotive applications.

•        Autograde lidar sensors

•        Vista-X:    Compact lidar solutions with a range of up to 200m for long-range applications in ADAS L2+/L3, AV L4/L5 and suitable for Smart Infrastructure applications

•        Vista-T:    Lidar solutions with a range of up to 300m for ultra-long-range applications in ADAS L2+/L3 and AV L4/L5

•        Nova:    Ultra small form factor lidar solution with a range of up to 30m for near-range applications in ADAS L2+/L3, AV L4/L5 and also suitable for Smart Infrastructure applications, with a wide horizontal and vertical field of view

•        Industrial grade lidar sensors

•        Vista-P:    Compact lidar solutions with a range of up to 200m for long-range applications in ADAS L2+/L3, AV L4/L5 and Smart Infrastructure

•        Sora-P:    Ultra-high scan rate, compact, quasi line-scanning lidar solutions that deliver high-fidelity profiling of objects moving at high speeds, for free flow tolling and other industrial applications

Automotive Software

Cepton has developed capabilities to provide automotive software to support efficient automotive integration for ADAS applications. Software features that fall in this category include, but are not limited to, supporting AUTOSAR compatibility, extrinsic and dynamic calibration, ASIL-B functional safety, diagnostics, cybersecurity, and over-the-air update capability.

Lidar Perception Solutions

Cepton offers intelligent, smart lidar perception solutions by combining lidar sensors with our advanced Helius® perception software and edge processing computers or servers. The Helius® software transforms 3D lidar point clouds (i.e., a set of individual points in 3D) into smart lidar data, also known as “objects,” that indicates which collection of points belongs to a specific object, what the object’s size, location and velocity are, as well as what type of object it is (e.g., vehicle, person). The process by which point cloud data is converted to actionable information is referred to as object detection, classification and tracking. At the same time, since lidar does not capture biometric information, Cepton’s lidar-based intelligent perception solutions are anonymized and therefore privacy-sensitive. This actionable information offers real-time, 3D perception to support various “smart” applications for our partners and customers. Helius® is currently offered for Smart Cities and Smart Spaces applications, with support for ADAS applications expected in the future.

The key value proposition of Cepton’s intelligent lidar perception solutions is the fact that they offer real-time, accurate, 3D object detection, classification, velocity and tracking in various lighting and weather conditions. The perception system is easy to integrate and offers comprehensive, scalable coverage by interconnecting multiple lidar sensors and combining data together seamlessly. For instance, as was demonstrated in a pilot project at Orlando International Airport, Florida, in partnership with The Indoor Lab, anonymized individuals could be tracked seamlessly from one end of a major airline terminal to the other end using our lidars and perception software, requiring no cameras or human intervention. This makes our system highly versatile for a wide variety of applications.

We anticipate that our perception software will continue to be offered through a license model adaptable to different industry needs — ranging from Smart Infrastructure to Automotive. For ADAS applications, our perception system is expected to provide a range of specialized features that go beyond object detection, classification, velocity and tracking to include features such as lane mark extraction, free space and curb detection.

Commercial Traction Overview

We sell our products globally across the Automotive and Smart Infrastructure markets. Our primary market focus is ADAS within automotive, with AV being an adjacent market. We define the ADAS market as including passenger cars, consumer vehicles and other commercial road vehicles that require an attentive driver. We define the AV market as including driverless vehicles, such as those used for delivery and taxi services, and are not owned by consumers. It is possible that many AVs might still require a safety driver for the foreseeable future, but they are nominally considered driverless vehicles and owned not by everyday consumers but as part of a commercial fleet. In Smart Infrastructure, we target a broad range of applications across Smart Cities, Smart Spaces and Smart Industrials market segments. In total, we have sold sensors to over 100 companies since 2018 across these various end markets.

Automotive — ADAS

Our primary market focus is the L2+ ADAS market where we target lidar programs for OEM series production vehicles. Our target customer ecosystem includes traditional passenger vehicle automotive OEMs and electric vehicle (“EV”) OEMs, as well as OEMs that sell commercial vehicles and trucks.

We target the ADAS industry by developing direct relationships with the OEMs globally and partnering with automotive Tier 1 suppliers who have existing relationships with the OEMs and play an important role in sourcing of automotive systems and components for the OEMs. Since the early days of our company, we have engaged automotive Tier 1s and OEM customers to develop relationships that enabled us to participate in some of the early lidar evaluations by the largest automotive OEMs in the world.

In 2017, we started a journey of rigorous engagement with OEM-B to enable their next generation L2+ ADAS program for vehicle models commencing production in 2023. Following approximately two years of engagement including demos, evaluation and vehicle integration workstreams, Cepton, alongside its Tier 1 partner, Koito, was selected as sole source lidar provider over numerous competitors to support OEM-B’s ADAS program with a series production award covering multiple vehicle platforms and models through 2027. To date, this represents the largest known ADAS lidar program awarded in the industry based on number of vehicle models.

Across the industry, we typically employ a three-way engagement model with automotive OEMs and Tier 1s. Upon engagement with an OEM prior to a program award, we develop an understanding of their product requirements, define the optimal product configuration for the OEM and then deliver prototypes and product for Tier 1 and OEM evaluation and feedback. When an OEM engagement successfully advances to a series production award, we engage more extensively with our Tier 1 partner to incorporate their feedback on design for manufacturing and support the Tier 1 partner’s validation and packaging of the lidar for the OEM vehicle system. As the engagement matures into the pre-production stage, we facilitate the flow of technology and process transfer to the Tier 1 partner and support the Tier 1 partner’s manufacturing ramp. Koito, a leading global provider of automotive lighting systems, is currently Cepton’s key manufacturing partner. In February 2020, Koito invested in and led Cepton’s Series C financing and is the anchor investor in the PIPE Investment. As part of the Series C financing, Koito obtained non-exclusive rights to manufacture and sell Cepton’s lidars to OEM-B, using key components and technologies from Cepton.

We are currently engaged in discussions with all Top 10 global automotive OEMs , based on vehicle production volume rankings for 2019, as well with four new EV OEMs, with varying maturities. For example, Ford Motor Company (“OEM-A”) recently announced an ongoing collaboration with Cepton on ADAS related research and development as well as on Smart City deployments. Separately, we continue to work with a number of automotive Tier 1 suppliers, with eight engagements on proof of concept or OEM related projects. We believe that our robust pipeline of engagements across OEMs and Tier 1s will enable us to win additional series production programs in the future.

Automotive — AV

As an adjacency to our primary market focus, we target AV OEMs in segments such as robotaxis and delivery vehicles, who seek both long-range and near-range lidars for their applications. Given our positive evaluations and progress at key automotive OEMs in the ADAS market, as well as our attractive price points, we have experienced significant interest in evaluating Cepton lidars from AV OEMs, consistent with our belief that the AD market will require and source autograde components as it matures. We have 13 engagements in our pipeline with AV customers in early or evaluation stages. Given the market and technology leadership of our AV customers and the direct transferability of ADAS lidar technology into the AV market, we believe our products will gain momentum in AV applications.

Smart Infrastructure

In Smart Infrastructure, our main go-to-market strategy is through partnership with system integrators, enabling them to offer complete solutions to their end customers using Cepton’s lidar solutions. We consider system integrators who have selected our products to deploy as part of their solutions to their end customers as our partners. We currently have over 10 system integrator partners and several active projects with these partners. Our system integration partners significantly expand our sales and marketing reach and complement our direct customer engagements in these segments. We also directly engage with large customers, such as large industrial players. Similar to the Automotive market, we expect to leverage Tier 1 partnerships to manufacture lidars sold into the Smart Infrastructure market.

We have established 126 engagements with Smart Infrastructure customers, ranging from early engagement, evaluation stage, advanced engagement and production partners, including nine production partner engagements with planned production ramps or partnership contracts. We typically establish and prove-out pilot projects for end customers with system integration partners before advancing into production.

Our Growth Strategies

We intend to drive the growth of our business by executing on the following strategies:

Grow our footprint with existing production customers.    As customers realize the benefits of our lidar solutions, we expect to grow our relationship by expanding our footprint to more platforms over time. We plan to continue targeted investments intended to expand within our existing customer base. We also plan to invest in growing our relationship with AV divisions of OEM customers. Additionally, we will leverage our Tier 1 and system integrator partnerships to deepen and broaden product adoption across our existing customers.

Convert existing customer engagements from evaluation to production.    Many of our existing customer engagements are in early stages, and we believe there is substantial opportunity to develop our engagements to advanced stages and convert these engagements to production awards. To drive customer acquisition, we intend to invest in strengthening our product offering, dedicate additional resources to expanding our sales, marketing and customer support efforts and grow our partner ecosystem including Tier 1 and system integrators.

Expand our ability to generate opportunities with new customers.    We plan to continue investing in our own sales and marketing organization and expand go-to-market efforts to build relationships with new industry partners, including Tier 1 suppliers, systems integrators and other technology partners, as well as establish and grow new distribution channels, in order to secure new opportunities.

Innovate and advance our platform and technology.    We have a history of technological innovation having developed innovative technologies such as MMT® and our lidar engine ASIC. We intend to continue making substantial investments in research and development (“R&D”) and hiring top technical talent to develop new technologies, strengthen the technical aspects of our products and expand our ability to serve more opportunities and customers in our target end markets.

Competition

The market for lidar solutions is competitive and rapidly evolving. We believe the market is in its early phases of maturity as many companies in the Automotive and Smart Infrastructure markets are evaluating the adoption of lidar technologies. At the same time, the barrier to entry in the Automotive market is extremely high due to the stringent performance, cost and reliability requirements, leading us to believe that a majority of current lidar suppliers are unlikely to be successful in creating a meaningful footprint in that market. We expect a situation where a small number of lidar suppliers are likely to compete in the Automotive market, with a number of lidar suppliers mainly competing in other end markets. However, as the size of other end markets is not large enough to sustain a large number of players in the long term, we believe that lidar suppliers focused primarily in non-automotive end markets are also likely to dwindle considerably over time.

We believe our competition primarily exists across the following categories:

•        Lidars internally developed or acquired and owned by automotive Tier 1 suppliers such as Denso Corporation, Valeo S.A., Bosch LLC and ZF Group

•        Pureplay lidar companies developing lidar technologies in partnership with Tier 1 suppliers such as Velodyne Lidar, Inc., AEye, Inc., Aeva Technologies, Inc. and Innoviz Technologies Ltd.

•        Pureplay lidar companies developing lidar technologies in partnership with contract manufacturers such as Ouster, Inc. and Luminar Technologies, Inc.

•        Automotive companies including OEMs who might have internally developed lidar solutions

•        Industrial companies that develop their own internal lidar systems, primarily targeted at industrial applications such as Sick AG

We believe that major Tier 1 suppliers with in-house lidar programs have experienced performance or cost challenges for mass market lidar deployment in L2+ ADAS applications. In contrast, pureplay lidar companies have been more successful in developing high performance lidars, but we believe that most have faced significant challenges in achieving autograde reliability, even with Tier 1 partners, due to inherent limitations of their technologies. Lidar suppliers without Tier 1 partners face an even greater hurdle to successfully translate the promise of their technology or a series production award into high volume production. As a result, although the number of lidar competitors is large, we believe that the number of competitors in a position to win substantial automotive series production awards is very limited. However, as lidar suppliers realize that the only way to create a sizable long term business is to enter the ADAS sector, we expect intense near-term competition from suppliers with greater financial resources.

Although certain of our competitors have greater financial resources, longer operating histories, greater brand recognition and may offer their products at lower price points today or in the future, we believe we compete favorably in the market on the basis of the following competitive factors:

•        Commercial traction, including the industry’s largest known ADAS lidar series production award from OEM-B

•        Ongoing engagement with other top 10 OEMs, including but not limited to OEM-A

•        Depth of partnership and relationship with Koito, a major global Tier 1 supplier that has built a manufacturing line to produce lidars using Cepton’s technology and key components

•        A licensable and manufacturable lidar technology that enables multiple Tier 1 partners to work with us and potentially manufacture lidars using Cepton’s technology

•        A mirrorless, frictionless MMT® lidar architecture that is capable of high performance with autograde reliability and low cost for mass market adoption

•        The compact size and low power consumption of our lidar sensors that enables elegant integration in consumer vehicles at OEM-preferred locations without impacting vehicle styling and promotes ease of deployment across many vehicle models

•        The breadth and depth of our end-to-end lidar platform ranging from building blocks to lidars to automotive software to perception solutions

•        Our high performance, cost scaling from our ADAS business and high reliability and attractively priced lidars, which are suitable to be used in AV and Smart Infrastructure markets, with the benefit of volume

We believe that we are positioned favorably against our competitors based on these principal competitive factors.

Research and Development

The markets in which Cepton competes are rapidly evolving across hardware and software applications. We invest significant resources in ongoing research and development programs because we believe our ability to grow our market position depends, in part, on innovative technologies that offer a unique value proposition for our customers and differentiation from our competitors.

The majority of our R&D activities occur in San Jose, CA. Our engineering team is responsible for developing and enhancing our lidar hardware and software technology, with a focus on design for manufacturability and ease of system integration. Our engineering and validation teams conduct the required verification and validation activities, sometimes in collaboration with Tier 1 partners. The R&D team also partners with our operations and supply chain teams with the goal of developing scalable and reliable manufacturing processes and deploying those processes at key manufacturing partners.

Our R&D team consists of engineers, technicians, scientists, technical operators and professionals with experience from a wide variety of leading semiconductor, sensing, engineering, consumer electronics and automotive organizations.

Intellectual Property Advantage

Our success and competitive advantage in the lidar market depends in part upon our ability to protect and use our core technology and intellectual property rights. We rely on a combination of patents, copyrights, trademarks, trade secrets, know-how, our experience working with customers and potential customers, contractual provisions and confidentiality procedures to protect our intellectual property rights. Additionally, we protect our proprietary rights through agreements with our commercial partners, supply-chain vendors, employees and consultants, as well as close monitoring of the developments and products in the industry.

Our patents and patent applications cover a broad range of system level and component level aspects of our key technology including, among other things, lidar system, laser, imaging mechanism, receiver and perception technology. On October 22, 2019, we were granted a patent for our MMT® imaging technology, covering all key aspects of our proprietary MMT® architecture. We believe the extent of our MMT® patent will enable us to sustain a durable competitive advantage.

As of August 12, 2021, we have eight issued U.S. patents, one allowed U.S. patent application, two issued foreign patents and 16 pending U.S. patent applications. These issued patents begin expiring in October 2038. We also have in the aggregate six pending Patent Cooperation Treaty, or PCT, applications, and 25 non-U.S. national stage applications corresponding to various U.S. patent applications described above. In addition, we have four registered U.S. trademarks, 12 registered foreign trademarks and four pending trademark applications.

Our Product Portfolio

We offer near-range lidars, long-range lidars and ultra-long-range lidars, automotive software and smart lidar systems that include our perception software. Our solutions include industrial grade and autograde lidars. For mass market automotive ADAS applications, we also sell components and license technologies to Tier 1 suppliers to enable them to manufacture lidars in high volume and sell to OEM customers.

Manufacturing

We are focused on developing high-performance autograde lidars for mass market adoption. As such, our lidars are designed with the intent of enabling large scale manufacturing. Component choices are reviewed to support the manufacturability goal as well as to enable cost down at scale. We develop our own manufacturing processes for critical components and design our own manufacturing, calibration and testing procedures that are subsequently automated when a product reaches mass production stage, in collaboration with contract manufacturers and Tier 1 partners. Koito, our Tier 1 partner, has set up a manufacturing line in Japan for MMT® lidars, with plans to have the line fully qualified ahead of anticipated series production start in 2023.

As we transition the bulk of manufacturing to our contract manufacturers and to Tier 1 partners, we will continue to maintain certain levels of in-house manufacturing capabilities for prototyping, new product introduction, and low volume manufacturing. We view this capability as a critical asset to complement our R&D efforts to meet our customer needs for rapid time to market and proof of concept demonstrations.

Our manufacturing operations employ a wide variety of semiconductors, electromechanical components and assemblies, and raw materials. For example, on the optical module front, we use proven and commonly available 905nm laser diodes for transmission, and silicon APDs for detection. We purchase materials from multiple suppliers on a global basis. These supply relationships are generally conducted on a purchase order basis. While we have not experienced any significant difficulty in obtaining the materials used in the conduct of our business and we believe that no single supplier is material, some of the parts are not readily available from alternate suppliers due to their unique design or the length of time necessary for re-design or qualification.

We believe that our long-term relationships with our suppliers allow us to proactively manage our technology development and product discontinuance plans, and to monitor our suppliers’ financial health. Some suppliers may, nonetheless, extend their lead times, limit supplies, increase prices or cease to produce necessary parts for our products. If these are unique or highly specialized components, we may not be able to find a substitute quickly, or at all. To address the potential disruption in our supply chain, we may use a number of techniques, including, in some cases, qualifying more than one source of supply.

We maintain in-house manufacturing capabilities for certain proprietary components while outsourcing other components and lidar modules to contract manufacturers. For ADAS series production, our Tier 1 partners are ultimately responsible for the manufacturing, testing, calibration, and quality assurance. While we intend to sell components and facilitate the flow of technology transfer to our Tier 1 partners, our Tier 1 partners will ultimately leverage their mass production capabilities for final product delivery to the OEMs.

Sales and Marketing

We have a multi-pronged go to market approach that allows us to serve a global customer base in an efficient manner. We combine our direct sales and business development efforts with the efforts of our partners, including Tier 1 automotive suppliers, system integrators and distributors.

Our direct sales and marketing team has a primary focus on customers in North America, Europe, Japan, China and India. Sales and business development efforts in multiple geographies are supplemented by our engagements with distributors, especially in Japan. We expect to continue to add additional distribution partners over the next 12 months to expand our geographic reach and coverage. In Smart Infrastructure markets, we also work closely with several system integration partners. These partnerships allow us to leverage the sales and marketing teams of our system integration partners, who deploy solutions to their end customers using Cepton lidar hardware and/or smart lidar system solutions. We believe that this approach allows us to have substantially higher end customer and market coverage compared to what we would be able to achieve with just our direct sales and marketing team. For Automotive markets, we work with automotive Tier 1 partners to secure series production awards at automotive OEMs. However, we have a direct relationship at all OEMs that we engage with, which we believe enables us to engage deeper and develop lidar solutions that are more optimized for the Automotive market.

Our marketing efforts are aimed at clearly communicating the value of our offerings to a large and diverse set of global customers. We utilize a variety of digital and non-digital marketing activities and programs to build awareness, engage with potential customers and build an opportunity pipeline for our sales team.

Regulatory Environment

At the federal, state, and local levels, the U.S. has developed a legal environment to permit safe testing, development, and deployment of certain autonomous technologies. We do not anticipate near-term federal standards that would prohibit the foreseeable deployments of our lidar technology. Federal regulators, however, have standards and regulations that relate to vehicle design and performance, and they continue to develop regulations, standards, and testing guidelines for autonomous technologies. Some states, including California and New York also have operational and registration requirements for certain autonomous functions. Regulators have generally signaled a goal to promote safe development of autonomous technologies, and many have conducted studies and requested public comments to gather additional information to inform evolving standards.

As our sensors go into production for integration into motor vehicles, we may be subject to certain requirements under the National Traffic and Motor Vehicle Safety Act of 1966 and Federal Motor Vehicle Safety Standards, including a duty to conduct appropriate testing, and to report (subject to timing requirements) safety defects with our products. There can be significant civil penalties for violations including the failure to comply with such reporting requirements, and NHTSA also can investigate alleged defects and require manufacturers to recall and/or repair of safety defects. We also may be subject to the existing U.S. Transportation Recall Enhancement, Accountability and Documentation Act (“TREAD”), which requires motor vehicle equipment manufacturers to comply with “Early Warning” requirements by reporting certain information to the NHTSA, such as information related to defects or reports of injury related to our products. TREAD can impose criminal liability for violating such requirements if a defect causes death or serious bodily injury. Other countries may also have similar regulations, as well as others. As the regulatory environment for autonomous technologies continues to evolve, we may be subject to additional regulatory requirements.

Our products also may be subject to regulations and other scrutiny related to cyber security and privacy. Federal, state and local regulators have had an increasing focus on both areas. In many ways, lidar technology increases security and privacy. Evolving standards and regulations may subject us to additional specific requirements.

As a lidar technology company, we also are subject to the Electronic Product Radiation Control Provisions of the Federal Food, Drug, and Cosmetic Act. These requirements are enforced by the FDA. Regulated electronic products include certain laser products. Regulations governing these products are intended to protect the public from hazardous or unnecessary exposure. Manufacturers are required to certify in product labeling and reports to the FDA that their products comply with applicable performance standards as well as maintain manufacturing, testing and distribution records for their products.

Similarly, as a global company deploying cutting-edge technology, we are also subject to trade, customs product classification and sourcing regulations. In addition, our operations are subject to various federal, state and local laws and regulations governing the occupational health and safety of our employees and wage regulations. We are subject to the requirements of the federal Occupational Safety and Health Act, as amended and comparable state laws that protect and regulate employee health and safety.

Like all companies operating in similar industries, we are subject to environmental regulation, including water use; air emissions; use of recycled materials; energy sources; the storage, handling, treatment, transportation and disposal of hazardous materials; and the remediation of environmental contamination. Compliance with these rules may include permits, licenses and inspections of our facilities and products.

Legal Proceedings

From time to time, Cepton may become involved in legal proceedings or be subject to claims arising in the ordinary course of its business. Cepton is not currently a party to any legal proceedings, the outcome of which, if determined adversely to Cepton, would individually or in the aggregate have a material adverse effect on its business, financial condition or results of operations.

Human Capital Management

We recognize that attracting, motivating and retaining passionate talent at all levels is vital to continuing our success. By improving employee retention and engagement, we also improve our ability to support our customers and protect the long-term interests of our stakeholders and stockholders. We invest in our employees through continuously improving benefits and various health and wellness initiatives, and offer competitive compensation packages, working to continuously improve fairness in internal compensation practices.

Our future success depends on our ability to retain, attract and motivate qualified personnel. As the source of our technological and product innovations, our engineering employees are a significant asset. Competition for these employees is significant in Silicon Valley where qualified engineers are in high demand. As of June 30, 2021, we had 116 employees including 21 PhDs. A significant majority of our employees are in the United States.

Our Contracts and Purchase Orders

We expect to make the majority of our lidar sales pursuant to short-term purchase orders. These purchases may be orders made without deposits and may be rescheduled, cancelled or modified on relatively short notice, without substantial penalty.

Arrangement with Koito

As of January 2020, Cepton was chosen by Koito to supply Koito with ADAS lidar technology licenses and components for the OEM-B series production program for mass market consumer vehicles. The purpose of the arrangement is to enable Koito to manufacture autograde lidars using Cepton’s MMT®. The lidars manufactured by Koito are expected to be supplied by Koito to OEM-B to fulfil the needs of its series production program. The expected production period of Cepton’s arrangement with Koito is from 2023 through 2027. Production volume will ultimately be dependent on numerous factors and there is no obligation on the part of OEM-B or Koito until the issuance of purchase orders.

Facilities

Cepton’s headquarters is an approximately 92,842 square foot facility that Cepton leases in San Jose, California. The San Jose facilities provides business development, general and administrative, research and development and manufacturing functions. The lease for Cepton’s headquarters is expected to terminate in January 2023. Additionally, Cepton leases an approximately 6,000 square foot facility primarily for research and development and testing in Santa Clara, California, an approximately 1,200 square foot facility for business development in Troy, Michigan, and an approximately 1,600 square foot facility for research and development in Canada. The lease for Cepton’s Santa Clara office is expected to terminate in January 2023. Cepton believes its facilities are adequate and suitable for its current needs and that should it be needed, suitable additional or alternative space will be available to accommodate its operations.

Corporate Information

Cepton was founded and incorporated as a Delaware corporation in 2016. Cepton’s principal executive offices are located at 399 Trimble Rd, San Jose, CA 95131, and its telephone number is (408) 459-7579. Cepton’s website address is www.cepton.com. Information contained on or accessible through Cepton’s website is not a part of this prospectus, and the inclusion of Cepton’s website address in this prospectus is an inactive textual reference only.

CEPTON’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

References in this section to “we,” “our,” “us,” and “Cepton” generally refer to Cepton Technologies, Inc.    and its consolidated subsidiaries prior to the Business Combination and to New Cepton and its consolidated subsidiaries after giving effect to the Business Combination. The following discussion and analysis of our results of operations and financial condition should be read in conjunction with the sections entitled “Information About Cepton,” “Unaudited Pro Forma Condensed Combined Financial Information,” and our financial statements and related notes and other information included elsewhere in this prospectus. This discussion contains forward-looking statements based upon our current expectations, estimates and projections that involve risks and uncertainties. Actual results could differ materially from those anticipated in these forward-looking statements due to, among other considerations, the matters discussed under “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.

Percentage amounts included in this prospectus have not in all cases been calculated on the basis of such rounded figures, but on the basis of such amounts prior to rounding.    For this reason, percentage amounts in this prospectus may vary from those obtained by performing the same calculations using the figures in our consolidated financial statements included elsewhere in this prospectus. Certain other amounts that appear in this prospectus may not sum due to rounding.

Introduction

This Management’s Discussion and Analysis of Financial Condition and Results of Operations (“MD&A”) is a supplement to the accompanying consolidated financial statements and provides additional information on our business, recent developments, financial condition, liquidity and capital resources, cash flows and results of operations. MD&A is organized as follows:

•        Business Overview:    This section provides a general description of our business, and a discussion of management’s general outlook regarding market demand, our competitive position and product innovation, as well as recent developments we believe are important to understanding our results of operations and financial condition or in understanding anticipated future trends.

•        Results of Operations:    This section provides an analysis of our results of operations for the six-month period ended June 30, 2021 and six-month period ended June 30, 2020 and for the years ended December 31, 2020, and December 31, 2019.

•        Liquidity and Capital Resources:    This section provides a discussion of our financial condition and an analysis of our cash flows for the six-month period ended June 30, 2021 and six-month period ended June 30, 2020 and for the years ended December 31, 2020, and December 31, 2019. This section also provides a discussion of our contractual obligations, other purchase commitments and customer credit risk that existed at June 30, 2021, as well as a discussion of our ability to fund our future commitments and ongoing operating activities through internal and external sources of capital.

•        Critical Accounting Policies and Estimates:    This section identifies and summarizes those accounting policies that significantly impact our reported results of operations and financial condition and require significant judgment or estimates on the part of management in their application.

Business Overview

Cepton is focused on the deployment of high performance, mass-market lidars to deliver safety and autonomy across the Automotive and Smart Infrastructure markets. By adopting our solutions, our customers can enable safety and autonomy applications across a broad range of end-markets including our primary market, ADAS in consumer and commercial vehicles, which we believe represents not just the largest market opportunity for lidar applications over the next decade, but also the market with the best potential for near term mass-market commercialization.

Since the inception of our company in 2016, building lidars for broad market adoption has been our guiding principle. Mass-market deployment guided not just our end-market focus, but also our product design choices, our areas of technological innovation, and our approach to manufacturing, and our go-to-market strategy and partnerships. To pursue mass-market adoption, our value proposition has focused on developing a lidar that achieves high performance with automotive grade reliability at competitive prices. Our thesis was that lidar would gain broad based adoption only when solutions strike the right balance across three key facets of performance, cost and reliability.

Based on this approach, we have gained acceptance for our technology in the Automotive market. In 2019, following approximately three years of rigorous engagement and working alongside our automotive Tier 1 partner, Koito, we were awarded the largest known ADAS lidar series production award in the industry to date by OEM-B. This award includes multiple platforms and vehicle models, with an estimated production start in 2023.

As a Silicon Valley-based company led by recognized technical experts in the optical field, technology innovation is at the core of our company. We developed a comprehensive lidar platform consisting of proprietary components including our breakthrough MMT® imaging technology and our SoC ASIC lidar engine, a portfolio of automotive-grade and industrial-grade long-range and near-range lidars, a software layer enabling the integration of automotive functions, and feature rich perception software capabilities.

Business Combination and Public Company Costs

On August 4, 2021, we entered into the Business Combination Agreement with GCAC and Merger Sub pursuant to which, among other things, Merger Sub will merge with and into Cepton, with Cepton surviving the merger and becoming a wholly-owned direct subsidiary of GCAC. Thereafter, Merger Sub will cease to exist and GCAC will be renamed Cepton, Inc. (which we refer to as New Cepton). Cepton will be deemed the accounting predecessor and New Cepton will be the successor SEC registrant, which means that Cepton’s financial statements for previous periods will be disclosed in New Cepton’s future periodic reports filed with the SEC.

The Business Combination is anticipated to be accounted for as a reverse recapitalization. Under this method of accounting, GCAC will be treated as the acquired company for financial statement reporting purposes. The most significant change in New Cepton’s future reported financial position and results are expected to be an estimated increase in cash (as compared to Cepton’s balance sheet at June 30, 2021) of between approximately $52.6 million, assuming maximum stockholder redemptions permitted under the Business Combination Agreement, and $208.1 million, assuming no stockholder redemptions. Total non-recurring transaction costs are estimated to be approximately $37.1 million ($33.0 million assuming maximum stockholder redemptions), of which we expect approximately $4.2 million ($3.9 million assuming maximum stockholder redemptions) to be expensed. See “Unaudited Pro Forma Condensed Combined Financial Information.”

Upon closing of the Business Combination, it is expected that New Cepton common stock will continue to be listed on the Nasdaq and trade under the ticker symbol “CPTN.” As a majority of our current management team and business operations will comprise New Cepton’s management and operations, New Cepton will need to hire additional personnel and implement procedures and processes to address public company regulatory requirements and customary practices. We expect New Cepton will incur additional annual expenses as a public company for, among other things, directors’ and officers’ liability insurance, director fees and additional internal and external accounting and legal and administrative resources, including increased audit and legal fees.

Impact of COVID-19

Throughout 2020 the worldwide spread of the pandemic caused by COVID-19 and the measures intended to contain the spread of COVID-19 have resulted in a global slowdown of economic activity and caused disruptions to our business. In particular, our headquarters are based in the Silicon Valley, which has been subject to ongoing government measures and orders such as quarantines and social distancing. During the second and third quarters of 2020, we slowed our operating and capital spending with the expectation that our revenue would be impacted by the global pandemic. We believe that the pandemic will act as a long-term catalyst for vehicle sales and wider adoption of ADAS programs, and our overall growth rate during 2020 and 2021 has been impacted by the pandemic.

As a Silicon Valley based company, we were affected by the “shelter in place” order starting from the first quarter of 2020 until the second quarter of 2021. While the majority of our employees were able to work from home, some employees, especially manufacturing technicians, were not able to work from home. The “shelter in place” order delayed order fulfillment and revenue recognition during 2020 and the first half of 2021. Additionally, we continued to pay employees during the “shelter in place” order if they did not choose to take unpaid leave. Manufacturing and order fulfillment employees were able to return to work in the second quarter of 2020; however, the number of employees allowed on premises at one time was greatly reduced which also affected our ability to fulfill orders and recognize revenue. We had to separate our manufacturing technicians into two shifts to keep social distancing requirements. We increased the hourly rate for technicians who worked during the second shift, and the increased pay combined with underutilized employee pay increased our employee overhead and decreased gross margins in 2020 and the first half of 2021.

Our suppliers are located worldwide, and the suppliers in the Asia Pacific geographical region were especially affected by the pandemic in 2020, especially in the first half of 2020. Some of our key suppliers were affected by the pandemic resulting in supply chain disruptions. These issues further delayed order fulfillment and revenue recognition but were largely resolved in the third quarter of 2020. Some customers have delayed orders and production schedules due to COVID-19. The pandemic continues to evolve, and the full extent to which the COVID-19 pandemic will directly or indirectly impact our business, results of operations and financial condition, including sales, expenses, reserves and allowances, manufacturing, research and development costs and personnel-related costs, will depend on future developments that are highly uncertain, including as a result of new information that may emerge concerning COVID-19 and the actions taken to contain or treat COVID-19, any resurgence of the pandemic in areas where we or our suppliers operate, and the economic impact on local, regional, national and international customers and markets.

For more information on our operations and risks related to health epidemics, including the COVID-19 pandemic, please see the section of this prospectus entitled “Risk Factors.”

Key Factors Affecting Cepton’s Operating Results

We believe that our future performance and success depends, to a substantial extent, on our ability to capitalize on the following opportunities, which in turn is subject to significant risks and challenges, including those discussed below and in the section of this prospectus entitled “Risk Factors.”

Series production awards in the Automotive market

An important part of our mission is to deploy high performance, mass-market lidar in the automotive market. Within the automotive market, we believe that passenger car ADAS applications represent the largest opportunity but also have the most stringent requirements for reliability, cost, and performance. Major automotive OEMs typically undergo several years of planning, technology selection, and vehicle integration work before introducing new and important technologies in their vehicle offerings. We anticipate that lidar, as a new sensor that improves safety and enhances autonomy, will undergo the same technology introduction and validation process as similar technologies in the past, such as anti-lock braking systems or stability control systems. The number of vehicle platforms and vehicle models that will be equipped with lidar will depend on OEM product planning, vehicle integration, and marketing schedules. Once a lidar supplier is chosen, the number of awarded vehicle platforms and vehicle models is likely to increase over time. This is because the development efforts of integrating lidar into the OEM’s product offerings is leveraged across multiple vehicle classes and platforms in order to maximize the OEM’s return on investment.

For example, our series production award from OEM-B initially included four vehicle models and was subsequently updated to include nine vehicle models spanning different classes of vehicles from luxury sedans to mid-level passenger cars to SUVs and trucks. These vehicles include traditional internal combustion engine types as well as electric drive train types. We expect additional vehicle models to be added to this series production award over time, with an anticipated start of production in 2023 and significant volume increase anticipated in the following years. However, if the targets of this series production award are not realized, or if OEM-B were to terminate or significantly alter or delay its OEM-B series production award and/or alter its relationship with Cepton or with Koito in a manner that is adverse to Cepton or OEM-B would delay the introduction of the vehicle models that are part of the series production award, Cepton’s business would be materially adversely affected. Similarly, if Cepton is unable to maintain its relationship with Koito, or the terms of Cepton’s arrangement with Koito with respect to the OEM-B program differs from Cepton’s expectations, including with respect to volume, pricing and timing, then Cepton’s business and prospects would be materially adversely affected.

Adoption of lidar solutions in Automotive and Smart Infrastructure markets

In an endless pursuit of safety and product differentiation, many leading automotive OEMs have decided to include lidar in their next generation of vehicles for increased safety and higher levels of autonomy. The speed of lidar adoption depends on many factors, including sensor performance, reliability, and cost, as well as the time it takes to win large series production awards. Large automotive series production awards usually take a number of years to secure but once awarded, the production award typically covers the entire duration of a typical vehicle model period of five to seven years for consumer vehicles. In the case of trucking applications, the production period of a typical model may exceed seven years in many cases. We are currently engaged in discussions with all of the top 10 global automotive OEMs (by ADAS and AV program volumes). We believe that our current series production award from OEM-B is a validation of our technology leadership, product maturity, and potential for scalability that favorably positions us for additional series production awards at other large global OEMs.

While lidar adoption in the automotive market may take multiple years to materialize, smart infrastructure end markets could adopt lidar solutions at a more rapid pace. Applications within smart infrastructure vary widely from tolling to security, to delivery and logistics. These applications are typically project based and require certain levels of customization to deliver an end-to-end solution. To address opportunities in the smart infrastructure space, we partner with system integrators who leverage our lidar hardware as well as our Helius perception software to provide solutions unique to each opportunity. We expect to grow our system integrator partnership network to further drive the adoption of lidar in smart infrastructure applications.

We expect our revenue to increase as adoption increases in the automotive and smart infrastructure markets, however, the rate of deployment may vary and our revenue will fluctuate as a result.

Product Cost and Margins

To drive mass-market adoption of lidar in automotive applications, product cost must be controlled. As such, cost is one of the primary design criteria that we focused on from the very beginning. Design choices were carefully evaluated to create products with the best overall balance between performance, reliability, and cost. Working with our partners, we expect to continue driving costs down as volumes increase and we achieve high margin unit economics in the future.

In the case of our series production award from OEM-B, we are working with our Tier 1 partner, Koito, on manufacturing in order to effectively manage supply chain, component costs, and manufacturing costs to meet margin expectations at scale. Pursuant to our arrangement with Koito, we license our technology and sell components to Koito, who can manufacture and sell lidars using our technology. We expect our gross margin to rapidly increase as material costs decrease and fixed manufacturing overhead costs are absorbed over larger production volumes and as other economies of scale are achieved.

In the smart infrastructure space, average selling price (ASP) of a lidar solution may be higher than that in the automotive space due to a number of reasons, such as unit volume, level of customization, and additional software content. At the same time, the cost of production is also higher due to lower levels of economies of scale and higher levels of system integration requirements.

If we cannot generate our expected margins, we may be required to raise additional debt or equity capital, which may not be available or may only be available on terms that are onerous to our stockholders.

End Market Concentration

We believe that the automotive market represents a large portion of the total addressable market and large global automotive OEMs represent the majority of unit volume demand as well as leaders in active safety and autonomy. To drive mass-market commercialization of our lidar solutions, we have focused on top automotive OEMs and are currently engaged with all of the top 10 global automotive OEMs based on vehicle production volume rankings for 2019. Series production awards from top OEMs tend to be large and long-term in nature. While we continue to expand our system integrator partnership network to address opportunities in the smart infrastructure markets, program awards tend to be smaller and short-term in nature as compared to those in the automotive end-markets. As such, we expect a large portion of our future revenue to come from the automotive end-market.

Components of Results of Operations

Revenue

Our revenue is primarily derived from the sale of components and license of technologies to tier 1 suppliers for mass market ADAS applications in the automotive market and the sale of lidar sensors directly to end-user customers in the Smart Infrastructure markets. Our lidar sensors are used in applications such as advanced driver assistance systems, autonomous vehicles, and intelligent transportation systems. Our customers include leading original equipment manufacturers and suppliers within the automotive and smart infrastructure industries. We anticipate strong revenue growth in the foreseeable future as we continue to form strategic partnerships and as the primary source of revenue shifts from prototype sales to sales of commercialized production-ready lidar sensors.

Cost of Revenue

Cost of revenue includes the manufacturing cost of our lidar sensors and components, which primarily consists of personnel-related costs directly associated with our manufacturing organization, and amounts paid to our third-party contract manufacturers and vendors. Our cost of revenue also includes cost of component inventory, product testing costs, an allocated portion of overhead costs, warranty expense, excess and obsolete inventory, and shipping costs. We expect cost of revenue to increase in absolute dollars in future periods.

Gross Profit and Gross Margin

Our gross profit in future periods will depend on a variety of factors including market conditions that may impact our pricing; product mix changes between established products and new products; excess and obsolete inventories; our cost structure for manufacturing operations, including third-party manufacturers, relative to volume. Our gross margin varies by product. We expect our gross margins to fluctuate over time, depending on the factors described above.

Operating Expenses

Research and Development Expenses

Research and development expenses consist primarily of personnel-related costs, material expenses, permits, licenses, and professional services directly associated with our research and development activities. The remainder primarily relates to the allocated portion of overhead costs. Our research and development efforts are focused on enhancing and developing additional functionality for our existing products and on new product development, including new releases and upgrades to our lidar sensors. We expense research and development costs as incurred. We expect our research and development expenses to increase in absolute dollars as we increase our investment in software development to broaden the capabilities of our solutions and introduce new products and features.

Selling, General and Administrative Expenses

Our selling, general and administrative expenses consist primarily of personnel-related costs and advertising expenses directly associated with our sales and general and administrative activities. The remainder primarily relates to the allocated portion of overhead costs. We expect our selling expenses will increase in absolute dollars over time as we hire additional sales personnel, increase our marketing activities, grow our domestic and international operations, and build brand awareness. We expect to incur additional general and administrative expenses as a result of operating as a public company, including expenses related to compliance with rules and regulations of the SEC and stock exchange listing standards, additional insurance expenses (including directors’ and officers’ insurance), investor relations activities, and other administrative and professional services. We also expect to increase the size of our general and administrative function to support the growth of our business.

Other Income (Expense), Net

Other income (expense), net consists primarily of foreign currency transaction gains and losses related to the impact of transactions denominated in a foreign currency other than the U.S. Dollar. As we have expanded our international operations, our exposure to fluctuations in foreign currencies has increased, and we expect this to continue.

Interest Income, Net

Interest income, net consists primarily of interest earned on our cash equivalents and short-term investments in commercial paper, corporate debt securities, and available-for-sale securities. These amounts will vary based on our cash, cash equivalents and short-term investment balances, and also with market rates. Our interest income is partially offset by accretion expense from our short-term investments and debt financings.

Provision for Income Taxes

Our provision for income taxes consists of federal, state, and foreign current and deferred income taxes. As we expand the scale and scope of our international business activities, any changes in the United States and foreign taxation of such activities may increase our overall provision for income taxes in the future.

We have a full valuation allowance for net deferred tax assets, including federal and state net operating loss carryforwards and research and development credit carryforwards. We expect to maintain this valuation allowance until it becomes more likely than not that the benefit of our federal and state deferred tax assets will be realized by way of expected future taxable income.

We believe that we have adequately reserved for our uncertain tax positions, although we can provide no assurance that the final outcome of these matters will not be materially different. To the extent that the final outcome of these matters is different than the amounts recorded, such differences will affect the provision for income taxes in the period in which such determination is made and could have a material impact on our financial condition and results of operations.

Results of Operations for the six months ended June 30, 2021 and 2020

The results of operations presented below should be reviewed together with our unaudited interim condensed consolidated financial statements and notes included elsewhere in this prospectus. The following table summarizes our historical consolidated results of operations data for the periods presented. The period-to-period comparison of operating results is not necessarily indicative of results for future periods.

	Six Months Ended June 30,		Change $	Change %
	2021	2020
	(dollars in thousands)
Revenue	$1,333	$810	$523	65%
Cost of Revenue	2,436	1,760	676	38%
Gross (Loss) Profit	(1,103)	(950)	(153)	16%

Operating expenses
Research and development	10,990	4,737	6,253	132%
Sales, general, and administrative	6,473	3,137	3,336	106%
Total operating expenses	17,463	7,874	9,589	122%
Operating loss	(18,566)	(8,824)	(9,742)	110%

Other income (expense), net	2	(181)	183	(101)%
Interest income, net	14	107	(93)	(87)%
Loss before income taxes	(18,550)	(8,898)	(9,652)	108%

Provision for income taxes	11	14	3	21%
Net Loss	$(18,561)	$(8,912)	$(9,649)	108%

Comparison of the six months ended June 30, 2021 and 2020

Revenue

Revenue increased by approximately $0.5 million, or 65%, to $1.3 million for the six months ended June 30, 2021, from $0.8 million for the six months ended June 30, 2020. Approximately $0.3 million of the increase related to an increase in lidar sensor average sales price and $0.1 million was driven by an increase in lidar sensor sales volume.

Cost of Revenue

Cost of revenue increased by $0.7 million, or 38%, to $2.4 million for the six months ended June 30, 2021, from $1.8 million for the six months ended June 30, 2020. The increase in cost of revenue resulted primarily from a net increase of $0.4 million in scrap expense and an overall increase of $0.3 million in actual cost of product recorded in cost of revenue due to the increase in revenues for the six-month period ended June 30, 2021 compared to revenues in the six-month period ended June 30, 2020.

Operating expense

Research and development expense increased by $6.3 million, or 132%, to $11.0 million for the six months ended June 30, 2021, from $4.7 million for the six months ended June 30, 2020, resulting primarily from a $2.2 million increase in materials for prototypes and a $3.5 million increase in personnel expenses due to more headcount in research and development departments.

Sales, general, and administrative expense increased by $3.3 million, or 106%, to $6.5 million for the six months ended June 30, 2021, from $3.1 million for the six months ended June 30, 2020, resulting primarily from an increase in professional services of $1.9 million driven by the anticipation of a business combination, and a $1.0 million increase in personnel related costs.

Other Income (expense)

Other income increased by $0.2 million, or 101%, resulting primarily from a loss on extinguishment of debt that occurred during the six months ended June 30, 2020.

Interest income decreased by $0.1 million, or 87%, resulting primarily from an increase in accretion expense related to the short-term investments that were purchased in May 2020.

Income Taxes

We provided a full valuation allowance on our net U.S. federal and state deferred tax assets for the six months ended June 30, 2021 and 2020. As for the six months ended June 30, 2021, we had U.S. federal and state tax-effected net operating loss carryforwards available to reduce future taxable income, which will be carried forward indefinitely for U.S. federal tax purposes and will expire on varying dates for state tax purposes.

Results of Operations for the years ended December 31, 2020 and 2019

The results of operations presented below should be reviewed in conjunction with the consolidated financial statements and notes included elsewhere in this prospectus. The following table sets forth our consolidated results of operations data for the periods presented (in thousands):

	Years Ended December 31,		Change $	Change %
	2020	2019
	(dollars in thousands)
Revenue	$2,006	$4,132	$(2,126)	(51)%
Cost of Revenue	3,746	3,497	249	7%
Gross (Loss) Profit	(1,740)	635	(2,375)	(374)%

Operating expenses
Research and development	11,666	11,457	209	2%
Sales, general, and administrative	6,170	6,182	(12)	0%
Total operating expenses	17,836	17,639	197	1%
Operating loss	(19,576)	(17,004)	(2,572)	15%

Other Income (expense)
Other income (expense), net	(181)	—	(181)	100%
Interest income, net	149	254	(105)	(41)%
Loss before income taxes	(19,608)	(16,750)	(2,858)	17%

Provision for income taxes	26	7	19	271%
Net Loss	$(19,634)	$(16,757)	$(2,877)	17%

Comparison of the Years Ended December 31, 2020 and 2019

Revenue

Revenue decreased by $2.1 million, or 51%, to $2.0 million for the year ended December 31, 2020, from $4.1 million for the year ended December 31, 2019. The decrease in revenue resulted primarily from an approximate $0.9 million decrease in lidar sensor average sales prices, primarily due to product mix and an approximate $0.9 million decrease related to lidar sensor sales volume, primarily due to COVID-19 related customer project delays or cancellations.

Cost of Revenue

Cost of revenue increased by $0.2 million, or 7%, to $3.7 million for the year ended December 31, 2020, from $3.5 million for the year ended December 31, 2019. The increase in cost of revenue resulted primarily from a $0.4 million increase in scrap expense and a lower of cost or market inventory adjustment of $0.6 million. These increases were partially offset by lower volume sales of $0.5 million and increases in standard costing variances of $0.3 million.

Operating expense

Research and development expenses increased by $0.2 million, or 2%, to $11.7 million for the year ended December 31, 2020, from $11.5 million for the year ended December 31, 2019, resulting from an increase in personnel related costs of $0.9 million, an increase in administrative expenses of $0.9 million, and an increase in professional service costs of $0.1 million. These increases were partially offset by a decrease in expensed research and development materials of $1.7 million.

Sales, general, and administrative expenses remained consistent from 2019 to 2020. Payroll expenses increased by $0.4 million, or 13%, due to more headcount in sales, general, and administrative departments for the year ended December 31, 2020, offset by $0.4 million decrease, or 36%, in marketing and promotion expenses from 2019 to 2020 mainly due to our ceased sales travels from March 2020 to comply with COVID-19 pandemic restrictions in 2020.

Other Income (expense)

Other expenses increased by $0.2 million, or 100%, from 2019 to 2020 primarily from a loss on extinguishment of debt recognized during the year ended December 31, 2020.

Interest income decreased by $0.1 million, or 41%, to $0.2 million for the year ended December 31, 2020, from $0.3 million for the year ended December 31, 2019, resulting primarily from an increase of $0.3 in accretion expense related to short-term investments purchased in May 2020. The accretion expense was partially offset by interest income of $0.2 million related to the short-term investments.

Income Taxes

We provide a full valuation allowance on our net U.S. federal and state deferred tax assets for the years ended 2020 and 2019. As for the year ended 2020, we had $51.3 million of U.S. federal and $44.1 million of state tax-effected net operating loss carryforwards available to reduce future taxable income, which will be carried forward indefinitely for U.S. federal tax purposes and will expire on varying dates for state tax purposes.

Liquidity and Capital Resources

Sources of Liquidity

As of June 30, 2021, we had cash, cash equivalents, and short-term investments totaling $25.4 million, which were held for working capital purposes. Our cash, cash equivalents, and short-term investments of $25.4 million are comprised of money market funds, commercial paper, corporate debt securities, and available-for-sale securities. To date, our principal sources of liquidity have been the net proceeds received from equity and debt financings. Until we can generate sufficient revenue from the sale of lidar sensors and components to cover operating expenses, working capital, and capital expenditures, we expect the funds raised in the Series C Financing and the Business Combination to fund cash needs.

In August 2019, we entered into a loan and security agreement with a financial institution which provided for borrowings of up to $5.0 million under a term loan through July 3, 2020 (the “Term Loan”). On December 5, 2019, we borrowed the full amount of $5.0 million with a stated interest rate of 5%. In February 2020, we repaid the Term Loan in full using proceeds received from the Series C Financing.

On February 4, 2020, we received $53.0 million of gross proceeds as consideration for the issuance of Series C convertible preferred stock to three investors.

On April 24, 2020, we received loan proceeds of $1.1 million from JPMorgan Chase Bank, N.A. (“JPM”) under the CARES Act’s Paycheck Protection Program (“PPP”). The principal and accrued interest are forgivable as long as the borrower (i) uses the loan proceeds for eligible purposes, including payroll, benefits, rent and utilities, (ii) maintains its payroll levels, and (iii) approval is received from the relevant government entity. The unforgiven portion of the PPP loan is payable over two years at an interest rate of 0.98% per annum. Certain amounts of the loan may be forgiven if they are used towards qualifying expenses as described in the CARES Act. In the event that forgiveness is applied for, an adjustment will be necessary for tax purposes to disallow for any expenses the loan was used towards in the period in which forgiveness occurs. There were no past due principal or interest payments as of June 30, 2021. We applied for and received forgiveness of the full amount from JPMorgan Chase Bank, N.A. in the third quarter of 2021.

We have incurred negative cash flows from operating activities and significant losses from operations in the past as reflected in our accumulated deficit of $76.8 million as of June 30, 2021. During the six months ended June 30, 2021, we incurred a net loss of $18.6 million and had negative cash flows from operating activities of $18.0 million. Although much of the negative cash flow resulted from one-time engineering services and expensed materials for research and development and one-time expenses of preparing to become a publicly traded company, we expect to continue to invest in research and development and generate operating losses in the future. In addition, our future capital requirements, will depend on many factors, including our lidar sales volume, the timing and extent of spending to support our research and development efforts in smart vision technology, the expansion of sales and marketing activities, and market adoption of new and enhanced products and features. If we are required to raise additional funds by issuing equity securities, dilution to stockholders would result. Any equity securities issued may also provide for rights, preferences, or privileges senior to those of common stockholders. If we raise funds by issuing debt securities, these debt securities would have rights, preferences, and privileges senior to those of common stockholders.

We are subject to risks and uncertainties frequently encountered by early-stage companies including, but not limited to, the uncertainty of successfully developing products, securing certain contracts, building a customer base, successfully executing business and marketing strategies, and hiring appropriate personnel.

To date, we have been funded primarily by equity financings, convertible promissory notes, and other borrowings. Failure to generate sufficient revenues, achieve planned gross margins and operating profitability, control operating costs, or secure additional funding may require us to modify, delay, or abandon some of our planned future expansion or development, or to otherwise enact operating cost reductions available to management, which could have a material adverse effect on our business, operating results, financial condition, and ability to achieve our intended business objectives.

Based on the recurring losses from operations and negative cash flows from operating activities incurred since inception, the expectation of continuing operating losses in the future, and the need to raise additional capital to finance our future operations, as of the issuance date of the condensed consolidated financial statements as of and for the six-months ended June 30, 2021, we have concluded that there is substantial doubt about our ability to continue as a going concern for one year after the date that the financial statements are issued.

We intend to obtain financing through the Business Combination with GCAC (see Note 17, Subsequent Events, of the notes to our consolidated financial statements for the six months ended June 30, 2021 and the section titled “Unaudited Pro Forma Condensed Combined Financial Information”, included elsewhere in this prospectus for further discussion).

Immediately following the closing of the Business Combination, we expect to have $209.1 million in cash assuming no redemptions or $53.6 million in cash assuming maximum redemptions. With respect to short-term liquidity, we expect that revenue from existing and prospective customers, as well as non-recurring engineering services, and our access to financing sources will meet such short-term liquidity requirements. Assuming maximum redemption, we would focus on executing our existing series production award from OEM-B as well as winning additional programs from OEMs that are in advanced stages of engagement with us. Assuming no redemption, in addition to focusing on the existing series production award from OEM-B and OEMs with whom we have advanced engagements, we would also invest in our ability to drive broader adoption of lidar in the Automotive and Smart Infrastructure markets.

Regarding our long-term liquidity, we believe the cash proceeds resulting from the Business Combination in any redemption scenario and our access to other sources of liquidity will be sufficient to meet our capital requirements to achieve our growth objectives. Specifically, we believe that we will have access to sufficient liquidity to fund series production under the OEM-B series production award at the anticipated start of production in 2023. In addition, we plan to focus on winning additional series production awards from OEM customers, drive lidar adoption in both Automotive and Smart Infrastructure markets, investing in research and development to strengthen our product offerings and securing supplier commitments in anticipation of future production needs. Assuming maximum redemption, we plan to access financing sources to meet our growth objectives. We have strong relationships with capital resource providers such as banks and strategic and financial investors which we believe will enable us to execute debt borrowing and/or equity financing, if necessary. These plans are intended to mitigate the relevant conditions or events that raise substantial doubt about our ability to continue as a going concern; however, as the plans are not entirely within our control, we cannot provide assurance that they will be effectively implemented.

Intended Use of Proceeds

As indicated above, we intend to use the net proceeds of the transactions contemplated by the Business Combination Agreement to us for general corporate purposes which may include, among other things, continuing investments in our various long-term goals. This includes continuing to execute on the series production award from OEM-B, accelerating engagement with other automotive OEMs to secure series production awards, driving adoption of Cepton’s lidar solutions in the Automotive and Smart Infrastructure markets, investing in research and development to strengthen our product offerings and securing supplier commitments in anticipation of future production needs. Assuming maximum redemptions, we intend to prioritize executing on the series production award from OEM-B and accelerating engagement with other automotive OEMs to secure series production awards. Pending any specific application, we may temporarily invest funds in short-term investments, including marketable securities.

Cash Flow Summary — Six Months Ended June 30, 2021 and 2020

The following table summarizes our cash flows for the periods presented:

	Six Months Ended June 30,
	2021	2020
	(dollars in thousands)
Net cash provided by (used in):
Operating activities	$(17,995)	$(8,480)
Investing activities	18,837	(19,237)
Financing activities	258	48,758

Operating Activities

For the six months ended June 30, 2021, our operating activities used $18.0 million in cash resulting primarily from our net loss of $18.6 million, which was partially offset by $2.3 million of non-cash expenses consisting primarily of $2.1 million of stock-based compensation expense and $0.2 million of amortization and accretion of short-term investments. For the six months ended June 30, 2021, we used net cash of $1.8 million from changes in our operating assets and liabilities resulting primarily from a $2.6 million decrease in prepaid expenses and other current assets, a $0.3 million decrease in other long-term assets, and a $0.3 million increase in accounts payable due to timing of payments. This was partially offset by a $1.1 million decrease in accrued expenses due to timing of payments and a $0.4 million increase in inventories due to increased sales volume of lidar sensors.

For the six months ended June 30, 2020, our operating activities used $8.5 million in cash resulting primarily from our net loss of $8.9 million, which was partially offset by $0.5 million of non-cash expenses consisting primarily of $0.4 million of stock-based compensation expense. For the six months ended June 30, 2020, we used net cash of

$0.1 million from changes in our operating assets and liabilities resulting primarily from a $0.5 million decrease in inventories due to decreased sales volume of lidar sensors and a $0.2 million increase in accrued expenses due to timing of payments. This was partially offset by a $0.3 million increase in accounts receivable, a $0.2 million increase in prepaid expenses and other current assets, and a $0.1 million decrease in accounts payable due to timing of payments.

Investing Activities

For the six months ended June 30, 2021, our investing activities provided $18.8 million of cash, resulting primarily from proceeds from the maturity of short-term investments of $27.3 million, which was partially offset by purchases of short-term investments of $8.5 million.

For the six months ended June 30, 2020, our investing activities used $19.2 million in cash resulting primarily from purchases of short-term investments.

Financing Activities

For the six months ended June 30, 2021, our financing activities provided $0.3 million of cash consisting primarily of proceeds from exercises of common stock options.

For the six months ended June 30, 2020, our financing activities provided $48.8 million of cash consisting primarily of net proceeds from the issuance of Series C Preferred Stock in the amount of $52.6 million and proceeds from the PPP loan in the amount of $1.1 million. The proceeds were partially offset by payments on the Term Loan of $5.0 million.

Cash Flow Summary — Annual Results

	Years Ended December 31,
	2020	2019
	(dollars in thousands)
Net cash provided by (used in):
Operating activities	$(16,980)	$(17,570)
Investing activities	(32,256)	(147)
Financing activities	49,222	5,012

Operating Activities

During 2020, our operating activities used $17.0 million in cash resulting primarily from our net loss of $19.6 million, which was partially offset by $1.1 million of non-cash expenses consisting primarily of $0.7 million of stock-based compensation expense, $0.2 million of depreciation and amortization, and a $0.2 million loss on debt extinguishment. During 2020, we received $1.5 million net cash from changes in our operating assets and liabilities resulting primarily from an increase of $1.2 million in other long-term liabilities due to deposit payments received from a customer.

During 2019, our operating activities used $17.6 million in cash resulting primarily from our net loss of $16.8 million, which was partially offset by $0.9 million non-cash expenses consisting primarily of $0.7 million of stock-based compensation expense. During 2019 we used net cash of $1.7 million from changes in our operating assets and liabilities resulting primarily from a $1.7 million increase in inventories due to increased sales volume of lidar sensors.

Investing Activities

During 2020, we used $32.3 million of cash for investing activities, resulting primarily from the purchase of short-term investments of $33.7 million, which was partially offset by proceeds from the sale of short-term investments of $1.5 million.

During 2019, we used $0.1 million of cash for investing activities, primarily for the purchase of property and equipment.

Financing Activities

During 2020, our financing activities provided $49.2 million of cash consisting primarily of net proceeds from the issuance of Series C Preferred Stock in the amount of $52.6 million and proceeds from the PPP loan of $1.1 million. The proceeds were partially offset by payments on the Term Loan of $5.0 million.

During 2019, our financing activities provided $5.0 million of cash consisting primarily of net proceeds from the Term Loan.

Contractual Obligations

The following table summarizes our non-cancellable contractual obligations as of June 30, 2021:

	Payment Due by Period			Total
	1 year	2 Years	3 Years
Operating leases(1)	$664	$1,719	$143	$2,526

____________

(1)      Consists of future non-cancelable minimum rental payments under operating leases for our offices.

On April 15, 2021, we entered into an office lease agreement for our new headquarters located in San Jose, California. The lease began on June 1, 2021 and is set to expire on January 31, 2023. See Note 13, Commitments and Contingencies, of the notes to our consolidated financial statements for the six months ended June 30, 2021, included elsewhere in this prospectus for further discussion of our contractual obligations.

Quantitative and Qualitative Disclosures About Market Risk

We are exposed to market risks in the ordinary course of our business. Market risk represents the risk of loss that may impact our financial position due to adverse changes in financial market rates and prices. Our market risk exposure is primarily the result of fluctuations in foreign currency exchange rates and interest rates.

We do not believe that inflation has had a material effect on our business, results of operations or financial condition. Nonetheless, if our costs were to become subject to significant inflationary pressures, we may not be able to fully offset such higher costs. Our inability or failure to do so could harm our business, results of operations or financial condition.

Interest Rate Risk

As of June 30, 2021, we had short-term investments of $13.0 million, which consisted of commercial paper and corporate debt securities which carry a degree of interest rate risk. A hypothetical 10% change in interest rates would not have a material impact on our financial condition or results of operations due to the short-term nature of our investment portfolio.

Foreign Currency Exchange Risk

Our results of operations and cash flows are subject to fluctuations due to changes in foreign currency exchange rates. Substantially all of our revenue is generated in U.S. dollars. Our expenses are generally denominated in the currencies of the jurisdictions in which we conduct our operations, which are primarily in the U.S. and to a lesser extent in Canada and Germany. Our results of operations and cash flows are, therefore, subject to fluctuations due to changes in foreign currency exchange rates and may be adversely affected in the future due to changes in foreign exchange rates. The effect of a hypothetical 10% change in foreign currency exchange rates applicable to our business would not have a material impact on our historical consolidated financial statements. To date, we have not engaged in any hedging strategies. As our international operations grow, we will continue to reassess our approach to manage our risk relating to fluctuations in currency rates.

Off-Balance Sheet Arrangement

We did not have any off-balance sheet arrangements as of June 30, 2021.

Critical Accounting Policies and Estimates

We prepare our consolidated financial statements in accordance with U.S. GAAP. The preparation of these consolidated financial statements requires us to make estimates, assumptions and judgments that can significantly impact the amounts we report as assets, liabilities, revenue, costs and expenses and the related disclosures. We base our estimates on historical experience and other assumptions that we believe are reasonable under the circumstances. Our actual results could differ significantly from these estimates under different assumptions and conditions. We believe that the accounting policies discussed below are critical to understanding our historical and future performance as these policies involve a greater degree of judgment and complexity.

Revenue Recognition

Our revenue is primarily derived from product sales of lidar sensors to direct customers. Revenue is recognized at a point in time when control of the products is transferred to the customer, generally occurring upon shipment in an amount that reflects the consideration we expect to receive in exchange for those products.

We enter into contracts that can include multiple promises, which are generally capable of being distinct and accounted for as separate performance obligations; however, determining whether promises are considered distinct performance obligations that should be accounted for separately versus together may sometimes require significant judgment.

Transaction price is allocated to each performance obligation on a relative standalone selling price (“SSP”) basis. Judgment is required to determine SSP for each distinct performance obligation. We use a range of amounts to estimate SSP when products and services are sold separately. In instances where SSP is not directly observable, we determine SSP using information that may include other observable inputs available to us.

Changes in judgments with respect to these assumptions and estimates could impact the timing or amount of revenue recognition.

Inventory Valuation

Inventories are stated at the lower of cost or estimated net realizable value. Costs are computed under the standard cost method, which approximates actual costs determined on the first in, first out basis. We record write-downs of inventories which are obsolete or in excess of anticipated demand. Significant judgment is used in establishing our forecasts of future demand and obsolete material exposures. We consider marketability and product life cycle stage, product development plans, component cost trends, demand forecasts, historical revenue, and assumptions about future demand and market conditions in establishing our estimates. If the actual component usage and product demand are significantly lower than forecast, which may be caused by factors within and outside of our control, or if there were a higher incidence of inventory obsolescence because of rapidly changing technology and our customer requirements, we may be required to increase our inventory write-downs. A change in our estimates could have a significant impact on the value of our inventory and our results of operations.

Stock-Based Compensation

We grant stock options to employees and non-employees with an exercise price equal to the fair value of the shares at the date of grant. All stock option grants are accounted for using the fair value method and compensation is recognized as the underlying options vest. We use the Black-Scholes option pricing model to determine the fair value of stock option awards. The Black-Scholes model considers several variables and assumptions in estimating the fair value of the stock-based awards. These variables include the fair market value of common stock, stock-price volatility, expected term, expected dividends, risk-free interest rates, and forfeitures.

Fair Value of Common Stock — Given the absence of a public trading market, we considered numerous objective and subjective factors to determine the fair market value of common stock. These factors included but were not limited to (i) contemporaneous third-party valuations of common stock; (ii) the rights and preferences of preferred stock relative to common stock; (iii) the lack of marketability of common stock; (iv) developments in the business; and (v) the likelihood of achieving a liquidity event, such as an initial public offering or sale of the Company, given prevailing market conditions.

In valuing our common stock at various dates, the third-party valuation specialists determined the equity value of our business using a mix of the income and market approaches. The income approach focuses on the income-producing capability of the business, while the market approach measures the value of the business through an analysis of recent sales or offerings of comparable investments.

Application of these approaches involves the use of estimates, judgment, and assumptions that are highly complex and subjective, such as those regarding our expected future revenue, expenses, and future cash flows, discount rates, market multiples, the selection of comparable companies, and the probability of possible future events. Changes in any or all of these estimates and assumptions or the relationships between those assumptions impact our valuations as of each valuation date and may have a material impact on the valuation of our common stock.

The estimates will not be necessary to determine the fair value of new awards once the underlying shares begin trading.

Expected Volatility — Expected volatility is estimated based on historical volatilities of comparable public companies operating in our industry.

Expected Term — The expected term of the options represents the period the options are expected to be outstanding and is estimated using the simplified method. We believe it is appropriate to use the simplified method in determining the expected life of options because we do not have sufficient historical exercise data to provide a reasonable basis upon which to estimate the expected term for options.

Dividend Yield — We have historically not issued dividends and do not expect to in the future.

Risk-free Interest Rate — The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant.

Forfeitures — Forfeitures are recognized as they occur.

We use the same inputs to estimate the fair value of awards granted to nonemployees.

Changes in the Estimated Fair Value of Cepton Common Stock During the Periods Presented

Below we present a discussion regarding material differences between the valuations used to determine the fair value of Cepton common stock relative to the fair value implied by the Business Combination.

Valuation History — The December 2019 and April 2020 common stock valuations were determined to be $2.48 per share and $2.02 per share, respectively. The primary driver behind the decline in common stock fair value between those dates was the significant uncertainty associated with the COVID-19 pandemic during the first half of 2020.

During the second half of 2020, Cepton’s management team and Board of Directors reviewed and evaluated potential strategic opportunities and alternatives with a view of enhancing stockholder value and accelerating growth. Such opportunities and alternatives included, among other things, private financing transactions, capital market transactions, and possible acquisitions. Specifically, in September 2020, Cepton’s management had internal discussions regarding a SPAC transaction and as a result, Cepton’s management believed that an update to its common stock valuation assumptions was necessary. The September 2020 409A valuation reflects the possibility of a SPAC transaction occurring as of June 30, 2021. This assumption led to an increase in Cepton’s common stock valuation, resulting in a value per share of $3.07.

In April 2021, we began negotiations with a SPAC regarding a business combination and in May 2021, Cepton received a non-binding letter of intent (LOI) from the SPAC. The LOI indicated a pre-transaction enterprise value of $1.5 billion and a price per common share upon de-SPAC of approximately $24.69. The May 2021 409A valuation incorporated the preliminary terms of this LOI as well as assigning a higher probability to a SPAC transaction occurring in the near-term future. These changes in valuation assumptions resulted in a common stock fair value per share of $13.06.

On August 4, 2021, Cepton entered into the Business Combination Agreement with the SPAC. The fair value of Cepton’s common stock implied in the Business Combination Agreement at the close of the transaction was estimated at approximately $24 per share.

Below is the summary of 409A valuations performed during 2020 and 2021.

409A Valuation Date	Common Stock Fair Value
12/31/2019	$2.48
4/30/2020	$2.02
9/30/2020	$3.07
5/13/2021	$13.06

For the December 2019 and April 2020 409A valuations, we applied a combination of both the income approach and the public company market multiple method (“PCMMM”) market approach to determine the enterprise value of Cepton. Each approach was assigned an equal weighting of 50 percent. To arrive at the fair value of common stock, we utilized the option pricing method (“OPM”) to allocate the equity value.

For the September 2020 409A valuation, we adjusted our valuation approach as we had begun internal discussions surrounding the possibility of a SPAC or IPO transaction which had not occurred previously. As of this date, no specific SPAC had been identified and no formal negotiations had been undertaken. Due to these facts, we selected the probability weighted expected return method (“PWERM”) to allocate the enterprise value. The PWERM approach involves the estimation of future potential outcomes as well as values and probabilities associated with each potential outcome or scenario. Under the PWERM approach, we utilized a combination of (1) an “IPO/SPAC” and (2) a “Remain Private” scenarios to value our common stock.

The May 13, 2021 409A valuation incorporated our receipt of a non-binding letter of intent (“LOI”) related to a potential SPAC transaction. The preliminary terms of the LOI indicated a pre-transaction enterprise value of $1.5 billion and an expected price per common share upon de-SPAC of approximately $24.69 based on our then-current fully diluted capitalization. Given this information, we again utilized the PWERM approach to allocate the enterprise value for purposes of the May 13, 2021 409A valuation. Under the PWERM approach, we utilized a combination of (1) the SPAC and (2) the “Remain Private” scenarios to value our common stock. The weighting applied to the SPAC scenario as compared to the “Remain Private” scenario was adjusted upwards given the signed LOI and the Company’s consideration of the likelihood of completion of a SPAC transaction.

A summary of the equity awards granted during 2020 and 2021 is as follows:

Date of Option Grant	Options Granted	Common Stock Fair Value
2/26/2020	503,000	$2.48
7/15/2020	385,000	$2.02
8/20/2020	437,000	$2.02
12/24/2020	380,000	$3.07
2/12/2021	350,000	$3.07
6/10/2021	239,000	$13.06
6/23/2021	90,000	$13.06
6/30/2021	1,535,670	$13.06

Income Taxes

We record valuation allowances to reduce deferred tax assets to the amount that is more likely than not to be realized. In making this assessment, we analyze future taxable income, reversing temporary differences and ongoing tax planning strategies. Should a change in circumstances lead to a change in judgment about the realizability of deferred tax assets in future years, we would adjust related valuation allowances in the period that the change in circumstances occurs, along with a corresponding increase or charge to income.

Recent Accounting Pronouncements

See Note 1 to our consolidated financial statements included elsewhere in this prospectus for recently adopted accounting pronouncements and recently issued accounting pronouncements not yet adopted as of the date of this prospectus.

Emerging Growth Company Status

Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can choose not to take advantage of the extended transition period and comply with the requirements that apply to non-emerging growth companies, and any such election to not take advantage of the extended transition period is irrevocable.

GCAC is an “emerging growth company” as defined in Section 2(a) of the Securities Act and has elected to take advantage of the benefits of the extended transition period for new or revised financial accounting standards. Following the consummation of the Business Combination, Cepton expects to remain an emerging growth company at least through the end of the 2021 fiscal year and to continue to take advantage of the benefits of the extended transition period, although it may decide to early adopt such new or revised accounting standards to the extent permitted by such standards. This may make it difficult or impossible to compare Cepton’s financial results with the financial results of another public company that is either not an emerging growth company or is an emerging growth company that has chosen not to take advantage of the extended transition period exemptions because of the potential differences in accounting standards used.

Subject to certain conditions set forth in the JOBS Act, if, as an emerging growth company, we intend to rely on such exemptions, we are not required to, among other things: (i) provide an auditor’s attestation report on our system of internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act; (ii) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act; (iii) comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis); and (iv) disclose certain executive compensation-related items such as the correlation between executive compensation and performance and comparisons of the Chief Executive Officer’s compensation to median employee compensation.

We will remain an emerging growth company under the JOBS Act until the earliest of (i) the last day of our first fiscal year following the fifth anniversary of the GCAC IPO, (ii) the last date of our fiscal year in which we have total annual gross revenue of at least $1.07 billion, (iii) the date on we are deemed to be a “large accelerated filer” under the rules of the SEC with at least $700.0 million of outstanding common equity held by non-affiliates, or (iv) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the previous three years.

MANAGEMENT

Executive Officers and Directors of New Cepton After the Business Combination

Upon the consummation of the Business Combination, the business and affairs of New Cepton will be managed by or under the direction of the New Cepton Board. New Cepton’s Amended and Restated Charter provides for a staggered, or classified, Board consisting of three classes of directors, each serving a staggered three-year term and with one class being elected at each year’s annual meeting of stockholders, as follows:

•        Class A, which we anticipate will consist of Jun Ye, Winston Fu and            , whose terms will expire at the first annual meeting of stockholders to be held after the consummation of the Business Combination;

•        Class B, which we anticipate will consist of George Syllantavos and Jason Zhang, whose terms will expire at the second annual meeting of stockholders to be held after the consummation of the Business Combination; and

•        Class C, which we anticipate will consist of Jun Pei and Takayuki Katsuda, whose terms will expire at the third annual meeting of stockholders to be held after the consummation of the Business Combination.

At each annual meeting of stockholders to be held after the initial classification, directors for that class will be elected for a three-year term at the annual meeting of stockholders in the year in which the term expires. Each director’s term is subject to the election and qualification of his or her successor, or his or her earlier death, disqualification, resignation or removal. Subject to any rights applicable to any then outstanding preferred stock, any vacancies on the New Cepton Board may be filled only by the affirmative vote of a majority of the directors then in office. Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. This classification of the New Cepton Board may have the effect of delaying or preventing changes in New Cepton’s control or management. New Cepton’s directors may be removed for cause by the affirmative vote of the holders of at least two-thirds of New Cepton’s voting securities.

The following table sets forth the name, age and position of each of the expected directors and executive officers of New Cepton upon consummation of the Business Combination as of October 31, 2021:

Name	Age	Position
Executive Officers
Jun Pei	53	President, Chief Executive Officer and Chair of the New Cepton Board
Winston Fu	55	Chief Financial Officer and Director
Mark McCord	60	Chief Technology Officer
Liqun Han	52	Senior Vice President of Operations
Dongyi Liao	45	Senior Vice President of Applications
Jinying (Jenny) Chen	48	Corporate Controller

Non-Employee Directors
Jun Ye	54	Director
Xiaogang (Jason) Zhang	55	Director
Takayuki Katsuda	58	Director
George Syllantavos(1)(2)(3)	57	Director
		Director

____________

(1)      Member of the New Cepton audit committee, effective upon the consummation of the Business Combination.

(2)      Member of the New Cepton compensation committee, effective upon the consummation of the Business Combination.

(3)      Member of the New Cepton nominating and corporate governance committee, effective upon the consummation of the Business Combination.

Executive Officers

Jun Pei.    Upon consummation of the Business Combination, Dr. Pei will serve as New Cepton’s President, Chief Executive Officer and as the Chair of the New Cepton Board. Dr. Pei has served as the CEO of Cepton since co-founding the company in 2016. Dr. Pei previously served as the CEO and founder of AEP Technology, Inc., an optical instrumentation company, from November 2010 to July 2017 and as a general manager of acoustic and lidar engineering at Velodyne Lidar, Inc. (Nasdaq:VLDR), a lidar technology company, from May 2007 to November 2010. Dr. Pei received his Ph.D. in Electrical Engineering from Stanford University. Dr. Pei is qualified to serve on the New Cepton Board based on his substantial business, leadership and management experience as the CEO of Cepton and previous experience at instrumentation and lidar companies.

Winston Fu.    Upon consummation of the Business Combination, Dr. Fu will serve as the Chief Financial Officer and as a member of the New Cepton Board. Dr. Fu has served as Cepton’s CFO since August 2020 and a member of the Cepton Board since July 2016. Dr. Fu is a co-founder and has been a managing member of LDV Partners I (GP), Ltd. since December 2014 and LDV Partners II (GP) LLC since November 2019. Previously, Dr. Fu served as CFO and Chairman of Active-Semi International, Inc. from September 2014 to May 2019, when Active-Semi was acquired by Qorvo, Inc. (Nasdaq:QRVO). Additionally, Dr. Fu served as a member of the board of New Focus, Inc. (Nasdaq:NUFO) from September 1999 to March 2004, when New Focus was acquired by Bookham Technology plc (LSE:BHM). Dr. Fu served on the board of Bookham Technology from March 2004 to October 2004. Dr. Fu has an M.B.A. from the Kellogg School of Management, a Ph.D. in Applied Physics from Stanford University and a B.S. in Physics from Massachusetts Institute of Technology. Dr. Fu is qualified to serve on the New Cepton Board based on his extensive leadership and investment experience in the semiconductor industry.

Mark McCord.    Upon consummation of the Business Combination, Dr. McCord will serve as the Chief Technology Officer of New Cepton. Dr. McCord has served as the Chief Technology Officer and Vice President of Engineering of Cepton since co-founding the company in 2016. Prior to co-founding Cepton, Dr. McCord was a System Engineering Manager at PDF Solutions, Inc. (Nasdaq:PDFS) from September 2015 to June 2016 and a Director of System Engineering, Advanced Development at KLA Corporation (formerly KLA-Tencor Corporation) (Nasdaq:KLAC) from September 1998 to September 2015. Dr. McCord received his Ph.D. in Electrical Engineering from Stanford University.

Liqun Han.    Upon consummation of the Business Combination, Dr. Han will serve as the Senior Vice President of Operations of New Cepton. Dr. Han has served as the Senior Vice President of Operations of Cepton since September 2020 and as the Vice President of Operations of Cepton from October 2016 to September 2020. Previously, Dr. Han was Director of Engineering & Technology at KLA-Tencor, responsible for core technology innovation and new product introduction. Dr. Han received a Ph.D. in Applied Physics and a M.S. in Electrical Engineering from Stanford University, with a specialty in solid-state electronics and optics.

Dongyi Liao.    Upon consummation of the Business Combination, Dr. Liao will serve as the Senior Vice President of Applications of New Cepton. Dr. Liao was the Vice President of Applications of Cepton from February 2017 to June 2019 and has served as the Senior Vice President of Applications of Cepton since June 2019. Prior to Cepton, Dr. Liao co-founded YourMechanic.com and served as its Chief Technology Officer from January 2012 until December 2016. He also served in various engineering and managerial roles at NVIDIA from 2001 to 2010. Dr. Liao has a Ph.D. in Nuclear Engineering from Massachusetts Institute of Technology.

Jinying (Jenny) Chen.    Upon consummation of the Business Combination, Ms. Chen will serve as the Corporate Controller of New Cepton. Ms. Chen has served as the Corporate Controller of Cepton since November 2019. Ms. Chen previously served as a Corporate Controller for GenapSys, Inc., from May 2019 to October 2019, and as the Director of Accounting and Administration for Particle Media, Inc. from June 2015 to May 2019. She additionally served as Senior SEC Reporting at Super Micro Computer, Inc. (Nasdaq:SMCI) from August 2014 to June 2015 and as an Audit Senior at Deloitte from June 2013 to August 2014 and PricewaterhouseCoopers from August 2006 to September 2010. Ms. Chen has a Master of Finance from University of Illinois at Urbana-Champaign, an MBA from the Beijing Institute of Technology, and a B.A. in Accounting from the Central University of Finance and Economics.

Non-Employee Directors

Jun Ye.    Upon consummation of the Business Combination, Dr. Ye will serve as a member of the New Cepton Board. Dr. Ye has served as the president and CEO of Sentieon, Inc., a bioinformatics software development company, since co-founding it in July 2014. Dr. Ye previously served as the co-founder, president, and CEO of Founton Technologies, Inc., a company that specialized in datamining, which is now part of Alibaba Group, from May 2011 to June 2014. Prior to Founton, Dr. Ye was the co-founder, president, and CTO of Brion Technologies, Inc., a company specializing in computational lithography for semiconductor manufacturing (acquired by ASML in December 2006), from September 2002 to April 2011. Dr. Ye was a consulting professor of electrical engineering at Stanford University from October 2001 to August 2015. Dr. Ye has a Ph.D. in electrical engineering from Stanford University, a M.S. in physics from Iowa State University, and a B.S. in electrical engineering from Fudan University. Dr. Ye is qualified to serve on the New Cepton Board based on his significant experience leading as an executive at technology-driven companies.

Xiaogang (Jason) Zhang.    Upon consummation of the Business Combination, Mr. Zhang will serve as a member of the New Cepton Board. Mr. Zhang has served as the managing partner of CFT Capital, a leading high tech industry investment fund management firm in China, since January 2018. During 2017, Mr. Zhang served as a consultant, advisor and/or board member to certain companies. Mr. Zhang previously served as the Managing Director, Asia Pacific of Delphi Automotive Inc. from August 2015 to December 2016, senior executive positions at Freescale Semiconductor Inc, NXP Semiconductors Co. Ltd., Philips China Investment Co. Ltd. in China. He was the CFO at T3G Technologies Inc. from 2004 to 2005, as assigned by Philips. Mr. Zhang has an M.B.A. from Insead, an M.S. in engineering from Stanford University and a B.S. in Engineering from Tsinghua University. Mr. Zhang is qualified to serve on the New Cepton Board based on his significant investment and business development experience in innovative technologies in the automotive, industrial, networking and consumer markets.

Takayuki Katsuda.    Upon consummation of the Business Combination, Mr. Katsuda will serve as a member of the New Cepton Board. Mr. Katsuda has served as the managing corporate officer of Koito since June 2016 and as a member of the board since June 2019. Prior to Koito, Mr. Katsuda served as the Chief Engineer, Product Planning at Lexus International from January 2007 to March 2016. Mr. Katsuda holds a degree in Aeronautical Engineering from Kyushu University. Mr. Katsuda is qualified to serve on the New Cepton Board based on his broad leadership experience in the automotive engineering industry.

George Syllantavos.    Upon consummation of the Business Combination, Mr. Syllantavos will serve as a member of the New Cepton Board. Mr. Syllantavos has served as the co-CEO and CFO of GCAC since December 2019, has served as a board member and the Chair of the audit committee of ITHAX Acquisition Corp. (Nasdaq;ITHX) since January 2021 and has served as a board member of Phunware Inc. (Nasdaq:PHUN) since December 2018. Previously, Mr. Syllantavos served as co-CEO and CFO of Stellar Acquisition III Corp. (Nasdaq:STLR) from December 2015 to December 2018. Mr. Syllantavos also co-founded Nautilus Energy Management Corp. and has served as a managing director since May 2011, and has served as partner of SevenSeas Investment Fund since 2018. Mr. Syllantavos holds a degree in industrial engineering from Roosevelt University and a MBA from Northwestern University, Kellogg School of Management. Mr. Syllantavos is qualified to serve on the New Cepton Board based on his significant business leadership and business operational experience serving as the chief executive officer and chief financial officer of several public companies.

Board of Directors Leadership Structure

Upon the consummation of the Business Combination, New Cepton’s Proposed Bylaws will not require separating the roles of Chair of the Board and Chief Executive Officer. The New Cepton Board believes that combining these roles will help to promote unified leadership and direction for both the New Cepton Board and management, and is consequently expected to appoint Dr. Pei as President, Chief Executive Officer and Chair of the New Cepton Board upon consummation of the Business Combination.

In connection with the expected appointment of Dr. Pei as Chair of the New Cepton Board, the Board is also expected to create the position of Lead Independent Director upon the consummation of the Business Combination and appoint            to serve in that role.

Board Composition

Upon the consummation of the Business Combination, the New Cepton Board will be comprised of seven directors, of which six directors will be nominated by Cepton, including the chief executive officer of the New Cepton and one director will be nominated by GCAC, who shall be considered “independent” for Nasdaq listing purposes, to be approved by Cepton.

Director Independence

Upon the consummation of the Business Combination, the New Cepton Board is expected to determine that each of the directors on the New Cepton Board other than            ,             and            will qualify as independent directors, as defined under the listing rules of Nasdaq, and the New Cepton Board will consist of a majority of “independent directors,” as defined under the rules of the SEC and Nasdaq relating to director independence requirements. In addition, New Cepton will be subject to the rules of the SEC and Nasdaq relating to the membership, qualifications and operations of the audit committee, as discussed below.

Role of the New Cepton Board in Risk Oversight/Risk Committee

Upon the consummation of Business Combination, one of the key functions of the New Cepton Board will be informed oversight of New Cepton’s risk management process. The New Cepton Board does not anticipate having a standing risk management committee, but rather anticipates administering this oversight function directly through the New Cepton Board as a whole, as well as through various standing committees of the New Cepton Board that address risks inherent in their respective areas of oversight. For example, the New Cepton audit committee will be responsible for overseeing the management of risks associated with the New Cepton’s financial reporting, accounting, and auditing matters; the New Cepton’s compensation committee will oversee the management of risks associated with our compensation policies and programs.

Board Committees

Effective upon the consummation of the Business Combination, the New Cepton Board will establish an audit committee, a compensation committee and a nominating and corporate governance committee. The New Cepton Board will adopt a charter for each of these committees, which will comply with the applicable requirements of current Nasdaq rules. New Cepton intends to comply with future requirements to the extent they will be applicable to New Cepton. Following the consummation of the Business Combination, copies of the charters for each committee will be available on the investor relations portion of New Cepton’s website.

Audit Committee

New Cepton’s audit committee will consist of George Syllantavos,            and            . The New Cepton Board has determined that each of the members of the audit committee will satisfy the independence requirements of Nasdaq and Rule 10A-3 under the Exchange Act. Each member of the audit committee can read and understand fundamental financial statements in accordance with Nasdaq audit committee requirements. In arriving at this determination, the New Cepton Board examined each audit committee member’s scope of experience and the nature of their prior and/or current employment.

George Syllantavos will serve as the Chair of the audit committee. The New Cepton Board determined that George Syllantavos qualifies as an audit committee financial expert within the meaning of the rules and regulations of the SEC and meets the financial sophistication requirements of Nasdaq listing rules. In making this determination, the New Cepton Board considered George Syllantavos’ formal education and previous experience in financial roles. Both New Cepton’s independent registered public accounting firm and management periodically will meet privately with New Cepton’s audit committee.

The functions of the audit committee will include, among other things:

•        evaluating the performance, independence and qualifications of New Cepton’s independent auditors and determining whether to retain New Cepton’s existing independent auditors or engage new independent auditors;

•        monitoring the integrity of New Cepton’s financial statements and New Cepton’s compliance with legal and regulatory requirements as they relate to financial statements or accounting matters;

•        reviewing the integrity, adequacy and effectiveness of New Cepton’s internal control policies and procedures;

•        preparing the audit committee report required by the SEC to be included in New Cepton’s annual proxy statement;

•        discussing the scope and results of the audit with New Cepton’s independent auditors, and reviewing with management and New Cepton’s independent auditors New Cepton’s interim and year-end operating results;

•        establishing and overseeing procedures for employees to submit concerns anonymously about questionable accounting or auditing matters;

•        reviewing New Cepton’s guidelines and policies on risk assessment and risk management;

•        reviewing and approving related party transactions;

•        obtaining and reviewing a report by New Cepton’s independent auditors at least annually, that describes New Cepton’s independent auditors internal quality control procedures, any material issues raised by review under such procedures, and any steps taken to deal with such issues when required by applicable law; and

•        approving (or, as permitted, pre-approving) all audit and non-audit services to be performed by New Cepton’s independent auditors.

The composition and function of the audit committee will comply with all applicable requirements of the Sarbanes-Oxley Act, SEC rules and regulations and Nasdaq listing rules. New Cepton will to comply with future requirements to the extent they become applicable to New Cepton.

Compensation Committee

New Cepton’s compensation committee will consist of George Syllantavos,            and            .             will serve as the Chair of the compensation committee. The New Cepton’s Board has determined that each of the members of the compensation committee will be a non-employee director, as defined in Rule 16b-3 promulgated under the Exchange Act and will satisfy the independence requirements of Nasdaq.

The functions of the compensation committee will include, among other things:

•        approving the retention of compensation consultants and outside service providers and advisors;

•        reviewing and approving, or recommending that the New Cepton Board approve, the compensation of New Cepton’s executive officers, including annual base salary, annual incentive bonuses, specific performance goals relevant to their compensation, equity compensation, employment;

•        reviewing and recommending to the New Cepton Board the compensation of New Cepton’s directors;

•        administering and determining any award grants under New Cepton’s equity and non-equity incentive plans;

•        reviewing and evaluating succession plans for the executive officers;

•        preparing the compensation committee report required by the SEC to be included in New Cepton’s annual proxy statement; and

•        periodically reviewing New Cepton’s practices and policies of employee compensation as they relate to risk management and risk-taking incentives.

The composition and function of its compensation committee will comply with all applicable requirements of the Sarbanes-Oxley Act, SEC rules and regulations and Nasdaq listing rules. New Cepton will comply with future requirements to the extent they become applicable to New Cepton.

Nominating and Corporate Governance Committee

New Cepton’s nominating and corporate governance committee will consist of George Syllantavos,            and            .             will serve as the Chair of the nominating and corporate governance committee. The New Cepton Board has determined that each of the members of New Cepton’s nominating and corporate governance committee will satisfy the independence requirements of Nasdaq.

The functions of the nominating and corporate governance committee include, among other things:

•        identifying, evaluating, and recommending individuals qualified to become members of the New Cepton Board and its committees;

•        evaluating the performance of the New Cepton Board and of individual directors;

•        reviewing the Company’s environmental and social responsibility policies and practices;

•        developing and recommending corporate governance guidelines to the New Cepton Board; and

•        overseeing an annual evaluation of the New Cepton Board’s and management.

The composition and function of the nominating and corporate governance committee will comply with all applicable requirements of the Sarbanes-Oxley Act, SEC rules and regulations and Nasdaq listing rules. New Cepton will comply with future requirements to the extent they become applicable to New Cepton.

Compensation Committee Interlocks and Insider Participation

None of the intended members of New Cepton’s compensation committee has ever been an executive officer or employee of New Cepton. None of New Cepton’s executive officers currently serve, or has served during the last completed fiscal year, on the compensation committee or board of directors of any other entity that has one or more executive officers that will serve as a member of the New Cepton Board or compensation committee.

Limitation on Liability and Indemnification of Directors and Officers

The Amended and Restated Charter, which will be effective upon consummation of the Business Combination, eliminates New Cepton’s directors’ liability for monetary damages to the fullest extent permitted by applicable law. The DGCL provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability:

•        for any transaction from which the director derives an improper personal benefit;

•        for any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•        for any unlawful payment of dividends or redemption of shares; or

•        for any breach of a director’s duty of loyalty to the corporation or its stockholders.

If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of New Cepton’s directors will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

The Amended and Restated Charter requires New Cepton to indemnify and advance expenses to, to the fullest extent permitted by applicable law, its directors, officers and agents. New Cepton plans to maintain a directors’ and officers’ insurance policy pursuant to which New Cepton’s directors and officers are insured against liability for actions taken in their capacities as directors and officers. Finally, the Amended and Restated Charter prohibits any retroactive changes to the rights or protections or increasing the liability of any director in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.

In addition, New Cepton will enter into separate indemnification agreements with New Cepton’s directors and officers. These agreements, among other things, require New Cepton to indemnify its directors and officers for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or officer in any action or proceeding arising out of their services as one of New Cepton’s directors or officers or any other company or enterprise to which the person provides services at New Cepton’s request.

We believe these provisions in the Amended and Restated Charter are necessary to attract and retain qualified persons as directors and officers for New Cepton following the completion of the Business Combination.

Code of Conduct and Ethics for Employees, Executive Officers and Directors

The New Cepton Board will adopt a Code of Conduct and Ethics (the “Code of Ethics”) applicable to all of New Cepton’s employees, executive officers and directors. The Code of Ethics will be available on New Cepton’s website at www.            .com. Information contained on or accessible through New Cepton’s website is not a part of this prospectus, and the inclusion of New Cepton’s website address in this prospectus is an inactive textual reference only. The nominating and corporate governance committee of the New Cepton Board will be responsible for overseeing the Code of Ethics and must approve any waivers of the Code of Ethics for employees, executive officers and directors. New Cepton expects that any amendments to the Code of Ethics, or any waivers of its requirements, will be disclosed on its website.

Non-Employee Director Compensation

In connection with the consummation of the Business Combination, New Cepton intends to propose for adoption by our Board a compensation program for our non-employee directors.

EXECUTIVE COMPENSATION

GCAC Executive Officer Compensation

No executive officer has received any cash compensation for services rendered to us. GCAC may pay consulting, finder or success fees to Andina’s officers, directors, shareholders or their affiliates for assisting GCAC in consummating an initial business combination. They will also receive reimbursement for any out-of-pocket expenses incurred by them in connection with activities on GCAC’s behalf, such as identifying potential target businesses, performing business due diligence on suitable target businesses and business combinations, as well as traveling to and from the offices, plants, or similar locations of prospective target businesses to examine their operations. There is no limit on the amount of out-of-pocket expenses reimbursable by GCAC.

After the Business Combination, members of our management team who remain with New Cepton may be paid consulting, management, or other fees from the Company. For a discussion of our executive compensation arrangements after the Closing, please see the section entitled “Executive Officers and Directors of the CompanyNew Cepton After the Business Combination.”

Since its formation, GCAC has not granted any stock options or stock appreciation rights or any other awards under long-term incentive plans to any of GCAC’s executive officers or directors.

Cepton Executive Officer Compensation

Throughout this section, unless otherwise noted, “we,” “us,” “our” and similar terms refer to Cepton Technologies, Inc.    and its subsidiaries prior to the consummation of the Business Combination, and to Cepton Inc. and its subsidiaries after the Business Combination. This discussion may contain forward-looking statements that are based on New Cepton’s current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that it adopts following the completion of the Business Combination may differ materially from the currently planned programs summarized in this discussion. All share counts in this section are shown on a pre-Business Combination basis.

This section describes the material components of the executive compensation program for certain of Cepton’s executive officers (the “Target NEOs”) and directors. This discussion may contain forward-looking statements that are based on Cepton’s current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that Cepton adopts following the completion of the Business Combination may differ materially from the existing and currently planned programs summarized or referred to in this discussion.

Post-Combination Company Executive Compensation

In connection with the Business Combination, Cepton intends to develop a compensation program that is designed to align executives’ compensation with Cepton’s business objectives and the creation of stockholder value, while helping Cepton to continue to attract, motivate and retain individuals who contribute to the long-term success of the company. Cepton anticipates that compensation for its executive officers will have three primary components: base salary, an annual cash incentive bonus opportunity, and long-term equity-based incentive compensation. Cepton expects to grant the long-term equity-based incentive compensation to its executive officers under the 2021 Plan if stockholders approve the plan in connection with the Business Combination.

Decisions on the design and implementation of the executive compensation program will be made by the compensation committee, as established at the closing of the Business Combination. The executive compensation program actually adopted will depend on the judgment of the members of the compensation committee. Cepton has retained Mercer, an independent compensation consultant, to assist Cepton in evaluating the compensation programs for the executive officers following the closing of the Business Combination. Mercer will also assist the board of directors in developing a compensation program for non-employee directors following the closing of the Business Combination.

Summary Compensation Table — Fiscal Year 2020

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)		Stock Awards ($)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Dr. Jun Pei Chief Executive Officer	2020	204,615	—		—	—	—	—	—	204,615
Dr. Mark McCord Chief Technology Officer	2020	201,539	2,500		—	—	—	—	—	204,039
Dr. Dongyi Liao Senior VP, Applications	2020	201,539	50,000	(2)	—	302,625	—	—	—	554,164
Dr. Liqun Han Senior VP, Operations	2020	201,539	50,000		—	—	—	—	—	251.539

____________

(1)      The amounts reported in this column represent spot bonuses for Dr. Liao and Dr. Han in connection with their promotions to Senior Vice President in 2020 and a referral bonus for Dr. McCord.

(2)      The amounts reported in this column reflect the grant date fair value of stock option awards granted to the Target NEOs during 2020 under the Cepton Technologies, Inc. Stock Incentive Plan and are accounted for in accordance with FASB ASC Topic 718. Please see the section titled “Stock-Based Compensation” beginning on page F-53 of Cepton’s Notes to Consolidated Financial Statements included elsewhere in this prospectus for a discussion of the relevant assumptions used in calculating these amounts.

Outstanding Equity Awards as of December 31, 2020

The following table provides information regarding outstanding options to acquire Cepton common stock held by each of the Target NEOs as of December 31, 2020, including the vesting dates for the portions of these awards that had not vested as of that date. The Target NEOs did not hold any other outstanding equity awards as of that date.

	Option Awards
Name	Number of Securities Underlying Unexercised Options(#) Exercisable	Number of Securities Underlying Unexercised Options(#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options(#)	Option Exercise Price ($)	Option Expiration Date
Dr. Jun Pei	—	—		—	—	—
	—	—		—	—	—
Dr. Mark McCord	—	—		—	—	—
	—	—		—	—	—
	—	—		—	—	—
Dr. Dongyi Liao	383,333	16,667	(1)	—	$0.23	2/9/2027
	89,583	10,417	(2)	—	$0.23	5/30/2027
	145,833	104,167	(3)	—	$1.66	9/19/2028
	—	250,000	(4)	—	$2.48	2/26/2030
Dr. Liqun Han	800,000	—		—	$0.23	11/15/2026
	54,166	145,834	(5)	—	$2.36	11/20/2029

____________

(1)      The unvested portion of this option vested in two installments on January 6, 2021 and February 6, 2021.

(2)      The unvested portion of this option vested in five monthly installments from January 30, 2021 through May 30, 2021.

(3)      The unvested portion of this option vests in 20 monthly installments from January 30, 2021 through August 30, 2022.

(4)      This option vested as to 25% of the option on January 31, 2021 and vests as to the remaining 75% of the option in 36 monthly installments from February 28, 2021 through January 31, 2024.

(5)      This option vested as to 25% of the option on November 20, 2020 and vests as to the remaining 75% of the option in 36 monthly installments from December 20, 2020 through November 20, 2023.

2020 Equity Grants

During 2020, Dr. Liao received an option to purchase 250,000 shares of our common stock at a price of $2.48 per share. This option was granted under the Company’s Stock Incentive Plan and vests as to 25% of the option on the first anniversary of the vesting start date established by our Board of Directors for the option and as to the remaining 75% of the option in monthly installments over the three-year period thereafter, subject to Dr. Liao’s continued service with the Company through the applicable vesting date.

Description of Stock Incentive Plan

We maintain the Cepton Technologies, Inc. Stock Incentive Plan (the “Stock Incentive Plan”). The Stock Incentive Plan provides that if a change in control of Cepton occurs and the plan administrator does not provide for the assumption or substitution of outstanding equity awards, all then-outstanding equity awards under the plan will fully vest and become exercisable prior to the closing of the transaction and will terminate upon the closing. In connection with the Business Combination, all outstanding options under the Stock Incentive Plan will be converted into options to purchase common stock of New Cepton as described in the “The Merger Agreement” section above.

In connection with the Business Combination, stockholders will be asked to approve a new equity incentive plan, the 2021 Plan, which will replace the Stock Incentive Plan with respect to future equity awards.

Executive Employment Agreements

We have entered into offer letters with each of the Target NEOs. The letters do not have a specified term and provide that the executive’s employment with the Company is at-will. Each letter provides for the executive to receive a base salary and to participate in the Company’s benefit plans made available to employees generally. Dr. Pei’s current base salary is $260,000, and the current base salary for each of Dr. McCord, Dr. Liao, and Dr. Han is $220,000. The letters do not provide for any severance or other benefit upon a termination of the executive’s employment.

Defined Contribution Plans

As part of its overall compensation program, Cepton provides all full-time employees, including each of the Target NEOs, with the opportunity to participate in a defined contribution 401(k) plan. The plan is intended to qualify under Section 401 of the Internal Revenue Code so that employee contributions and income earned on such contributions are not taxable to employees until withdrawn. Employees may elect to defer a percentage of their eligible compensation (not to exceed the statutorily prescribed annual limit) in the form of elective deferral contributions to the plan. The 401(k) plan also has a “catch-up contribution” feature for employees aged 50 or older (including those who qualify as “highly compensated” employees) who can defer amounts over the statutory limit that applies to all other employees. The Company does not currently make any matching or other contributions to participants’ accounts under the 401(k) plan.

Director Compensation Table — Fiscal 2020

The current directors of Cepton (Dr. Pei, Winston Fu, Jun Ye, Xiaogang (Jason) Zhang and Takayuki Katsuda) will continue to serve on the Board following the closing of the Business Combination. Cepton is currently evaluating the compensation to be provided to its non-employee directors following the closing with Mercer’s assistance and has not yet determined the terms of its director compensation policy.

The following table sets forth certain information concerning compensation paid to Dr. Fu, who was then employed by Cepton as its Chief Financial Officer, for his services during fiscal 2020. Dr. Pei’s compensation for fiscal 2020 in the Summary Compensation Table — Fiscal Year 2020 above. Neither Dr. Fu nor Dr. Pei received any additional compensation for their service on the Cepton board during fiscal 2020, and none of the other three non-employee directors listed above received any compensation for their services to Cepton during fiscal 2020.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)(1)(2)	All Other Compensation ($)	Total ($)
Winston Fu	—	—	164,400	—	164,400

____________

(1)      Dr. Fu was granted an option to purchase 150,000 shares of Cepton common stock in August 2020 that was scheduled to vest in monthly installments over a two-year period after the grant date. In December 2020, Dr. Fu exercised the entire option (with the shares he received for the portion of the option that had not yet vested being subject to the remaining vesting schedule of the option). As of December 31, 2020, Dr. Fu held 125,000 unvested shares acquired pursuant to this option exercise and did not hold any other outstanding Cepton equity awards. The three non-employee directors identified above also did not hold any outstanding Cepton equity awards as of that date.

(2)      The amount reported in this column reflects the grant date fair value of the stock option granted to Dr. Fu during 2020 under the Cepton Technologies, Inc. Stock Incentive Plan as described above and is accounted for in accordance with FASB ASC Topic 718. Please see the section titled “Stock-Based Compensation” beginning on page F-53 of Cepton’s Notes to Consolidated Financial Statements included elsewhere in this prospectus for a discussion of the relevant assumptions used in calculating this amount.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

GCAC Related Party Transactions

Unless otherwise indicated or the context otherwise requires, references in this section to “we,” “our,” “us” and other similar terms refer to GCAC before the Business Combination.

In April 2010, an affiliate of our sponsor purchased an aggregate of 5,000,000 founder shares for an aggregate purchase price of $25,000. In July 2012, we issued 376,344 shares of our common stock to a third party as consideration for services performed. In February 2020, the third party forfeited 257,649 shares of our common stock and we effectuated a recapitalization of our common stock into two classes (intended to qualify as a “reorganization” under Section 368(a)(1)(E) of the Internal Revenue Code of 1986, as amended). All founder shares, which represented all of the common stock issued and outstanding as of that date, were re-designated as GCAC Class B common stock and we created a new GCAC Class A common stock. In February 2020, we also effected a 0.8425-for-1 reverse stock split resulting in an aggregate of 4,312,500 founder shares. On August 14, 2020, our sponsor forfeited an aggregate of 2,833,333 shares of GCAC Class B common stock to the Company for no consideration, and each of Nautilus and HB Strategies purchased from the Company 1,379,167 shares of GCAC Class B common stock for a purchase price of $2,043 (or an aggregate purchase price of $4,086). In January 2021, three initial stockholders of the Company forfeited an aggregate of 718,750 shares of GCAC Class B common stock at no cost, which we cancelled, resulting in an aggregate of 3,593,750 founder shares outstanding and held by our initial stockholders. On January 29, 2021, we effectuated a 1.2-for-1 forward stock split, resulting in an aggregate of 4,312,500 shares held by our Sponsor, Nautilus and HB Strategies. The number of founder shares issued and outstanding was determined based on the expectation that such founder shares would represent approximately 20% of the outstanding shares (not including any securities purchased in our initial public offering by affiliates). The founder shares (including the GCAC Class A common stock issuable upon exercise thereof) may not, subject to certain limited exceptions, be transferred, assigned or sold by the holders.

Our sponsor, Nautilus and HB Strategies purchased an aggregate of 5,175,000 private placement warrants for an aggregate purchase price of $5,175,000, in a private placement that occurred simultaneously with the closing of our initial public offering.

The private placement warrants are identical to the warrants contained in the units sold in our initial public offering except that the private placement warrants, so long as they are held by our initial stockholders or their permitted transferees, (i) will not be redeemable by us, (ii) may not (including the GCAC Class A common stock issuable upon exercise of these warrants), subject to certain limited exceptions, be transferred, assigned or sold by our initial stockholders until 30 days after the completion of our initial business combination, (iii) may be exercised by the holders on a cashless basis, (iv) will be entitled to registration rights and (v) for so long as they are held by our sponsor, will not be exercisable after January 29, 2026 in accordance with FINRA Rule 5110(g). Our initial stockholders will be permitted to transfer the private placement warrants and underlying securities, held by them to certain permitted transferees, including our officers and directors and other persons or entities affiliated with or related to it, but the transferees receiving such securities will be subject to the same agreements with respect to such securities as our initial stockholders. These securities will not, subject to certain limited exceptions, be transferable or salable until 30 days after the completion of our initial business combination. The private placement warrants will be non-redeemable so long as they are held by our initial stockholders or their permitted transferees. The private placement warrants may also be exercised by our initial stockholders and their permitted transferees for cash or on a cashless basis. Otherwise, the private placement warrants, have terms and provisions that are identical to those of the warrants being sold as part of the units in our initial public offering, including as to exercise price, exercisability and exercise period.

As of January 29, 2021, we have agreed to pay our sponsor, an affiliate of Maxim, a total of $5,750 per month for office space, utilities and secretarial and administrative support. Upon completion of our initial business combination or our liquidation, we will cease paying these monthly fees.

Other than as described herein, no compensation of any kind, including any finder’s fee, reimbursement, consulting fee or monies in respect of any payment of a loan, were paid or will be paid by us to our sponsor, officers and directors, or any affiliate of our sponsor or officers, prior to, or in connection with any services rendered in order to effectuate, the consummation of an initial business combination (regardless of the type of transaction that it is). However, these individuals will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Our audit committee will review on a quarterly basis all payments that were made to our sponsor, officers, directors or our or their affiliates and will determine which expenses and the amount of expenses that will be reimbursed. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by such persons in connection with activities on our behalf.

Our sponsor, Nautilus and HB Strategies agreed to loan us an aggregate of up to $300,000 to be used for a portion of the expenses of our initial public offering. These loans were due at the closing of our initial public offering. The loan was repaid from the proceeds of our initial public offering.

In order to finance transaction costs in connection with an intended initial business combination, our sponsor or an affiliate of our sponsor or certain of our officers, directors and affiliates may, but are not obligated to, loan us additional funds as may be required. If we complete an initial business combination, we would repay such loaned amounts. In the event that the initial business combination does not close, we may use a portion of the working capital held outside the trust account to repay such loaned amounts but no proceeds from our trust account would be used for such repayment. Up to $1,500,000 of such loans (only if such loans were made to us after April 29, 2021) may be convertible into warrants at a price of $1.00 per warrant at the option of the lender. The warrants would be identical to the private placement warrants, including as to exercise price, exercisability and exercise period. The terms of such additional loans by our officers and directors, if any, have not been determined and no written agreements exist with respect to such loans. We do not expect to seek loans from parties other than our sponsor or an affiliate of our sponsor as we do not believe third parties will be willing to loan such funds and provide a waiver against any and all rights to seek access to funds in our trust account.

After our initial business combination, members of our management team who remain with us may be paid consulting, management or other fees from the combined company with any and all amounts being fully disclosed to our stockholders, to the extent then known, in the tender offer or proxy solicitation materials, as applicable, furnished to our stockholders. It is unlikely the amount of such compensation will be known at the time of distribution of such tender offer materials or at the time of a stockholder meeting held to consider our initial business combination, as applicable, as it will be up to the directors of the post-combination business to determine executive and director compensation.

We have entered into a registration rights agreement with respect to the private placement warrants, shares of GCAC Class A common stock underlying the private placement warrants, warrants issuable upon conversion of working capital loans (if any), and the shares of GCAC Class A common stock issuable upon exercise or conversion of the foregoing.

Hudson Bay Capital Management LP (“Hudson Bay”) purchased 750,000 units in our initial public offering at the public offering price and became an affiliate (as defined in the Securities Act) of us, we have agreed to file a registration statement to register the resale of the units (including the shares of GCAC Class A common stock and warrants included in the units) purchased by Hudson Bay (or its nominee) in our offering.

We previously engaged Roth Capital Partners, LLC, or (“Roth Capital”), to be the qualified independent underwriter of the GCAC IPO and Roth Capital participated in the preparation of the GCAC IPO Prospectus and conducted due diligence with respect thereto. Upon the completion of the GCAC IPO, in consideration for Roth Capital’s services and expenses, we paid Roth Capital a fee of $100,000.

We have engaged Maxim as an advisor in connection with our business combination, pursuant to the Business Combination Marketing Agreement entered into with Maxim. We will pay Maxim a cash fee for such services upon the consummation of our initial business combination in an amount equal to, in the aggregate, 3.5% of the gross proceeds of our initial public offering, including the proceeds from the full exercise of the underwriters’ over-allotment option. As a result, Maxim will not be entitled to such fee unless we consummate our initial business combination.

Contemporaneously with the execution and delivery of the Business Combination Agreement, GCAC, Sponsor, Nautilus, HB Strategies, and Cepton entered into the Unpaid Expenses and Lock-Up Agreement, pursuant to which, among other things, Sponsor, Nautilus, and HB Strategies agree that if GCAC’s unpaid or contingent liabilities as of immediately prior to the Closing (excluding deferred underwriting and business combination marketing fees and expenses arising from GCAC’s initial public offering and excluding any fees and expenses arising from the PIPE Investment) exceed $10,000,000, Sponsor, Nautilus, and HB Strategies, each will, at their election, either forfeit immediately prior to the Closing a number of Founder Shares and Founder Warrants having an aggregate value equal to the Excess Expense Amount (as defined in the Unpaid Expenses and Lock-Up Agreement)) or (ii) pay to GCAC an amount in cash equal to the Excess Expense Amount. Pursuant to the Unpaid Expenses and Lock-Up Agreement Sponsor, Nautilus, and HB Strategies are subject to certain lock-up restrictions.

Cepton Related Party Transactions

Series C Preferred Stock Financing

In February 2020, Cepton issued 6,299,559 shares of its Series C Preferred Stock at a per share issuance price of $8.3736 to accredited investors for an aggregate issuance price of approximately $52.7 million (the “Series C Financing”). In connection with the proposed business combination, each share of Cepton Series C Preferred Stock will be converted into one share of Cepton common stock and will have the right to receive the Per Share Stock Consideration and the contingent right to receive a number a number of Earnout Shares, in each case, in accordance with the Business Combination Agreement.

In connection with the Series C Financing, Cepton entered into an Amended and Restated Right of First Refusal and Co-Sale Agreement and a Second Amended and Restated Investors’ Rights Agreement, each with certain shareholders of Cepton, including Jun Pei, Jun Ye, Mark McCord, and certain investors of Cepton, including Koito, Tianjin HiCepton Technologies Partnership (Limited Partnership) (an investment fund of CFT Capital which Jason Zhang is a managing partner) and LDV Partners Fund I, L.P. These agreements also grant certain Cepton stockholders with certain registration rights, pre-emptive rights, information and inspection rights, drag-along rights, right of first refusal and co-sale rights, and other rights. As part of the Second Amended and Restated Investors’ Rights Agreement, LDV Partners Fund I, L.P., Tianjin HiCepton Technologies Partnership (Limited Partnership) and Koito, subject to certain requirements, were granted the right to nominate the Series A, Series B and Series C directors, respectively, to the Cepton Board. Each of these agreements will terminate at the closing of the Business Combination.

The following table summarizes issuances of Cepton Series C Preferred Stock by Cepton executive officers, directors, holders of more than 5% of Cepton capital stock, or their affiliated entities.

Stockholder	Shares of Series C Preferred Stock	Total Purchase Price
Koito Manufacturing Co., Ltd.(1)	5,971,147	$49,999,996.52
LDV Partners Fund I, L.P.(2)	238,845	$1,999,992.49

____________

(1)      Koito Manufacturing Co., Ltd. is a holder of 5% or more of Cepton Capital Stock. Takayuki Katsuda is a member of the Cepton Board and is affiliated with Koito Manufacturing Co., Ltd.

(2)      LDV Partners Fund I, L.P. is a holder of 5% or more of Cepton Capital Stock. Winston Fu is the chief financial officer and a member of Cepton Board, and is a managing member of LDV Partners I (GP), Ltd., which is the general partnership that manages LDV Partners Fund I, L.P.

Private Placement

In August 2021 and October 2021, in connection with the Business Combination Agreement, GCAC entered into the PIPE Subscription Agreements with the PIPE Investors, pursuant to which GCAC agreed to issue and sell to the PIPE Investors, approximately $59.5 million of common stock immediately prior to closing of the Merger (the “PIPE Investment”). The PIPE Investment is conditioned on the concurrent closing of the Merger and other customary closing conditions.

LDV Partners Fund I, L.P. agreed to purchase 200,000 PIPE Shares for a total purchase price of $2 million. Dr. Fu is managing member of LDV Partners I (GP), Ltd., which is the general partnership that manages LDV Partners Fund I, L.P., and the chief financial officer and a member of the board of directors of Cepton.

Koito, a holder of 5% or more of Cepton Capital Stock, agreed to purchase 5,000,000 PIPE Shares for a total purchase price of $50 million.

The Ye-Wang Family Trust agreed to purchase 200,000 PIPE Shares for a total purchase price of $2 million. Jun Ye is a trustee of the Ye-Wang Family Trust and a member of Cepton’s board of directors.

Business Arrangements with Cepton’s Executive Officers, Directors, 5% or more holders or their Immediate Family Members

Arrangement with Koito Manufacturing Co., Ltd.

As of January 2020, Cepton was chosen by Koito to supply Koito with ADAS lidar technology licenses and components for the OEM-B series production program for mass-market consumer vehicles. The purpose of the arrangement is to enable Koito to manufacture automotive grade lidars using Cepton’s MMT®. The lidars manufactured by Koito are to be supplied by Koito to OEM-B to fulfil the needs of its series production program. The expected production period of Cepton’s arrangement with Koito is from 2023 through 2027. Production volume will ultimately be dependent on numerous factors and are binding only upon issuance of a purchase order.

Stockholder Support Agreement

On August 4, 2021, Cepton, GCAC, and certain key Cepton stockholders entered into the Stockholder Support Agreement, whereby the key Cepton stockholders agreed, among other things, to vote all of their shares of Cepton common stock and Cepton preferred stock in favor of the merger and the adoption of the Business Combination Agreement. Additionally, such stockholders agreed not to (prior to any termination of the Stockholder Support Agreement) (a) transfer any of their shares of Cepton common stock or Cepton preferred stock (or enter into any contract or option with respect thereto) or (b) enter into any voting arrangement that is inconsistent with the Stockholder Support Agreement. Collectively, as of August 4, 2021, the key Cepton stockholders held sufficient shares of Cepton common stock, Cepton preferred stock and Cepton Class F stock (“Cepton stock”) to deliver the requisite votes needed to approve the merger and adopt the Business Combination Agreement.

Indemnification Agreements

New Cepton intends to enter into separate indemnification agreements with its directors and executive officers, in addition to the indemnification provided for in the Amended and Restated Charter and the Proposed Bylaws. These agreements, among other things, will require New Cepton to indemnify New Cepton’s directors and executive officers for certain expenses, including reasonable attorneys’ fees, incurred by a director or executive officer in generally any action or proceeding arising out of their services as one of New Cepton’s directors or executive officers or as a director or executive officer of any other company or enterprise to which the person provides services at New Cepton’s request. New Cepton believes that these charter provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

The limitation of liability and indemnification provisions in the Amended and Restated Charter and the Proposed Bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit the New Cepton and its stockholders. A stockholder’s investment may decline in value to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Related Person Transactions Policy Following the Business Combination

Upon consummation of the Business Combination, the New Cepton board will adopt a written Related Person Transactions Policy that sets forth New Cepton’s policies and procedures regarding the identification, review, consideration and oversight of “related person transactions.” For purposes of New Cepton’s policy only, a “related person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which (i) New Cepton (including any of its subsidiaries, if any) was, is or will be a participant, (ii) the aggregate amount involved exceeds or may be expected to exceed $120,000, and (iii) a related person has or will have a direct or indirect material interest.

Subject to certain limitations, transactions involving compensation for services provided to New Cepton as an employee or director will not be considered related person transactions under this policy. A related person is any executive officer, director, nominee to become a director or a holder of more than 5% of any class of New Cepton’s voting securities (including the common stock), including any of their immediate family members and affiliates, including entities owned or controlled by such persons. A related person is also someone who has a position or relationship with any firm, corporation or other entity that engages in the transaction if (i) such person is employed or is a general partner or principal or in a similar position with significant decision making influence, or (ii) the direct or indirect ownership by such person and all other foregoing persons, in the aggregate, is 10% or greater in another person which is party to the transaction.

Under the policy, any related person, or any director, officer or employee of New Cepton who knows of the transaction, must report the information regarding the proposed related person transaction to New Cepton’s chief financial officer and chairperson of the audit committee for review. To identify related person transactions in advance, New Cepton will rely on information supplied by New Cepton’s executive officers, directors and certain significant stockholders. In considering related person transactions, New Cepton’s audit committee will take into account the relevant available facts and circumstances, which may include, but are not limited to:

•        the nature of the related person’s interest in the transaction;

•        the impact on a director’s independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated;

•        the terms of the transaction;

•        the availability of other sources for comparable services or products; and

•        the terms available to or from, as the case may be, unrelated third parties.

All related party transactions may be consummated or continued only if approved or ratified by New Cepton’s audit committee. No director or member of New Cepton’s audit committee may participate in the review, approval or ratification of a transaction with respect to which he or she is a related party, except that such member may be counted for purposes of a quorum and shall provide such information with respect to the transaction as may be reasonably requested by other members of New Cepton’s audit committee.

All of the transactions described above were entered into prior to the adoption of such policy.

DESCRIPTION OF SECURITIES

The following summary sets forth the material terms of the Company’s securities following the completion of the Business Combination.    The following summary of the material terms of the Company’s securities following the Business Combination is not intended to be a complete summary of the rights and preferences of such securities. You are encouraged to read the applicable provisions of the DGCL, the Proposed Charter and Bylaws in their entirety for a complete description of the rights and preferences of the Company’s securities following the Business Combination.

Pursuant to the GCAC Charter, our authorized capital stock consists of 100,000,000 shares of GCAC Class A common stock, $0.0001 par value, 10,000,000 shares of GCAC Class B common stock, $0.0001 par value, and 1,000,000 shares of undesignated preferred stock, $0.0001 par value. Following the Business Combination, pursuant to the Amended and Restated Charter, the authorized capital stock of New Cepton will consist of 355,000,000 shares of common stock, $0.00001 par value, and 5,000,000 shares of undesignated preferred stock, $0.00001 par value. The following description summarizes the material terms of the capital stock of New Cepton after the Business Combination. Because it is only a summary, it may not contain all the information that is important to you.

Units

Each unit had an offering price of $10.00 and consists of one whole share of GCAC Class A common stock and one-half of one redeemable warrant. Each whole warrant entitles the holder thereof to purchase one share of GCAC Class A common stock at a price of $11.50 per share, subject to adjustment. On February 2, 2021, GCAC closed the GCAC IPO for the sale of 17,250,000 units, including 2,250,000 units issued pursuant to the underwriters’ over-allotment option in full, at a price of $10.00 per unit.

Common Stock

Upon the Closing, the outstanding shares of GCAC Class A common stock, including any shares of GCAC Class B common stock that are converted into GCAC Class A common stock in accordance with the GCAC Charter, will be redesignated as common stock, par value $0.00001 per share, of Cepton, Inc. (the new name of GCAC after the Closing), which shares are referred to herein as common stock.

It is anticipated that, immediately after the Closing of the Business Combination, New Cepton will have a total of 169,785,910 shares of common stock issued and outstanding. The foregoing excludes any outstanding Warrants and assumes that (i) there are no redemptions of any shares by GCAC’s public stockholders in connection with the Business Combination or an Extension Redemption, (iii) no awards are issued under the 2021 Plan, (iii) no shares are issued under the ESPP, (iv) no Working Capital Warrants are issued, and (v) GCAC does not engage in any kind of additional equity financing prior to the Closing. If the actual facts are different than these assumptions (which they are likely to be), the total number of shares of our common stock issued and outstanding immediately after the Closing of the Business Combination will be different.

Common stockholders of record are entitled to one vote for each share held on all matters to be voted on by stockholders. Unless specified in the Amended and Restated Charter or Proposed Bylaws, or as required by applicable provisions of the DGCL or applicable stock exchange rules, the affirmative vote of a majority of shares of the common stock that are voted is required to approve any such matter voted on by our stockholders.

New Cepton’s board of directors will consist of seven members upon the closing of the Business Combination. In accordance with the Amended and Restated Charter to be filed immediately prior to the Closing of the Business Combination, the board of directors of New Cepton will be divided into three classes of directors, with (a) one class of directors, the Class A Directors, initially serving a one (1)-year term, such term effective from the Closing (but any subsequent Class A Directors serving a three (3)-year term), (b) a second class of directors, the Class B Directors, initially serving a two (2)-year term, such term effective from the Closing (but any subsequent Class B Directors serving a three (3)-year term), and (c) a third class of directors, the Class C Directors, serving a three (3)-year term, such term effective from the Closing. Directors will not be able to be removed during their term except for cause and only by the affirmative vote of the holders of at least sixty-six and two-thirds percent (662/3%) of the total voting power of the outstanding shares of capital stock entitled to vote in the election of directors, voting together as a single class. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors. Our stockholders are entitled to receive ratable dividends when, as and if declared by the board of directors out of funds legally available therefor

All of the outstanding Founder Shares, as shares of GCAC Class B common stock, will convert into shares of common stock at the Closing of the Business Combination. With certain limited exceptions, the Founder Shares are not transferable, assignable or salable (except to our officers and directors and other persons or entities affiliated with our initial stockholders, each of whom will be subject to the same transfer restrictions) until the earlier of (A) six months after the Closing or (B) subsequent to our initial business combination, (x) if the last reported sale price of the common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 60 days after our initial business combination, or (y) the date on which we complete a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of our stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Preferred Stock

The Amended and Restated Charter provides that shares of preferred stock may be issued from time to time in one or more series. Our board of directors will be authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. Our board of directors will be able to, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the common stock and could have anti-takeover effects. The ability of our board of directors to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of us or the removal of existing management. We have no preferred stock outstanding at the date hereof. Although we do not currently intend to issue any shares of preferred stock, we cannot assure you that we will not do so in the future. No shares of preferred stock are being issued or registered in the Business Combination.

Warrants

Public Warrants

Each Public Warrant entitles the registered holder to purchase one share of common stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing 30 days after the Closing. The Public Warrants will expire five years after the Closing of the Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

We will not be obligated to deliver any shares of common stock pursuant to the exercise of a Public Warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the shares of common stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration. No warrant will be exercisable and we will not be obligated to issue shares of common stock upon exercise of a warrant unless the common stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a Public Warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will we be required to net cash settle any warrant.

We have agreed that as soon as practicable, but in no event later than 15 business days after the Closing of the Business Combination, we will use our best efforts to file with the SEC a registration statement covering the shares of our common stock issuable upon exercise of the Public Warrants, to cause such registration statement to become effective and to maintain a current prospectus relating to those shares of common stock until the warrants expire or are redeemed, as specified in the warrant agreement. The registration statement of which this prospectus is a part is intended to fulfill our obligation under the foregoing agreement. If a registration statement covering the shares of common stock issuable upon exercise of the warrants is not effective by the 60th business day after the Closing of the Business Combination, warrantholders may, until such time as there is an effective registration statement and during any period when we will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the foregoing, if a registration statement covering the common stock issuable upon exercise of the warrants is not effective within a specified period following the Closing of the Business Combination, warrantholders may, until such time as there is an effective registration statement and during any period when we shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to the exemption provided by Section 3(a)(9) of the Securities Act, provided that such exemption is available. If that exemption, or another exemption, is not available, holders will not be able to exercise their warrants on a cashless basis.

Once the Public Warrants become exercisable, we may call the warrants for redemption:

•        in whole and not in part;

•        at a price of $0.01 per warrant;

•        upon not less than 30 days’ prior written notice of redemption to each warrantholder; and

•        if, and only if, the reported last sale price of the common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending three business days before we send the notice of redemption to the warrantholders.

If and when the Public Warrants become redeemable by us, we may not exercise our redemption right if the issuance of shares of common stock upon exercise of the warrants is not exempt from registration or qualification under applicable state blue sky laws or we are unable to effect such registration or qualification.

We have established the last of the redemption criteria discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the Public Warrants, each warrantholder will be entitled to exercise its warrant prior to the scheduled redemption date. However, the price of the common stock may fall below the $18.00 redemption trigger price (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) as well as the $11.50 warrant exercise price after the redemption notice is issued.

If we call the Public Warrants for redemption as described above, our management will have the option to require any holder that wishes to exercise its warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their warrants on a “cashless basis,” our management will consider, among other factors, our cash position, the number of warrants that are outstanding and the dilutive effect on our stockholders of issuing the maximum number of shares of our common stock issuable upon the exercise of our warrants. If our management takes advantage of this option, all holders of Public Warrants would pay the exercise price by surrendering their warrants for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of shares of common stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. If our management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of our common stock to be received upon exercise of the Public Warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. We believe this feature is an attractive option to us if we do not need the cash from the exercise of the warrants after the Closing. If we call our Public Warrants for redemption and our management does not take advantage of this option, our Sponsor and its permitted transferees would still be entitled to exercise their Private Placement Warrants for cash or on a cashless basis using the same formula described above that other warrantholders would have been required to use had all warrantholders been required to exercise their warrants on a cashless basis, as described in more detail below.

A holder of a Public Warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (or such other amount as a holder may specify) of the shares of our common stock outstanding immediately after giving effect to such exercise.

If the number of outstanding shares of common stock is increased by a stock dividend payable in shares of common stock, or by a split-up of shares of common stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of common stock issuable on exercise of each Public Warrant will be increased in proportion to such increase in the outstanding shares of common stock. A rights offering to holders of common stock entitling holders to purchase shares of common stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of common stock equal to the product of (i) the number of shares of common stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for common stock) and (ii) one (1) minus the quotient of (x) the price per share of common stock paid in such rights offering divided by (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for common stock, in determining the price payable for common stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of common stock as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the shares of common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the Public Warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of our common stock on account of such shares of common stock (or other shares of our capital stock into which the warrants are convertible), other than (a) as described above, (b) certain ordinary cash dividends, (c) to satisfy the redemption rights of the holders of GCAC Class A common stock in connection with the Closing of the Business Combination, (d) to satisfy the redemption rights of the holders of GCAC Class A common stock in connection with a stockholder vote to amend and restate the GCAC Charter (i) for an Extension or (ii) with respect to any other provision relating to stockholders’ rights or pre-initial business combination activity, or (e) in connection with the redemption of our public shares upon our failure to complete our initial business combination, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of common stock in respect of such event.

If the number of outstanding shares of our common stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of common stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of common stock issuable on exercise of each Public Warrant will be decreased in proportion to such decrease in outstanding shares of common stock.

Whenever the number of shares of our common stock purchasable upon the exercise of the Public Warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of common stock purchasable upon the exercise of the warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of common stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding shares of our common stock (other than those described above or that solely affects the par value of such shares of common stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding shares of common stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the Public Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the shares of our common stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of our common stock in such a transaction is payable in the form of common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the Black-Scholes value (as defined in the warrant agreement) of the warrant. The purpose of such exercise price reduction is to provide additional value to holders of the warrants when an extraordinary transaction occurs during the exercise period of the warrants pursuant to which the holders of the warrants otherwise do not receive the full potential value of the warrants in order to determine and realize the option value component of the warrant. This formula is to compensate the warrantholder for the loss of the option value portion of the warrant due to the requirement that the warrantholder exercise the warrant within 30 days of the event. The Black-Scholes model is an accepted pricing model for estimating fair market value where no quoted market price for an instrument is available.

The Public Warrants and the Private Placement Warrants were issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and GCAC. You should review a copy of the warrant agreement, which has been publicly filed with the SEC and which you can find in the list of exhibits to this prospectus, for a complete description of the terms and conditions applicable to the warrants. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 65% of the then outstanding Public Warrants to make any change that adversely affects the interests of the registered holders of Public Warrants.

The Public Warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of warrants being exercised. The warrantholders do not have the rights or privileges of holders of our common stock and any voting rights until they exercise their warrants and receive shares of common stock. After the issuance of shares of common stock upon exercise of the warrants, each holder will be entitled to one (1) vote for each share held of record on all matters to be voted on by stockholders.

No fractional shares will be issued upon exercise of the Public Warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number of shares of common stock to be issued to the warrantholder.

Private Placement Warrants

Except as described below, the Private Placement Warrants have terms and provisions that are identical to those of the Public Warrants, including as to exercise price, exercisability and exercise period. The Private Placement Warrants (including the common stock issuable upon exercise of the Private Placement Warrants) are not transferable, assignable or salable until 30 days after the Closing (except, among certain other limited exceptions to our officers and directors and other persons or entities affiliated with Sponsor) and they will not be redeemable by us so long as they are held by Sponsor or its permitted transferees. Sponsor, or its permitted transferees, has the option to exercise the Private Placement Warrants on a cashless basis. If the Private Placement Warrants are held by holders other than Sponsor or its permitted transferees, the Private Placement Warrants will be subject to the same terms and conditions as the Public Warrants, and among other matters, be redeemable by us and exercisable by the holders on the same basis as the Public Warrants.

If holders of the Private Placement Warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering their warrants for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of shares of common stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent.

In order to finance transaction costs in connection with an intended initial business combination, Sponsor or its affiliate or certain of our officers and directors may, but are not obligated to, loan us funds as may be required. Up to $1,500,000 of such loans may be convertible into warrants (referred to in this prospectus as Working Capital Warrants) at a price of $1.00 per warrant at the option of the lender. Such Working Capital Warrants would be identical to the Private Placement Warrants, including as to exercise price, exercisability and exercise period. The terms of such working capital loans by Sponsor or its affiliates, or our officers and directors, if any, have not been determined and no written agreements exist with respect to such loans.

Dividends

We have not paid any cash dividends on our common stock to date and do not intend to pay cash dividends prior to the Closing of the Business Combination. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial conditions subsequent to the Closing. The payment of any cash dividends subsequent to the Closing will be within the discretion of our board of directors at such time. Further, if we incur any indebtedness, our ability to declare dividends may be limited by restrictive covenants we may agree to in connection therewith.

Our Transfer Agent and Warrant Agent

The transfer agent for our common stock and warrant agent for our warrants is Continental Stock Transfer & Trust Company. We have agreed to indemnify Continental Stock Transfer & Trust Company in its roles as transfer agent and warrant agent, its agents and each of its stockholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence, willful misconduct or bad faith of the indemnified person or entity.

The GCAC Charter

The GCAC Charter contains certain requirements and restrictions relating to the GCAC IPO that will apply to us until the completion of our initial business combination. These provisions cannot be amended without the approval of the holders of 65% of our common stock. Our initial stockholders, who collectively beneficially own approximately 20% of our common stock may participate in any vote to amend the GCAC Charter and will have the discretion to vote in any manner they choose. Specifically, the GCAC Charter provides, among other things, that:

•        If we are unable to complete our initial business combination prior to August 2, 2022 , we will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter subject to lawfully available funds therefor, redeem 100% of the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account including interest earned on the funds held in the trust account and not previously released to us to pay our taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our board of directors, dissolve and liquidate, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law;

•        Prior to our initial business combination, we may not issue additional shares of capital stock that would entitle the holders thereof to (i) receive funds from the trust account or (ii) vote on any initial business combination;

•        Although we do not intend to enter into an initial business combination with a target business that is affiliated with our Sponsor, our directors or our officers, we are not prohibited from doing so. In the event we enter into such a transaction, we, or a committee of independent directors, will obtain an opinion from an independent investment banking firm that is a member of FINRA or an independent accounting firm that such an initial business combination is fair to our company from a financial point of view;

•        If a stockholder vote on our initial business combination is not required by law and we do not decide to hold a stockholder vote for business or other legal reasons, we will offer to redeem our public shares pursuant to Rule 13e-4 and Regulation 14E of the Exchange Act, and will file tender offer documents with the SEC prior to completing our initial business combination which contain substantially the same financial and other information about our initial business combination and the redemption rights as is required under Regulation 14A of the Exchange Act; whether or not we maintain our registration under the our Exchange Act or our listing on Nasdaq, we will provide our public stockholders with the opportunity to redeem their public shares by one of the two methods listed above;

•        So long as we obtain and maintain a listing for our securities on Nasdaq, Nasdaq rules require that we must complete one or more business combinations having an aggregate fair market value of at least 80% of the value of the assets held in the trust account (excluding the deferred underwriting commissions and taxes payable on the interest earned on the trust account) at the time of our signing a definitive agreement in connection with our initial business combination;

•        If our stockholders approve an amendment to the GCAC Charter (i) to modify the substance or timing of our obligation to redeem 100% of our public shares if we do not complete our initial business combination within 18 months from the closing of the GCAC IPO or (ii) with respect to any other provision relating to stockholders’ rights or pre-business combination activity, we will provide our public stockholders with the opportunity to redeem all or a portion of their shares of GCAC Class A common stock upon such approval at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest earned on the funds held in the trust account and not previously released to us to pay our taxes, divided by the number of then outstanding public shares; and

•        We will not effectuate our initial business combination with another blank check company or a similar company with nominal operations.

In addition, the GCAC Charter provides that under no circumstances will we redeem our public shares in an amount that would cause our net tangible assets to be less than $5,000,001 upon consummation of our initial business combination and after payment of underwriters’ fees and commissions.

Certain Anti-Takeover Provisions of Delaware Law and the Amended and Restated Charter and the Proposed Bylaws

New Cepton will be subject to the provisions of Section 203 of the DGCL regulating corporate takeovers. This statute prevents certain Delaware corporations, under certain circumstances, from engaging in a “business combination” with:

•        a stockholder who owns 15% or more of New Cepton’s outstanding voting stock (otherwise known as an “interested stockholder”);

•        an affiliate of an interested stockholder; or

•        an associate of an interested stockholder, for three years following the date that the stockholder became an interested stockholder.

A “business combination” includes a merger or sale of New Cepton’s assets with a market value of 10% or more of its aggregate market value of all of its assets or of all of its outstanding stock. However, the above provisions of Section 203 do not apply if:

•        the New Cepton Board approves the transaction that made the stockholder an “interested stockholder,” prior to the date of the transaction;

•        after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of New Cepton’s voting stock outstanding at the time the transaction commenced, other than statutorily excluded shares of common stock; or

•        on or subsequent to the date of the transaction, the initial business combination is approved by the New Cepton Board and authorized at a meeting of New Cepton’s stockholders, and not by written consent, by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

Under certain circumstances, Section 203 of the DGCL will make it more difficult for a person who would be an “interested stockholder” to effect various business combinations with New Cepton for a three-year period. This provision may encourage companies interested in acquiring New Cepton to negotiate in advance with the New Cepton

Board because the stockholder approval requirement would be avoided if the New Cepton Board approves either the business combination or the transaction which results in the stockholder becoming an interested stockholder. Section 203 of the DGCL also may have the effect of preventing changes in the New Cepton Board and may make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.

The Amended and Restated Charter provides that the New Cepton Board is classified into three classes of directors. As a result, in most circumstances, a person can gain control of the New Cepton Board only by successfully engaging in a proxy contest at two or more annual meetings.

Authorized but Unissued Shares

New Cepton’s authorized but unissued common stock and preferred stock are available for future issuances without stockholder approval (including a specified future issuance) and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of New Cepton by means of a proxy contest, tender offer, merger or otherwise.

Exclusive forum for certain lawsuits

The Amended and Restated Charter requires, to the fullest extent permitted by law, that derivative actions brought in New Cepton’s name, actions against directors, officers and employees for breach of fiduciary duty and other similar actions may be brought only in the Court of Chancery in the State of Delaware or if such court does not have subject matter jurisdiction, the federal district court of the State of Delaware. The Amended and Restated Charter also requires the federal district courts of the United States to be the exclusive forum for the resolution of any complaint asserting a cause of action under the Securities Act and the Exchange Act. Although we believe these provisions benefit us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, a court may determine that these provisions are unenforceable, and to the extent they are enforceable, the provisions may have the effect of discouraging lawsuits against New Cepton’s directors and officers, although the New Cepton stockholders will not be deemed to have waived New Cepton’s compliance with federal securities laws and the rules and regulations thereunder.

Special meeting of stockholders

The Proposed Bylaws provide that special meetings of our stockholders may be called only by a resolution adopted by the New Cepton Board.

Advance notice requirements for stockholder proposals and director nominations

The Proposed Bylaws provide that stockholders seeking to bring business before New Cepton’s annual meeting of stockholders, or to nominate candidates for election as directors at New Cepton’s annual meeting of stockholders, must provide timely notice of their intent in writing. To be timely, a stockholder’s notice will need to be received by the company secretary at New Cepton’s principal executive offices not later than the close of business on the 90th day nor earlier than the opening of business on the 120th day prior to the anniversary date of the immediately preceding annual meeting of stockholders. Pursuant to Rule 14A-8 of the Exchange Act, proposals seeking inclusion in New Cepton’s annual proxy statement must comply with the notice periods contained therein. The Proposed Bylaws also specify certain requirements as to the form and content of a stockholders’ meeting. These provisions may preclude New Cepton’s stockholders from bringing matters before New Cepton’s annual meeting of stockholders or from making nominations for directors at New Cepton’s annual meeting of stockholders.

Action by written consent

Any action required or permitted to be taken at any annual and special meeting of stockholders may be taken only upon the vote of stockholders at an annual or special meeting duly noticed and called in accordance of the DGCL and may not be taken by written consent of the stockholders without a meeting.

Classified Board of Directors

The New Cepton Board will be divided into three classes, Class A, Class B and Class C, with members of each class serving staggered three-year terms. As a result, in most circumstances, a person can gain control of the New Cepton Board only by successfully engaging in a proxy contest at two or more annual meetings. The Amended and Restated Charter and the Proposed Bylaws provide that the authorized number of directors may be changed only by resolution of the board of directors. Subject to the terms of any preferred stock, any or all of the directors may be removed from office at any time, but only for cause and only by the affirmative vote of holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all then outstanding shares of New Cepton capital stock entitled to vote generally in the election of directors, voting together as a single class. Any vacancy on the New Cepton Board, including a vacancy resulting from an enlargement of the New Cepton Board, may be filled only by vote of a majority of New Cepton’s directors then in office.

Listing of Securities

GCAC Class A common stock and Public Warrants are currently listed on Nasdaq under the symbols “GCACU,” “GCAC” and “GCACW,” respectively. It is currently expected that after the Closing, the common stock and Public Warrants will be listed on Nasdaq under the symbols “CPTN” and “CPTNW,” respectively.

COMPARISON OF STOCKHOLDER RIGHTS

GCAC is incorporated under the laws of the State of Delaware and, accordingly, the rights of the stockholders of GCAC are currently, and will continue to be, governed by the DGCL. If the Merger is completed, the rights of the shareholders of New Cepton will be governed by the DGCL, the Amended and Restated Charter and the bylaws of New Cepton.

The table below summarizes the material differences between the current rights of GCAC stockholders under the Existing Charter and bylaws and post-Closing, under the Amended and Restated Charter and bylaws of New Cepton, each as amended, as applicable, and as in effect immediately following the Business Combination.

While GCAC believes that the summary tables cover the material differences between the rights of their respective stockholders prior to the Business Combination and the rights of GCAC stockholders following the Business Combination, these summary tables may not contain all of the information that is important to you. You should carefully read this entire prospectus and the other documents referred to in this rospectus for a more complete understanding of the differences between being a stockholder of GCAC before the Business Combination and being a stockholder of GCAC after the Business Combination.

Current GCAC Rights Versus New Cepton Rights Post-Merger

Provision	Growth Capital Acquisition Corp. (Pre-Merger)	New Cepton (Post-Closing)
Authorized Capital Stock

The GCAC Charter is currently authorized to issue 111,000,000 shares, consisting of (a) 110,000,000 shares of common stock, including (i) 100,000,000 shares of GCAC Class A common stock, and (ii) 10,000,000 shares of GCAC Class B common stock, and (b) 1,000,000 shares of preferred stock.

New Cepton will be authorized to issue 355,000,000 shares of capital stock, consisting of (a) 350,000,000 shares of common stock and (b) 5,000,000 shares of preferred stock.

Upon consummation of the Merger and assuming no share of GCAC Class A common stock are redeemed, we expect there will be approximately 170,004,641 shares of New Cepton common stock.

Number and Qualification of Directors

The number of directors of GCAC, other than those who may be elected by the holders of one or more series of the preferred stock voting separately by class or series, will be fixed from time to time exclusively by the GCAC Board pursuant to a resolution adopted by a majority of the GCAC Board.

The number of directors of New Cepton shall be 7. The precise number of directors shall be fixed by the New Cepton Board pursuant to a resolution adopted by the board of directors.
Classification of the Board of Directors

The GCAC Board is divided into two classes with staggered two year terms, as nearly equal in number as possible and designated Class I and Class II. The term of the initial Class I directors will expire at the first annual meeting of GCAC and the term of the initial Class II directors will expire at the second annual meeting of GCAC.

The board of directors of New Cepton will be divided into three classes of directors, with (a) one class of directors, the Class A Directors, initially serving a one (1)-year term, such term effective from the Closing (but any subsequent Class A Directors serving a three (3)-year term), (b) a second class of directors, the Class B Directors, initially serving a two (2)-year term, such term effective from the Closing (but any subsequent Class B Directors serving a three (3)-year term), and (c) a third class of directors, the Class C Directors, serving a three (3)-year term, such term effective from the Closing. Directors will not be able to be removed during their term except for cause.

Provision	Growth Capital Acquisition Corp. (Pre-Merger)	New Cepton (Post-Closing)
Appointment of Directors

Subject to the rights of the holders of one or more series of preferred stock of GCAC, voting separately by class or series, to elect directors pursuant to the terms of one or more series of preferred stock, the election of directors shall be determined by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon.

At New Cepton’s annual meeting, the stockholders elect directors each of whom shall hold office until his or her successor is elected and qualified, unless sooner displaced.

At stockholder meetings for the election of directors, the vote required for election of a director shall be by a plurality of the votes cast by stockholders entitled to vote in the election in favor or against the election of a nominee.

Removal of Directors

Except any preferred stock director, any or all of the directors may be removed from office at any time, but only for cause and only by the affirmative vote of holders of a majority of the voting power of all then outstanding shares of capital stock of GCAC entitled to vote generally in the election of directors, voting together as a single class.

Except any preferred stock director, any director may be removed from office with cause at any time, by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66⅔%) of the total voting power of all then outstanding shares of New Cepton entitled to vote for the election of directors.

Vacancies on the Board of Directors

The GCAC Charter provides that newly created directorships resulting from an increase in the number of directors and any vacancies on the GCAC Board resulting from death, resignation, retirement, disqualification, removal or other cause may be filled solely and exclusively by a majority vote of the remaining directors then in office, even if less than a quorum, or by a sole remaining director (and not by the GCAC stockholders).

Any director so chosen will hold office for the remainder of the full term of the class of directors to which the new directorship was added or in which the vacancy occurred and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

Any newly created directorship on the New Cepton Board that results from an increase in the number of directors and any vacancies on the board are filled exclusively pursuant to a resolution adopted by a majority of the New Cepton Board then in office, even if less than a quorum, or by a sole remaining director.

Any director elected to fill a vacancy resulting from an increase in the number of directors of such class will hold office for a term that shall coincide with the remaining term of that class and any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of their predecessor.

Special Meeting of the Board of Directors

Special meetings of the GCAC Board (a) may be called by the Chairman of the Board or President and (b) shall be called by the Chairman of the Board, President or Secretary on the written request of at least a majority of directors then in office, or the sole director, as the case may be, and shall be held at such time, date and place (within or without the State of Delaware) as may be determined by the person calling the meeting or, if called upon the request of directors or the sole director, as specified in such written request.

Special meetings of the New Cepton Board may be called by the Chairman of the New Cepton Board, the Chief Executive Officer, the President or any two directors then in office.

Provision	Growth Capital Acquisition Corp. (Pre-Merger)	New Cepton (Post-Closing)
Special Meeting of the Stockholders

Subject to the rights, if any, of the holders of any outstanding series of GCAC preferred stock, and to the requirements of applicable law, special meetings of stockholders of GCAC may be called only by the Chairman of the GCAC Board, the Co-Chief Executive Officers of GCAC, or the GCAC Board pursuant to a resolution adopted by a majority of the GCAC Board.

Special meetings of the stockholders of New Cepton may be called by a resolution adopted by the majority of the New Cepton Board and may not be called by any other persons.
Notice of Stockholder Meetings

GCAC stockholder meetings generally require prior notice of not less than 10 nor more than 60 days before the date of the meeting unless otherwise required by the DGCL. If said notice is for a stockholders meeting other than an annual meeting, the notice must state the purpose or purposes for which the meeting is called.

Except as otherwise required by law or in the current charter, written notice of each meeting of New Cepton stockholders, whether annual or special, shall be given to each stockholder for record entitled to vote at such meeting, not less than ten (10) nor more than sixty (60) days before the date of the meeting unless otherwise required by law, the Amended and Restated Charter, or the bylaws of New Cepton.

Voting

Except as otherwise required by law or the GCAC Charter, the holders of the common stock exclusively possess all voting power with respect to the GCAC.

Except as otherwise required by law or the GCAC Charter, the holders of shares of common stock are entitled to one vote for each such share on each matter properly submitted to the stockholders of GCAC on which the holders of the common stock are entitled to vote.

Except as otherwise required bylaws or the GCAC Charter, at any annual or special meeting of the stockholders of GCAC, holders of the Class A common stock and holders of the Class B common stock, voting together as a single class, have the exclusive right to vote for the election of directors and on all other matters properly submitted to a vote of the stockholders.

Except as otherwise required by law or the Amended and Restated Charter, holders of common stock are entitled to one vote for each share of common stock held of record by such holder on all matters on which stockholders are generally entitled to vote; provided, that, except as otherwise required by law, holders of common stock shall not be entitled to vote on any amendment to the charter of New Cepton that relates solely to the terms of one or more outstanding series of preferred stock if the holders of such affected series of preferred stock are entitled, either separately or together with the holders of one or more other such series of preferred stock, to vote thereon pursuant to the Amended and Restated Charter or the DGCL.

Cumulative Voting	Delaware law allows for cumulative voting only if provided for in the GCAC Charter; however, the GCAC Charter does not authorize cumulative voting.	Delaware law allows for cumulative voting only if provided for in the charter of New Cepton. The charter of New Cepton does not authorize cumulative voting.
Drag Along	No equivalent provision.

Any action required or permitted to be taken by the stockholders of New Cepton at any annual or special meeting of the stockholders may be effected only at a duly called annual or special meeting of stockholders of New Cepton and may not be effected by any consent in writing by such stockholders.

Provision	Growth Capital Acquisition Corp. (Pre-Merger)	New Cepton (Post-Closing)
Declaration and Payment of Dividends

The GCAC Board may from time to time declare, and GCAC may pay, dividends (payable in cash, property or shares of GCAC’s capital stock) on GCAC’s outstanding shares of capital stock, subject to applicable law, the rights, if any of the holders of the outstanding series of the Preferred Stock and GCAC charter.

The board of directors of New Cepton may from time to time declare, and New Cepton may pay, dividends (payable in cash, property or shares of New Cepton’s capital stock) on New Cepton’s outstanding shares of capital stock, subject to the requirements of the DGCL and the Amended and Restated Charter.

Limitation of Liability of Directors and Officers

The DGCL permits limiting or eliminating the monetary liability of a director to a corporation or its stockholders, except with regard to breaches of the duty of loyalty, intentional misconduct, unlawful repurchases or dividends, or improper personal benefit.

The GCAC Charter provides that an GCAC director may not be personally liable to GCAC or GCAC stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL unless they violated their duty of loyalty to GCAC or GCAC stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived improper personal benefit from their actions as directors.

The DGCL permits limiting or eliminating the monetary liability of a director to a corporation or its stockholders, except with regard to breaches of the duty of loyalty, intentional misconduct, unlawful repurchases or dividends, or improper personal benefit.

The Amended and Restated Charter will provide that, to the fullest extent provided by law, no director will be personally liable to New Cepton or its stockholders for monetary damages for breach of fiduciary duty as a director.

Indemnification of Directors, Officers

The DGCL generally permits a corporation to indemnify its directors and officers acting in good faith. Under the DGCL, the corporation through its stockholders, directors or independent legal counsel, will determine that the conduct of the person seeking indemnity conformed with the statutory provisions governing indemnity.

The GCAC Charter provides that to the fullest extent permitted by applicable law, GCAC will indemnify and hold harmless each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he or she is or was a director or officer of GCAC or, while a director or officer of GCAC, is or was serving at the request of GCAC as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan.

The DGCL generally permits a corporation to indemnify its directors and officers acting in good faith. Under the DGCL, the corporation through its stockholders, directors or independent legal counsel, will determine that the conduct of the person seeking indemnity conformed with the statutory provisions governing indemnity.

The charter of New Cepton will provide that New Cepton will indemnify each director and officer to the fullest extent permitted by applicable law.

Provision	Growth Capital Acquisition Corp. (Pre-Merger)	New Cepton (Post-Closing)
Interested Directors

The GCAC Charter provides that GCAC renounces any expectancy that any of the directors or officers of GCAC will offer any corporate opportunity of which he or she may become aware to GCAC, except, the doctrine of corporate opportunity will apply with respect to any of the directors or officers of GCAC with respect to a corporate opportunity that was offered to such person solely in his or her capacity as a director or officer of GCAC and (i) such opportunity is one GCAC is legally and contractually permitted to undertake and would otherwise be reasonable for GCAC to pursue and (ii) the director or officer is permitted to refer that opportunity to GCAC without violating any legal obligation.

To the fullest extent permitted by law, New Cepton renounces any expectancy that any of the New Cepton directors will offer any corporate opportunity in which he or she may become aware to New Cepton, except with respect to any of the directors of New Cepton with respect to a corporate opportunity that was offered to such person solely in his or her capacity as a director of New Cepton while such person is performing services in such capacity.

Fiduciary Duties of Directors

Under Delaware law, the standards of conduct for directors have developed through Delaware court case law. Generally, directors must exercise a duty of care and duty of loyalty and good faith to the company and its stockholders. Members of the board of directors or any committee designated by the board of directors are similarly entitled to rely in good faith upon the records of the corporation and upon such information, opinions, reports and statements presented to the corporation by corporate officers, employees, committees of the board of directors or other persons as to matters such member reasonably believes are within such other person’s professional or expert competence, provided that such other person has been selected with reasonable care by or on behalf of the corporation. Such appropriate reliance on records and other information protects directors from liability related to decisions made based on such records and other information.

The GCAC Board may exercise all such powers of GCAC and do all such lawful acts and things as allowed by statute or GCAC’s Charter or GCAC’s bylaws.

Under Delaware law, the standards of conduct for directors have developed through Delaware court case law. Generally, directors must exercise a duty of care and duty of loyalty and good faith to the company and its stockholders. Members of the board of directors or any committee designated by the board of directors are similarly entitled to rely in good faith upon the records of the corporation and upon such information, opinions, reports and statements presented to the corporation by corporate officers, employees, committees of the board of directors or other persons as to matters such member reasonably believes are within such other person’s professional or expert competence, provided that such other person has been selected with reasonable care by or on behalf of the corporation. Such appropriate reliance on records and other information protects directors from liability related to decisions made based on such records and other information.

The New Cepton Board may exercise all such powers of New Cepton and do all such lawful acts and things as allowed by statute or the Amended and Restated Charter or the Proposed Bylaws of the stockholders’ agreement of New Cepton stockholders directed or required to be exercised or done solely by stockholders.

Provision	Growth Capital Acquisition Corp. (Pre-Merger)	New Cepton (Post-Closing)
Inspection of Books and Records

Under the DGCL, any stockholder or beneficial owner has the right, upon written demand under oath stating the proper purpose thereof, either in person or by attorney or other agent, to inspect and make copies and extracts from the corporation’s stock ledger, list of stockholders and its other books and records for a proper purpose during the usual hours for business.

Under the DGCL, any stockholder or beneficial owner has the right, upon written demand under oath stating the proper purpose thereof, either in person or by attorney or other agent, to inspect and make copies and extracts from the corporation’s stock ledger, list of stockholders and its other books and records for a proper purpose during the usual hours for business. New Cepton shall at its principal executive office or other place designated by the board of directors, keep a record of its stockholders, the number and class of shares held, a copy of the bylaws as amended to date, accounting books and other records.

Choice of Forum

The GCAC Charter provides that unless GCAC consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for any GCAC stockholder to bring (i) any derivative action or proceeding brought on behalf of GCAC, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of GCAC to GCAC or GCAC stockholders, (iii) any action asserting a claim against GCAC, its directors, officers or employees arising pursuant to any provision of the DGCL or the GCAC Charter or the GCAC bylaws, or (iv) any action asserting a claim against GCAC, its directors, officers or employees governed by the internal affairs doctrine.

The Amended and Restated Charter generally designates the Court of Chancery of the State of Delaware as the sole and exclusive forum for any stockholder (including a beneficial owner) to: (i) any derivative action or proceeding brought on behalf of New Cepton, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, or other employee of New Cepton to New Cepton or New Cepton’s stockholders, (iii) any action asserting a claim against New Cepton, its directors, officers, or employees arising pursuant to any provision of the DGCL or the Amended and Restated Charter or the Proposed Bylaws, (iv) any action asserting a claim against New Cepton, its directors, officers, or employees governed by the internal affairs doctrine, subject to certain exceptions. The exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. The federal district courts of the United States of America will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act.

Quorum

Board of directors.    A majority of the GCAC Board constitutes a quorum at any meeting of the GCAC Board.

Stockholders.    The holders of a majority of the outstanding shares of stock shall constitute a quorum at a meeting of stockholders for the transaction of any business.

Board of directors.    A majority of the New Cepton Board constitutes a quorum at any meeting of the New Cepton Board.

Stockholders.    The presence, in person or proxy, at a stockholders meetings of the holders of shares of outstanding capital stock representing a majority of the voting power of all outstanding shares of capital stock entitled to vote at such meeting constitutes a quorum.

Provision	Growth Capital Acquisition Corp. (Pre-Merger)	New Cepton (Post-Closing)
Amendment to Certificate of Incorporation

GCAC may amend the GCAC Charter as authorized by the GCAC Charter and the DGCL. However, GCAC may not amend the GCAC Charter, without the prior vote or written consent of the holders of a majority of the shares of GCAC Class B common stock, if such amendment, alteration or repeal would alter or change the powers, preferences or relative, participating, optional or other or special rights of the GCAC Class B common stock. Additionally GCAC may not make an amendment to the GCAC Charter relating to a “business combination” without the affirmative vote of the holders of at least sixty-five percent (65%) of all then outstanding shares of GCAC common stock.

Under Delaware law, an amendment to a charter generally requires the approval of the New Cepton Board and a majority of the combined voting power of the then-outstanding shares of voting stock, voting together as a single class. The affirmative vote of the holders of at least sixty-six and two-third percent (66⅔%) of the voting power of New Cepton’s outstanding shares of capital stock entitled to vote in the election of directors, shall be required to amend the Amended and Restated Charter inconsistent with any provision inconsistent with Articles V, VI, VIII, VIII, IX or X of the Amended and Restated Charter.

Amendment to Bylaws

The affirmative vote of a majority of the GCAC Board is required to amend the GCAC bylaws. The GCAC bylaws also may be amended by the GCAC stockholders; provided, however, that in addition to any vote of the holders of any class or series of capital stock GCAC required by applicable law or the GCAC Charter, the affirmative vote of the holders of at least a majority of the voting power (except with respect to certain indemnification provisions) of all outstanding shares of capital stock of GCAC entitled to vote generally in the election of directors, voting together as a single class, will be required to amend the bylaws, provided further that no bylaws adopted by the stockholders shall invalidate any prior act of the board that would have been valid if such by laws had not been adopted.

The New Cepton Board will be expressly authorized to make, repeal, alter, amend and rescind any or all of the bylaws of New Cepton by an affirmative vote of the majority of the entire board of directors. The bylaws may also be amended, repealed or added to by the New Cepton stockholders representing at least sixty-six and two-thirds percent (66⅔%) of the voting power of all of the then-outstanding shares of capital stock of New Cepton entitled to vote generally in the election of directors, voting together as a single class.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth information regarding (i) the actual beneficial ownership of GCAC common stock as of September 30, 2021 (the “Ownership Date”), which is prior to the consummation of the Business Combination (pre-Business Combination); (ii) the actual ownership of Cepton stock as of September 30, 2021 (pre-Business Combination) and (iii) expected beneficial ownership of our common stock immediately following the Closing (post-Business Combination), assuming that no Public Shares are redeemed, and alternatively that the maximum number of Public Shares are redeemed, by

•        each of GCAC’s current executive officers and directors;

•        each person who is known by us to be the beneficial owner of more than 5% of the issued and outstanding shares of the GCAC common stock or of Cepton Capital Stock;

•        each person who will (or is expected to) become an executive officer or director of New Cepton following the Closing; and

•        all executive officers and directors of GCAC as a group pre-Business Combination and all executive officers and directors of New Cepton post-Business Combination.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, ordinary shares subject to options or other rights (as set forth above) held by that person that are currently exercisable, or will become exercisable within 60 days thereafter, are deemed outstanding, while such shares are not deemed outstanding for purposes of computing percentage ownership of any other person.

The beneficial ownership of shares of GCAC common stock pre-Business Combination is based on 21,562,500 outstanding shares of GCAC common stock (including 17,250,000 shares of GCAC Class A common stock and 4,312,500 shares of GCAC Class B common stock) issued and outstanding as of the Ownership Date. The ownership percentages listed below do not include any such shares of GCAC Class A common stock that may be purchased after the Ownership Date.

The expected beneficial ownership percentages set forth in the table below post-Business Combination assumes:

(i)     no exercise of the 13,800,000 Public Warrants that will remain outstanding post-Business Combination, which will become exercisable at the holder’s option 30 days after Closing at an exercise price of $11.50 per share, provided that New Cepton has an effective registration statement under the Securities Act covering the shares of our common stock issuable upon exercise of the Public Warrants or Private Placement Warrants and a current prospectus relating to them is available, which are not expected to occur within 60 days of the date of this prospectus;

(ii)    5,950,000 shares of common stock are issued in connection with the PIPE Financing immediately prior to the Closing; and

(iii)   that each share of Cepton common stock will be exchanged for approximately 2.458 shares of New Cepton common stock based on the Per Share Stock Consideration as of September 30, 2021.

The expected beneficial ownership of shares of our common stock post-Business Combination Assuming No Redemption in the table below has been determined based upon 168,970,881 shares of common stock outstanding.

The expected beneficial ownership of shares of our common stock post-Business Combination Assuming Maximum Redemptions in the table below has been determined based upon 153,007,934 shares of our common stock outstanding, based on the assumption that the Public Stockholders holding approximately 93% of the Public Shares exercise redemption rights with respect to their Public Shares and that the Public Stockholders listed in the table below exercise the redemption rights with respect to their shares. This scenario assumes that 15,962,947 Public Shares are redeemed for an aggregate redemption payment of approximately $159.6 million including a pro rata portion of interest accrued on the Trust Account of $172.5 million. This maximum redemption scenario is based on a Minimum Cash Condition of $58.5 million at Closing of the Business Combination, consisting of Trust Account funds, PIPE Financing proceeds and all other GCAC cash and cash equivalents of GCAC less the aggregate amount of cash proceeds that will be required to satisfy the redemption of the Public Shares.

					After the Business Combination
	Before the Business Combination				Assuming No Redemption		Assuming Maximum Redemption
Name and Address of Beneficial Owner(1)	Number of shares of GCAC Common Stock(2)%		Number of Shares of Cepton Capital Stock	%	Number of shares of New Cepton Common Stock	%	Number of shares of New Cepton Common Stock	%
Directors and Executive Officers of GCAC:
Prokopios Tsirigakis(3)	1,367,500	6.34%	—	—	1,367,500	*	1,367,500	*
George Syllantavos(3)	1,367,500	6.34%	—	—	1,367,500	*	1,367,500	*
Harry Braunstein	30,000	*	—	—	30,000	*	30,000	*
Gary Leibler	30,000	*	—	—	30,000	*	30,000	*
Evan Breibart	30,000	*	—	—	30,000	*	30,000	*
All Directors and Executive Officers of GCAC as a Group (Five Individuals)	1,457,500	6.76%	—	—	1,457,500	*	1,457,500	*

Five Percent Holders of GCAC:
Growth Capital Sponsor LLC (our Sponsor)(4)	1,367,500	6.34%	—	—	1,367,500	*	1,367,500	*
Maxim Partners LLC(4)	1,367,500	6.34%	—	—	1,367,500	*	1,367,500	*
Prokopios Tsirigakis	1,367,500	6.34%	—	—	1,367,500	*	1,367,500	*
George Syllantavos	1,367,500	6.34%	—	—	1,367,500	*	1,367,500	*
Hudson Bay(5)	2,117,500	9.82%	—	—	2,117,500	1.16%	2,117,500	1.28%

Directors and Executive Officers of New Cepton After Consummation of the Business Combination:
Dr. Jun Pei(6)	—	—	12,320,143	21.4%	30,277,944	16.5%	30,277,944	18.1%
Dr. Jun Ye(7)	—	—	10,500,000	18.2%	25,804,767	14.1%	25,804,767	15.4%
Dr. Winston Fu(8)	—	—	6,487,096	11.3%	15,942,667	8.7%	15,942,667	9.5%
Dr. Mark McCord(9)	—	—	4,250,000	7.4%	10,444,786	5.7%	10,444,786	6.2%
Liqun Han(10)	—	—	1,100,000	1.9%	2,661,356	1.5%	2,661,356	1.6%
Dongyi Liao(11)	—	—	807,291	1.4%	1,912,516	1.0%	1,912,516	1.2%
Jinying (Jenny) Chen(12)	—	—	51,250	*	113,884	*	113,884	*
All Directors and Executive Officers of New Cepton as a Group (Seven Individuals)	__	__	35,515,780	60.0%	87,157,920	50.3%	87,157,920	55.4%

Five Percent Holders of New Cepton After Consummation of the Business Combination:
Dr. Jun Pei	—	—	12,320,143	21.4%	30,277,944	16.5%	30,277,944	18.1%
Dr. Jun Ye	—	—	10,500,000	18.2%	25,804,767	14.1%	25,804,767	15.4%
Dr. Mark McCord	—	—	4,250,000	7.4%	10,444,786	5.7%	10,444,786	6.2%
LDV Partners Fund I, L.P.(8)	—	—	6,487,096	11.3%	15,942,667	8.7%	15,942,667	9.5%
Koito Manufacturing, Ltd.	—	—	5,971,147	10.4%	19,674,672	10.7%	19,674,672	11.8%
Yupeng Cui(13)	—	—	3,952,000	6.9%	9,712,423	5.3%	9,712,423	5.8%

____________

*        Less than one percent.

(1)      Unless otherwise noted, the business address of our Sponsor and each of the directors and executive officers of GCAC is c/o Growth Capital Acquisition Corp., 300 Park Avenue, New York, NY 10022.

(2)      Unless otherwise noted, interests shown consist of founder shares, classified as shares of GCAC Class B common stock. Such shares are convertible into shares of common stock on a one-for-one basis.

(3)      Represents 1,367,500 shares of GCAC Class B common stock owned by Nautilus Carriers LLC of which Messrs. Tsirigakis and Syllantavos are the managing members.

(4)      Our Sponsor is the record holder of such shares. Maxim is the managing member of our Sponsor. MJR Holdings LLC owns 73.15% of the outstanding membership interest of Maxim Partners. Mr. Michael Rabinowitz is the managing member of MJR Holdings LLC. As such, each of Maxim Partners, MJR Holdings LLC and Mr. Rabinowitz may be deemed to have beneficial ownership of the shares of common stock held directly by our Sponsor. Each such entity or person disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest they may have therein, directly or indirectly.

(5)      Before the Business Combination, consists of 750,000 shares of GCAC Class A common stock, and 1,367,500 shares of GCAC Class B common stock. Hudson Bay, the investment manager of HB Strategies LLC, has voting and investment power over these securities. Sander Gerber is the managing member of Hudson Bay Capital GP LLC, which is the general partner of Hudson Bay. Mr. Gerber disclaims beneficial ownership over these securities. After the Business Combination, consists of 2,117,500 shares of our common stock.

(6)      Before the Business Combination, consists of 7,900,000 shares of Cepton common stock, 3,920,143 shares of Cepton Class F Common Stock and 500,000 shares of Cepton Series A Preferred Stock. After the Business Combination, consists of 30,277,944 shares of our common stock. The business address of Dr. Jun Pei is c/o Cepton, 399 West Trimble Road, San Jose, California 95131.

(7)      Before the Business Combination, consists of 5,500,000 shares of Cepton common stock, 2,500,000 shares of Cepton Class F Common Stock and 500,000 shares of Cepton Series A Preferred Stock. Dr. Jun Ye is a trustee of The Lynnelle Lin Ye Irrevocable Trust dated December 8, 2020, which is the record holder of 1,000,000 shares of Cepton common stock before the Business Combination. Dr. Jun Ye is also a trustee of Brion Qi Ye Irrevocable Trust dated December 8, 2020, which is the record holder of 1,000,000 shares of Cepton common stock before the Business Combination. After the Business Combination, consists of 25,804,767 shares of our common stock. The business address of Dr. Jun Ye is c/o Cepton, 399 West Trimble Road, San Jose, California 95131.

(8)      Before the Business Combination, consists of 1,350,000 shares of Cepton common stock, 3,765,000 shares of Cepton Series A Preferred Stock, 368,000 shares of Cepton Series B Preferred Stock, 735,394 shares of Cepton Series B-1 Preferred Stock and 268,702 shares of Cepton Series C Preferred Stock held by LDV Partners Fund I, L.P. Dr. Winston Fu is a managing member of LDV Partners I (GP), Ltd., which is the general partnership that manages LDV Partners Fund I, L.P. Dr. Fu disclaims beneficial ownership of the 1,350,000 shares of Cepton common stock, 3,765,000 shares of Cepton Series A Preferred Stock, 368,000 shares of Cepton Series B Preferred Stock, 735,394 shares of Cepton Series B-1 Preferred Stock and 268,702 shares of Cepton Series C Preferred Stock held by LDV Partners Fund I, L.P., except to the extent of any pecuniary interest he may have therein, directly or indirectly. After the Business Combination, consists of 15,942,667 shares of our common stock. The business address of Dr. Fu is c/o Cepton, 399 West Trimble Road, San Jose, California 95131.

(9)      Before the Business Combination, consists of 3,000,000 shares of Cepton common stock, 1,000,000 shares of Cepton Class F Common Stock and 250,000 shares of Cepton Series A Preferred Stock. Dr. Mark McCord is a trustee of the McCord Trust, dated January 7, 2020, which is the record holder of the shares. After the Business Combination, consists of 10,444,786 shares of our common stock. The business address of Dr. Mark McCord is c/o Cepton, 399 West Trimble Road, San Jose, California 95131.

(10)    Before the Business Combination, consists of 200,000 shares of Cepton Series A Preferred Stock and 900,000 shares of Cepton common stock subject to options exercisable within 60 days of September 30, 2021. After the Business Combination, consists of 2,661,356 shares of our common stock subject to options exercisable within 60 days of September 30, 2021. The business address of Dr. Liqun Han is c/o Cepton, 399 West Trimble Road, San Jose, California 95131.

(11)    Before the Business Combination, consists of 807,291 shares of Cepton common stock subject to options exercisable within 60 days of September 30, 2021. After the Business Combination, consists of 1,912,516 shares of our common stock subject to options exercisable within 60 days of September 30, 2021. The business address of Dr. Dongyi Liao is c/o Cepton, 399 West Trimble Road, San Jose, California 95131.

(12)    Before the Business Combination, consists of 51,250 shares of Cepton common stock subject to options exercisable within 60 days of September 30, 2021. After the Business Combination, consists of 113,884 shares of New Cepton common stock subject to options exercisable within 60 days of September 30, 2021. The business address of Jinying (Jenny) Chen is c/o Cepton, 399 West Trimble Road, San Jose, California 95131.

(13)    Before the Business Combination, consists of 3,000,000 shares of Cepton common stock and 952,000 shares of Cepton Class F Common Stock. After the Business Combination, consists of 9,712,423 shares of New Cepton common stock. The business address of Yupeng Cui is c/o Cepton, 399 West Trimble Road, San Jose, California 95131.

SELLING SECURITYHOLDERS

The Selling Securityholders may offer and sell, from time to time, any or all of the shares of common stock or Private Placement Warrants being offered for resale by this prospectus, which consists of:

•        up to 122,831,638 Consideration Shares;

•        up to 5,950,000 PIPE Shares;

•        up to 4,312,500 Founder Shares;

•        up to 5,175,000 Private Placement Warrants; and

•        up to 5,175,000 shares of common stock issuable upon exercise of the Private Placement Warrants.

The Selling Securityholders may from time to time offer and sell any or all of the shares of common stock or Private Placement Warrants set forth below pursuant to this prospectus. In this prospectus, the term “Selling Securityholders” includes (i) the entities identified in the table below (as such table may be amended from time to time by means of an amendment to the registration statement of which this prospectus forms a part or by a supplement to this prospectus) and (ii) any donees, pledgees, transferees or other successors-in-interest that acquire any of the securities covered by this prospectus after the date of this prospectus from the named Selling Securityholders as a gift, pledge, partnership distribution or other non-sale related transfer.

The following tables provide, as of the date of this prospectus, information regarding the beneficial ownership of our common stock and Private Placement Warrants of each Selling Securityholder, the number of shares of common stock and number of Private Placement Warrants that may be sold by each Selling Securityholder under this prospectus and that each Selling Securityholder will beneficially own after this offering. The immediately following table also sets forth the percentage of common stock beneficially owned by a Selling Securityholder after giving effect to the sale by the Selling Securityholder of all Offered Securities, based on 168,970,881 shares of common stock outstanding as of September 30, 2021.

For purposes of the table below, GCAC has assumed that (i) none of the holders of public shares elect to redeem their shares in connection with the GCAC Special Meeting, (ii) the Business Combination is approved by GCAC and Cepton’s respective stockholders, (iii) the PIPE Investment closes simultaneously with the Closing, (iv) the Closing occurs, (vi) no holders of GCAC Warrants exercise any of the outstanding Warrants, (vii) after termination of this offering, none of the shares of common stock covered by this prospectus will be beneficially owned by the Selling Securityholders and (viii) the Selling Securityholders will not acquire beneficial ownership of any additional securities during the offering. In addition, GCAC assumes that the Selling Securityholders have not sold, transferred or otherwise disposed of, GCAC’s securities in transactions exempt from the registration requirements of the Securities Act. Approximately the majority of the shares of Common Stock beneficially owned by the Selling Securityholders are subject to the lock-up agreements. See “Summary of the Prospectus — Related Agreements” beginning on page 10. In the event the Business Combination is not approved by GCAC and Cepton’s respective stockholders or the other conditions precedent to the consummation of the Business Combination are not met, then the PIPE Shares will not be issued and GCAC will seek to withdraw the registration statement of which this prospectus forms a part prior to the effectiveness of the registration statement.

Selling Securityholder information for each additional Selling Securityholder, if any, will be set forth by a prospectus supplement to the extent required prior to the time of any offer or sale of such Selling Securityholder’s securities pursuant to this prospectus. Any prospectus supplement may add, update, substitute, or change the information contained in this prospectus, including the identity of each Selling Securityholder and the number of shares of common stock or Private Placement Warrants registered on its behalf.

Please see the section entitled “Plan of Distribution” for further information regarding the Selling Securityholders’ method of distributing these shares of common stock and Private Placement Warrants.

Name	Number of Shares of Common Stock Beneficially Owned	Number of Shares of Common Stock Offered Hereby	Shares of Common Stock Beneficially Owned After Completion of the Offering
			Number	Percentage

Name	Number of Private Placement Warrants Beneficially Owned(1)	Number of Private Placement Warrants Offered Hereby	Private Placement Warrants Beneficially Owned After Completion of the Offering
			Number	Percentage

Listing of Securities

GCAC Units, Class A common stock and Public Warrants are currently listed on Nasdaq under the symbols “GCACU,” “GCAC” and “GCACW,” respectively. It is currently expected that after the Closing, the common stock and Public Warrants will be listed on Nasdaq under the symbols “CPTN” and “CPTNW,” respectively.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a discussion of certain material U.S. federal income tax consequences of the acquisition, ownership and disposition of shares of common stock. This discussion is limited to certain U.S. federal income tax considerations to beneficial owners of the common stock who are initial purchasers of such common stock pursuant to this offering and hold the common stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”). This discussion assumes that any distributions made by the Company on the common stock and any consideration received by a holder in consideration for the sale or other disposition of the common stock will be in U.S. dollars.

This summary is based upon U.S. federal income tax laws as of the date of this prospectus, which is subject to change or differing interpretations, possibly with retroactive effect. This discussion is a summary only and does not describe all of the tax consequences that may be relevant to you in light of your particular circumstances, including but not limited to the alternative minimum tax, the Medicare tax on certain net investment income and the different consequences that may apply if you are subject to special rules that apply to certain types of investors, including but not limited to:

•        financial institutions or financial services entities;

•        broker-dealers;

•        governments or agencies or instrumentalities thereof;

•        regulated investment companies;

•        real estate investment trusts;

•        expatriates or former long-term residents of the United States;

•        persons that actually or constructively own five percent or more (by vote or value) of our shares;

•        persons subject to the “applicable financial statement” accounting rules under Section 451(b) of the Code;

•        persons that acquired our common stock pursuant to an exercise of employee share options, in connection with employee share incentive plans or otherwise as compensation;

•        insurance companies;

•        dealers or traders subject to a mark-to-market method of accounting with respect to our common stock;

•        persons holding our common stock as part of a “straddle,” constructive sale, hedge, conversion or other integrated or similar transaction;

•        U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

•        partnerships (or entities or arrangements classified as partnerships or other pass-through entities for U.S. federal income tax purposes) and any beneficial owners of such partnerships;

•        tax-exempt entities;

•        controlled foreign corporations; and

•        passive foreign investment companies.

If a partnership (including an entity or arrangement treated as a partnership or other pass-thru entity for U.S. federal income tax purposes) holds our common stock, the tax treatment of a partner, member or other beneficial owner in such partnership will generally depend upon the status of the partner, member or other beneficial owner, the activities of the partnership and certain determinations made at the partner, member or other beneficial owner level. If you are a partner, member or other beneficial owner of a partnership holding our common stock, you are urged to consult your tax advisor regarding the tax consequences of the acquisition, ownership and disposition of our common stock.

This discussion is based on the Code, and administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations as of the date hereof, which are subject to change, possibly on a retroactive basis, and changes to any of which subsequent to the date of this prospectus may affect the tax consequences described herein. This discussion does not address any aspect of state, local or non-U.S. taxation, or any U.S. federal taxes other than income taxes (such as gift and estate taxes).

We have not sought, and do not expect to seek, a ruling from the U.S. Internal Revenue Service (the “IRS”) as to any U.S. federal income tax consequence described herein. The IRS may disagree with the discussion herein, and its determination may be upheld by a court. Moreover, there can be no assurance that future legislation, regulations, administrative rulings or court decisions will not adversely affect the accuracy of the statements in this discussion. You are urged to consult your tax advisor with respect to the application of U.S. federal tax laws to your particular situation, as well as any tax consequences arising under the laws of any state, local or foreign jurisdiction.

THIS DISCUSSION IS ONLY A SUMMARY OF CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS ASSOCIATED WITH THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK. EACH PROSPECTIVE INVESTOR IN OUR COMMON STOCK IS URGED TO CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH INVESTOR OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK, INCLUDING THE APPLICABILITY AND EFFECT OF ANY U.S. FEDERAL NON-INCOME, STATE, LOCAL, AND NON-U.S. TAX LAWS.

U.S. Holders

This section applies to you if you are a “U.S. Holder.” A U.S. Holder is a beneficial owner of our common stock who or that is, for U.S. federal income tax purposes:

•        an individual who is a citizen or resident of the United States;

•        a corporation (or other entity taxable as a corporation) organized in or under the laws of the United States, any state thereof or the District of Columbia;

•        an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•        a trust, if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons (as defined in the Code) have authority to control all substantial decisions of the trust or (ii) it has a valid election in effect under Treasury Regulations to be treated as a United States person.

Taxation of Distributions.    If we pay distributions in cash or other property (other than certain distributions of our stock or rights to acquire our stock) to U.S. Holders of shares of our common stock, such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in our common stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the GCAC Class A common stock and will be treated as described under “U.S. Holders — Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock” below.

Dividends we pay to a U.S. Holder that is a taxable corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends we pay to a non-corporate U.S. Holder may constitute “qualified dividend income” that will be subject to tax at the maximum tax rate accorded to long-term capital gains. If the holding period requirements are not satisfied, then a corporation may not be able to qualify for the dividends received deduction and would have taxable income equal to the entire dividend amount, and non-corporate U.S. Holders may be subject to tax on such dividend at regular ordinary income tax rates instead of the preferential rate that applies to qualified dividend income.

Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock.    Upon a sale or other taxable disposition of our common stock, a U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized and the U.S. Holder’s adjusted tax basis in the common stock. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for the common stock so disposed of exceeds one year. Long-term capital gains recognized by non-corporate U.S. Holders may be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.

Generally, the amount of gain or loss recognized by a U.S. Holder is an amount equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such disposition and (ii) the U.S. Holder’s adjusted tax basis in its common stock so disposed of. A U.S. Holder’s adjusted tax basis in its common stock generally will equal the U.S. Holder’s acquisition cost less any prior distributions treated as a return of capital.

Information Reporting and Backup Withholding.    In general, information reporting requirements may apply to dividends paid to a U.S. Holder and to the proceeds of the sale or other disposition of our common stock, unless the U.S. Holder is an exempt recipient. Backup withholding may apply to such payments if the U.S. Holder fails to provide a taxpayer identification number, a certification of exempt status or has been notified by the IRS that it is subject to backup withholding (and such notification has not been withdrawn).

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a credit against a U.S. Holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided the required information is timely furnished to the IRS.

Non-U.S. Holders

This section applies to you if you are a “Non-U.S. Holder.” As used herein, the term “Non-U.S. Holder” means a beneficial owner of our common stock who or that is for U.S. federal income tax purposes:

•        a non-resident alien individual (other than certain former citizens and residents of the United States subject to U.S. tax as expatriates);

•        a foreign corporation; or

•        an estate or trust that is not a U.S. Holder;

but generally does not include an individual who is present in the United States for 183 days or more in the taxable year of the disposition of our common stock. If you are such an individual, you should consult your tax advisor regarding the U.S. federal income tax consequences of the acquisition, ownership or sale or other disposition of our common stock.

Taxation of Distributions.    In general, any distributions we make to a Non-U.S. Holder of shares of our GCAC Class A common stock, to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes and, provided such dividends are not effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States, we will be required to withhold tax from the gross amount of the dividend at a rate of 30%, unless such Non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E). Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the Non-U.S. Holder’s adjusted tax basis in its shares of our common stock and, to the extent such distribution exceeds the Non-U.S. Holder’s adjusted tax basis, as gain realized from the sale or other disposition of the common stock, which will be treated as described under “Non-U.S. Holders — Gain on Sale, Taxable Exchange or Other Taxable Disposition of GCAC Class A Common Stock” below. In addition, if we determine that we are likely to be classified as a “United States real property holding corporation” (see “Non-U.S. Holders — Gain on Sale, Taxable Exchange or Other Taxable Disposition of GCAC Class A Common Stock” below), we generally will withhold 15% of any distribution that exceeds our current and accumulated earnings and profits.

The withholding tax generally does not apply to dividends paid to a Non-U.S. Holder who provides a Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States. Instead, the effectively connected dividends will be subject to regular U.S. federal income tax as if the Non-U.S. Holder were a U.S. resident, subject to an applicable income tax treaty providing otherwise. A corporate Non-U.S. Holder receiving effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of 30% (or a lower applicable treaty rate).

Gain on Sale, Taxable Exchange or Other Taxable Disposition of GCAC Class A Common Stock.    A Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax in respect of gain recognized on a sale, taxable exchange or other taxable disposition of our common stock unless:

•        the gain is effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States (and, under certain income tax treaties, is attributable to a United States permanent establishment or fixed base maintained by the Non-U.S. Holder); or

•        we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the Non-U.S. Holder held our common stock, and, in the case where shares of our common stock are regularly traded on an established securities market, the Non-U.S. Holder has owned, directly or constructively, more than 5% of our common stock at any time within the shorter of the five-year period preceding the disposition or such Non-U.S. Holder’s holding period for the shares of our common stock. There can be no assurance that our common stock will be treated as regularly traded on an established securities market for this purpose.

Unless an applicable treaty provides otherwise, gain described in the first bullet point above will be subject to tax at generally applicable U.S. federal income tax rates as if the Non-U.S. Holder were a U.S. resident. Any gains described in the first bullet point above of a Non-U.S. Holder that is a foreign corporation may also be subject to an additional “branch profits tax” imposed at a 30% rate (or lower treaty rate).

If the second bullet point above applies to a Non-U.S. Holder, gain recognized by such holder on the sale, exchange or other disposition of our common stock will be subject to tax at generally applicable U.S. federal income tax rates. In addition, a buyer of our common stock from such holder may be required to withhold U.S. federal income tax at a rate of 15% of the amount realized upon such disposition. We will be classified as a United States real property holding corporation if the fair market value of our “United States real property interests” equals or exceeds 50% of the sum of the fair market value of our worldwide real property interests plus our other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes. We do not expect to be a United States real property holding corporation immediately after the Business Combination is completed.

Information Reporting and Backup Withholding.    Information returns will be filed with the IRS in connection with payments of dividends and may be filed with respect to the proceeds from a sale or other disposition of shares of common stock. A Non-U.S. Holder may have to comply with certification procedures to establish that it is not a United States person in order to avoid information reporting and backup withholding requirements. The certification procedures required to claim a reduced rate of withholding under a treaty generally will satisfy the certification requirements necessary to avoid the backup withholding as well. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS.

FATCA Withholding Taxes.    Provisions commonly referred to as “FATCA” impose withholding of 30% on payments of dividends on our common stock to “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and certain other non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by United States persons of interests in or accounts with those entities) have been satisfied by, or an exemption applies to, the payee (typically certified as to by the delivery of a properly completed IRS Form W-8BEN-E). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

Under certain circumstances, a Non-U.S. Holder might be eligible for refunds or credits of such withholding taxes, and a Non-U.S. Holder might be required to file a U.S. federal income tax return to claim such refunds or credits. Thirty percent withholding under FATCA was scheduled to apply to payments of gross proceeds from the sale or other disposition of property that produces U.S.-source interest or dividends beginning on January 1, 2019, but on December 13, 2018, the IRS released proposed regulations that, if finalized in their proposed form, would eliminate the obligation to withhold on gross proceeds. Such proposed regulations also delayed withholding on certain other payments received from other foreign financial institutions that are allocable, as provided for under final Treasury regulations, to payments of U.S.-source dividends, and other fixed or determinable annual or periodic income. Although these proposed Treasury regulations are not final, taxpayers generally may rely on them until final Treasury regulations are issued. Prospective investors should consult their tax advisors regarding the effects of FATCA on their investment in our common stock.

PLAN OF DISTRIBUTION

Each Selling Securityholder (the “Selling Securityholders”) of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the principal trading market for such securities or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Securityholder may use any one or more of the following methods when selling securities:

•        ordinary brokerage transactions and transactions in which the broker-dealer solicits subscribers;

•        block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•        purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•        an exchange distribution in accordance with the rules of the applicable exchange;

•        privately negotiated transactions;

•        settlement of short sales;

•        in transactions through broker-dealers that agree with the Selling Securityholders to sell a specified number of such securities at a stipulated price per security;

•        in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

•        through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•        through a combination of any such methods of sale; or

•        any other method permitted pursuant to applicable law.

The Selling Securityholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Securityholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Securityholders (or, if any broker-dealer acts as agent for the Subscriber of securities, from the Subscriber) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the securities or interests therein, the Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Securityholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Securityholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Securityholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Securityholders has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities. The Company has agreed to indemnify the Selling Securityholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective until the earlier of (i) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect, (ii) they may be sold pursuant to Rule 144 without volume or manner-of-sale restrictions, as determined by the Company; or (iii) with respect to the PIPE Shares, it has been two years from the effectiveness of this prospectus. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Additionally, certain Cepton stockholders entered into Confidentiality and Lock-up Agreements, whereby              shares of GCAC securities will be locked-up following Closing, subject to (i) early release upon certain corporate transactions and (ii) certain limited permitted transfers where the recipient takes the shares subject to the restrictions in the Confidentiality and Lock-Up Agreement.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock or Private Placement Warrants for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Securityholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the common stock or Private Placement Warrants by the Selling Securityholders or any other person. We will make copies of this prospectus available to the Selling Securityholders and have informed them of the need to deliver a copy of this prospectus to each Subscriber at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

LEGAL MATTERS

Ellenoff Grossman & Schole LLP, New York, New York, has passed upon the validity of the securities offered by this prospectus and certain other legal matters related to this prospectus.

EXPERTS

The audited financial statements of GCAC as at March 31, 2021 and 2020 and for the years ended March 31, 2021 and March 31, 2020 included in this prospectus have been so included in reliance on a report of Marcum LLP, an independent registered public accounting firm, appearing elsewhere herein and are included in reliance on such report given upon such firm as experts in auditing and accounting.

The consolidated financial statements of Cepton Technologies, Inc. as of December 31, 2020 and 2019, and for each of the two-year period ended December 31, 2020, have been included herein in reliance upon the report of KPMG LLP, an independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

GCAC has filed a registration statement on Form S-1, including exhibits, under the Securities Act of 1933, as amended, with respect to the GCAC Class A common stock offered by this prospectus. This prospectus does not contain all of the information included in the registration statement. For further information pertaining to GCAC and its securities, you should refer to the registration statement and exhibits.

In addition, GCAC files annual, quarterly and current reports, prospectus and other information with the SEC. GCAC’s (or post the Business Combination, the Company’s) SEC filings are available to the public on a website maintained by the SEC located at www.sec.gov. Cepton also maintains a website at https://www.cepton.com/. Through our website, GCAC makes available, free of charge, annual, quarterly and current reports, prospectus and other information as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The information contained on, or that may be accessed through, GCAC’s website is not part of, and is not incorporated into, this prospectus.

INDEX TO FINANCIAL STATEMENTS

GROWTH CAPITAL ACQUISITION CORP.

CEPTON TECHNOLOGIES, INC. AND SUBSIDIARIES

Unaudited Interim Condensed Consolidated Financial Statements as of and
for the Six Months Ended June 30, 2021 and 2020

Consolidated Financial Statements December 31, 2020 and 2019

GROWTH CAPITAL ACQUISITION CORP.
CONDENSED BALANCE SHEETS

	June 30, 2021	March 31, 2021
	Unaudited
Assets:
Cash	$718,500	$749,737
Prepaid expenses	80,532	114,937
Total current assets	799,032	864,674
Investments held in Trust Account	172,511,739	172,505,514

Total assets	$173,310,771	$173,370,188

Liabilities and Shareholders’ Equity:

Accounts payable and accrued expenses	$73,550	$73,756
Total current liabilities	73,550	73,756

Warrant liabilities	8,607,750	7,141,500

Total liabilities	8,681,300	7,215,256

Commitments and Contingencies
Class A common stock subject to possible redemption; 15,962,947 and 16,115,493 shares at June 30, 2021 and March 31, 2021, respectively (at redemption value of $10.00 per share)	159,629,470	161,154,930

Shareholders’ equity:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; no shares issued and outstanding	—	—
Class A common stock, $0.0001 par value, 100,000,000 shares authorized, 1,287,053 and 1,134,507 shares (excluding 15,962,947 and 16,115,493 shares subject to possible redemption) issued and outstanding at June 30, 2021 and March 31, 2021, respectively	128	113
Class B common stock, $0.0001 par value, 10,000,000 shares authorized,4,312,500 shares issued and outstanding at June 30, 2021 and March 31, 2021	431	431
Additional paid-in capital	1,525,445	—
Retained earnings	3,473,997	4,999,458

Total shareholders’ equity	5,000,001	5,000,002

Total liabilities and shareholders’ equity	$173,310,771	$173,370,188

The accompanying notes are an integral part of these unaudited condensed financial statements.

GROWTH CAPITAL ACQUISITION CORP.
CONDENSED STATEMENTS OF OPERATIONS
(Unaudited)

	For the Three Months Ended June 30,
	2021	2020
General and administrative expenses	$66,638	$—
Loss from operations	(66,638)	—
Other income (loss):
Change in fair value of warrants	(1,466,250)	—
Interest income – operating account	1,202	—
Interest income – Trust Account	6,225	—
Net loss	$(1,525,461)	$—

Basic and diluted weighted average shares outstanding, Class A common stock subject to possible redemption	16,115,493	—

Basic and diluted net loss per share, Class A common stock subject to possible redemption	$0.00	$—

Basic and diluted weighted average shares outstanding, Class B common stock	5,447,007	3,750,000

Basic and diluted net loss per share, Class B common stock	$(0.28)	$—

The accompanying notes are an integral part of these unaudited condensed financial statements.

GROWTH CAPITAL ACQUISITION CORP.
CONDENSED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

	Common Stock				Additional Paid-In Capital	Accumulated Earnings (Deficit)	Total Shareholders’ Equity
	Class A		Class B
	Shares	Amount	Shares	Amount
Balance, March 31, 2020	—	$—	4,312,500	$431	$148,269	$(146,657)	$2,043
Net income	—	—	—	—	—	—	—
Balance, June 30, 2020 (Unaudited)	—	$—	4,312,500	$431	$148,269	$(146,657)	$2,043

Balance as of March 31, 2021	1,134,507	$113	4,312,500	$431	$—	$4,999,458	$5,000,002
Class A common stock subject to possible redemption	152,546	15	—	—	1,525,445	—	1,525,460
Net loss	—	—	—	—	—	(1,525,461)	(1,525,461)
Balance as of June 30, 2021 (Unaudited)	1,287,053	$128	4,312,500	$431	$1,525,445	$3,473,997	$5,000,001

The accompanying notes are an integral part of these unaudited condensed financial statements.

GROWTH CAPITAL ACQUISITION CORP.
CONDENSED STATEMENTS OF CASH FLOWS
(Unaudited)

	For the Three Months Ended June 30,
	2021	2020
Cash Flows from Operating Activities:
Net loss	$(1,525,461)	$—
Adjustments to reconcile net loss to net cash used in operating activities:
Interest earned on investment held in Trust Account	(6,225)	—
Change in fair value warrants	1,466,250	—
Changes in operating assets and liabilities:
Prepaid expenses	34,405	—
Accounts payable and accrued expenses	(206)
Net cash used in operating activities	(31,237)	—

Net Change in Cash	(31,237)	—
Cash – Beginning	749,737	—
Cash – Ending	$718,500	$—

Supplemental Disclosure of Non-cash Financing Activities:
Change in value of Class A common stock subject to possible redemption	$(1,525,460)	$—

The accompanying notes are an integral part of these unaudited condensed financial statements.

Growth Capital Acquisition Corp.
Notes to the Condensed Financial Statements

NOTE 1 — DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

Organization and General

Growth Capital Acquisition Corp. (the “Company”), a blank check company, was incorporated under the laws of the State of Delaware on January 4, 2010 under the name PinstripesNYS, Inc., and changed its name to its current name on February 14, 2020. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”).

The registration statements for the Company’s initial public offering (described below) were declared effective on January 29, 2021. On February 2, 2021, the Company consummated the initial public offering of 17,250,000 units (the “Units” and, with respect to the shares of Class A common stock included in the Units sold, the “Public Shares”), which includes the full exercise by the underwriter of its over-allotment option in the amount of 2,250,000 Units, at $10.00 per Unit, generating gross proceeds of $172,500,000, which is described in Note 4.

Simultaneously with the closing of the initial public offering, the Company consummated the sale of 5,175,000 warrants (each, a “Private Placement Warrant” and, collectively, the “Private Placement Warrants”) in a private placement to the Company’s sponsor, Growth Capital Sponsor LLC (the “Sponsor”), Nautilus Carriers LLC (“Nautilus”), an affiliate of our Co-Chief Executive Officers, and HB Strategies LLC (“HB Strategies”), an affiliate of Hudson Bay Capital Management LP (“Hudson Bay”) generating gross proceeds of $5,175,000, which is described in Note 5.

Transaction costs amounted to $4,296,946, consisting of $3,450,000 of underwriting fees, and $824,946 of other offering costs.

Although the Company is not limited to a particular industry or sector for the purpose of consummating a Business Combination, it intends to focus on industries that complement the Company’s management team’s background, and to capitalize on the ability of the Company’s management team to identify and acquire a business or businesses consistent with the experience of the Company’s management team and affiliates of Maxim Group LLC (“Maxim”), the representative of the underwriters in the Initial Public Offering.

As of June 30, 2021, the Company had not commenced any operations. All activity from January 4, 2010 (inception) through February 2, 2021 relates to the Company’s formation, its prior unconsummated initial public offering, and its initial public offering (the “Initial Public Offering” or “IPO”) described below. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income on cash and cash equivalents from the proceeds derived from the Initial Public Offering and will recognize changes in the fair value of warrant liability as other income (expense). The Company has selected March 31 as its fiscal year end.

The Trust Account

Following the closing of the IPO on February 2, 2021 and the exercise of Over-allotment Units simultaneously with the closing of the Initial Public Offering, an amount of $172,500,000 ($10.00 per Unit) from the net proceeds of the exercise of the Units in the IPO, the sale of the Private Placement Warrants, and the exercise of Over-allotment Units was placed in a trust account (“Trust Account”). The proceeds held in the Trust Account are substantially invested only in money market funds registered under the Investment Company Act of 1940, as amended and compliant with Rule 2a-7.

Except with respect to interest earned on the funds held in the Trust Account that may be released to the Company to pay its taxes, the proceeds from the IPO may not be released from the Trust Account until the earliest of: (i) the completion of the initial Business Combination; (ii) the redemption of any public shares properly tendered in connection with a stockholder vote to amend the Company’s amended and restated certificate of incorporation to modify the substance or timing of the Company’s obligation to redeem 100% of its public shares if it does not complete the initial Business Combination by August 2, 2022; or (iii) the redemption of all of the Company’s public shares if the Company is unable to complete the initial Business Combination by August 2, 2022 (at which such time up to

Growth Capital Acquisition Corp.
Notes to the Condensed Financial Statements

NOTE 1 — DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

$100,000 of interest shall be available to the Company to pay liquidation or dissolution expenses), subject to applicable law. The proceeds deposited in the Trust Account could become subject to the claims of the Company’s creditors, if any, which could have priority over the claims of the Company’s public stockholders.

Initial Business Combination

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the IPO, although substantially all of the net proceeds of the IPO and the Private Placement are intended to be generally applied toward consummating an initial Business Combination. The initial Business Combination must occur with one or more businesses or assets with a fair market value equal to at least 80% of the net assets held in the Trust Account (excluding the amount of the Business Combination Marketing Fee). There is no assurance that the Company will be able to successfully effect an initial Business Combination.

The Company, after signing a definitive agreement for an initial Business Combination, will provide its public stockholders’ with the opportunity to redeem all or a portion of their shares upon the completion of the initial Business Combination, either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. However, in no event will the Company redeem its public shares in an amount that would cause its net tangible assets, after payment of deferred underwriting commissions, to be less than $5,000,001. In such case, the Company would not proceed with the redemption of its public shares and the related initial Business Combination, and instead may search for an alternate initial Business Combination.

If the Company holds a stockholder vote or there is a tender offer for shares in connection with an initial Business Combination, a public stockholder will have the right to redeem its shares for an amount in cash equal to its pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the initial Business Combination, including interest, but less taxes payable. As a result, such shares of Class A common stock will be recorded at their redemption amount and classified as temporary equity, in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 480, “Distinguishing Liabilities from Equity.”

The Company will have until August 2, 2022 to complete a Business Combination. If the Company is unable to complete the initial Business Combination by August 2, 2022, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than ten business days thereafter redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest, but less taxes payable (less up to $100,000 of interest to pay liquidation or dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

Each of the Company’s Sponsor and Nautilus has agreed that it will be severally liable to the Company, on a pro rata basis based on the number of founder shares owned by them, if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company have entered into a written letter of intent, confidentiality or similar agreement or Business Combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per public share and (ii) the actual amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per share due to reductions in the value of the trust assets, less interest released to pay taxes, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under the Company’s indemnity of the underwriters of IPO against certain liabilities, including liabilities under the Securities Act. However, the Company has not asked its Sponsor or Nautilus to reserve for such indemnification obligations, nor has it independently verified whether the Sponsor or Nautilus have sufficient funds to satisfy such

Growth Capital Acquisition Corp.
Notes to the Condensed Financial Statements

NOTE 1 — DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

indemnity obligations and believe that the only assets of the Sponsor and Nautilus are securities of the Company. Therefore, the Company cannot assure you that the Sponsor or Nautilus would be able to satisfy those obligations. None of the Company’s officers or directors will indemnify the Company for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

The Sponsor, the Company’s officers and directors and certain initial stockholders have entered into a letter agreement with the Company, pursuant to which they agreed to waive their rights to liquidating distributions from the Trust Account with respect to any Founder Shares (as defined below) held by them if the Company fails to complete the initial Business Combination by August 2, 2022. However, if the Sponsor or any of the Company’s directors or officers acquires shares of Class A common stock in or after the IPO, they will be entitled to liquidating distributions from the Trust Account with respect to such shares if the Company fails to complete the initial Business Combination within the prescribed time period.

In the event of a liquidation, dissolution or winding up of the Company after an initial Business Combination, the Company’s remaining stockholders are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision is made for each class of stock, if any, having preference over the common stock.

The Company will provide its public stockholders with the opportunity to redeem all or a portion of their public shares upon the completion of the initial Business Combination at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the initial Business Combination, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its taxes, divided by the number of then outstanding public shares, subject to the limitations described herein. The amount in the Trust Account is initially anticipated to be $10.00 per public share. There will be no redemption rights upon the completion of the initial Business Combination with respect to the Company’s warrants. The Company’s Sponsor, officers, directors, and Nautilus have entered into a letter agreement with the Company, pursuant to which they have agreed to waive their redemption rights with respect to any founder shares held by them and any public shares they may acquire during or after the IPO in connection with the completion of the initial Business Combination or otherwise. HB Strategies has agreed to the foregoing terms except that it will not waive redemption rights with respect to its public shares.

The Company may require its public stockholders seeking to exercise their redemption rights, whether they are record holders or hold their shares in “street name,” to either tender their certificates to the Company’s transfer agent prior to the date set forth in the tender offer documents or proxy materials mailed to such holders, or up to two business days prior to the vote on the proposal to approve the initial Business Combination in the event the Company distributes proxy materials, or to deliver their shares to the transfer agent electronically using The Depository Trust Company’s DWAC (Deposit/Withdrawal At Custodian) System, at the holder’s option. The tender offer or proxy materials, as applicable, that the Company will furnish to holders of its public shares in connection with the initial Business Combination will indicate whether the Company is requiring public stockholders to satisfy such delivery requirements.

Liquidity and Capital Resources

At June 30, 2021, the Company had cash outside the Trust Account of $718,500 and a working capital of $725,482. All remaining cash held in the Trust Account is generally unavailable for the Company’s use prior to an initial business combination, and is restricted for use either in a Business Combination or to redeem common stock.

On February 2, 2021, the Company consummated its IPO (see Note 3) and Private Placement (See Note 4) and the underwriters fully exercised their Over-Allotment Option. Of the net proceeds from the IPO, exercise of the over-allotment option, and associated Private Placements, $172,500,000 of cash was placed in the Trust Account.

Growth Capital Acquisition Corp.
Notes to the Condensed Financial Statements

NOTE 1 — DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

Based on the foregoing, management believes that the Company will have sufficient working capital and borrowing capacity to meet its needs through the earlier of the consummation of a Business Combination or one year from the date the financial statements are issued. Over this time period, the Company will be using these funds for paying existing accounts payable, identifying and evaluating prospective initial Business Combination candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to merge with or acquire, and structuring, negotiating and consummating the Business Combination.

Risks and Uncertainties

Management is currently evaluating the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these condensed financial statements. The condensed financial statements does not include any adjustments that might result from the outcome of this uncertainty.

NOTE 2 — REVISION OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS

On July 19, 2021 the Company reported an incorrect amount to the Securities and Exchange Commission of its Form 10-K. The Company reported negative additional-paid in capital on its March 31, 2021 balance sheet and statement of changes in shareholders’ equity. Had the Company properly reported the information, the negative additional-paid in capital would have been reclassified to retained earnings. Total shareholders’ equity did not change.
	As Reported	Adjustment	As Adjusted
Audited Balance Sheet as of March 31, 2021
Additional paid in capital	$(3,115,509)	$3,115,509	$—
Retained earnings	$8,114,967	$(3,115,509)	$4,999,458
Total shareholders’ equity	$5,000,002	$—	$5,000,002

Audited Statement of Changes in Shareholders’ Equity as of March 31, 2021
Additional paid-in capital	$(3,115,509)	$3,115,509	$—
Retained earnings	$8,114,967	$(3,115,509)	$4,999,458
Total shareholders’ equity	$5,000,002	$—	$5,000,002

NOTE 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and in accordance with the instructions to Form 10-Q and Article 8 of Regulation S-X of the Securities and Exchange Commission (the “SEC”). Certain information or footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a complete presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying unaudited condensed financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented.

The accompanying unaudited condensed financial statements should be read in conjunction with the Company’s Annual report on Form 10-K, as filed with the SEC on July 19, 2021. The interim results for the three months ended June 30, 2021 are not necessarily indicative of the results to be expected for the year ending March 31, 2021 or for any future periods.

Growth Capital Acquisition Corp.
Notes to the Condensed Financial Statements

NOTE 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Emerging Growth Company

Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.

This may make comparison of the Company’s condensed financial statements with another public company, which is neither an emerging growth company nor an emerging growth company, and which has opted out of using the extended transition period, difficult or impossible because of the potential differences in accounting standards used.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of June 30, 2021 and 2020.

Investment Held in Trust Account

At June 30, 2021, the assets held in the Trust Account were held in cash and Money Market mutual funds.

As of June 30, 2021, investment in the Company’s Trust Account consisted of $919 in cash and $172,510,820 in Money Market mutual funds. Money Market funds are characterized as Level 1 investments within the fair value hierarchy under ASC 820 (as defined below).

Common Stock Subject to Possible Redemption

The Company accounts for its Class A common stock subject to possible redemption in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity”. Class A common stock subject to mandatory redemption is classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, common stock subject to possible redemption is presented as temporary equity, outside of the stockholders’ equity section of the Company’s balance sheet.

Use of Estimates

The preparation of condensed financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the condensed financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000. The Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Growth Capital Acquisition Corp.
Notes to the Condensed Financial Statements

NOTE 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under the FASB ASC 820, “Fair Value Measurement,” approximates the carrying amounts represented in the balance sheet, primarily due to their short term nature.

Fair Value Measurements

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

•        Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

•        Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•        Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

Warrant Liability

The Company evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with ASC Topic 815, “Derivatives and Hedging”. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value on the grant date and is then re-valued at each reporting date, with changes in the fair value reported in the statements of operations. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative liabilities are classified in the balance sheet as current or non-current based on whether or not net-cash settlement or conversion of the instrument could be required within 12 months of the balance sheet date.

The Company accounts for the warrants issued in connection with the IPO in accordance with the guidance contained in ASC 815-40. Such guidance provides that because the warrants do not meet the criteria for equity treatment thereunder, each warrant must be recorded as a liability. Accordingly, the Company classified each warrant as a liability at its fair value. This liability is subject to re-measurement at each reporting period. With each such re-measurement, the warrant liability will be adjusted to fair value, with the change in fair value recognized in the Company’s statement of operations. As of June 30, 2021 and 2020, there were 13,800,000 and 0 warrants outstanding, respectively.

Net Income Per Share

Net income per share is computed by dividing net income by the weighted average number of common stock outstanding during the period. The Company applies the two-class method in calculating earnings per share. Common Stock subject to possible redemption at June 30, 2021, which are not currently redeemable and are not redeemable at fair value, have been excluded from the calculation of basic net income per common share since such shares, if

Growth Capital Acquisition Corp.
Notes to the Condensed Financial Statements

NOTE 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

redeemed, only participate in their pro rata share of the Trust Account earnings. The calculation of diluted income per common stock does not consider the effect of the warrants issued in connection with the (i) IPO, (ii) exercise of over-allotment and (iii) Private Placement as such warrants were anti-dilutive. The warrants are exercisable to purchase 13,800,000 shares of Class A common stock in the aggregate.

The Company’s statement of operations includes a presentation of income per Class A common stock subject to possible redemption in a manner similar to the two-class method of income per common stock. Net income per common stock, basic and diluted, for redeemable Class A common stock is calculated by dividing the interest income earned on the Trust Account, by the weighted average number of redeemable Class A common stock outstanding since original issuance. Net income per common stock, basic and diluted, for non-redeemable Class B common stock is calculated by dividing the net income, adjusted for income attributable to redeemable Class B common stock, by the weighted average number of non-redeemable Class B common stock outstanding for the periods. Non-redeemable Class B common stock include the Founder Shares as these common stock does not have any redemption features and do not participate in the income earned on the Trust Account.
	For the Three Months Ended June 30,
	2021	2020
Redeemable Common Stock
Numerator: Earnings allocable to Redeemable Common Stock
Interest earned on marketable securities held in trust	$6,225	$—
Less: interest available to be withdrawn for payment of taxes	(6,225)	—
Net income allocable to shares subject to possible redemption	$—	$—
Denominator: Weighted Average Redeemable Common Stock	—
Redeemable Common Stock outstanding, Basic and Diluted	16,115,493
Basic and Diluted net income per Redeemable Common Share	$—	$—
Non-Redeemable Common Stock
Numerator: Net Loss less Redeemable Net Earnings
Net Loss	$(1,525,461)	$—
Redeemable Net Income	$(6,225)	$—
Non-Redeemable Net Loss	$(1,531,686)	$—
Denominator: Weighted Average Non-Redeemable Common Stock
Non-Redeemable Common Stock outstanding, Basic and Diluted	5,447,007	3,750,000
Basic and Diluted net income per Non-Redeemable Common Share	$(0.28)	$—

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under FASB ASC 740, “Income Taxes” (“ASC 740”). Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. There were no unrecognized tax benefits as of June 30, 2021. The Company’s management determined that the United States is the Company’s only major tax jurisdiction. The Company recognizes accrued interest and penalties related to

Growth Capital Acquisition Corp.
Notes to the Condensed Financial Statements

NOTE 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties for the period from June 30, 2021 and June 30, 2020. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

Recent Accounting Standards

Management does not believe that any recently issued, but not effective, accounting standards, if currently adopted, would have a material effect on the Company’s condensed financial statements.

NOTE 4 — PUBLIC OFFERING

Pursuant to the IPO, the Company sold 17,250,000 at an offering price of $10.00 per Unit, which included 2,250,000 units sold upon the full exercise by the underwriter of its over-allotment option, at $10.00 per Unit, generating gross proceeds of $172,500,000.

Each Unit consists of one share of the Company’s Class A common stock, $0.0001 par value, and one-half of one redeemable warrant, with each whole warrant exercisable for one share of Class A common stock (each, a “Warrant” and, collectively, the “Warrants” and, with respect to the warrants sold in the Private Placement, the “Private Placement Warrants”). Each whole Warrant entitles the holder thereof to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment.

Warrants

Warrants may only be exercised for a whole number of shares. No fractional Warrants will be issued upon separation of the Units and only whole Warrants will trade. The Warrants will become exercisable on the later of (a) 30 days after the completion of the initial Business Combination or (b) 12 months from the closing of the IPO; provided in each case that the Company has an effective registration statement under the Securities Act covering the shares of Class A common stock issuable upon exercise of the Warrants and a current prospectus relating to them is available (or the Company permits holders to exercise their Warrants on a cashless basis and such cashless exercise is exempt from registration under the Securities Act). The Company will agree that as soon as practicable, but in no event later than 15 business days, after the closing of the initial Business Combination, the Company will use its best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the shares of Class A common stock issuable upon exercise of the Warrants, to cause such registration statement to become effective within 60 business days after the closing of the initial Business Combination and to maintain a current prospectus relating to those shares of Class A common stock until the warrants expire or are redeemed, as specified in the warrant agreement. If the shares issuable upon exercise of the warrants are not registered under the Securities Act by the 60th business day after the closing of the initial Business Combination, the Company will be required to permit holders to exercise their warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if the Company’s Class A common stock is at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company elects, the Company will not be required to file or maintain in effect a registration statement, but the Company will use its best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

The warrants contain a tender or exchange offer that the Company’s management concluded do not qualify as an acceptable form of net cash settlement under the exception of ASC 815-40-25-8, because an event that is not within the entity’s control (tender offer) may result in a circumstance in which warrant holders would be entitled to cash while holders of the shares underlying the contract also would not receive cash (because a portion of their shares may not be subject to the tender offer). In a tender offer for less than all of the Company’s outstanding shares, the common stockholders may be restricted in the number of tendered shares that will be accepted for purchase. As such, the Company’s Public Warrants are reported as a derivative liability.

Growth Capital Acquisition Corp.
Notes to the Condensed Financial Statements

NOTE 4 — PUBLIC OFFERING (cont.)

The Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

The Company may call the Warrants for redemption (except with respect to the Private Placement Warrants):

•        in whole and not in part;

•        at a price of $0.01 per warrant;

•        upon a minimum of 30 days’ prior written notice of redemption (the “30-day redemption period”); and

•        if, and only if, the last sale price of the Class A common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrantholders.

•        If the Company calls the Warrants for redemption, management will have the option to require all holders that wish to exercise the Warrants to do so on a “cashless basis,” as described in the warrant agreement.

NOTE 5 — PRIVATE PLACEMENT

Simultaneously with the closing of the IPO, the Company consummated the sale of 5,175,000 Private Placement Warrant in a private placement to the Sponsor, Nautilus Carriers LLC and HB Strategies LLC generating gross proceeds of $5,175,000.

A portion of the purchase price of the Private Placement Warrants were added to the proceeds from the IPO held in the Trust Account. If the Initial Business Combination is not completed by August 2, 2022, the proceeds from the sale of the Private Placement Warrants held in the Trust Account will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless.

The Private Placement Warrants are identical to the Warrants underlying the Units sold in the IPO, except that the Private Placement Warrants and the shares of Class A common stock issuable upon exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of the initial Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be non-redeemable so long as they are held by the initial purchasers or such purchasers’ permitted transferees. If the Private Placement Warrants are held by someone other than the initial shareholders or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Warrants.

NOTE 6 — RELATED PARTY TRANSACTIONS

Founder Shares

On April 30, 2010, the Company sold 5,000,000 shares of the Company’s common stock, par value $0.0001 per share, to the Sponsor, at a purchase price of $25,000. On July 1, 2012, the Company issued 376,344 shares of the Company’s common stock to a third party as consideration for services performed. On February 24, 2020, the third party forfeited 257,649 shares of the Company’s common stock.

On February 24, 2020, the Company effectuated a recapitalization. Each outstanding share of the Company’s Common Stock became 0.8425 shares of Class B common stock, resulting in an aggregate of 4,312,500 Founder Shares outstanding and held by the Sponsor (up to 562,500 of which were subject to forfeiture if the underwriter’s over-allotment option was not exercised in full). All share and per-share amounts for periods and dates prior to December 2019 have been retroactively restated to reflect this split. Additionally, 75,000 shares of Class B Common Stock were transferred from the Sponsor to the Company’s three independent directors prior to the closing of the IPO.

Growth Capital Acquisition Corp.
Notes to the Condensed Financial Statements

NOTE 6 — RELATED PARTY TRANSACTIONS (cont.)

On August 14, 2020, the Sponsor forfeited an aggregate of 2,833,333 shares of Class B common stock to the Company for no consideration, and each of Nautilus and HB Strategies purchased from the Company 1,379,167 shares of Class B common stock for a purchase price of $2,043 (or an aggregate purchase price of $4,086).

On January 7, 2021, three initial stockholders of the Company forfeited an aggregate of 718,750 shares of Class B common stock at no cost, which the Company cancelled, resulting in an aggregate of 3,593,750 shares of Class B common stock outstanding and held by the Company’s initial stockholders.

On January 29, 2021, the Company effectuated a 1.2-for-1 forward stock split, resulting in an aggregate of 4,312,500 shares held by its initial stockholders (all share and per share amounts have been restated).

Holders of Founder Shares may also elect to convert their shares of Class B common stock into an equal number of shares of Class A common stock, subject to adjustment, at any time.

The Company’s initial stockholders, officers and directors have agreed, not to transfer, assign or sell any Founder Shares held by them until the earlier to occur of: (i) one year after the completion of the initial Business Combination, (ii) the last sale price of Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 60 days after the initial Business Combination, or (iii) the date following the completion of the initial Business Combination on which the Company completes a liquidation, merger, stock exchange, reorganization or other similar transaction that results in all of the public stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Administrative Fees

Commencing on January 29, 2021, the Company agreed to pay an affiliate of the Sponsor a total of $5,750 per month for office space, utilities and secretarial and administrative support. Upon completion of the initial Business Combination or the Company’s liquidation, the Company will cease paying these monthly fees. The Company incurred $17,250 in expenses in connection with such services for the three months ended June 30, 2021, as reflected in the accompanying statement of operations.

Notes Payable — Related Party

The Company issued promissory notes to certain initial stockholders of the Company, which allowed the Company to borrow up to $300,000 without interest to be used for a portion of the expenses of the IPO. All amounts due under the promissory notes were payable on the earlier of: (i) June 30, 2021 or (ii) the date on which the Company consummated its IPO. As of June 30, 2021 and 2020, there were no amounts outstanding under the promissory notes, respectively. The promissory notes were repaid from the proceeds of the IPO.

Related Party Loans

In order to finance transaction costs in connection with a Business Combination, the Sponsor and certain other initial stockholders of the Company may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into warrants of the post-Business Combination entity at a price of $1.00 per warrant. The warrants would be identical to the Private Placement Warrants.

Growth Capital Acquisition Corp.
Notes to the Condensed Financial Statements

Note 7 — RECURRING FAIR VALUE MEASUREMENTS

At June 30, 2021, the Company’s warrant liability was valued at $8,607,750. Under the guidance in ASC 815-40 the warrants do not meet the criteria for equity treatment. As such, the warrants must be recorded on the balance sheet at fair value. This valuation is subject to re-measurement at each balance sheet date. With each re-measurement, the warrant valuation will be adjusted to fair value, with the change in fair value recognized in the Company’s statement of operations.

The Company’s warrant liability for the Private Placement Warrants is based on a valuation model utilizing inputs from observable and unobservable markets with less volume and transaction frequency than active markets. The fair value of the Private Warrant liability classified within Level 3 of the fair value hierarchy.

The Company’s warrant liability for the Public Warrants is based on unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access. The fair value of the Public Warrant liability is classified within Level 1 of the fair value hierarchy.

Substantially all of the Company’s trust assets on the condensed balance sheet consist of U. S. Money Market funds which are classified as cash equivalents. Fair values of these investments are determined by Level 1 inputs utilizing quoted prices (unadjusted) in active markets for identical assets.

The following table presents information about the Company’s assets and liabilities that were measured at fair value on a recurring basis as of June 30, 2021, and indicates the fair value hierarchy of the valuation techniques the Company utilized to determine such fair value.
	Level 1	Level 2	Level 3
Assets:
Investments held in Trust Account-Money Market Mutual Funds	172,511,739	—	—
Liabilities
Warrant Liability – Public Warrants	$5,347,500	$—	$—
Warrant Liability – Private Warrants	—	—	3,260,250
	$5,347,500	$—	$3,260,250

The Private Warrants were valued using a Black Scholes Option Pricing Model and were considered to be a Level 3 fair value measurements due to the use of unobservable inputs. The Black Scholes Option Pricing Model’s primary unobservable input utilized in determining the fair value of the Private Warrants is the expected volatility of the common stock. The expected volatility as of the IPO date was derived from the post-merger announced publicly traded warrants for comparable SPAC companies as of the valuation date. The closing price of the Public Warrants was used to determine their fair value.

The key inputs used in the Black Scholes Option Pricing Model for the Private Warrants were as follows:
Input	June 30, 2021
Risk-free interest rate	1.0%
Expected term (years)	5.36
Expected volatility	11.9%
Stock Price	$9.70
Exercise price	$11.50
Dividend yield	—%

Growth Capital Acquisition Corp.
Notes to the Condensed Financial Statements

Note 7 — RECURRING FAIR VALUE MEASUREMENTS (cont.)

The following table sets forth a summary of the changes in the fair value of the Level 3 assets and liabilities measured at fair value for the three months ended June 30, 2021:
Private Warrants
Fair value as of March 31, 2021	$2,742,750
Change in fair value	517,500
Fair value as of June 30, 2021	$3,260,250

There were no transfers between levels 1, 2 and 3 for the three months end ended June 30, 2021.

NOTE 8 — COMMITMENTS

Registration Rights

The holders of the Founder Shares, Private Placement Warrants, shares of Class A common stock underlying the Private Placement Warrants, warrants issuable upon conversion of working capital loans (if any), and the shares of Class A common stock issuable upon exercise of or conversion of the foregoing are entitled to registration rights pursuant to certain registration rights agreements executed on January 29, 2021, requiring the Company to register such securities for resale (in the case of the initial shares, only after conversion to the Company’s Class A common stock). Certain holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to our completion of the Company’s initial Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”). The Company will bear the expenses incurred in connection with the filing of any such registration statements. Notwithstanding the foregoing, the Sponsor may not exercise its demand and “piggyback” registration rights after five (5) and (7) years, respectively, after the effective date of the registration statement filed in connection with the IPO and may not exercise its demand rights on more than one occasion. In addition, if Hudson Bay acquires units in the IPO and becomes an affiliate (as defined in the Securities Act) of us following such offering, the Company has agreed to file a registration statement following such offering to register the resale of the units (including the shares of Class A common stock and warrants included in the units) purchased by Hudson Bay (or its nominee) in the IPO. Pursuant to the Company’s registration rights agreement with its initial stockholders, the Company will be liable for certain liquidated damages for failure to honor such holders’ registration rights described herein. There is no defined maximum allowed amount of potential liquidated damages in the registration rights agreement with the Company’s initial stockholders. The Company’s registration rights agreement with its initial stockholders expires upon the earlier of (i) the tenth anniversary of the date it was executed or (ii) the date as of which (A) all of the registrable securities (as defined therein) have been sold pursuant to a registration statement or (B) with respect to any holder, such holder ceasing to hold registrable securities.

Business Combination Marketing Agreement

The Company has engaged Maxim Group LLC, an affiliate of its Sponsor, as advisors in connection with its initial Business Combination to assist it in arranging meetings with its stockholders to discuss a potential Business Combination and the target business’ attributes, introduce it to potential investors that may be interested in purchasing its securities, assist it in obtaining stockholder approval for its initial Business Combination and assist it with the preparation of press releases and public filings in connection with the initial Business Combination. The Company will pay Maxim Group LLC for such services upon the consummation of the initial Business Combination a cash fee in an amount equal to 3.5% of the gross proceeds of the IPO (exclusive of any applicable finders’ fees which might become payable) or $6,037,500. Pursuant to the terms of the Business Combination marketing agreement, no fee will be due if the Company does not complete an initial Business Combination.

Growth Capital Acquisition Corp.
Notes to the Condensed Financial Statements

NOTE 9 — SHAREHOLDERS’ EQUITY

Preferred Stock

The Company is authorized to issue 1,000,000 shares of preferred stock with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. At June 30, 2021 and 2020, there were no shares of preferred stock issued or outstanding.

Class A common stock — The Company is authorized to issue 100,000,000 shares of Class A common stock with a par value of $0.0001 per share. As of June 30, 2021 and 2020, there were 1,287,053 and 0 shares of Class A common stock issued or outstanding, excluding 15,962,947 and 0 shares subject to possible redemption.

Class B common stock — The Company is authorized to issue 10,000,000 shares of Class B common stock with a par value of $0.0001 per share. As of June 30, 2021 and 2020, there were 4,312,500 shares of Class B common stock issued or outstanding.

The shares of Class B common stock will automatically convert into shares of the Company’s Class A common stock at the time of an initial Business Combination or at any time prior thereto at the option of the holder on a one-for-one basis, subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations and the like, and subject to further adjustment as provided herein. In the case that additional shares of Class A common stock, or equity-linked securities, are issued or deemed issued in excess of the amounts sold in our initial public offering and related to the closing of the initial Business Combination, including pursuant to a specified future issuance, the ratio at which shares of Class B common stock shall convert into shares of Class A common stock will be adjusted (unless the holders of a majority of the outstanding shares of Class B common stock agree to waive such adjustment with respect to any such issuance or deemed issuance, including a specified future issuance) so that the number of shares of Class A common stock issuable upon conversion of all shares of Class B common stock will equal, in the aggregate, on an as-converted basis, 20% of the sum of the total number of all shares of common stock outstanding upon the completion of our initial public offering plus all shares of Class A common stock and equity-linked securities issued or deemed issued in connection with the initial Business Combination (excluding any shares or equity-linked securities issued, or to be issued, to any seller in the initial Business Combination, any private placement-equivalent warrants issued to the Sponsor or its affiliates upon conversion of loans made to us). If the Company enters into an initial Business Combination, it may (depending on the terms of such an initial Business Combination) be required to increase the number of shares of Class A common stock which the Company is authorized to issue at the same time as the Company’s stockholders vote on the initial Business Combination to the extent the Company seeks stockholder approval in connection with the initial Business Combination. Holders of the Company’s common stock are entitled to one vote for each share of common stock.

On February 24, 2020, the Company effectuated a recapitalization. Each outstanding share of the Company’s Common Stock became 0.8425 shares of Class B common stock, resulting in an aggregate of 4,312,500 Founder Shares outstanding. On August 14, 2020, the Sponsor forfeited an aggregate of 2,833,333 shares of Class B Common Stock to the Company, and each of Nautilus and HB Strategies purchased from the Company 1,379,167 shares of Class B Common Stock. In January 2021, three initial stockholders of the Company forfeited an aggregate of 718,750 shares of Class B common stock at no cost, which the Company cancelled, resulting in an aggregate of 3,593,750 founder shares outstanding and held by its initial stockholders. On January 29, 2021, the Company effectuated a 1.2-for-1 forward stock split, resulting in an aggregate of 4,312,500 Class B shares held by its initial stockholders.

Growth Capital Acquisition Corp.
Notes to the Condensed Financial Statements

NOTE 10 — SUBSEQUENT EVENTS

The Company has evaluated events that have occurred after the balance sheet up to the date the condensed financial statements were issued. The Company did not identify any subsequent events, other than as noted below, that would have required adjustment to or disclosure in the condensed financial statements.

On August 5, 2021, Growth Capital Acquisition Corp., a Delaware corporation (“GCAC”), and GCAC Merger Sub Inc., a Delaware corporation and newly formed wholly-owned subsidiary of GCAC (“Merger Sub”) entered into a Business Combination Agreement (the “Business Combination Agreement”) with Cepton Technologies, Inc., a Delaware corporation (“Cepton”). Pursuant to the Business Combination Agreement, upon the consummation of the transactions contemplated by the Business Combination Agreement, Merger Sub will merge with and into Cepton (the “Merger”) with Cepton continuing as the surviving corporation in the Merger and a wholly-owned subsidiary of GCAC.

Additionally, certain investors, including Koito Manufacturing Co., LTD., a current shareholder of Cepton, have committed to invest an aggregate of $58.5 million in Cepton’s business via the purchase of 5,850,000 shares of Class A Common Stock in a Private Investment in Public Equity (PIPE) offering at a purchase price of $10.00 per share, which is subject to the completion of, and will close simultaneously with, the business combination.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of
Growth Capital Acquisition Corp.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Growth Capital Acquisition Corp. (the “Company”) as of March 31, 2021 and 2020, the related statements of operations, changes in shareholders’ equity and cash flows for the years then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of March 31, 2021 and 2020, and the results of its operations and its cash flows for the two years then ended, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Marcum llp

Marcum llp

We have served as the Company’s auditor since 2019.

New York, NY
July 16, 2021

GROWTH CAPITAL ACQUISITION CORP.
BALANCE SHEETS

	March 31,
	2021	2020
Assets:
Cash	$749,737	$2,043
Prepaid expenses	114,937	20,000
Total current assets	864,674	22,043
Investments held in Trust Account	172,505,514	—

Total assets	$173,370,188	$22,043

Liabilities and Shareholders’ Equity:

Accounts payable and accrued expenses	$73,756	$20,000
Total current liabilities	73,756	20,000

Warrant liability	7,141,500	—

Total liabilities	7,215,256	20,000

Commitments Contingencies
Class A common stock subject to possible redemption ; 16,115,493 shares and 0 shares at March 31, 2021 and 2020, respectively (at redemption value of $10.00 per share)	161,154,930	—

Shareholders’ equity:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; no shares issued and outstanding	—	—
Class A common stock, $0.0001 par value, 100,000,000 shares authorized, 1,134,507 and 0 shares (excluding 16,115,493 and 0 shares subject to possible redemption) issued and outstanding at March 31, 2021 and 2020, respectively	113	—
Class B common stock, $0.0001 par value, 10,000,000 shares authorized,4,312,500 shares issued and outstanding at March 31, 2021 and 2020	431	431
Additional paid-in capital	(3,115,509)	148,269
Retained earnings (accumulated deficit)	8,114,967	(146,657)

Total shareholders’ equity	5,000,002	2,043

Total liabilities and shareholders’ equity	$173,370,188	$22,043

The accompanying notes are an integral part of the financial statements.

GROWTH CAPITAL ACQUISITION CORP.
STATEMENTS OF OPERATIONS

	For the Year Ended March 31,
	2021	2020
General and administrative expenses	$93,265	$9,683
Loss from operations	(93,265)	(9,683)
Other Income:
Warrant transaction costs	(292,875)	—
Excess value of UW warrants	(1,293,750)	—
Unrealized gain on FV changes of warrants	9,936,000	—
Provision for income taxes	—	32
Interest income and realized gain from sale of treasury securities	5,514	—
Net income (loss)	$8,261,624	$(9,715)

Basic and diluted weighted average shares outstanding, Class A common stock subject to possible redemption	2,404,988	—

Basic and diluted net income per share, Class A common stock subject to possible redemption	$0.00	$—

Basic and diluted weighted average shares outstanding, Class B common stock	4,648,608	3,750,000

Basic and diluted net income per share, Class B common stock	$1.78	$(0.00)

The accompanying notes are an integral part of the financial statements.

GROWTH CAPITAL ACQUISITION CORP.
STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

	Common Stock				Additional Paid-In Capital	Retained Earnings (Accumulated Deficit)	Total Shareholders’ Equity
	Class A		Class B
	Shares	Amount	Shares	Amount
Balance as of April 1, 2019	—	$—	4,312,500	$431	$139,269	$(136,942)	$2,758
Contribution from stockholder	—	—	—	—	9,000	—	9,000
Net loss	—	—	—	—	—	(9,715)	(9,715)
Balance as of March 31, 2020	—	$—	4,312,500	$431	$148,269	$(146,657)	$2,043

Sale of 17,250,000 Units on February 2, 2021, net of warrant liability	17,250,000	1,725	—	—	161,889,525	—	161,891,250
Offering costs charged to shareholders’ equity	—	—	—	—	(4,004,071)	—	(4,004,071)
Contribution from stockholder	—	—	—	—	4,086	—	4,086
Class A common stock subject to possible redemption	(16,115,493)	(1,612)	—	—	(161,153,318)	—	(161,154,930)
Net Income	—	—	—	—	—	8,261,624	$8,261,624
Balance as of March 31, 2021	1,134,507	$113	4,312,500	$431	$(3,115,509)	$8,114,967	5,000,002

The accompanying notes are an integral part of the financial statements.

GROWTH CAPITAL ACQUISITION CORP.
STATEMENTS OF CASH FLOWS

	For the Year Ended March 31,
	2021	2020
Cash Flows from Operating Activities:
Net income (loss)	$8,261,624	$(9,715)
Adjustments to reconcile net income to net cash used in operating activities:
Realized gain and interest earned on investment held in Trust Account	(5,514)	—
Warrant transaction costs	292,875	—
Excess value of UW warrants	1,293,750	—
Unrealized gain on Fair Value changes of warrants	(9,936,000)	—
Changes in operating assets and liabilities:
Prepaid expenses	(114,937)	—
Accounts payable and accrued expenses	53,756	—
Net cash used in operating activities	(154,446)	(9,715)

Cash Flows from Investing Activities:
Purchase of investments held in Trust Account	(172,500,000)	—
Net cash used in investing activities	(172,500,000)	—

Cash Flows from Financing Activities:
Proceeds from Initial Public Offering, net of underwriting fees	169,050,000	—
Borrowings from promissory note	135,325	—
Repayment of promissory note	(135,325)	—
Proceeds from private placement	5,175,000	—
Contribution from stockholder	4,086	9,000
Payments of offering costs	(826,946)	—
Net cash provided by financing activities	173,402,140	9,000

Net Change in Cash	747,694	(715)
Cash – Beginning	2,043	2,758
Cash – Ending	$749,737	$2,043

Supplemental cash flow information
Cash paid for income taxes	$—	$32

Supplemental Disclosure of Non-cash Financing Activities:
Value of Class A common stock subject to possible redemption at February 2, 2021	$151,176,360	$—
Change in value of Class A common stock subject to possible redemption	$9,978,570	$—
Initial classification of warrant liability	$17,077,500	$—
Deferred offering costs included in accrued offering costs	$—	$20,000

The accompanying notes are an integral part of the financial statements.

Growth Capital Acquisition Corp.
Notes to the Financial Statements

NOTE 1 — DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

Organization and General

Growth Capital Acquisition Corp. (the “Company”), a blank check company, was incorporated under the laws of the State of Delaware on January 4, 2010 under the name PinstripesNYS, Inc., and changed its name to its current name on February 14, 2020. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”).

The registration statements for the Company’s initial public offering (described below) were declared effective on January 29, 2021. On February 2, 2021, the Company consummated the initial public offering of 17,250,000 units (the “Units” and, with respect to the shares of Class A common stock included in the Units sold, the “Public Shares”), which includes the full exercise by the underwriter of its over-allotment option in the amount of 2,250,000 Units, at $10.00 per Unit, generating gross proceeds of $172,500,000, which is described in Note 4.

Simultaneously with the closing of the initial public offering, the Company consummated the sale of 5,175,000 warrants (each, a “Private Placement Warrant” and, collectively, the “Private Placement Warrants”) in a private placement to the Company’s sponsor, Growth Capital Sponsor LLC (the “Sponsor”), Nautilus Carriers LLC (“Nautilus”), an affiliate of our Co-Chief Executive Officers, and HB Strategies LLC (“HB Strategies”), an affiliate of Hudson Bay Capital Management LP (“Hudson Bay”) generating gross proceeds of $5,175,000, which is described in Note 5.

Transaction costs amounted to $4,296,946, consisting of $3,450,000 of underwriting fees, and $824,946 of other offering costs.

Although the Company is not limited to a particular industry or sector for the purpose of consummating a Business Combination, it intends to focus on industries that complement the Company’s management team’s background, and to capitalize on the ability of the Company’s management team to identify and acquire a business or businesses consistent with the experience of the Company’s management team and affiliates of Maxim Group LLC (“Maxim”), the representative of the underwriters in the Initial Public Offering.

As of March 31, 2021, the Company had not commenced any operations. All activity from January 4, 2010 (inception) through February 2, 2021 relates to the Company’s formation, its prior unconsummated initial public offering, and its initial public offering (the “Initial Public Offering” or “IPO”) described below. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income on cash and cash equivalents from the proceeds derived from the Initial Public Offering and will recognize changes in the fair value of warrant liability as other income (expense). The Company has selected March 31 as its fiscal year end.

The Trust Account

Following the closing of the IPO on February 2, 2021 and the sale of Over-allotment Units simultaneously with the closing of the Initial Public Offering, an amount of $172,500,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the IPO, the sale of the Private Placement Warrants, and the sale of Over-allotment Units was placed in a trust account (“Trust Account”). The proceeds held in the Trust Account will be invested only in U.S. government treasury bills with a maturity of 185 days or less or in money market funds registered under the Investment Company Act of 1940, as amended and compliant with Rule 2a-7 thereof that maintain a stable net asset value of $1.07.

Except with respect to interest earned on the funds held in the Trust Account that may be released to the Company to pay its taxes, the proceeds from the IPO may not be released from the Trust Account until the earliest of: (i) the completion of the initial Business Combination; (ii) the redemption of any public shares properly tendered in connection with a stockholder vote to amend the Company’s amended and restated certificate of incorporation to modify the substance or timing of the Company’s obligation to redeem 100% of its public shares if it does not complete the initial Business Combination by August 2, 2022; or (iii) the redemption of all of the Company’s public shares if the Company is unable to complete the initial Business Combination by August 2, 2022 (at which such time up to

Growth Capital Acquisition Corp.
Notes to the Financial Statements

NOTE 1 — DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

$100,000 of interest shall be available to the Company to pay liquidation or dissolution expenses), subject to applicable law. The proceeds deposited in the Trust Account could become subject to the claims of the Company’s creditors, if any, which could have priority over the claims of the Company’s public stockholders.

Initial Business Combination

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the IPO, although substantially all of the net proceeds of the IPO and the Private Placement are intended to be generally applied toward consummating an initial Business Combination. The initial Business Combination must occur with one or more businesses or assets with a fair market value equal to at least 80% of the net assets held in the Trust Account (excluding the amount of the Business Combination Marketing Fee). There is no assurance that the Company will be able to successfully effect an initial Business Combination.

The Company, after signing a definitive agreement for an initial Business Combination, will provide its public stockholders’ with the opportunity to redeem all or a portion of their shares upon the completion of the initial Business Combination, either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. However, in no event will the Company redeem its public shares in an amount that would cause its net tangible assets, after payment of deferred underwriting commissions, to be less than $5,000,001. In such case, the Company would not proceed with the redemption of its public shares and the related initial Business Combination, and instead may search for an alternate initial Business Combination.

If the Company holds a stockholder vote or there is a tender offer for shares in connection with an initial Business Combination, a public stockholder will have the right to redeem its shares for an amount in cash equal to its pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the initial Business Combination, including interest, but less taxes payable. As a result, such shares of Class A common stock will be recorded at their redemption amount and classified as temporary equity, in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 480, “Distinguishing Liabilities from Equity.”

The Company will have until August 2, 2022 to complete a Business Combination. If the Company is unable to complete the initial Business Combination by August 2, 2022, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than ten business days thereafter redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest, but less taxes payable (less up to $100,000 of interest to pay liquidation or dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

Each of the Company’s Sponsor and Nautilus has agreed that it will be severally liable to the Company, on a pro rata basis based on the number of founder shares owned by them, if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company have entered into a written letter of intent, confidentiality or similar agreement or Business Combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per public share and (ii) the actual amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per share due to reductions in the value of the trust assets, less interest released to pay taxes, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under the Company’s indemnity of the underwriters of IPO against certain liabilities, including liabilities under

Growth Capital Acquisition Corp.
Notes to the Financial Statements

NOTE 1 — DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

the Securities Act. However, the Company has not asked its Sponsor or Nautilus to reserve for such indemnification obligations, nor has it independently verified whether the Sponsor or Nautilus have sufficient funds to satisfy such indemnity obligations and believe that the only assets of the Sponsor and Nautilus are securities of the Company. Therefore, the Company cannot assure you that the Sponsor or Nautilus would be able to satisfy those obligations. None of the Company’s officers or directors will indemnify the Company for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

The Sponsor, the Company’s officers and directors and certain initial stockholders have entered into a letter agreement with the Company, pursuant to which they agreed to waive their rights to liquidating distributions from the Trust Account with respect to any Founder Shares (as defined below) held by them if the Company fails to complete the initial Business Combination by August 2, 2022. However, if the Sponsor or any of the Company’s directors or officers acquires shares of Class A common stock in or after the IPO, they will be entitled to liquidating distributions from the Trust Account with respect to such shares if the Company fails to complete the initial Business Combination within the prescribed time period.

In the event of a liquidation, dissolution or winding up of the Company after an initial Business Combination, the Company’s remaining stockholders are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision is made for each class of stock, if any, having preference over the common stock.

The Company will provide its public stockholders with the opportunity to redeem all or a portion of their public shares upon the completion of the initial Business Combination at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the initial Business Combination, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its taxes, divided by the number of then outstanding public shares, subject to the limitations described herein. The amount in the Trust Account is initially anticipated to be $10.00 per public share. There will be no redemption rights upon the completion of the initial Business Combination with respect to the Company’s warrants. The Company’s Sponsor, officers, directors, and Nautilus have entered into a letter agreement with the Company, pursuant to which they have agreed to waive their redemption rights with respect to any founder shares held by them and any public shares they may acquire during or after the IPO in connection with the completion of the initial Business Combination or otherwise. HB Strategies has agreed to the foregoing terms except that it will not waive redemption rights with respect to its public shares.

The Company may require its public stockholders seeking to exercise their redemption rights, whether they are record holders or hold their shares in “street name,” to either tender their certificates to the Company’s transfer agent prior to the date set forth in the tender offer documents or proxy materials mailed to such holders, or up to two business days prior to the vote on the proposal to approve the initial Business Combination in the event the Company distributes proxy materials, or to deliver their shares to the transfer agent electronically using The Depository Trust Company’s DWAC (Deposit/Withdrawal At Custodian) System, at the holder’s option. The tender offer or proxy materials, as applicable, that the Company will furnish to holders of its public shares in connection with the initial Business Combination will indicate whether the Company is requiring public stockholders to satisfy such delivery requirements.

Risks and Uncertainties

Management is currently evaluating the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of this financial statement. The financial statement does not include any adjustments that might result from the outcome of this uncertainty.

Growth Capital Acquisition Corp.
Notes to the Financial Statements

NOTE 2 — REVISION OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS

On April 12, 2021, the Staff of the SEC issued a statement entitled “Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies.” In the statement, the SEC Staff, among other things, highlighted potential accounting implications of certain terms that are common in warrants issued in connection with the initial public offerings of special purpose acquisition companies such as the Company.

The Company previously accounted for its outstanding Public Warrants and Private Placement Warrants (collectively, with the Public Warrants, the “Warrants”) issued in connection with its IPO as components of equity instead of as derivative liabilities. The warrant agreement governing the Warrants includes a provision that provides for potential changes to the settlement amounts dependent upon the characteristics of the holder of the warrant. In addition, the warrant agreement includes a provision that in the event of a tender or exchange offer made to and accepted by holders of more than 50% of the outstanding shares of a single class of common stock, all holders of the Warrants would be entitled to receive cash for their Warrants (the “tender offer provision”).

In connection with the audit of the Company’s financial statements for the period ended March 31, 2021, the Company’s management further evaluated the Warrants under Accounting Standards Codification (“ASC”) Subtopic 815-40, Contracts in Entity’s Own Equity. ASC Section 815-40-15 addresses equity versus liability treatment and classification of equity-linked financial instruments, including warrants, and states that a warrant may be classified as a component of equity only if, among other things, the warrant is indexed to the issuer’s common stock. Under ASC Section 815-40-15, a warrant is not indexed to the issuer’s common stock if the terms of the warrant require an adjustment to the exercise price upon a specified event and that event is not an input to the fair value of the warrant. Based on management’s evaluation, the Company’s audit committee, in consultation with management, concluded that the Company’s Private Placement Warrants are not indexed to the Company’s common stock in the manner contemplated by ASC Section 815-40-15 as described above. In addition, based on management’s evaluation, the Company’s audit committee, in consultation with management, concluded the tender offer provision included in the warrant agreement fails the “classified in stockholders’ equity” criteria as contemplated by ASC Section 815-40-25. As a result the company reclassified public and private placement warrants as derivative warrant liability at the date of issuance recorded at their fair values, with subsequent changes in their respective fair values recognized in the statement of operations at each reporting date.

The following summarizes the impact to the balance sheet dated February 2, 2021, filed on Form 8-K on February 9, 2021.
	As Previously Reported	Adjustment	As Revised
Balance Sheet at February 2, 2021
Warrant Liability	$—	$17,077,500	$17,077,500
Total Liabilities	214,710	17,077,500	17,077,500

Common stock subject to possible redemption	168,253,860	(17,077,500)	151,176,360
Class A common stock	42	171	213
Additional paid-in capital	6,925,294	1,586,454	5,338,840
Accumulated deficit	$(1,925,928)	$(1,586,625)	$(339,303)

NOTE 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statement of the Company is presented in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”).

Growth Capital Acquisition Corp.
Notes to the Financial Statements

NOTE 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Emerging Growth Company

Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.

This may make comparison of the Company’s financial statements with another public company, which is neither an emerging growth company nor an emerging growth company, and which has opted out of using the extended transition period, difficult or impossible because of the potential differences in accounting standards used.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of March 31, 2021 and 2020.

Investment Held in Trust Account

At March 31, 2021, the assets held in the Trust Account were held in cash, U.S. Treasury Bills and Money Market mutual funds. The Company classifies its United States Treasury Bills as held-to-maturity in accordance with FASB ASC Topic 320 “Investments — Debt and Equity Securities.” Held-to-maturity securities are those securities which the Company has the ability and intent to hold until maturity. Held-to-maturity treasury securities are recorded at amortized cost and adjusted for the amortization or accretion of premiums or discounts.

As of March 31, 2021, investment in the Company’s Trust Account consisted of $919 in cash, $86,253,272 in U.S. Treasury Bills and $86,251,323 in Money Market mutual funds. All of the U.S. Treasury Bills will mature on May 6, 2021. The Company considers all investments with original maturities of more than three months but less than one year to be short-term investments. The carrying value approximates the fair value due to its short-term maturity. The carrying value, excluding gross unrealized holding gain and fair value of held to maturity securities on March 31, 2021 are as follows:
	Carrying Value/ Amortized Cost	Amortization of Bond Discount	Gross Unrealized Gain	Fair Value as of March 31, 2021
U.S. Money Market Mutual Funds	$86,251,323	$—	$—	$86,251,323
U.S. Treasury Bills	86,253,272	4,167	1,898	86,255,170
	$172,504,595	$4,167	$1,898	$172,506,493

A decline in the market value of held-to-maturity securities below cost that is deemed to be other than temporary, results in an impairment that reduces the carrying costs to such securities’ fair value. The impairment is charged to earnings and a new cost basis for the security is established. To determine whether an impairment is other than temporary, the Company considers whether it has the ability and intent to hold the investment until a market price recovery and considers whether evidence indicating the cost of the investment is recoverable outweighs evidence to the contrary. Evidence considered in this assessment includes the reasons for the impairment, the severity and the duration of the impairment, changes in value subsequent to year-end, forecasted performance of the investee, and the general market condition in the geographic area or industry the investee operates in.

Growth Capital Acquisition Corp.
Notes to the Financial Statements

NOTE 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Premiums and discounts are amortized or accreted over the life of the related held-to-maturity security as an adjustment to yield using the effective-interest method. Such amortization and accretion is included in the “interest income” line item in the statements of operations. Interest income is recognized when earned.

Common Stock Subject to Possible Redemption

The Company accounts for its Class A common stock subject to possible redemption in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity”. Class A common stock subject to mandatory redemption is classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, common stock subject to possible redemption is presented as temporary equity, outside of the stockholders’ equity section of the Company’s balance sheet.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000. The Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under the FASB ASC 820, “Fair Value Measurement,” approximates the carrying amounts represented in the balance sheet, primarily due to their short term nature.

Fair Value Measurements

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

•        Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

•        Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

Growth Capital Acquisition Corp.
Notes to the Financial Statements

NOTE 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

•        Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

Warrant Liability

The Company evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with ASC Topic 815, “Derivatives and Hedging”. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value on the grant date and is then re-valued at each reporting date, with changes in the fair value reported in the statements of operations. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative liabilities are classified in the balance sheet as current or non-current based on whether or not net-cash settlement or conversion of the instrument could be required within 12 months of the balance sheet date.

The Company accounts for the warrants issued in connection with the IPO in accordance with the guidance contained in ASC 815-40. Such guidance provides that because the warrants do not meet the criteria for equity treatment thereunder, each warrant must be recorded as a liability. Accordingly, the Company classified each warrant as a liability at its fair value. This liability is subject to re-measurement at each reporting period. With each such re-measurement, the warrant liability will be adjusted to fair value, with the change in fair value recognized in the Company’s statement of operations. As of March 31, 2021 and 2020, there were 13,800,000 and 0 warrants outstanding, respectively.

Net Income Per Share

Net income per share is computed by dividing net income by the weighted average number of common stock outstanding during the period. The Company applies the two-class method in calculating earnings per share. Common Stock subject to possible redemption at March 31, 2021, which are not currently redeemable and are not redeemable at fair value, have been excluded from the calculation of basic net income per common share since such shares, if redeemed, only participate in their pro rata share of the Trust Account earnings. The calculation of diluted income per common stock does not consider the effect of the warrants issued in connection with the (i) IPO, (ii) exercise of over-allotment and (iii) Private Placement as such warrants were anti-dilutive. The warrants are exercisable to purchase 13,800,000 shares of Class A common stock in the aggregate.

The Company’s statement of operations includes a presentation of income per Class A common stock subject to possible redemption in a manner similar to the two-class method of income per common stock. Net income per common stock, basic and diluted, for redeemable Class A common stock is calculated by dividing the interest income earned on the Trust Account, by the weighted average number of redeemable Class A common stock outstanding since original issuance. Net income per common stock, basic and diluted, for non-redeemable Class B common stock is

Growth Capital Acquisition Corp.
Notes to the Financial Statements

NOTE 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

calculated by dividing the net income, adjusted for income attributable to redeemable Class B common stock, by the weighted average number of non-redeemable Class B common stock outstanding for the periods. Non-redeemable Class B common stock include the Founder Shares as these common stock does not have any redemption features and do not participate in the income earned on the Trust Account.
For the year ended March 31, 2021
Redeemable Common Stock
Numerator: Earnings allocable to Redeemable Common Stock
Interest earned on marketable securities held in trust	$5,514
Less: interest available to be withdrawn for payment of taxes	(5,514)
Net income allocable to shares subject to possible redemption	$—
Denominator: Weighted Average Redeemable Common Stock
Redeemable Common Stock outstanding, Basic and Diluted	2,360,836
Basic and Diluted net income per Redeemable Common Share	$0.00

Non-Redeemable Common Stock
Numerator: Net Income minus Redeemable Net Earnings
Net Income	$8,261,624
Redeemable Net Income	$(5,514)
Non-Redeemable Net Income	$8,256,110
Denominator: Weighted Average Non-Redeemable Common Stock
Non-Redeemable Common Stock outstanding, Basic and Diluted	4,645,499
Basic and Diluted net income per Non-Redeemable Common Share	$1.78

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under FASB ASC 740, “Income Taxes” (“ASC 740”). Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. There were no unrecognized tax benefits as of March 31, 2021. The Company’s management determined that the United States is the Company’s only major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties for the period from March 31, 2021 and March 31, 2020. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

Recent Accounting Standards

Management does not believe that any recently issued, but not effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.

Growth Capital Acquisition Corp.
Notes to the Financial Statements

NOTE 4 — PUBLIC OFFERING

Pursuant to the IPO, the Company sold 17,250,000 at an offering price of $10.00 per Unit, which included 2,250,000 units sold upon the full exercise by the underwriter of its over-allotment option, at $10.00 per Unit, generating gross proceeds of $172,500,000.

Each Unit consists of one share of the Company’s Class A common stock, $0.0001 par value, and one-half of one redeemable warrant, with each whole warrant exercisable for one share of Class A common stock (each, a “Warrant” and, collectively, the “Warrants” and, with respect to the warrants sold in the Private Placement, the “Private Placement Warrants”). Each whole Warrant entitles the holder thereof to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment.

Warrants

Warrants may only be exercised for a whole number of shares. No fractional Warrants will be issued upon separation of the Units and only whole Warrants will trade. The Warrants will become exercisable on the later of (a) 30 days after the completion of the initial Business Combination or (b) 12 months from the closing of the IPO; provided in each case that the Company has an effective registration statement under the Securities Act covering the shares of Class A common stock issuable upon exercise of the Warrants and a current prospectus relating to them is available (or the Company permits holders to exercise their Warrants on a cashless basis and such cashless exercise is exempt from registration under the Securities Act). The Company will agree that as soon as practicable, but in no event later than 15 business days, after the closing of the initial Business Combination, the Company will use its best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the shares of Class A common stock issuable upon exercise of the Warrants, to cause such registration statement to become effective within 60 business days after the closing of the initial Business Combination and to maintain a current prospectus relating to those shares of Class A common stock until the warrants expire or are redeemed, as specified in the warrant agreement. If the shares issuable upon exercise of the warrants are not registered under the Securities Act by the 60th business day after the closing of the initial Business Combination, the Company will be required to permit holders to exercise their warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if the Company’s Class A common stock is at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company elects, the Company will not be required to file or maintain in effect a registration statement, but the Company will use its best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

The warrants contain a tender or exchange offer that the Company’s management concluded do not qualify as an acceptable form of net cash settlement under the exception of ASC 815-40-25-8, because an event that is not within the entity’s control (tender offer) may result in a circumstance in which warrant holders would be entitled to cash while holders of the shares underlying the contract also would not receive cash (because a portion of their shares may not be subject to the tender offer). In a tender offer for less than all of the Company’s outstanding shares, the common stockholders may be restricted in the number of tendered shares that will be accepted for purchase. As such, the Company’s Public Warrants are reported as a derivative liability.

The Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

The Company may call the Warrants for redemption (except with respect to the Private Placement Warrants):

•        in whole and not in part;

•        at a price of $0.01 per warrant;

Growth Capital Acquisition Corp.
Notes to the Financial Statements

NOTE 4 — PUBLIC OFFERING (cont.)

•        upon a minimum of 30 days’ prior written notice of redemption (the “30-day redemption period”); and

•        if, and only if, the last sale price of the Class A common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrantholders.

•        If the Company calls the Warrants for redemption, management will have the option to require all holders that wish to exercise the Warrants to do so on a “cashless basis,” as described in the warrant agreement.

NOTE 5 — PRIVATE PLACEMENT

Simultaneously with the closing of the IPO, the Company consummated the sale of 5,175,000 Private Placement Warrant in a private placement to the Sponsor, Nautilus Carriers LLC and HB Strategies LLC generating gross proceeds of $5,175,000.

A portion of the purchase price of the Private Placement Warrants were added to the proceeds from the IPO held in the Trust Account. If the Initial Business Combination is not completed by August 2, 2022, the proceeds from the sale of the Private Placement Warrants held in the Trust Account will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless.

The Private Placement Warrants are identical to the Warrants underlying the Units sold in the IPO, except that the Private Placement Warrants and the shares of Class A common stock issuable upon exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of the initial Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be non-redeemable so long as they are held by the initial purchasers or such purchasers’ permitted transferees. If the Private Placement Warrants are held by someone other than the initial shareholders or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Warrants.

NOTE 6 — RELATED PARTY TRANSACTIONS

Founder Shares

On April 30, 2010, the Company sold 5,000,000 shares of the Company’s common stock, par value $0.0001 per share, to the Sponsor, at a purchase price of $25,000. On July 1, 2012, the Company issued 376,344 shares of the Company’s common stock to a third party as consideration for services performed. On February 24, 2020, the third party forfeited 257,649 shares of the Company’s common stock.

On February 24, 2020, the Company effectuated a recapitalization. Each outstanding share of the Company’s Common Stock became 0.8425 shares of Class B common stock, resulting in an aggregate of 4,312,500 Founder Shares outstanding and held by the Sponsor (up to 562,500 of which were subject to forfeiture if the underwriter’s over-allotment option was not exercised in full). All share and per-share amounts for periods and dates prior to December 2019 have been retroactively restated to reflect this split. Additionally, 75,000 shares of Class B Common Stock were transferred from the Sponsor to the Company’s three independent directors prior to the closing of the IPO.

On August 14, 2020, the Sponsor forfeited an aggregate of 2,833,333 shares of Class B common stock to the Company for no consideration, and each of Nautilus and HB Strategies purchased from the Company 1,379,167 shares of Class B common stock for a purchase price of $2,043 (or an aggregate purchase price of $4,086).

Growth Capital Acquisition Corp.
Notes to the Financial Statements

NOTE 6 — RELATED PARTY TRANSACTIONS (cont.)

On January 7, 2021, three initial stockholders of the Company forfeited an aggregate of 718,750 shares of Class B common stock at no cost, which the Company cancelled, resulting in an aggregate of 3,593,750 shares of Class B common stock outstanding and held by the Company’s initial stockholders.

On January 29, 2021, the Company effectuated a 1.2-for-1 forward stock split, resulting in an aggregate of 4,312,500 shares held by its initial stockholders (all share and per share amounts have been restated).

Holders of Founder Shares may also elect to convert their shares of Class B common stock into an equal number of shares of Class A common stock, subject to adjustment, at any time.

The Company’s initial stockholders, officers and directors have agreed, not to transfer, assign or sell any Founder Shares held by them until the earlier to occur of: (i) one year after the completion of the initial Business Combination, (ii) the last sale price of Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 60 days after the initial Business Combination, or (iii) the date following the completion of the initial Business Combination on which the Company completes a liquidation, merger, stock exchange, reorganization or other similar transaction that results in all of the public stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Administrative Fees

Commencing on January 29, 2021, the Company agreed to pay an affiliate of the Sponsor a total of $5,750 per month for office space, utilities and secretarial and administrative support. Upon completion of the initial Business Combination or the Company’s liquidation, the Company will cease paying these monthly fees. The Company incurred $12,056 in expenses in connection with such services for the period from January 29, 2021 (“Listing Date”) to March 31, 2021, as reflected in the accompanying statement of operations.

Notes Payable — Related Party

The Company issued promissory notes to certain initial stockholders of the Company, which allowed the Company to borrow up to $300,000 without interest to be used for a portion of the expenses of the IPO. All amounts due under the promissory notes were payable on the earlier of: (i) March 31, 2021 or (ii) the date on which the Company consummated its IPO. As of March 31, 2021 and 2020, there were no amounts outstanding under the promissory notes, respectively. The promissory notes were repaid from the proceeds of the IPO.

Related Party Loans

In order to finance transaction costs in connection with a Business Combination, the Sponsor and certain other initial stockholders of the Company may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into warrants of the post-Business Combination entity at a price of $1.00 per warrant. The warrants would be identical to the Private Placement Warrants.

Growth Capital Acquisition Corp.
Notes to the Financial Statements

Note 7 — FAIR VALUE MEASUREMENTS

As of March 31, 2021, investment securities in the Company’s Trust Account consisted of $86,255,170 in U.S. Treasury Bills and $86,255,170 in Money Market mutual funds.. The following table presents information about the Company’s assets and liabilities that were measured at fair value on a recurring basis as of March 31, 2021, and indicates the fair value hierarchy of the valuation techniques the Company utilized to determine such fair value.
	March 31, 2021	(Level 1)	(Level 2)		(Level 3)
Assets:
Investments held in Trust Account-Money Market Mutual Funds	86,251,323	86,251,323
Cash and Investments held in Trust Account-Treasury Bills	86,255,170	86,255,170
	172,506,493	172,506,493
Liabilities
Warrant Liability – Public Warrants	$4,398,750	$4,398,750		$—	$—
Warrant Liability – Private Warrants	2,742,750	—		—	2,742,750
	$7,141,500	$4,398,750	$		$2,742,750

At March 31, 2020, the Company did not have any assets or liabilities that were measured at fair value on a recurring basis.

The Private Warrants were initially valued using a Black Scholes Option Pricing Model and were considered to be a Level 3 fair value measurements due to the use of unobservable inputs. The Black Scholes Option Pricing Model’s primary unobservable input utilized in determining the fair value of the Private Warrants is the expected volatility of the common stock. The expected volatility as of the IPO date was derived from the post-merger announced publicly traded warrants for comparable SPAC companies as of the valuation date. A Monte Carlo Simulation Method was used in estimating the fair value of the public warrants for periods where no observable traded price was available, using the same expected volatility as was used in measuring the fair value of the Private Warrants. For periods subsequent to the detachment of the warrants from the Units, including March 31, 2021, the closing price of the public warrants was used as the fair value as of each relevant date.

The key inputs used in the Black Scholes Option Pricing Model for the Private Warrants were as follows:
Input	March 31, 2021
Risk-free interest rate	1.2%
Expected term (years)	5.58
Expected volatility	10.0%
Stock Price	$9.70
Exercise price	$11.50
Dividend yield	0.0%

Growth Capital Acquisition Corp.
Notes to the Financial Statements

Note 7 — FAIR VALUE MEASUREMENTS (cont.)

The following table sets forth a summary of the changes in the fair value of the Level 3 assets and liabilities measured at fair value for the year ended March 31, 2021:
	Warrant Liability	Private Warrants	Public Warrants
Fair value as of April 1, 2020	$—	$—	$—
Initial fair value of warrant liability upon issuance at IPO on February 2, 2021	17,077,500	6,468,750	10,608,750
Public warrants reclassified to level 1	—	—	(4,398,750)
Change in fair value	(9,936,000)	(3,726,000)	(6,210,000)
Fair value as of March 31, 2021	$7,141,500	$2,742,750	$—

Transfers to/from Levels 1, 2 and 3 are recognized at the end of the reporting period. There were no other transfers between levels for the year ended March 31, 2021, except that the public warrants transferred from Level 3 to Level 1.

NOTE 8 — COMMITMENTS

Registration Rights

The holders of the Founder Shares, Private Placement Warrants, shares of Class A common stock underlying the Private Placement Warrants, warrants issuable upon conversion of working capital loans (if any), and the shares of Class A common stock issuable upon exercise of or conversion of the foregoing are entitled to registration rights pursuant to certain registration rights agreements executed on January 29, 2021, requiring the Company to register such securities for resale (in the case of the initial shares, only after conversion to the Company’s Class A common stock). Certain holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to our completion of the Company’s initial Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”). The Company will bear the expenses incurred in connection with the filing of any such registration statements. Notwithstanding the foregoing, the Sponsor may not exercise its demand and “piggyback” registration rights after five (5) and (7) years, respectively, after the effective date of the registration statement filed in connection with the IPO and may not exercise its demand rights on more than one occasion. In addition, if Hudson Bay acquires units in the IPO and becomes an affiliate (as defined in the Securities Act) of us following such offering, the Company has agreed to file a registration statement following such offering to register the resale of the units (including the shares of Class A common stock and warrants included in the units) purchased by Hudson Bay (or its nominee) in the IPO. Pursuant to the Company’s registration rights agreement with its initial stockholders, the Company will be liable for certain liquidated damages for failure to honor such holders’ registration rights described herein. There is no defined maximum allowed amount of potential liquidated damages in the registration rights agreement with the Company’s initial stockholders. The Company’s registration rights agreement with its initial stockholders expires upon the earlier of (i) the tenth anniversary of the date it was executed or (ii) the date as of which (A) all of the registrable securities (as defined therein) have been sold pursuant to a registration statement or (B) with respect to any holder, such holder ceasing to hold registrable securities.

Business Combination Marketing Agreement

The Company has engaged Maxim Group LLC, an affiliate of its Sponsor, as advisors in connection with its initial Business Combination to assist it in arranging meetings with its stockholders to discuss a potential Business Combination and the target business’ attributes, introduce it to potential investors that may be interested in purchasing its securities, assist it in obtaining stockholder approval for its initial Business Combination and assist it with the

Growth Capital Acquisition Corp.
Notes to the Financial Statements

NOTE 8 — COMMITMENTS (cont.)

preparation of press releases and public filings in connection with the initial Business Combination. The Company will pay Maxim Group LLC for such services upon the consummation of the initial Business Combination a cash fee in an amount equal to 3.5% of the gross proceeds of the IPO (exclusive of any applicable finders’ fees which might become payable) or $6,037,500. Pursuant to the terms of the Business Combination marketing agreement, no fee will be due if the Company does not complete an initial Business Combination.

NOTE 9 — STOCKHOLDERS’ EQUITY

Preferred Stock

The Company is authorized to issue 1,000,000 shares of preferred stock with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. At March 31, 2021 and 2020, there were no shares of preferred stock issued or outstanding.

Class A common stock — The Company is authorized to issue 100,000,000 shares of Class A common stock with a par value of $0.0001 per share. As of March 31, 2021 and 2020, there were 1,134,507, and 0 shares of Class A common stock issued or outstanding, excluding 16,115,493 and 0 shares subject to possible redemption.

Class B common stock — The Company is authorized to issue 10,000,000 shares of Class B common stock with a par value of $0.0001 per share. As of March 31, 2021 and 2020, there were 4,312,500 shares of Class B common stock issued or outstanding.

The shares of Class B common stock will automatically convert into shares of the Company’s Class A common stock at the time of an initial Business Combination or at any time prior thereto at the option of the holder on a one-for-one basis, subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations and the like, and subject to further adjustment as provided herein. In the case that additional shares of Class A common stock, or equity-linked securities, are issued or deemed issued in excess of the amounts sold in our initial public offering and related to the closing of the initial Business Combination, including pursuant to a specified future issuance, the ratio at which shares of Class B common stock shall convert into shares of Class A common stock will be adjusted (unless the holders of a majority of the outstanding shares of Class B common stock agree to waive such adjustment with respect to any such issuance or deemed issuance, including a specified future issuance) so that the number of shares of Class A common stock issuable upon conversion of all shares of Class B common stock will equal, in the aggregate, on an as-converted basis, 20% of the sum of the total number of all shares of common stock outstanding upon the completion of our initial public offering plus all shares of Class A common stock and equity-linked securities issued or deemed issued in connection with the initial Business Combination (excluding any shares or equity-linked securities issued, or to be issued, to any seller in the initial Business Combination, any private placement-equivalent warrants issued to the Sponsor or its affiliates upon conversion of loans made to us). If the Company enters into an initial Business Combination, it may (depending on the terms of such an initial Business Combination) be required to increase the number of shares of Class A common stock which the Company is authorized to issue at the same time as the Company’s stockholders vote on the initial Business Combination to the extent the Company seeks stockholder approval in connection with the initial Business Combination. Holders of the Company’s common stock are entitled to one vote for each share of common stock.

On February 24, 2020, the Company effectuated a recapitalization. Each outstanding share of the Company’s Common Stock became 0.8425 shares of Class B common stock, resulting in an aggregate of 4,312,500 Founder Shares outstanding. On August 14, 2020, the Sponsor forfeited an aggregate of 2,833,333 shares of Class B Common Stock to the Company, and each of Nautilus and HB Strategies purchased from the Company 1,379,167 shares of Class B Common Stock. In January 2021, three initial stockholders of the Company forfeited an aggregate of 718,750 shares of Class B common stock at no cost, which the Company cancelled, resulting in an aggregate of 3,593,750 founder shares outstanding and held by its initial stockholders. On January 29, 2021, the Company effectuated a 1.2-for-1 forward stock split, resulting in an aggregate of 4,312,500 Class B shares held by its initial stockholders.

Growth Capital Acquisition Corp.
Notes to the Financial Statements

Note 10 — Income Tax

The income tax provision consists of the following:
	March 31, 2021	March 31, 2020
Federal
Current	$—
Deferred	(18,428)	(2,033)

State
Current	—	32
Deferred	—
Change in valuation allowance	18,428	2,033
Income tax provision	$—	32

The Company’s net deferred tax assets are as follows:
	March 31, 2021	March 31, 2020
Deferred tax asset

Net operating loss carryforwards	57,578	39,150
Total deferred tax asset	57,578	39,150
Valuation allowance	(57,578)	(39,150)
Deferred tax asset, net of allowance	$—

As of March 31, 2021 the Company had $254,433 of U.S. federal net operating loss carryovers available to offset future taxable, of which 125,594 begin to expire in 2031 and 128,839 do not expire and $80,757 of state and local net operating loss carryforward which begin to expire in 2036.

In assessing the realization of the deferred tax assets, management considers whether it is more likely than not that some portion of all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. After consideration of all of the information available, management believes that significant uncertainty exists with respect to future realization of the deferred tax assets and has therefore established a full valuation allowance. For the periods ended March 31, 2021 and March 31, 2020, the valuation allowance increased $18,428 and $2,033, respectively.

A reconciliation of the federal income tax rate to the Company’s effective tax rate at March 31, 2021 is as follows:
Statutory federal income tax rate	21.0%	21.0%
State tax provision net of federal benefit	(0.0)	(0.3)
Change in FV of warrant liability	(21.9)
Transaction costs associated with the issuance of warrants	0.7
Change in valuation allowance	0.2	(21.0)
Income tax provision	—%	(0.3)%

The Company files income tax returns in the U.S. federal jurisdiction in various state and local jurisdictions and is subject to examination by the various taxing authorities for years after 2016.

Growth Capital Acquisition Corp.
Notes to the Financial Statements

NOTE 11 — SUBSEQUENT EVENTS

The Company has evaluated events that have occurred after the balance sheet up to the date the financial statements were issued. The Company did not identify any subsequent events that would have required adjustment to or disclosure in the financial statements.

CEPTON TECHNOLOGIES, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands, except share data)
(unaudited)

	June 30, 2021	December 31, 2020
ASSETS
Current assets:
Cash and cash equivalents	$12,400	$11,312
Short-term investments	13,041	32,058
Accounts receivable	372	285
Inventories	3,007	3,394
Prepaid expenses and other current assets	3,723	1,134
Total current assets	32,543	48,183
Property and equipment, net	384	457
Other Assets	373	94
Total assets	$33,300	$48,734
LIABILITIES, CONVERTIBLE PREFERRED STOCK, AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$887	$1,214
Accrued expenses and other current liabilities	2,700	1,565
Current portion of debt	1,121	—
Total current liabilities	4,708	2,779
Long-term debt	—	1,121
Other long-term liabilities	1,217	1,293
Total liabilities	5,925	5,193
Commitments and contingencies (Note 13)
Convertible preferred stock – Par value $0.00001 per share – 22,806,009 shares authorized at June 30, 2021 and December 31, 2020; 21,671,491 shares issued and outstanding at June 30, 2021 and December 31, 2020; (aggregate liquidation preference of $96.7 million)	99,470	99,470
Stockholders’ deficit:
Common stock – Par value $0.00001 per share – 75,000,000 shares authorized at June 30, 2021 and December 31, 2020; 27,412,984 and 27,184,882 shares issued and outstanding at June 30, 2021 and December 31, 2020	—	—
Class F stock – Par value $0.00001 per share – 8,402,000 shares authorized at June 30, 2021 and December 31, 2020; 8,372,143 shares issued and outstanding at June 30, 2021 and December 31, 2020	—	—
Additional paid-in capital	4,697	2,286
Accumulated other comprehensive income	(34)	(18)
Accumulated deficit	(76,758)	(58,197)
Total stockholders’ deficit	(72,095)	(55,929)
TOTAL LIABILITIES, CONVERTIBLE PREFERRED STOCK, AND STOCKHOLDERS’ DEFICIT	$33,300	$48,734

See accompanying notes to the unaudited condensed consolidated financial statements

CEPTON TECHNOLOGIES, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations and Comprehensive Loss
(in thousands, except share and per share data)
(unaudited)

	Six Months Ended June 30,
	2021	2020
Revenue	$1,333	$810
Cost of revenue	2,436	1,760
Gross Profit (Loss)	(1,103)	(950)

Operating expenses:
Research and development	10,990	4,737
Selling, general and administrative	6,473	3,137
Total operating expenses	17,463	7,874
Operating loss	(18,566)	(8,824)
Other income (expense), net	2	(181)
Interest income, net	14	107
Loss before income taxes	(18,550)	(8,898)
Provision for income taxes	(11)	(14)
Net loss	$(18,561)	$(8,912)

Net loss per share, basic and diluted	$(0.68)	$(0.33)
Weighted-average shares used in computing net loss per share, basic and diluted	27,314,638	27,051,233

Net loss	$(18,561)	$(8,912)
Other comprehensive loss, net of tax:
Changes in unrealized gain on available-for-sale securities	(4)	4
Foreign currency translation adjustments	(12)	(4)
Total other comprehensive loss, net of tax	(16)	—
Comprehensive loss	$(18,577)	$(8,912)

See accompanying notes to the unaudited condensed consolidated financial statements

CEPTON TECHNOLOGIES, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Convertible Preferred Stock and Stockholders’ Deficit
(In thousands, except share and per share data)
(unaudited)

	Convertible Preferred Stock		For the Six Months Ended June 30, 2021				Additional Paid-in Capital	Accumulated Other Comprehensive Gain (Loss)	Accumulated Deficit	Total Stockholders’ Deficit
			Common Stock		Class F Stock
	Shares	Amount	Shares	Amount	Shares	Amount
Balance – December 31, 2020 (Audited)	21,671,491	$99,470	27,184,882	$—	8,372,143	$—	$2,286	$(18)	$(58,197)	$(55,929)
Issuance of common stock upon exercise of stock options	—	—	228,102	—	—	—	334	—	—	334
Stock-based compensation	—	—	—		—	—	2,077	—	—	2,077
Unrealized gain on available-for-sale, net of tax	—	—	—	—	—	—	—	(4)	—	(4)
Foreign currency translation adjustment	—	—	—	—	—	—	—	(12)	—	(12)
Net loss	—	—	—	—	—	—	—	—	(18,561)	(18,561)
Balance – June 30, 2021 (Unaudited)	21,671,491	$99,470	27,412,984	$—	8,372,143	$—	$4,697	$(34)	$(76,758)	$(72,095)

See accompanying notes to the unaudited condensed consolidated financial statements

CEPTON TECHNOLOGIES, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Convertible Preferred Stock and Stockholders’ Deficit — (Continued)
(In thousands, except share and per share data)
(unaudited)

	Convertible Preferred Stock		For the Six Months Ended June 30, 2020				Additional Paid-in Capital	Accumulated Other Comprehensive Gain (Loss)	Accumulated Deficit	Total Stockholders’ Deficit
			Common Stock		Class F Stock
	Shares	Amount	Shares	Amount	Shares	Amount
Balance – December 31, 2019 (Audited)	15,342,075	$46,847	27,004,791	$—	8,402,000	$—	$1,336	$(10)	$(38,563)	$(37,237)
Issuance of Series C convertible preferred stock in exchange for cash, net of issuance costs	6,299,559	52,623	—	—	—	—	—	—	—	—
Issuance of common stock upon exercise of stock options	—	—	57,500	—	—	—	13	—	—	13
Stock-based compensation	—	—	—	—	—	—	391	—	—	391
Unrealized gain/loss on available-for-sale securities	—	—	—	—	—	—	—	4	—	4
Foreign currency translation adjustment	—	—	—	—	—	—	—	(4)	—	(4)
Net loss	—	—	—	—	—	—	—	—	(8,912)	(8,912)
Balance – June 30, 2020 (Unaudited)	21,641,634	$99,470	27,062,291	$—	8,402,000	$—	$1,740	$(10)	$(47,475)	$(45,745)

See accompanying notes to the unaudited condensed consolidated financial statements

CEPTON TECHNOLOGIES, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(In thousands)
(unaudited)

	For the Six Months Ended June 30,
	2021	2020
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Loss	$(18,561)	$(8,912)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	96	92
Stock-based compensation	2,077	388
Loss on debt extinguishment	—	180
Amortization and accretion of short-term investments	153	(60)
Other	—	(88)
Changes in operating assets and liabilities:
Accounts receivable, net	(87)	317
Inventories, net	387	(546)
Prepaid expenses and other current assets	(2,590)	220
Other long-term assets	(279)	—
Accounts payable	(328)	134
Accrued expenses	1,136	(205)
Other long-term liabilities	1	—
Net cash used in operating activities	(17,995)	(8,480)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(23)	(3)
Purchases of short-term investments	(8,455)	(19,234)
Proceeds from maturities of short-term investments	27,315	—
Net cash provided by (used in) investing activities	18,837	(19,237)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from PPP loan	—	1,121
Repayment of long-term debt	—	(5,000)
Proceeds from issuance of common stock options, net of repurchase	258	13
Proceeds from convertible preferred stock, net of issuance costs	—	52,624
Net cash provided by financing activities	258	48,758

Effect of exchange rate changes on cash	(12)	(5)

Net increase in cash and cash equivalents	1,088	21,036
Cash and cash equivalents, beginning of period	11,312	11,338
Cash and cash equivalents, end of period	$12,400	$32,374

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid for interest	$—	$44
Cash paid for income taxes	$2	$1

NON-CASH INVESTING AND FINANCING ACTIVITIES
Changes in accrued purchases of property and equipment	$—	$3
Vesting of early exercises of stock options	$76	$—

See accompanying notes to the consolidated financial statements

CEPTON TECHNOLOGIES, INC., AND SUBSIDIARIES
Notes to Unaudited Condensed Consolidated Financial Statements
(unaudited)

Note 1. Description of Business and Summary of Significant Accounting Policies

Description of Business

Cepton provides state-of-the-art, intelligent, lidar-based solutions for a range of markets such as automotive (ADAS/AV), smart cities, smart spaces, and smart industrial applications. Cepton’s patented MMT®-based lidar technology enables reliable, scalable, and cost-effective solutions that deliver long range, high resolution 3D perception for smart applications.

Founded in April 2016 and led by industry veterans with over two decades of collective experience across a wide range of advanced lidar and imaging technologies, Cepton is focused on the mass market commercialization of high performance, high quality lidar solutions. Cepton is headquartered in San Jose, California, USA, with a presence in Germany, Canada, Japan, China and India, to serve a fast-growing global customer base.

Basis of Presentation and Principles of Consolidation

The condensed consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The consolidated financial statements include the accounts of our wholly owned subsidiaries in Canada, Germany, and the United Kingdom. All intercompany balances and transactions have been eliminated in consolidation.

In the opinion of the Company, the accompanying unaudited condensed financial statements contain all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of the interim periods presented. These unaudited interim consolidated financial statements should be read in conjunction with the Company’s audited consolidated financial statements and related notes for 2020.

The accompanying condensed consolidated financial statements have been prepared assuming the Company will continue as a going concern. As of June 30, 2021, the Company had cash and cash equivalents of $12.4 million, short-term investment of $13.0 million, and an accumulated deficit of $76.8 million. During the six months ended June 30, 2021, the Company incurred a net loss of $18.6 million and had negative cash flows from operating activities of $18.0 million. Although much of the negative cash flow resulted from one-time expenses for research and development projects and one-time expenses of preparing to become a publicly traded company, the Company expects to continue to invest in research and development and generate operating losses in the future.

The Company is subject to risks and uncertainties frequently encountered by early-stage companies including, but not limited to, the uncertainty of successfully developing its products, securing certain contracts, building its customer base, successfully executing its business and marketing strategy and hiring appropriate personnel.

To date, the Company has been funded primarily by equity financings, convertible promissory notes and other borrowings. Failure to generate sufficient revenues, achieve planned gross margins and operating profitability, control operating costs, or secure additional funding may require the Company to modify, delay, or abandon some of its planned future expansion or development, or to otherwise enact operating cost reductions available to management, which could have a material adverse effect on the Company’s business, operating results, financial condition, and ability to achieve its intended business objectives.

Based on its recurring losses from operations and negative cash flows from operating activities incurred since inception, the expectation of continuing operating losses in the future, and the need to raise additional capital to finance its future operations, as of the issuance date of the condensed consolidated financial statements as of and for the six months ended June 30, 2021, the Company has concluded that there is substantial doubt about its ability to continue as a going concern for one year after the date that the financial statements are issued.

The Company intends to obtain financing through the execution of a merger transaction with Growth Capital Acquisition Corp. (see Note 17 for subsequent event disclosure). In addition, the Company has strong relationships with capital resource providers such as banks and strategic and financial investors to execute debt borrowing and/or equity

CEPTON TECHNOLOGIES, INC., AND SUBSIDIARIES
Notes to Unaudited Condensed Consolidated Financial Statements
(unaudited)

Note 1. Description of Business and Summary of Significant Accounting Policies (cont.)

financing, if necessary. These plans are intended to mitigate the relevant conditions or events that raise substantial doubt about the Company’s ability to continue as a going concern; however, as the plans are not entirely within the Company’s control, management cannot provide assurance that they will be effectively implemented.

Concentration of Risk

Financial instruments that subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents, short-term investments, and accounts receivable. The Company maintains a substantial portion of its cash and cash equivalents and short-term investments in money market funds, commercial paper, corporate debt securities, and asset backed securities. Management believes that the financial institutions that hold its cash, cash equivalents, and short-term investments are financially sound and, accordingly, represent minimal credit risk. Deposits held with banks may exceed the amount of federal insurance limits provided on such deposits.

Customers that accounted for 10% or greater of accounts receivable, net as of June 30, 2021 and December 31, 2020 were as follows:
	June 30, 2021	December 31, 2020
Customer A	14%	15%
Customer B	—%	39%
Customer C	—%	10%
Customer D	12%	13%
Customer E	64%	—%

Customers with revenue equal to or greater than 10% of total revenue for the periods indicated were as follows:
	Six Months Ended June 30, 2021	Six Months Ended June 30, 2020
Customer A	58%	12%
Customer B	—%	31%
Customer C	—%	11%
Customer D	—%	11%

Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Significant items subject to such estimates and assumptions include, but are not limited to, estimating the stand-alone selling prices of performance obligations for revenue recognition, allowances for doubtful accounts, inventory valuation and reserves, warranty reserves, valuation allowance for deferred tax assets, share-based compensation including the fair value of the Company’s common stock, useful lives of property, plant and equipment, income tax uncertainties, and other loss contingencies. The Company evaluates its estimates and assumptions on an ongoing basis using historical experience and other factors and adjusts those estimates and assumptions when facts and circumstances dictate. Actual results could differ from those estimates, and such differences could be material to the Company’s consolidated financial condition and results of operations.

CEPTON TECHNOLOGIES, INC., AND SUBSIDIARIES
Notes to Unaudited Condensed Consolidated Financial Statements
(unaudited)

Note 1. Description of Business and Summary of Significant Accounting Policies (cont.)

Product Warranties

The Company typically provides a one-year warranty on its products. Estimated future warranty costs are accrued and charged to cost of goods sold in the period that the related revenue is recognized. These estimates are derived from historical data and trends of product reliability and costs of repairing and replacing defective products. The Company periodically assesses the adequacy of its recorded warranty liabilities and adjusts the amounts as necessary.

Changes in our accrued warranty liability, which is included as a component of accrued expenses and other current liabilities, for the six months ended June 30, 2021 and the year ended December 31, 2020 was as follows (in thousands):
	Six Months Ended June 30, 2021	Year Ended December 31, 2020
Beginning balance	$40	$31
Warranty provision	33	90
Consumption	(24)	(81)
Ending balance	49	$40

Significant Accounting Policies

There have been no significant changes to the accounting policies during the six months ended June 30, 2021, as compared to the significant accounting policies described in Note 1 of the “Notes to the Financial Statements” in the Company’s audited financial statements for the year ended December 31, 2020.

Recently Issued Accounting Pronouncements

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842), (“ASC 842”), which clarifies the definition of a lease and requires lessees to recognize right-of-use assets and lease liabilities for all leases, including those classified as operating leases under previous lease accounting guidance. The guidance is effective for private business entities for fiscal years beginning after December 15, 2019, with early adoption permitted. In October 2019, the FASB issued ASU 2019-10, which extended the effective date to fiscal years beginning after December 15, 2020. In June 2020, the FASB issued ASU 2020-05, which provides an additional optional one-year deferral for all companies that have not yet issued their financial statements reflecting the adoption of ASC 842. As the Company expects to be an emerging growth company, ASU 2016-02 will be effective for fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022. The Company expects to adopt the new standard in the first quarter of 2022 using the modified retrospective method, under which the Company will apply ASC 842 to existing and new leases as of January 1, 2022, but prior periods will not be restated and will continue to be reported under ASC 840 guidance in effect during those periods. The Company is currently evaluating the impact the adoption of these ASUs will have on its financial statements and related disclosures.

In June 2016, the FASB issued ASU 2016-13, Measurement of Credit Losses on Financial Instruments, which significantly changes the way entities recognize credit losses and impairment of financial assets recorded at amortized cost. Currently, the credit loss and impairment model for loans and leases is based on incurred losses, and investments are recognized as impaired when there is no longer an assumption that future cash flows will be collected in full under the originally contracted terms. Under the new current expected credit loss (“CECL”) model, the standard requires immediate recognition of estimated credit losses expected to occur over the remaining life of the asset. As the Company expects to be an emerging growth company, the standard will be effective for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. Early adoption is permitted. The Company expects there to be no material impact on its consolidated financial statements and related disclosures from the adoption of this update.

CEPTON TECHNOLOGIES, INC., AND SUBSIDIARIES
Notes to Unaudited Condensed Consolidated Financial Statements
(unaudited)

Note 1. Description of Business and Summary of Significant Accounting Policies (cont.)

In December 2019, the FASB issued ASU 2019-12, Income Taxes:    Simplifying the Accounting for Income Taxes, which is intended to simplify various aspects related to accounting for income taxes. The pronouncement is effective for fiscal years, and for interim periods within those fiscal years, beginning after December 15, 2020, with early adoption permitted. ASU 2019-12 is effective for the Company beginning January 1, 2022, with early adoption permitted. The Company is currently in the process of evaluating the effects of this pronouncement on the Company’s financial statements and does not expect it to have a material impact on the consolidated financial statements.

In August 2020, the FASB issued ASU 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40):    Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity, which simplifies the accounting for certain financial instruments with characteristics of liabilities and equity, including convertible instruments and contracts on an entity’s own equity. The ASU is part of the FASB’s simplification initiative, which aims to reduce unnecessary complexity in U.S. GAAP. As the Company expects to be an emerging growth company, ASU 2020-06 will be effective for interim and annual periods in fiscal years beginning after December 15, 2023, with earlier adoption permitted for fiscal years beginning after December 15, 2020. The Company expects there to be no material impact on its consolidated financial statements and related disclosures from the adoption of this update.

Note 2. Revenue

The Company disaggregates its revenue from contracts with customers by country of domicile based on the shipping location of the customer. Total revenue disaggregated by country of domicile is as follows (dollars in thousands):
	Six Months Ended June 30,
	2021		2020
	Revenue	% of Revenue	Revenue	% of Revenue
Revenue by country of domicile:
United States	$256	19%	$341	42%
Japan	875	66%	181	22%
Other	202	15%	288	36%
Total	$1,333	100%	$810	100%

As of June 30, 2021 and December 31, 2020, the Company had $2,000 and $44,000, respectively, of contract liabilities included in accrued expenses and other current liabilities and no contract assets.

Note 3. Fair Value Measurement

The following table summarize our assets measured at fair value on a recurring basis, by level, within the fair value hierarchy (in thousands):
	June 30, 2021
	Level 1	Level 2	Level 3	Total
Cash equivalents:
Money market fund	$9,275	$—	$—	$9,275
Total cash equivalents	$9,275	—	—	$9,275
Short-term investments:
Commercial Paper	—	5,595	—	5,595
Corporate debt securities	—	6,343	—	6,343
Asset-backed Securities	—	1,103	—	1,103
Total short-term investments	—	13,041	—	13,041
Total assets measured at fair value	$9,275	$13,041	$—	$22,316

CEPTON TECHNOLOGIES, INC., AND SUBSIDIARIES
Notes to Unaudited Condensed Consolidated Financial Statements
(unaudited)

Note 3. Fair Value Measurement (cont.)

	December 31, 2020
	Level 1	Level 2	Level 3	Total
Cash equivalents:
Money market fund	$7,192	$—	$—	$7,192
Total cash equivalents	$7,192	—	—	$7,192
Short-term investments:
Commercial Paper	—	14,587	—	14,587
Corporate debt securities	—	13,810	—	13,810
Asset-backed Securities	—	3,661	—	3,661
Total short-term investments	—	32,058	—	32,058
Total assets measured at fair value	$7,192	$32,058	$—	$39,250

Cash equivalents consist primarily of money market fund with original maturities of three months or less at the time of purchase, and the carrying amount is a reasonable estimate of fair value. Short-term investments consist of investment securities with original maturities greater than three months but less than twelve months and are included as current assets in the consolidated balance sheets. For corporate debt securities, the fair value as of June 30, 2021 and December 31, 2020 approximates amortized cost basis.

Note 4. Inventories

Inventories consist of the following (in thousands):
	June 30, 2021	December 31, 2020
Raw materials	$992	$1,015
Work-in-process	605	867
Finished goods	1,410	1,512
Total inventories	$3,007	$3,394

Note 5. Property and Equipment, Net

Property and equipment, at cost, consists of the following as of June 30, 2021 and December 31, 2020 (in thousands):
	June 30, 2021	December 31, 2020
Machinery and equipment	$648	$649
Automobiles	50	50
Leasehold improvements	146	146
Computer and equipment	53	36
Furniture and fixtures	68	68
Software	10	3
Total property, and equipment	975	952
Less: accumulated depreciation and amortization	(591)	(495)
Total property and equipment, net	$384	$457

The aggregate depreciation and amortization related to property, and equipment was $96,000 and $92,000 for the six months ended June 30, 2021 and 2020.

CEPTON TECHNOLOGIES, INC., AND SUBSIDIARIES
Notes to Unaudited Condensed Consolidated Financial Statements
(unaudited)

Note 6. Accrued Expenses and Other Current Liabilities

Accrued expenses consisted of the following as of June 30, 2021 and December 31, 2020 (in thousands):
	June 30, 2021	December 31, 2020
Accrued expenses and taxes	$2,367	$1,292
Accrued unvested option liability	152	151
Deferred revenue	2	44
Deferred rent	130	38
Warranty reserve	49	40
Total accrued expenses	$2,700	$1,565

Note 7. Debt

In August 2019, the Company entered into a loan and security agreement (“Loan Agreement”) with Silicon Valley Bank (“SVB”) that allowed for borrowings of up to $5,000,000 under a term loan through July 31, 2020. On December 5, 2019, the Company borrowed the full amount of $5,000,000 with a stated interest rate of 5.0% and a maturity date of July 1, 2023. In February 2020, the Company repaid the term loan in full and recognized a loss on extinguishment of $180,000.

In connection with the Loan Agreement, the Company issued detachable warrants to purchase an aggregate of 60,000 shares of common stock (see Note 11).

On April 24, 2020, the Company entered into a promissory note (the “Promissory Note”) with JPMorgan Chase Bank, N.A. that provides for a loan in the amount of $1,120,000 pursuant to the US Small Business Administration’s Paycheck Protection Program (“PPP Loan”) created as part of the recently enacted Coronavirus Aid, Relief, and Economic Security (“CARES”) Act. The PPP Loan matures on April 24, 2022 and bears interest at a rate of 0.98% per annum. Monthly amortized principal and interest payments are deferred to either (1) the date that US Small Business Administration remits the borrower’s loan forgiveness amount to the lender or (2) if the borrower does not apply for loan forgiveness, 10 months after the end of the borrower’s loan forgiveness covered period. The Promissory Note contains events of default and other provisions customary for a loan of this type. Certain amounts of the loan may be forgiven if they are used towards qualifying expenses as described in the CARES Act. In the event that forgiveness is applied for, an adjustment will be necessary for tax purposes to disallow for any expenses the loan was used towards in the period in which forgiveness occurs. The Company submitted the application to JPMorgan Chase bank for forgiveness of the loan in third quarter of 2021.

Note 8. Convertible Preferred Stock

The par value for the Convertible Preferred Stock is $0.00001. The authorized, issued, and outstanding shares of Convertible Preferred Stock, and liquidation preferences as of June 30, 2021 were as follows:
	Issuance Date	Shares Authorized	Shares Issued and Outstanding	Original Issue Price per Share	Aggregate Liquidation Preference
Series A	July 6, 2016	8,000,000	8,000,000	$1.0000	$8,000,000
Series B	July 13, 2018	4,069,600	4,069,600	6.2500	25,435,000
Series B-1	July 13, 2018	3,272,475	3,272,475	3.1250	10,226,484
Series C	February 4, 2020	7,463,934	6,329,416	8.3736	52,999,998
		22,806,009	21,671,491		$96,661,482

CEPTON TECHNOLOGIES, INC., AND SUBSIDIARIES
Notes to Unaudited Condensed Consolidated Financial Statements
(unaudited)

Note 8. Convertible Preferred Stock (cont.)

The rights, preferences, privileges, and restrictions for the holders of preferred stock are as follows:

Dividends — The holders of preferred stock are entitled to receive non-cumulative dividends, prior and in preference to any declaration or payment of any dividends to the holders of common stock, in an amount equal to a dividend of 8% of the applicable original issue price per annum on each share of preferred stock, as adjusted for stock dividends, splits, combinations, recapitalizations or the like, when and if declared by the Board of Directors. After payment of such dividends, any additional dividends will be distributed to holders of preferred stock, participating on an as-if converted basis, Class F stock, and common stock. No dividends on preferred stock or common stock have been declared by the Board of Directors since inception.

Liquidation — In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, the holders of preferred stock are entitled to receive an amount equal to the greater of the original issue price per share as adjusted for stock splits, dividends, combinations, recapitalizations or the like, plus any dividends declared but unpaid on such shares, and such amount per share as would have been payable had such shares of preferred stock been converted into common stock immediately prior to such event, prior and in preference to any distributions to the holders of Class F and common stock. If the proceeds of such an event are insufficient to permit the full liquidation payment, the entire proceeds legally available for distribution will be distributed ratably among the holders of preferred stock in proportion to the full amounts that each such holder is otherwise entitled to receive.

Thereafter, the remaining assets and surplus will be distributed ratably to the holders of Class F and common stock in proportion to the number of shares of common stock held, on an as-if converted basis.

Redemption — Preferred stock is not redeemable at the option of the holder. Upon the occurrence of a liquidation transaction, preferred stock will be redeemed by the Company for the applicable original issue price. Moreover, if the holders of preferred stock would receive a greater amount of consideration had the preferred stock been converted immediately prior to such transaction, the preferred stock will be deemed to be converted for purposes of the redemption. Each preferred stock share is conditionally puttable by the holders upon “deemed liquidation events,” which include a merger, consolidation, change of control, or a sale of substantially all of the Company’s assets. The Company determined that triggering events that could result in a deemed liquidation are not solely within the control of the Company. Therefore, the preferred stock is classified outside of permanent equity (i.e., temporary equity). The preferred stock is not being accreted to its liquidation preference, as it is not probable that the preferred stock will become redeemable as of June 30, 2021. The Company continues to monitor circumstances that may cause the preferred stock to become probable of becoming redeemable.

Conversion — Each share of preferred stock is convertible into common stock, at the option of the holder, at any time after the date of issuance. Each share of preferred stock automatically converts into the number of shares of common stock determined in accordance with the conversion ratio upon the earlier of (i): the date, or the occurrence of an event, as specified by affirmative election by the majority of the holders of preferred stock, or (ii): upon the closing of an initial public offering, which results in aggregate proceeds of at least $100,000,000. As of June 30, 2021, and December 31, 2020, the conversion ratio for all outstanding series of preferred stock to common stock was one-to-one.

Voting — Each share of preferred stock has the same voting rights as the equivalent number of common stock on an as-converted basis. The holders of (i) Series A Preferred Stock, (ii) Series B and Series B-1 Preferred Stock, voting as a single class, and (iii) Series C Preferred Stock are each entitled to elect one member of the Board of Directors.

Protective Provisions — The holders of preferred stock also have certain protective provisions. So long as there are at least 20% of the originally issued shares of preferred stock issued and outstanding, the Company cannot without the approval of the majority of the preferred stock then outstanding, voting as a single class on an as-converted basis, take certain actions. Such actions include: (i) consummating a liquidation, dissolution or winding up of the Company; (ii) adversely altering, waiving or affecting the rights, preferences, privileges, or powers of, or restrictions of preferred stock; (iii) increasing or decreasing the authorized number of shares of any common stock or preferred stock; or (iv) redeeming or paying dividends except for permitted purposes.

CEPTON TECHNOLOGIES, INC., AND SUBSIDIARIES
Notes to Unaudited Condensed Consolidated Financial Statements
(unaudited)

Note 9. Stockholders’ Deficit

Common Stock

Holders of common stock are entitled to one vote per share, and to receive dividends when, as and if declared by the Board of Directors, and, upon liquidation or dissolution, are entitled to receive all assets available for distribution to stockholders. The holders have no preemptive or other subscription rights and there are no redemption or sinking fund provisions with respect to such shares.

As of June 30, 2021, the Company had authorized 75,000,000 shares of common stock, each with a par value of $0.00001. As of June 30, 2021, there were 27,412,984 shares of the Company’s common stock issued and outstanding.

Class F Stock

Holders of Class F stock have the option to convert their shares into common stock at any time, and without payment of additional consideration. Additionally, Class F stock will automatically convert into shares of common stock upon either the date and time, or occurrence of an event, specified by vote or written consent of the holders of a majority of the then outstanding shares of Class F stock, at the then effective conversion rate. Finally, Class F stock will automatically convert into shares of preferred stock in the event an investor in a preferred stock financing purchases Class F stock shares from a holder of Class F stock. The conversion ratio for Class F stock to common or preferred stock was one-to-one as of June 30, 2021 and December 31, 2020.

Each share of Class F stock has the same voting rights as the equivalent number of common stock on an as-converted basis. Class F stockholders are entitled to elect two members of the Board of Directors. The holders of common stock are not entitled to elect any members of the Board of Directors so long as there is any Class F stock outstanding.

Holders of Class F stock are entitled to receive dividends when and if declared by the Board of Directors, and, upon liquidation or dissolution, are entitled to receive all assets available for distribution to stockholders after distributions to holders of preferred stock.

The Class F stock is subject to vesting terms wherein each holder acquires a vested interest in the stock over a service period of four years.

As of June 30, 2021, the Company had authorized 8,402,000 shares of Class F stock, each with a par value of $0.00001. As of June 30, 2021, there were 8,372,143 shares of the Company’s Class F stock issued and outstanding. In addition, there were no unvested shares of Class F stock as of June 30, 2021.

Note 10. Stock-Based Compensation

Equity Incentive Plans

On July 5, 2016, the Company adopted the 2016 Stock Plan (the Plan) under which 4,800,000 shares of the Company’s common stock were reserved for issuance to employees, nonemployee directors, consultants, and advisors. As of June 30, 2021 and December 31, 2020, there were 9,187,533 shares of common stock reserved for issuance. As of June 30, 2021 and December 31, 2020, there were 1,361,781 and 3,406,368 option shares available for future issuance, respectively.

Under the Plan, the Board of Directors may grant incentive stock options (ISO), nonqualified stock options (NQSO), and stock appreciation rights (SAR). The Board of Directors may, in its discretion, designate any option or SAR as an “early exercise option” or “early exercise SAR”. If a shareholder elects to exercise all or a portion of any early exercise option or SAR before it is vested, the shares of common stock attributable to the unvested portion of the Option or SAR are considered restricted shares and recognized as a liability.

CEPTON TECHNOLOGIES, INC., AND SUBSIDIARIES
Notes to Unaudited Condensed Consolidated Financial Statements
(unaudited)

Note 10. Stock-Based Compensation (cont.)

Awards granted under the Plan may be outstanding for periods of up to 10 years following the grant date. Awards issued under the Plan must be priced at no less than 100% of the fair value of the shares on the date of the grant provided, however, that (i) the exercise price of an ISO will not be less than 100% of the fair value of the shares on the date of grant, and (ii) the exercise price of an ISO and NSO granted or the purchase price under the stock issuance program to a 10% stockholder will not be less than 110% of the fair value of the shares on the date of grant. Fair value is determined by the Board of Directors.

Outstanding awards generally vest over four years. Certain nonemployee awards vest over two years. Award shares are subject to a right of first refusal with respect to any proposed transactions up through the time the Company’s common stock is registered under Section 12 of the 1934 Exchange Act.

Restricted Common Stock Awards

Unvested early exercise options or SARs are considered restricted shares and are subject to repurchase by the Company in the event the shareholders’ employment is terminated. The Company may, at its option, repurchase said shares at the lesser of (i) the price paid by the shareholder to exercise the award or (ii) the fair market value of the Company’s common stock determined on the date of the repurchase. During the vesting term, holders of restricted stock awards are deemed to be a common stock shareholder and have dividend and voting rights.

The Company did not grant any early exercise options during the six months ended June 30, 2021 and the Company did not repurchase any of the unvested restricted shares as of June 30, 2021. The total intrinsic value of outstanding unvested restricted stock awards was $966,000 as of June 30, 2021.

Incentive Stock Options and Nonqualified Stock Options

A summary of the Company’s employee and nonemployee stock option activity for the six months ended June 30, 2021 is presented below:
		Options Outstanding
	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contract Term (in years)	Aggregate Intrinsic Value (in thousands)
Options outstanding as of December 31, 2020	5,221,283	$1.43	7.6	$8,550
Granted	2,214,670	11.48
Exercised	(190,602)	1.36
Expired/Forfeited	(170,083)	6.67
Options outstanding as of June 30, 2021	7,075,268	$4.45	7.9	$60,890
Exercisable, June 30, 2021	3,168,956	1.07	6.3	$37,994
Vested and expected to vest as of June 30, 2021	7,075,268	$4.45	7.9	$60,890

During the six months ended June 30, 2021 and June 30, 2020, the estimated weighted-average grant-date fair value of options granted was $7.02 and $1.21 per share, respectively. As of June 30, 2021, there was $15.8 million of unrecognized stock-based compensation related to unvested stock options expected to be recognized over a weighted-average period of 3.07 years. The total intrinsic value of options exercised during the six months ended June 30, 2021 and June 30, 2020 was $738,000 and $2,231,000. The Company recognizes forfeitures as they occur.

CEPTON TECHNOLOGIES, INC., AND SUBSIDIARIES
Notes to Unaudited Condensed Consolidated Financial Statements
(unaudited)

Note 10. Stock-Based Compensation (cont.)

Stock-Based Compensation

For the six months ended June 30, 2021 and 2020, the Company recorded stock-based compensation expense related to options granted to employees and nonemployees as follows (in thousands):
	Six Months Ended June 30,
	2021	2020
Cost of revenue	$20	$16
Research and development expense	1,386	232
Selling, general and administrative expense	671	140
Total stock-based compensation expense	$2,077	$388

For the six months ended June 30, 2021 and 2020, the Company capitalized $20,000 and $19,000, respectively, of stock-based compensation expense into inventory.

Note 11. Warrants

Common Stock Warrants Issued with Borrowings

In 2019, in connection with the Loan Agreement, the Company issued a warrant to purchase 30,000 shares of common stock with an exercise price of $1.66 per share. The Company also agreed to issue a warrant to purchase an additional 30,000 shares of common stock with an exercise price of $1.66 per share if the Company drew on the $5,000,000 term loan. The Company recorded the additional warrants on December 5, 2019, when the Company borrowed the full amount of the term loan. Both warrants were immediately exercisable upon issuance and are set to expire in August 2029. The warrants remain outstanding as of June 30, 2021.

The Company’s common stock warrants were recorded to additional paid-in capital at fair value as of the date of issuance using the Black-Scholes valuation model. The fair values of the warrants issued in August 2019 and December 2019 were estimated at $39,000 and $49,000, respectively. The initial amount allocated to the warrants is accounted for as a discount to the related debt and amortized to interest expense over the loan term using the effective interest method.

Note 12. Income Taxes

The Company’s provision for income taxes was $11,000 and $14,000 for the six months ended June 30, 2021 and 2020, respectively. The Company’s income tax provision in the six months ended June 30, 2021 was primarily related to income taxes on earnings from its foreign tax jurisdictions. The Company’s income tax provision in the six months ended June 30, 2020 was due to income taxes on earnings from operations in the U.S. and foreign tax jurisdictions. The decrease in income tax expense for the six months ended June 30, 2021, as compared to the same period in 2020 was primarily due to decrease earnings from its foreign operations for the six months ended June 30, 2021.

The Company conducts its business globally and its operating income is subject to varying rates of tax in the U.S., Canada, Germany and UK. Consequently, the Company’s effective tax rate is dependent upon the geographic distribution of its earnings or losses and the tax laws and regulations in each geographical region.

Due to historical losses in the U.S., the Company has a full valuation allowance on its U.S. federal and state deferred tax assets. Management continues to evaluate the realizability of deferred tax assets and the related valuation allowance. If management’s assessment of the deferred tax assets or the corresponding valuation allowance were to change, the Company would record the related adjustment to income during the period in which management makes the determination.

As of June 30, 2021, there were no material changes to either the nature or the amounts of the uncertain tax positions previously determined for the year ended December 31, 2020.

CEPTON TECHNOLOGIES, INC., AND SUBSIDIARIES
Notes to Unaudited Condensed Consolidated Financial Statements
(unaudited)

Note 12. Income Taxes (cont.)

On March 27, 2020, the U.S. enacted the Coronavirus Aid, Relief, and Economic Security (“CARES”) Act which provided certain tax relief measures. On December 27, 2020, the U.S. enacted the Consolidated Appropriations Act of 2021 (CAA) which extended and expanded certain tax relief measures created by the CARES Act. On March 11, 2021, the U.S. enacted the American Rescue Plan Act of 2021 (ARPA). Theses legislations have not had a material impact on the Company’s operations to date and the Company will continue to evaluate the impact they may have on its future business.

Note 13. Commitments and Contingencies

Operating Lease Commitments

The Company leases office and manufacturing facilities under noncancelable operating leases expiring at various dates through January 2023. On April 15, 2021, the Company entered into a new lease agreement for 92,842 square feet of office space in San Jose, California. The lease began on June 1, 2021 and is set to expire on January 31, 2023.

Rent expense is recognized on a straight-line basis over the term of the leases and accordingly, the Company records any differences between cash rent payments and the recognition of rent expense as a deferred rent liability.

As of June 30, 2021, future minimum lease payments under all noncancelable operating leases with an initial lease term in excess of one year were as follows (in thousands):
June 30, 2021
2021	$664
2022	1,719
2023	143
Total	$2,526

Rent expense under these leases was approximately $571,000 and $322,000 for the six months ended June 30, 2021 and 2020, respectively.

Legal Proceedings

From time to time, the Company may be involved in various legal claims and litigation that arise in the normal course of its operations. The Company is defending all current litigation matters. Although there can be no assurances and the outcome of these matters is currently not determinable, the Company currently believes that none of these claims or proceedings are likely to have a material adverse effect on the Company’s financial position.

The Company records accruals for our outstanding legal proceedings, investigations or claims when it is probable that a liability will be incurred, and the amount of loss can be reasonably estimated. The Company evaluated developments in legal proceedings, investigations or claims that could affect the amount of any accrual, as well as any developments that would result in a loss contingency to become both probable and reasonably estimable. The Company has not recorded any accrual for loss contingencies associated with such legal claims or litigation discussed above.

Note 14. Related Party Transactions

On February 4, 2020, a customer participated in the Company’s Series C convertible preferred stock financing. Revenue from this customer and investor was $770,000 and $99,000 for the six months ended June 30, 2021 and 2020, respectively. As of June 30, 2021 and December 31, 2020, accounts receivable from this customer and investor was $239,000 and $1,300, respectively.

CEPTON TECHNOLOGIES, INC., AND SUBSIDIARIES
Notes to Unaudited Condensed Consolidated Financial Statements
(unaudited)

Note 15. Net Loss Per Share

The Company follows the two-class method when computing net loss per common share when shares are issued that meet the definition of participating securities. The Company considers its convertible preferred stock to be participating as holders of such securities have non-forfeitable dividend rights in the event of the declaration of a dividend for shares of common stock. When the Company is in a net loss position, the net loss attributable to common stockholders was not allocated to the convertible preferred stock under the two-class method as these securities do not have a contractual obligation to share in losses. Basic net loss per share is computed by dividing net loss attributable to common stockholders by the weighted-average number of shares of the Company’s common stock outstanding. During the periods when there is a net loss attributable to common stockholders, potentially dilutive common stock equivalents have been excluded from the calculation of diluted net loss per share attributable to common stockholders as their effect is anti-dilutive.

The following common stock equivalents were excluded from the computation of diluted net loss per share for the periods presented because including them would have been antidilutive:
	Six Months Ended June 30,
	2021	2020
Stock options to purchase common stock	7,075,268	4,365,000
Unvested restricted stock	87,500	—
Preferred shares on an as-converted basis	21,671,491	21,671,491
Class F shares an as-converted basis	8,372,143	8,372,143
Shares issuable upon exercise of warrants	60,000	60,000
Total	37,266,402	34,468,634

Note 16. Segments

The Company conducts its business in one operating segment that develops and produces LiDAR sensors for use in automotive and smart infrastructure industries. The Company’s Chief Executive Officer is the chief operating decision maker (CODM). The CODM allocates resources and makes operating decisions based on financial information presented on a consolidated basis, accompanied by disaggregated information about sales and gross margin by product group. The profitability of the Company’s product group is not a determining factor in allocating resources and the CODM does not evaluate profitability below the level of the consolidated company. Long-lived assets of the Company located in its country of domicile, the United States, are approximately 97%.

Note 17. Subsequent Events

In connection with the preparation of the accompanying consolidated financial statements, the Company has evaluated events and transactions occurring after June 30, 2021 and through September 02, 2021, the date these financial statements were issued, for potential recognition or disclosure and has determined that there are no additional items to disclose except as disclosed below.

Merger with Growth Capital Acquisition Corp.

In August 2021, the Company entered into a definitive business combination agreement (the “Business Combination Agreement”) with Growth Capital Acquisition Corp. (NASDAQ: GCAC), a special purpose acquisition company. In accordance with the terms and conditions set forth in the Business Combination Agreement:

(i)     Each share of Company common stock will be converted into the right to receive a number of shares of GCAC Class A common stock equal to (a) (1) the equity value assigned to the Company of $1,500,000,000, divided by (2) the total number of Company outstanding shares, divided by (b) 10;

CEPTON TECHNOLOGIES, INC., AND SUBSIDIARIES
Notes to Unaudited Condensed Consolidated Financial Statements
(unaudited)

Note 17. Subsequent Events (cont.)

(ii)    Each outstanding Company stock option, whether or not exercisable and whether or not vested, will be assumed by GCAC and converted into an option to purchase shares of GCAC Class A common stock.

Concurrently with the execution of the Business Combination Agreement, GCAC entered into subscription agreements (the “Subscription Agreements”) with certain investors (the “PIPE Investors”), pursuant to which the PIPE Investors agreed to purchase an aggregate of 5,850,000 shares of GCAC Class A common stock at a purchase price of $10.00 per share (the “PIPE Investment”). The PIPE investment is conditioned on the concurrent closing of the Business Combination Agreement and other customary closing conditions.

Report of Independent Registered Public Accounting Firm

To the Board of Directors

Cepton Technologies, Inc.:

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Cepton Technologies, Inc. (the Company) as of December 31, 2020 and 2019, the related consolidated statements of operations and comprehensive loss, convertible preferred stock and stockholders’ deficit, and cash flows for each of the years in the two year period ended December 31, 2020, and the related notes (collectively, the consolidated financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2020, in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ KPMG LLP

We have served as the Company’s auditor since 2020

Santa Clara, California

May 31, 2021

CEPTON TECHNOLOGIES, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(In thousands, except share data)

	December 31,
	2020	2019
ASSETS
Current assets:
Cash and cash equivalents	$11,312	$11,338
Short-term investments	32,058	—
Accounts receivable, net of allowance for doubtful accounts of $0 and $2, respectively	285	646
Inventories	3,394	2,408
Prepaid expenses and other current assets	1,134	1,296
Total current assets	48,183	15,688
Property and equipment, net	457	561
Other Assets	94	94
Total assets	$48,734	$16,343

LIABILITIES CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$1,214	$524
Accrued expenses and other current liabilities	1,565	1,285
Current portion of debt	—	695
Total current liabilities	2,779	2,504
Long-term debt	1,121	4,214
Other long-term liabilities	1,293	15
Total liabilities	5,193	6,733

Commitments and contingencies (Note 13)

Convertible preferred stock:
Convertible preferred stock – Par value $0.00001 per share – 22,806,009 and 16,872,475 shares authorized at December 31, 2020 and 2019; 21,671,491 and 15,342,075 shares issued and outstanding at December 31, 2020 and 2019; (aggregate liquidation preference of $96.7 and $43.7 million at December 31, 2020 and 2019)	99,470	46,847

Stockholders’ deficit:
Common stock – Par value $0.00001 per share – 75,000,000 and 60,000,000 shares authorized at December 31, 2020 and 2019; 27,184,882 and 27,004,791 shares issued and outstanding at December 31, 2020 and 2019	—	—
Class F stock – Par value $0.0001 per share – 8,402,000 and 8,450,000 shares authorized at December 31, 2020 and 2019; 8,372,143 and 8,402,000 shares issued and outstanding at December 31, 2020 and 2019	—	—
Additional paid-in capital	2,286	1,336
Accumulated other comprehensive income	(18)	(10)
Accumulated deficit	(58,197)	(38,563)
Total stockholders’ deficit	(55,929)	(37,237)
TOTAL LIABILITIES CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT	$48,734	$16,343

See accompanying notes to the consolidated financial statements

CEPTON TECHNOLOGIES, INC. AND SUBSIDIARIES
Consolidated Statements of Operations and Comprehensive Loss
(in thousands, except share and per share data)

	Year Ended December 31,
	2020	2019
Revenue	$2,006	$4,132
Cost of revenue	3,746	3,497
Gross Profit (Loss)	(1,740)	635

Operating expenses:
Research and development	11,666	11,457
Selling, general and administrative	6,170	6,182
Total operating expenses	17,836	17,639
Operating loss	(19,576)	(17,004)
Other income (expense), net	(181)	—
Interest income, net	149	254
Loss before income taxes	(19,608)	(16,750)
Provision for income taxes	26	7

Net loss	$(19,634)	$(16,757)

Net loss per share, basic and diluted	$(0.73)	$(0.62)
Weighted-average shares used in computing net loss per share, basic and diluted	27,068,162	26,892,775

Net loss	$(19,634)	$(16,757)
Other comprehensive loss, net of tax:
Changes in unrealized gain on available-for-sale securities	3	—
Foreign currency translation adjustments	(11)	(10)
Total other comprehensive loss, net of tax	(8)	(10)
Comprehensive loss	$(19,642)	$(16,767)

See accompanying notes to the consolidated financial statements

CEPTON TECHNOLOGIES, INC. AND SUBSIDIARIES
Consolidated Statements of Convertible Preferred Stock and Stockholders’ Deficit
(In thousands, except share and per share data)

	Convertible Preferred Stock		Common Stock		Class F Stock		Additional Paid-in Capital	Accumulated Other Comprehensive Gain (Loss)	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount	Shares	Amount
Balance – December 31, 2018	15,342,075	$46,847	26,868,958	$—	8,402,000	$—	$469	$—	$(21,806)	$(21,337)
Issuance of common stock upon exercise of stock options	—	—	135,833	—	—	—	30	—	—	30
Stock-based compensation	—	—	—	—	—	—	749	—	—	749
Warrant issuance	—	—	—	—	—	—	88	—	—	88
Foreign currency translation adjustment	—	—	—	—	—	—	—	(10)	—	(10)
Net loss	—	—	—	—	—	—	—	—	(16,757)	(16,757)
Balance – December 31, 2019	15,342,075	$46,847	27,004,791	$—	8,402,000	$—	$1,336	$(10)	$(38,563)	$(37,237)
Issuance of Series C convertible preferred stock in exchange for cash, net of issuance costs	6,299,559	52,623	—	—	—	—	—	—	—	—
Stock transfer	29,857	—	—	—	(29,857)	—	—	—	—	—
Issuance of common stock upon exercise of stock options	—	—	180,091	—		—	225	—	—	225
Stock-based compensation	—	—	—	—	—	—	725	—	—	725
Unrealized gain on available- for-sale, net of tax	—	—	—	—	—	—	—	3	—	3
Foreign currency translation adjustment	—	—	—	—	—	—	—	(11)	—	(11)
Net loss	—	—	—	—	—	—	—		(19,634)	(19,634)
Balance – December 31, 2020	21,671,491	$99,470	27,184,882	$—	8,372,143	$—	$2,286	$(18)	$(58,197)	$(55,929)

See accompanying notes to the consolidated financial statements

CEPTON TECHNOLOGIES, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(In thousands)

	Year Ended December 31,
	2020	2019
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Loss	$(19,634)	$(16,757)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	184	171
Stock-based compensation	710	749
Loss on debt extinguishment	180	—
Amortization and accretion of short-term investments	120	—
Other	(90)	17
Changes in operating assets and liabilities:
Accounts receivable, net	363	(3)
Inventories	(971)	(1,728)
Prepaid expenses and other current assets	162	216
Accounts payable	690	305
Accrued expenses	129	(548)
Other long-term liabilities	1,177	8
Net cash used in operating activities	(16,980)	(17,570)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(80)	(148)
Proceeds from long-term security deposit	—	1
Purchases of short-term investments	(33,676)	—
Proceeds from short-term investments	1,500	—
Net cash used in investing activities	(32,256)	(147)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of long-term debt	1,121	—
Proceeds from issuance of long-term debt and warrants, net	—	4,982
Repayment of long-term debt	(5,000)	—
Cash received from early exercises of options	253	—
Proceeds from issuance of common stock	225	30
Proceeds from convertible preferred stock, net of issuance costs	52,623	—
Net cash provided by financing activities	49,222	5,012

Effect of exchange rate changes on cash	(12)	(10)

Net increase (decrease) in cash and cash equivalents	(26)	(12,715)
Cash and cash equivalents, beginning of year	11,338	24,053
Cash and cash equivalents, end of year	$11,312	$11,338

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid for interest	$44	$—
Cash paid for income taxes	$25	$—

NON-CASH INVESTING ACTIVITIES
Changes in accrued purchases of property and equipment	$(3)	$3

See accompanying notes to the consolidated financial statements

CEPTON TECHNOLOGIES, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

Note 1. Description of Business and Summary of Significant Accounting Policies

Description of Business

Cepton provides state-of-the-art, intelligent, lidar-based solutions for a range of markets such as automotive (ADAS/AV), smart cities, smart spaces, and smart industrial applications. Cepton’s patented MMT®-based lidar technology enables reliable, scalable, and cost-effective solutions that deliver long range, high resolution 3D perception for smart applications.

Founded in April 2016 and led by industry veterans with over two decades of collective experience across a wide range of advanced lidar and imaging technologies, Cepton is focused on the mass market commercialization of high performance, high quality lidar solutions. Cepton is headquartered in San Jose, California, USA, with a presence in Germany, Canada, Japan and India, to serve a fast-growing global customer base.

Basis of Presentation and Principles of Consolidation

The consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The consolidated financial statements include the accounts of our wholly owned subsidiaries in Canada, Germany, and the United Kingdom. All intercompany balances and transactions have been eliminated in consolidation.

Concentration of Risk

Financial instruments that subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents, short-term investments, and accounts receivable. The Company maintains a substantial portion of its cash and cash equivalents and short-term investments in money market funds, commercial paper, corporate debt securities, and asset backed securities. Management believes that the financial institutions that hold its cash, cash equivalents, and short-term investments are financially sound and, accordingly, represent minimal credit risk. Deposits held with banks may exceed the amount of federal insurance limits provided on such deposits.

Customers that accounted for 10% or greater of accounts receivable, net as of December 31, 2020 and 2019 were as follows:
	December 31,
	2020	2019
Customer A	15%	—%
Customer B	39%	56%
Customer C	10%	—%
Customer D	13%	—%

Customers with revenue equal to or greater than 10% of total revenue for the periods indicated were as follows:
	Year Ended December 31,
	2020	2019
Customer A	23%	—%
Customer B	16%	40%
Customer C	11%	—%
Customer D	—%	10%
Customer E	—%	13%

CEPTON TECHNOLOGIES, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

Note 1. Description of Business and Summary of Significant Accounting Policies (cont.)

Supplier Concentrations

The Company relies on third parties for the supply and manufacture of its products, as well as third-party logistics providers. In instances where these parties fail to perform their obligations, the Company may be unable to find alternative suppliers or satisfactorily deliver its products to its customers on time, if at all.

For the fiscal year ended December 31, 2020, two vendors accounted for approximately 27% of total Accounts Payable. For the fiscal year ended December 31, 2019, three vendors accounted for 44% of total Accounts Payable.

Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Significant items subject to such estimates and assumptions include, but are not limited to, estimating the stand-alone selling prices of performance obligations for revenue recognition, allowances for doubtful accounts, inventory valuation and reserves, warranty reserves, valuation allowance for deferred tax assets, share-based compensation including the fair value of the Company’s common stock, useful lives of property, plant and equipment, income tax uncertainties, and other loss contingencies. The Company evaluates its estimates and assumptions on an ongoing basis using historical experience and other factors and adjusts those estimates and assumptions when facts and circumstances dictate. Actual results could differ from those estimates, and such differences could be material to the Company’s consolidated financial condition and results of operations.

Cash Equivalents and Short-Term Investments

The Company considers all highly liquid investments with original maturity of three months or less at the date of purchase to be cash equivalents.

The Company’s short-term investments consist of investments and marketable securities that are classified as available-for-sale securities and are carried at fair value, with net unrealized gains or losses, net of tax, reported as a separate component of accumulated other comprehensive loss within stockholders’ deficit.

Accounts Receivable

Trade accounts receivable are recorded at the invoiced amount, net of any allowance for doubtful accounts, and do not bear interest. Allowances on accounts receivable are recorded when circumstances indicate collection is doubtful for a particular accounts receivable balance. Receivables are written off if reasonable collection efforts prove unsuccessful. The Company provides for allowances on a specific account basis. As of December 31, 2020, and 2019, the allowance for doubtful accounts was de minimis.

Inventories

Inventories are stated at the lower of cost or estimated net realizable value. Costs are computed under the standard cost method, which approximates actual costs determined on the first-in, first-out basis. The Company records write-downs of inventories which are obsolete based on product life cycle stage, product development plans, and assumptions about future demand and market conditions.

Property and Equipment

Property and equipment are stated at cost, less accumulated depreciation and amortization. The Company depreciates property and equipment using the straight-line method over the estimated useful lives of the assets, generally three to seven years. Leasehold improvements are amortized over the shorter of the asset’s useful life or the remaining lease term. When assets are retired or otherwise disposed of, the cost and related accumulated depreciation

CEPTON TECHNOLOGIES, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

Note 1. Description of Business and Summary of Significant Accounting Policies (cont.)

and amortization are removed from the balance sheet and the resulting gain or loss is reflected in operations in the period realized. Improvements are capitalized and amortized over the remaining term of the estimated useful life of the asset. Maintenance and repairs are charged to operations as incurred.

Foreign Currency

The functional currency of the Company’s foreign subsidiaries in Canada and Germany is the respective local currency whereas the functional currency of the foreign subsidiary in the United Kingdom is the U.S. dollar. For the Canadian and German entities, assets and liabilities are translated into U.S. dollars at the local current exchange rates in effect at the balance sheet date, and income and expense accounts are translated at the average exchange rates during the period. The resulting translation adjustments are included in accumulated other comprehensive income. Foreign currency translation adjustments were insignificant for the years ended December 31, 2020 and 2019.

Convertible Preferred Stock

The Company records all shares of convertible preferred stock at their respective fair values on the dates of issuance, net of issuance costs, if applicable. The convertible preferred stock is recorded outside of permanent stockholders’ deficit because while it is not mandatorily redeemable, it is contingently redeemable into cash upon the occurrence of an event not solely within the Company’s control. When it is probable that a convertible preferred share will become redeemable, adjustments are recorded to adjust the carrying values. No adjustments have been recorded in 2020 or 2019. Refer to Footnote 8 for more information on the rights, preferences, privileges, and restrictions associated with the convertible preferred stock.

Revenue Recognition

The Company recognizes revenue from contracts with its customers. A contract with a customer exists when both parties have approved the contract and are committed to perform their respective obligations, each party’s rights can be identified, payment terms can be identified, the contract has commercial substance, and it is probable that the Company will collect substantially all of the consideration it is entitled to. Revenue is recognized when, or as, performance obligations are satisfied by transferring control of a promised product or service to a customer.

The Company’s revenue is primarily derived from product sales of LiDAR sensors to direct customers. Revenue is recognized at a point in time when control of the products is transferred to the customer, generally occurring upon shipment in accordance with the terms of the related contract. Amounts billed to customers for shipping and handling are included in the transaction price and are not treated as separate performance obligations as these costs fulfill a promise to transfer the product to the customer. Shipping and handling costs paid by the Company are included in cost of revenue. Taxes collected from customers and remitted to governmental authorities are excluded from revenue on the net basis of accounting.

When a contract involves multiple promises, the Company accounts for individual performance obligations if the customer can benefit from each promise on its own or with other resources that are readily available to the customer and each promise is separately identifiable from other promises in the arrangement. In these situations, the arrangement consideration is allocated between the separate performance obligations in proportion to their estimated standalone selling price. The standalone selling price reflects the price the Company would charge for a specific product if it were sold separately in similar circumstances and to similar customers. If the selling price is not directly observable, the Company may estimate the stand-alone selling price through maximizing the use of observable inputs such as historical discounting, project cost estimates, and targeted margins.

CEPTON TECHNOLOGIES, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

Note 1. Description of Business and Summary of Significant Accounting Policies (cont.)

Other Policies, Judgments and Practical Expedients

Costs to obtain a contract

The Company generally expenses the incremental costs of obtaining a contract when incurred because the amortization period for these costs would be less than one year. These costs primarily relate to sales commissions and are recognized upon receiving customer payment, at the time of the customer order, or at the time of product shipment. Commission expense was $31,000 and $26,000 in 2020 and 2019, respectively and was recorded in selling, general and administrative expense in the Company’s consolidated statements of operations.

Contract balances

The timing of revenue recognition, billings, and cash collections generally results in accounts receivable recognized on the balance sheet. However, the Company may recognize contract liabilities when consideration is received from a customer prior to transferring goods or services to the customer. Contract liabilities are recognized as revenue after control of the products or services is transferred to the customer and all revenue recognition criteria have been met.

Customer deposits

The Company may recognize customer deposit liabilities when consideration is received from a customer prior to entering into a contract. Customer deposit liabilities are recognized as revenue when a contract with enforceable rights and obligations exists and all revenue recognition criteria have been met.

Right of return

The Company’s general terms and conditions for its contracts do not contain a right of return that allows the customer to return products and receive a credit. Therefore, the Company does not estimate returns and generally recognizes revenue at contract price upon shipment.

Significant financing components

The Company may receive payment from a customer either before or after the performance obligation has been satisfied. The expected timing difference between the payment and satisfaction of performance obligations for the vast majority of the Company’s contracts is one year or less; therefore, the Company applies a practical expedient and does not consider the effects of the time value of money. The Company’s contracts with customer prepayment terms do not include a significant financing component because the primary purpose is not to receive financing from the customers.

Cost of Revenue

Cost of revenue includes the manufacturing cost of LiDAR sensors, which primarily consists of personnel-related costs directly associated with our manufacturing organization, and amounts paid to our third-party contract manufacturers and vendors. Our cost of revenue also includes depreciation and amortization, cost of component inventory, product testing costs, costs of providing services, an allocated portion of overhead, facility and IT costs, warranty costs, excess and obsolete inventory and shipping costs.

Product Warranties

The Company typically provides a one-year warranty on its products. Estimated future warranty costs are accrued and charged to cost of goods sold in the period that the related revenue is recognized. These estimates are derived from historical data and trends of product reliability and costs of repairing and replacing defective products. The Company periodically assesses the adequacy of its recorded warranty liabilities and adjusts the amounts as necessary.

CEPTON TECHNOLOGIES, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

Note 1. Description of Business and Summary of Significant Accounting Policies (cont.)

Changes in our accrued warranty liability, which is included as a component of accrued expenses and other current liabilities, for the year ended December 31, 2020 and 2019 was as follows (in thousands):
	Year Ended December 31,
	2020	2019
Balance as of the beginning of year	$31	$20
Warranty provision	90	185
Consumption	(81)	(174)
Balance as of the end of the year	$40	$31

Research and Development

Research and development expenses consist primarily of personnel-related costs directly associated with our research and development organization, with the remainder being prototype expenses, third-party engineering and contractor costs, an allocated portion of facility and IT costs and depreciation. Our research and development efforts are focused on enhancing and developing additional functionality for our existing products and on new product development, including new releases and upgrades to our LiDAR sensors and embedded software. Research and development costs are expensed as incurred.

Advertising

Advertising costs are expensed as incurred and were $197,000 and $610,000 for the years ended December 31, 2020 and 2019.

Income Taxes

The Company accounts for income taxes using the asset and liability method. Under this method, deferred income tax assets and liabilities are recorded based on the estimated future tax effects of differences between the financial statement and income tax basis of existing assets and liabilities. Deferred income tax assets and liabilities are recorded net and classified as non-current on the consolidated balance sheet. A valuation allowance is provided against the Company’s deferred income tax assets when their realization is not reasonably assured. The Company accrues for uncertain tax positions identified, which are not deemed more likely than not to be sustained if challenged, and recognizes interest and penalties accrued on an unrecognized tax benefits as a component of income tax expense.

Stock-Based Compensation Expense

The Company grants stock options to employees and non-employees with an exercise price equal to the fair value of the shares at the date of grant. The Company accounts for these options under FASB ASC Topic 718, Stock Compensation (Topic 718). Under Topic 718, all stock option grants are accounted for using the fair value method and compensation is recognized as the underlying options vest. The Company uses the Black-Scholes option pricing model to determine the fair value of its stock option awards. The determination of the fair value for stock options in connection with determining stock compensation requires judgment, including estimating the fair market value of common stock, stock-price volatility, expected term, expected dividends, and risk-free interest rates. Given the absence of a public trading market, the Company considered numerous objective and subjective factors to determine the fair market value of common stock. These factors included but were not limited to (i) contemporaneous third-party valuations of common stock; (ii) the rights and preferences of preferred stock relative to common stock; (iii) the lack of marketability of common stock; (iv) developments in the business; and (v) the likelihood of achieving a liquidity event, such as an initial public offering or sale of the Company, given prevailing market conditions. For more information on inputs to the fair value of stock options, refer to Footnote 10.

CEPTON TECHNOLOGIES, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

Note 1. Description of Business and Summary of Significant Accounting Policies (cont.)

Impairment of Long-Lived Assets

Long-lived assets, such as property and equipment, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If circumstances require the testing of a long-lived asset or asset group for possible impairment, the Company first compares undiscounted cash flows expected to be generated by that asset or asset group to its carrying amount. If the carrying amount of the long-lived asset or asset group is not recoverable on an undiscounted cash flow basis, an impairment is recognized to the extent that the carrying amount exceeds its fair value. Fair value is determined using various valuation techniques including discounted cash flow models, quoted market values and third-party independent appraisals, as considered necessary. No impairment loss was recognized in the years ended December 31, 2020 and 2019.

Fair Value Measurements

The Company determines the fair value of an asset or liability based on the assumptions that market participants would use in pricing the asset or liability in an orderly transaction between market participants at the measurement date. The identification of market participant assumptions provides a basis for determining what inputs are to be used for pricing each asset or liability.

A fair value hierarchy has been established which gives precedence to fair value measurements calculated using observable inputs over those using unobservable inputs. This hierarchy prioritized the inputs into three broad levels as follows:

Level 1: Quoted prices in active markets for identical instruments

Level 2: Other significant observable inputs (including quoted prices in active markets for similar instruments)

Level 3: Significant unobservable inputs (including assumptions in determining the fair value of certain investments)

Money market funds are highly liquid investments and are actively traded. The pricing information for the Company’s money market funds are readily available and can be independently validated as of the measurement date. This approach results in the classification of these securities as Level 1 of the fair value hierarchy. The Company’s short-term investments consisting of commercial paper, corporate debt securities, and asset-backed securities are classified as Level 2 within the fair value hierarchy given their fair values are based on other significant observable inputs. As of December 31, 2020, the Company held $7,190,000 in money market funds and $32,058,000 in short-term investments, with an insignificant unrealized gain. The Company had no cash invested in money market funds and no short-term investments as of December 31, 2019.

Commitments and Contingencies

Liabilities for loss contingencies arising from claims, assessments, litigation, fines, and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount within a range of loss can be reasonably estimated. When no amount within the range is a better estimate than any other amount, the Company accrues for the minimum amount within the range. Legal costs incurred in connection with loss contingencies are expensed as incurred. No liabilities for loss contingencies were accrued as of December 31, 2020 and 2019.

Recently Adopted Accounting Pronouncements

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update No. (“ASU”) 2014-09, Revenue from Contracts with Customers (Topic 606), which replaces most existing revenue recognition guidance in U.S. GAAP and issued converged guidance on recognizing revenue in contracts with customers. For private companies, Topic 606 is effective for fiscal years beginning after December 15, 2018. In June 2020, the FASB issued ASU No. 2020-05, which provides an optional one-year deferral of the effective date of Topic 606 for all

CEPTON TECHNOLOGIES, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

Note 1. Description of Business and Summary of Significant Accounting Policies (cont.)

companies that have not yet issued their financial statements reflecting the adoption of Topic 606. Early adoption is permitted. The Company has adopted this standard beginning on January 1, 2019 using the full retrospective method. The adoption did not have a material effect on the Company’s consolidated financial statements.

In August 2016, the FASB issued ASU 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments, which addresses the classification of certain specific cash flow issues including debt prepayment or extinguishment costs, settlement of certain debt instruments, contingent consideration payments made after a business combination, proceeds from the settlement of certain insurance claims and distributions received from equity method investees. This ASU is effective for fiscal years beginning after December 15, 2018. The Company adopted this standard beginning January 1, 2019, and the adoption did not have a material impact on its consolidated statements of cash flows.

In November 2016, the FASB issued ASU 2016-18, Statement of Cash Flows (Topic 230) — Restricted Cash, which requires that entities show the changes in total of cash, cash equivalents, restricted cash, and restricted cash equivalents in their statements of cash flows. As a result, entities will no longer present transfers between cash and cash equivalents and restricted cash and restricted cash equivalents in the statements of cash flows. The standard is effective for fiscal years beginning after December 15, 2018. The Company adopted the standard beginning January 1, 2019 and the adoption had no effect on its statements of cash flows.

In July 2017, the FASB issued ASU No. 2017-11, Earnings Per Share (Topic 260), Distinguishing Liabilities from Equity (Topic 480), Derivatives and Hedging (Topic 815) I. Accounting for Certain Financial Instruments with Down Round Features II. Replacement of the Indefinite Deferral for Mandatorily Redeemable Financial Instruments of Certain Nonpublic Entities and Certain Mandatorily Redeemable Noncontrolling Interests with a Scope Exception. Part I of the standard applies to entities that issue financial instruments such as warrants, convertible debt or convertible preferred stock that contain down-round features. Part II of the standard replaces the indefinite deferral for certain mandatorily redeemable noncontrolling interests and mandatorily redeemable financial instruments of nonpublic entities contained within ASC 480 with a scope exception and does not impact the accounting for these mandatorily redeemable instruments. The new standard became effective for the Company on January 1, 2020 under the extended transition period. The adoption of this standard did not have a material impact on the Company’s consolidated financial statements or footnote disclosures.

In June 2018, the FASB issued ASU No. 2018-07, Compensation-Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting. Further clarification of this guidance was subsequently provided by FASB through the issuance of ASU 2019-08, Compensation — Stock Compensation (Topic 718) and Revenue from Contracts with Customers (Topic 606): Codification Improvements — Share-Based Consideration Payable to a Customer in November 2019. ASU 2018-07 expands the scope of Topic 718 to include share-based payment transactions for acquiring goods and services from nonemployees. The Company adopted the guidance of ASU 2018-07 and subsequent related pronouncements as of January 1, 2019, by measuring the nonemployee share-based payments awards at the grant-date fair value of the equity instruments, in accordance with the guidance. The adoption of this guidance did not have a material effect on the Company’s consolidated financial statements.

In August 2018, the FASB issued ASU No. 2018-13, Disclosure Framework — Changes to the Disclosure Requirements for Fair Value Measurement, to improve the effectiveness of fair value measurement disclosures. Among other provisions, the update removes requirements to disclose amounts of and reasons for transfers between Level 1 and Level 2 in the fair value hierarchy, and it modifies the disclosures regarding transfers in and out of Level 3 of the fair value hierarchy. The update requires a discussion regarding the change in unrealized gains and losses included in other comprehensive income for recurring Level 3 fair value measurements held at the end of the reporting period, and the range and weighted average of significant unobservable inputs used to develop Level 3 fair value measurements. This

CEPTON TECHNOLOGIES, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

Note 1. Description of Business and Summary of Significant Accounting Policies (cont.)

update is effective for financial statements issued for fiscal years and interim periods beginning after December 15, 2019. The Company adopted this standard beginning January 1, 2020, and the adoption did not have a material impact on its consolidated financial statements.

Recently Issued Accounting Pronouncements

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842), (“ASC 842”), which clarifies the definition of a lease and requires lessees to recognize right-of-use assets and lease liabilities for all leases, including those classified as operating leases under previous lease accounting guidance. The guidance is effective for private business entities for fiscal years beginning after December 15, 2019, with early adoption permitted. In October 2019, the FASB issued ASU 2019-10, which extended the effective date to fiscal years beginning after December 15, 2020. In June 2020, the FASB issued ASU 2020-05, which provides an additional optional one-year deferral for all companies that have not yet issued their financial statements reflecting the adoption of ASC 842. As the Company expects to be an emerging growth company, ASU 2016-02 will be effective for fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022. The Company expects to adopt the new standard in the first quarter of 2022 using the modified retrospective method, under which the Company will apply ASC 842 to existing and new leases as of January 1, 2022, but prior periods will not be restated and will continue to be reported under ASC 840 guidance in effect during those periods. The Company is currently evaluating the impact the adoption of these ASUs will have on its financial statements and related disclosures.

In June 2016, the FASB issued ASU 2016-13, Measurement of Credit Losses on Financial Instruments, which significantly changes the way entities recognize credit losses and impairment of financial assets recorded at amortized cost. Currently, the credit loss and impairment model for loans and leases is based on incurred losses, and investments are recognized as impaired when there is no longer an assumption that future cash flows will be collected in full under the originally contracted terms. Under the new current expected credit loss (“CECL”) model, the standard requires immediate recognition of estimated credit losses expected to occur over the remaining life of the asset. As the Company expects to be an emerging growth company, the standard will be effective for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. Early adoption is permitted. The Company expects there to be no material impact on its consolidated financial statements and related disclosures from the adoption of this update.

In December 2019, the FASB issued ASU 2019-12, Income Taxes: Simplifying the Accounting for Income Taxes, which is intended to simplify various aspects related to accounting for income taxes. The pronouncement is effective for fiscal years, and for interim periods within those fiscal years, beginning after December 15, 2020, with early adoption permitted. ASU 2019-12 is effective for the Company beginning January 1, 2022, with early adoption permitted. The Company is currently in the process of evaluating the effects of this pronouncement on the Company’s financial statements and does not expect it to have a material impact on the consolidated financial statements.

In August 2020, the FASB issued ASU 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity, which simplifies the accounting for certain financial instruments with characteristics of liabilities and equity, including convertible instruments and contracts on an entity’s own equity. The ASU is part of the FASB’s simplification initiative, which aims to reduce unnecessary complexity in U.S. GAAP. As the Company expects to be an emerging growth company, ASU 2020-06 will be effective for interim and annual periods in fiscal years beginning after December 15, 2023, with earlier adoption permitted for fiscal years beginning after December 15, 2020. The Company expects there to be no material impact on its consolidated financial statements and related disclosures from the adoption of this update.

CEPTON TECHNOLOGIES, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

Note 2. Revenue

The Company disaggregates its revenue from contracts with customers by country of domicile based on the shipping location of the customer. Total revenue disaggregated by country of domicile is as follows (dollars in thousands):
	Year Ended December 31,
	2020		2019
	Revenue	% of Revenue	Revenue	% of Revenue
Revenue by country of domicile:
United States	$712	35%	$1,522	37%
Japan	547	27%	1,898	46%
Other	747	38%	712	17%
Total	$2,006	100%	$4,132	100%

As of December 31, 2020, the Company had $44,000 of contract liabilities included in accrued expenses and other current liabilities and no contract assets. As of December 31, 2019, the Company had no contract assets or contract liabilities.

Note 3. Fair Value Measurement

The following table summarize our assets measured at fair value on a recurring basis, by level, within the fair value hierarchy (in thousands):
	December 31, 2020
	Level 1	Level 2	Level 3	Total
Cash equivalents:
Money market fund	$7,192	$—	$—	$7,192
Total cash equivalents	7,192	—	—	7,192
Short-term investments:
Commercial Paper	—	14,587	—	14,587
Corporate debt securities	—	13,810	—	13,810
Asset-backed Securities	—	3,661	—	3,661
Total short-term investments	—	32,058	—	32,058
Total assets measured at fair value	$7,192	$32,058	$—	$39,250

Cash equivalents consist primarily of money market fund with original maturities of three months or less at the time of purchase, and the carrying amount is a reasonable estimate of fair value. Short-term investments consist of investment securities with original maturities greater than three months but less than twelve months and are included as current assets in the consolidated balance sheets. For corporate debt securities, the fair value as of December 31, 2020 approximates amortized cost basis. There were no assets or liabilities requiring fair value measurement as of December 31, 2019.

Note 4. Inventories

Inventories consist of the following as of December 31, 2020 and 2019 (in thousands):
	December 31,
	2020	2019
Raw materials	$1,015	$673
Work-in-process	867	429
Finished goods	1,512	1,306
Total inventories	$3,394	$2,408

CEPTON TECHNOLOGIES, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

Note 4. Inventories (cont.)

Inventories are carried and depicted above at the lower of cost or net realizable value. For the years ended December 31, 2020 and 2019, the Company had write-downs associated with obsolete inventory of $452,000 and $41,000, respectively. For the year ended December 31, 2020, the Company had a write-down associated with changes in price levels of $627,000. The Company had no write-downs associated with changes in price levels in 2019.

Note 5. Property and Equipment, Net

Property and equipment, at cost, consists of the following as of December 31, 2020 and 2019 (in thousands):
	December 31,
	2020	2019
Machinery and equipment	$649	$573
Automobiles	50	50
Leasehold improvements	146	146
Computer and equipment	36	33
Furniture and fixtures	68	68
Total property, and equipment	949	870
Less: accumulated depreciation and amortization	(492)	(309)
Total property, and equipment, net	$457	$561

The aggregate depreciation and amortization related to property, and equipment was $184,000 and $171,000 for the years ended December 31, 2020 and 2019.

Note 6. Accrued Expenses and Other Current Liabilities

Accrued expenses consisted of the following as of December 31, 2020 and 2019 (in thousands):
	December 31,
	2020	2019
Accrued expenses and taxes	$1,292	$1,192
Accrued unvested option liability	151	—
Deferred revenue	44	—
Deferred rent	38	62
Warranty reserve	40	31
Total accrued expenses	$1,565	$1,285

Note 7. Debt

In August 2019, the Company entered into a loan and security agreement (“Loan Agreement”) with Silicon Valley Bank (“SVB”) that allowed for borrowings of up to $5,000,000 under a term loan through July 31, 2020. On December 5, 2019, the Company borrowed the full amount of $5,000,000 with a stated interest rate of 5.0% and a maturity date of July 1, 2023. In February 2020, the Company repaid the term loan in full and recognized a loss on extinguishment of $180,000.

In connection with the Loan Agreement, the Company issued detachable warrants to purchase an aggregate of 60,000 shares of common stock (see Note 11).

On April 24, 2020, the Company entered into a promissory note (the “Promissory Note”) with JPMorgan Chase Bank, N.A. that provides for a loan in the amount of $1,120,000 pursuant to the Small Business Administration’s Paycheck Protection Program (“PPP Loan”) created as part of the recently enacted Coronavirus Aid, Relief, and Economic Security (“CARES”) Act. The PPP Loan matures on April 24, 2022 and bears interest at a rate of 0.98% per annum. Monthly amortized principal and interest payments are deferred for six months after the date of disbursement. The Promissory Note contains events of default and other provisions customary for a loan of this type. Certain amounts

CEPTON TECHNOLOGIES, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

Note 7. Debt (cont.)

of the loan may be forgiven if they are used towards qualifying expenses as described in the CARES Act. In the event that forgiveness is applied for, an adjustment will be necessary for tax purposes to disallow for any expenses the loan was used towards in the period in which forgiveness occurs. The Company plans to apply for forgiveness of the loan in 2021.

Note 8. Convertible Preferred Stock

The authorized, issued, and outstanding shares of Convertible Preferred Stock, and liquidation preferences as of December 31, 2020 and 2019 were as follows:
			December 31, 2020
	Issuance Date	Shares Authorized	Shares Issued and Outstanding	Original Issue Price per Share	Aggregate Liquidation Preference
Series A	July 6, 2016	8,000,000	8,000,000	$1.0000	$8,000,000
Series B	July 13, 2018	4,069,600	4,069,600	6.2500	25,435,000
Series B-1	July 13, 2018	3,272,475	3,272,475	3.1250	10,226,484
Series C	February 4, 2020	7,463,934	6,329,416	8.3736	52,999,998
		22,806,009	21,671,491		$96,661,482
			December 31, 2019
	Issuance Date	Shares Authorized	Shares Issued and Outstanding	Original Issue Price per Share	Aggregate Liquidation Preference
Series A	July 6, 2016	8,000,000	8,000,000	$1.0000	$8,000,000
Series B	July 13, 2018	5,600,000	4,069,600	6.2500	25,435,000
Series B-1	July 13, 2018	3,272,475	3,272,475	3.1250	10,226,484
		16,872,475	15,342,075		$43,661,484

The rights, preferences, privileges, and restrictions for the holders of preferred stock are as follows:

Dividends — The holders of preferred stock are entitled to receive non-cumulative dividends, prior and in preference to any declaration or payment of any dividends to the holders of common stock, in an amount equal to a dividend of 8% of the applicable original issue price per annum on each share of preferred stock, as adjusted for stock dividends, splits, combinations, recapitalizations or the like, when and if declared by the Board of Directors. After payment of such dividends, any additional dividends will be distributed to holders of preferred stock, participating on an as-if converted basis, Class F stock, and common stock. No dividends on preferred stock or common stock have been declared by the Board of Directors since inception.

Liquidation — In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, the holders of preferred stock are entitled to receive an amount equal to the greater of the original issue price per share as adjusted for stock splits, dividends, combinations, recapitalizations or the like, plus any dividends declared but unpaid on such shares, and such amount per share as would have been payable had such shares of preferred stock been converted into common stock immediately prior to such event, prior and in preference to any distributions to the holders of Class F and common stock. If the proceeds of such an event are insufficient to permit the full liquidation payment, the entire proceeds legally available for distribution will be distributed ratably among the holders of preferred stock in proportion to the full amounts that each such holder is otherwise entitled to receive.

CEPTON TECHNOLOGIES, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

Note 8. Convertible Preferred Stock (cont.)

Thereafter, the remaining assets and surplus will be distributed ratably to the holders of Class F and common stock in proportion to the number of shares of common stock held, on an as-if converted basis.

Redemption — Preferred stock is not redeemable at the option of the holder. Upon the occurrence of a liquidation transaction, preferred stock will be redeemed by the Company for the applicable original issue price. Moreover, if the holders of preferred stock would receive a greater amount of consideration had the preferred stock been converted immediately prior to such transaction, the preferred stock will be deemed to be converted for purposes of the redemption. Each preferred stock share is conditionally puttable by the holders upon “deemed liquidation events,” which include a merger, consolidation, change of control, or a sale of substantially all of the Company’s assets. The Company determined that triggering events that could result in a deemed liquidation are not solely within the control of the Company. Therefore, the preferred stock is classified outside of permanent (i.e., temporary equity). The preferred stock is not being accreted to its liquidation preference, as it is not probable that the preferred stock will become redeemable as of December 31, 2020. The Company continues to monitor circumstances that may cause the preferred stock to become probable of becoming redeemable.

Conversion — Each share of preferred stock is convertible into common stock, at the option of the holder, at any time after the date of issuance. Each share of preferred stock automatically converts into the number of shares of common stock determined in accordance with the conversion ratio upon the earlier of (i): the date, or the occurrence of an event, as specified by affirmative election by the majority of the holders of preferred stock, or (ii): upon the closing of an initial public offering, which results in aggregate proceeds of at least $100,000,000. As of December 31, 2020 and 2019, the conversion ratio for all outstanding series of preferred stock to common stock was one-to-one.

Voting — Each share of preferred stock has the same voting rights as the equivalent number of common stock on an as-converted basis. The holders of (i) Series A Preferred Stock, (ii) Series B and Series B-1 Preferred Stock, voting as a single class, and (iii) Series C Preferred Stock are each entitled to elect one member of the Board of Directors.

Protective Provisions — The holders of preferred stock also have certain protective provisions. So long as there are at least 20% of the originally issued shares of preferred stock issued and outstanding, the Company cannot without the approval of the majority of the preferred stock then outstanding, voting as a single class on an as-converted basis, take certain actions. Such actions include: (i) consummating a liquidation, dissolution or winding up of the Company; (ii) adversely altering, waiving or affecting the rights, preferences, privileges, or powers of, or restrictions of preferred stock; (iii) increasing or decreasing the authorized number of shares of any common stock or preferred stock; or (iv) redeeming or paying dividends except for permitted purposes.

Note 9. Stockholders’ Deficit

Common Stock

Holders of common stock are entitled to one vote per share, and to receive dividends when, as and if declared by the Board of Directors, and, upon liquidation or dissolution, are entitled to receive all assets available for distribution to stockholders. The holders have no preemptive or other subscription rights and there are no redemption or sinking fund provisions with respect to such shares.

On July 5, 2016, the Board of Directors approved the number of shares of common stock authorized to be issued as 50,000,000 shares with par value $0.00001 per share, the number of shares of Class F stock authorized to be issued as 8,500,000 shares with par value $0.00001 per share, and the number of shares of Series A Preferred Stock to be issued as 8,000,000 shares with par value $0.00001 per share.

CEPTON TECHNOLOGIES, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

Note 9. Stockholders’ Deficit (cont.)

On July 11, 2018, the Board of Directors approved to adjust the number of shares of common stock authorized to be issued to 60,000,000 shares with par value of $0.00001 per share, and authorized to issue 5,600,000 shares of Series B Preferred Stock with par value of $0.00001 per share and 3,272,475 shares of Series B-1 Preferred Stock with par value of $0.00001. In addition, the Board of Directors approved an adjustment to the number of shares of Class F stock authorized to be issued to 8,450,000 shares with par value of $0.00001 per share.

On January 31, 2020, under the Amended and Restated Certificate of Incorporation, the Board of Directors approved to adjust the number of shares of common stock authorized to be issued to 75,000,000 shares with par value of $0.00001 per share, the number of shares of Class F stock authorized to be issued to 8,402,000 with par value of $0.00001 per share, and the total number of shares of Preferred Stock authorized to be issued to 22,806,009 with par value of $0.00001 per share. The approved number of shares of Preferred Stock authorized to be issued consist of 8,000,000 shares of Series A Preferred Stock, 4,069,000 shares of Series B Preferred Stock, 3,272,475 of Series B-1 Preferred Stock, and 7,463,934 of Series C Preferred Stock.

As of December 31, 2020 and 2019, there were 27,184,882 and 27,004,791 shares of the Company’s common stock issued and outstanding.

Class F Stock

Holders of Class F stock have the option to convert their shares into common stock at any time, and without payment of additional consideration. Additionally, Class F stock will automatically convert into shares of common stock upon either the date and time, or occurrence of an event, specified by vote or written consent of the holders of a majority of the then outstanding shares of Class F stock, at the then effective conversion rate. Finally, Class F stock will automatically convert into shares of preferred stock in the event an investor in a preferred stock financing purchases Class F stock shares from a holder of Class F stock. The conversion ratio for Class F stock to common or preferred stock was one-to-one as of December 31, 2020 and 2019.

Each share of Class F stock has the same voting rights as the equivalent number of common stock on an as-converted basis. Class F stockholders are entitled to elect two members of the Board of Directors. The holders of common stock are not entitled to elect any members of the Board of Directors so long as there is any Class F stock outstanding.

Holders of Class F stock are entitled to receive dividends when and if declared by the Board of Directors, and, upon liquidation or dissolution, are entitled to receive all assets available for distribution to stockholders after distributions to holders of preferred stock.

The Class F stock is subject to vesting terms wherein each holder acquires a vested interest in the stock over a service period of four years. As of December 31, 2020, there were no unvested shares. As of December 31, 2019, there were 254,794 unvested shares.

On July 8, 2020, the Company facilitated the sale of 29,857 shares of previously issued Class F stock by a shareholder to an investor for $8.3736 per share or an aggregate purchase price of $250,011 paid to the shareholder. The investor who purchased the Class F stock had previously invested in the Company’s Series C preferred stock financing on February 4, 2020 and as a result, their purchased Class F stock automatically converted into shares of Series C preferred stock. The Company determined the Class F stock was sold at fair value.

As of December 31, 2020 and 2019, there were 8,372,143 and 8,402,000 shares of Class F stock issued and outstanding.

CEPTON TECHNOLOGIES, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

Note 10. Stock-Based Compensation

Equity Incentive Plans

On July 5, 2016, the Company adopted the 2016 Stock Plan (the Plan) under which 4,800,000 shares of the Company’s common stock were reserved for issuance to employees, nonemployee directors, consultants, and advisors. As of December 31, 2020 and 2019, there were 9,187,533 and 6,300,000 shares of common stock reserved for issuance, respectively. As of December 31, 2020 and 2019, there were 3,406,368 and 1,020,294 option shares available for future issuance, respectively.

Under the Plan, the Board of Directors may grant incentive stock options (ISO), nonqualified stock options (NQSO), and stock appreciation rights (SAR). The Board of Directors may, in its discretion, designate any option or SAR as an “early exercise option” or “early exercise SAR”. If a shareholder elects to exercise all or a portion of any early exercise option or SAR before it is vested, the shares of common stock attributable to the unvested portion of the Option or SAR are considered restricted shares and recognized as a liability.

Awards granted under the Plan may be outstanding for periods of up to 10 years following the grant date. Awards issued under the Plan must be priced at no less than 100% of the fair value of the shares on the date of the grant provided, however, that (i) the exercise price of an ISO will not be less than 100% of the fair value of the shares on the date of grant, and (ii) the exercise price of an ISO and NSO granted or the purchase price under the stock issuance program to a 10% stockholder will not be less than 110% of the fair value of the shares on the date of grant. Fair value is determined by the Board of Directors.

Outstanding awards generally vest over four years. Certain nonemployee awards vest over two years. Award shares are subject to a right of first refusal with respect to any proposed transactions up through the time the Company’s common stock is registered under Section 12 of the 1934 Exchange Act.

Restricted Common Stock Awards

Unvested early exercise options or SARs are considered restricted shares and are subject to repurchase by the Company in the event the shareholders’ employment is terminated. The Company may, at its option, repurchase said shares at the lesser of (i) the price paid by the shareholder to exercise the award or (ii) the fair market value of the Company’s common stock determined on the date of the repurchase. During the vesting term, holders of restricted stock awards are deemed to be a common stock shareholder and have dividend and voting rights.

On August 20, 2020, the Company granted 150,000 early exercise option awards under the 2016 Plan to one independent contractor. The options vest over 24 equal monthly installments beginning on August 10, 2020. On December 29, 2020, the option holder elected to early exercise all granted awards, purchasing the related shares for $2.02 per share or aggregate consideration of $303,000. At the time of exercise, 25,000 shares were fully vested with the remainder being unvested. On the date of purchase, the Company recognized the vested portion purchased as common stock issued with additional paid in capital. The Company recognized a liability associated with the unvested restricted shares, recording a liability included in accrued expenses and other long-term liabilities of $151,500 and $101,000, respectively. As shares of restricted stock vest, the Company will reclassify the liability to common stock and additional paid in capital. The Company did not grant any early exercise options in 2019.

As of December 31, 2020, the Company had not repurchased any of the unvested restricted shares. The fair value of the Company’s common stock on the date the early exercise options were granted was $2.02 per share. The fair value of the Company’s common stock on the date the restricted shares were issued was $3.07 per share. The total intrinsic value of outstanding unvested restricted stock awards was $131,000 as of December 31, 2020.

CEPTON TECHNOLOGIES, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

Note 10. Stock-Based Compensation (cont.)

Incentive Stock Options and Nonqualified Stock Options

A summary of the Company’s employee and nonemployee stock option activity for the years ended December 31, 2020 and 2019 is presented below:
		Options Outstanding
	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contract Term (in years)	Aggregate Intrinsic Value (in thousands)
Options outstanding as of December 31, 2018	4,231,042	$0.82	8.6	$5,844
Granted	1,442,000	1.97
Exercised	(135,833)	0.23
Expired/Forfeited	(512,294)	1.06
Options outstanding as of December 31, 2019	5,024,915	$1.14	8.2	$6,732
Granted	1,705,000	2.39
Exercised	(305,091)	1.57
Expired/Forfeited	(1,203,541)	1.53
Options outstanding as of December 31, 2020	5,221,283	$1.43	7.6	$8,550
Exercisable, December 31, 2020	2,768,000	0.75	6.5	$6,419
Vested and expected to vest as of December 31, 2020	5,221,283	$1.43	7.6	$8,550

During the years ended December 31, 2020 and 2019, the estimated weighted-average grant-date fair value of options granted was $1.24 and $1.02 per share, respectively. As of December 31, 2020, there was $3,000,000 of unrecognized stock-based compensation related to unvested stock options expected to be recognized over a weighted-average period of 2.89 years. The total intrinsic value of options exercised during the years ended December 31, 2020 and 2019 was $458,000 and $386,000. The Company recognizes forfeitures as they occur.

Stock-Based Compensation

The fair value of employee stock option grants is estimated by the Company on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions:
	Year Ended December 31,
	2020	2019
Expected life (years)	6 – 6.25	6.25
Risk-free interest rate	0.36 – 1.21%	1.63 – 2.34%
Expected volatility	50 – 70%	50 – 57%
Dividend yield	—%	—%

Expected volatility is estimated based on historical volatilities of comparable public companies operating in the Company’s industry. The expected life of the options represents the period the options are expected to be outstanding and is estimated using the simplified method. The Company believes it is appropriate to use the simplified method in determining the expected life of options because the Company does not have sufficient historical exercise data to provide a reasonable basis upon which to estimate the expected term for options. The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant. The Company uses the same inputs to estimate the fair value of awards granted to nonemployees.

CEPTON TECHNOLOGIES, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

Note 10. Stock-Based Compensation (cont.)

For the years ended December 31, 2020 and 2019, the Company recorded stock-based compensation expense related to options granted to employees and nonemployees as follows (in thousands):
	Year Ended December 31,
	2020	2019
Cost of revenue	$27	$22
Research and development expense	564	440
Selling, general and administrative expense	119	287
Total stock-based compensation expense	$710	$749

For the year ended December 31, 2020, the Company capitalized $42,000 of stock-based compensation expense into inventory. The Company did not capitalize stock-based compensation expense into inventory during 2019.

Note 11. Warrants

Common Stock Warrants Issued with Borrowings

In 2019, in connection with the Loan Agreement, the Company issued a warrant to purchase 30,000 shares of common stock with an exercise price of $1.66 per share. The warrant was immediately exercisable and expires in August 2029. The warrant remains outstanding as of December 31, 2020.

In connection with the Loan Agreement, the Company also agreed to issue a warrant to purchase an additional 30,000 shares of common stock with an exercise price of $1.66 per share if the Company drew on the $5,000,000 term loan. The Company recorded the additional warrants on December 5, 2019, when the Company borrowed the full amount of the term loan. The warrant was immediately exercisable and expires in August 2029. The warrant remains outstanding as of December 31, 2020.

The Company’s common stock warrants were recorded to additional paid-in capital at fair value as of the date of issuance using the Black-Scholes valuation model. The fair values of the warrants issued in August 2019 and December 2019 were estimated at $39,000 and $49,000, respectively. The initial amount allocated to the warrants is accounted for as a discount to the related debt and amortized to interest expense over the loan term using the effective interest method.

Note 12. Income Taxes

Income (loss) before income taxes consisted of the following (in thousands):
	Year Ended December 31,
	2020	2019
Domestic	$(19,694)	$(16,852)
Foreign	86	102
Income (loss) before income taxes	$(19,608)	$(16,750)

CEPTON TECHNOLOGIES, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

Note 12. Income Taxes (cont.)

Provision for (benefit from) income taxes consisted of the following (in thousands):
	Year Ended December 31,
	2020	2019
Current:
Federal	$—	$—
State	1	1
Foreign	16	16
Total Current	17	17

Deferred:
Federal	—	—
State	—	—
Foreign	9	(10)
Total Deferred	9	(10)
Provision for (benefit from) income taxes	$26	$7

The provision for (benefit from) income taxes differ from the amounts computed by applying the U.S. federal income tax rate to income (loss) before income taxes for the following reasons:
	Year Ended December 31,
	2020	2019
U.S. federal provision (benefit) at statutory rate	21.0%	21.0%
State income taxes, net of federal benefit	(0.01)	(0.01)
Foreign income taxes at rates other than the U.S. rate	(0.03)	0.09
Other permanent items	(0.09)	(0.25)
Stock-based compensation	(0.32)	(0.45)
Research and development credits	1.93	0.65
Unrecognized tax benefits	(0.77)	(0.80)
Global intangible low-taxed income	(0.03)	(0.09)
Change in valuation allowance	(21.97)	(18.59)
Payroll tax credit adjustments	0.16	0.19
Disallowed favorable transfer pricing adjustment	—	(1.78)
Effective tax rate	(0.13)%	(0.04)%

The difference between the provision for income taxes and the income tax determined by applying the statutory federal income tax rate of 21 percent was due primarily to research and development credits and changes in valuation allowance. The Company’s valuation allowance balance increased by $5,800,000 and $3,700,000 for the year ended December 31, 2020 and 2019, respectively.

CEPTON TECHNOLOGIES, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

Note 12. Income Taxes (cont.)

The Company’s deferred income tax assets and liabilities as of December 31, 2020 and 2019 were as follows (in thousands):
	December 31,
	2020	2019
Deferred tax assets:
Accruals and reserves	$30	$21
Stock-based compensation	55	22
Net operating loss carryforward	13,945	8,700
Research and development credits	1,833	1,334
Valuation allowance	(15,818)	(10,047)
Total deferred tax assets	45	30
Deferred tax liabilities:
Depreciation and amortization	(45)	(20)
Total deferred tax liabilities	(45)	(20)
Net deferred tax assets (liabilities)	$—	$10

Annually, the Company determines whether it is “more likely than not” that a tax position will be sustained upon examination by the appropriate taxing authorities in considering whether any tax benefit can be recorded in the consolidated financial statements. The Company recorded full valuation allowance against its US net deferred tax assets as it believes these deferred tax assets were not realizable on a more likely than not basis as of December 31, 2020 and 2019.

As of December 31, 2020 and 2019, the Company had total net operating loss carryforwards for federal income tax purposes of approximately $51,300,000 and $31,900,000. If not utilized, these net federal operating loss carryforwards will begin to expire in 2037. For tax years beginning January 1, 2018 onward, any federal net operating losses generated will be allowable for carry forward indefinitely, as opposed to the original expiration of 20 years. As of December 31, 2020 and 2019, the Company had $49,200,000 and $29,800,000 of federal net operating losses that can be carried forward indefinitely. The Company also had a state net operating loss carryforward of approximately $44,100,000 and $28,400,000 as of December 31, 2020 and 2019, which will expire beginning in the year 2037.

As of December 31, 2020 and 2019, the Company had federal research and development credit carryforward of approximately $700,000 and $300,000, which begins to expire in 2038, and California research and development credit carryforward of approximately $3,000,000 and $2,400,000, which does not expire.

Utilization of the research and development credit carryforward may be subject to an annual limitation due to the ownership percentage change limitations provided by the Internal Revenue Code of 1986 and similar state provisions. The annual limitation may result in the expiration of the research and development credits before utilization. The amount of such elimination, if any, has not been determined.

As of December 31, 2020 and 2019, the total amount of unrecognized tax benefits was $1,500,000 and $1,100,000, none of which would affect income tax expense, if recognized, after consideration of any valuation allowance. The Company does not expect the unrecognized tax benefits to change significantly over the next 12 months. The following table summarizes the aggregate changes in the total gross amount of unrecognized tax benefits (in thousands):
	Year Ended December 31,
	2020	2019
Unrecognized tax benefits as of the beginning of the year	$1,090	$—
Increases related to prior year tax provisions	—	910
Increase related to current year tax provisions	381	180
Unrecognized tax benefits as of the end of the year	$1,471	$1,090

CEPTON TECHNOLOGIES, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

Note 12. Income Taxes (cont.)

The Company is subject to income taxes in the U.S. federal, state, and various foreign jurisdictions. Tax regulations within each jurisdiction are subject to the interpretation of the related tax laws and regulations and require significant judgment to apply. All of the Company’s tax years will remain open for examination by the federal and state tax authorities for three and four years, respectively, from the date of utilization of the net operating loss or research and development credits. The Company does not have any tax audits or other issues pending.

As a qualified small business, the Company applies a portion of its post-2015 federal research and development credit against payroll tax liabilities, instead of income tax liabilities. As of December 31, 2020 and 2019, the related payroll tax receivable balance is $1,000,000 and $700,000, respectively.

Note 13. Commitments and Contingencies

Operating Lease Commitments

The Company leases office and manufacturing facilities under noncancelable operating leases expiring at various dates through August 2022. In December 2017, the Company began leasing approximately 25,000 square feet of office space in San Jose, California as its corporate headquarters.

Rent expense is recognized on a straight-line basis over the term of the leases and accordingly, the Company records any differences between cash rent payments and the recognition of rent expense as a deferred rent liability.

As of December 31, 2020, future minimum lease payments under all noncancelable operating leases with an initial lease term in excess of one year were as follows (in thousands):
December 31, 2020
2021	$552
2022	18
Total	$570

Rent expense under these leases was approximately $654,000 and $656,000 for the years ended December 31, 2020 and 2019, respectively.

Legal Proceedings

From time to time, the Company may be involved in various legal claims and litigation that arise in the normal course of its operations. The Company is defending all current litigation matters. Although there can be no assurances and the outcome of these matters is currently not determinable, the Company currently believes that none of these claims or proceedings are likely to have a material adverse effect on the Company’s financial position.

The Company records accruals for our outstanding legal proceedings, investigations or claims when it is probable that a liability will be incurred, and the amount of loss can be reasonably estimated. The Company evaluated developments in legal proceedings, investigations or claims that could affect the amount of any accrual, as well as any developments that would result in a loss contingency to become both probable and reasonably estimable. The Company has not recorded any accrual for loss contingencies associated with such legal claims or litigation discussed above.

Note 14. Related Party Transactions

On February 4, 2020, a customer participated in the Company’s Series C convertible preferred stock financing. Revenue from this customer and investor was $320,000 for the year ended December 31, 2020. As of December 31, 2020, accounts receivable from this customer and investor was $1,300.

CEPTON TECHNOLOGIES, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

Note 15. Net Loss Per Share

The Company follows the two-class method when computing net loss per common share when shares are issued that meet the definition of participating securities. The Company considers its convertible preferred stock to be participating as holders of such securities have non-forfeitable dividend rights in the event of the declaration of a dividend for shares of common stock. When the Company is in a net loss position, the net loss attributable to common stockholders was not allocated to the convertible preferred stock under the two-class method as these securities do not have a contractual obligation to share in losses. Basic net loss per share is computed by dividing net loss attributable to common stockholders by the weighted-average number of shares of the Company’s common stock outstanding. During the periods when there is a net loss attributable to common stockholders, potentially dilutive common stock equivalents have been excluded from the calculation of diluted net loss per share attributable to common stockholders as their effect is anti-dilutive.

The following common stock equivalents were excluded from the computation of diluted net loss per share for the periods presented because including them would have been antidilutive:
	Year Ended December 31,
	2020	2019
Stock options to purchase common stock	5,221,283	5,024,915
Unvested restricted stock	125,000	—
Preferred shares on an as-converted basis	21,671,491	15,342,075
Class F shares an as-converted basis	8,372,143	8,402,000
Shares issuable upon exercise of warrants	60,000	60,000
Total	35,449,917	28,828,990

Note 16. Segments

The Company conducts its business in one operating segment that develops and produces LiDAR sensors for use in industrial, 3D mapping, and auto applications. The Company’s Chief Executive Officer is the chief operating decision maker (CODM). The CODM allocates resources and makes operating decisions based on financial information presented on a consolidated basis, accompanied by disaggregated information about sales and gross margin by product group. The profitability of the Company’s product group is not a determining factor in allocating resources and the CODM does not evaluate profitability below the level of the consolidated company. Long-lived assets of the Company located in its country of domicile, the United States, are approximately 99%.

Note 17. Subsequent Events

The Company has evaluated subsequent events from the balance sheet date through May 31, 2021, the issuance date of the consolidated financial statements.

New Lease Agreement

On April 15, 2021, the Company entered into a new lease agreement for 92,842 square feet of office space in San Jose, California. The lease is estimated to begin on June 1, 2021 and is set to expire on January 31, 2023. Monthly rent will be $139,300 for the first 12 months, with the first four months abated, and $143,400 for the remainder of the lease term. Total lease payments over the term of the lease will be $2,261,600.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth the estimated expenses to be borne by the registrant in connection with the issuance and distribution of the securities being registered hereby.

SEC registration fees	$
Accounting fees and expenses	$
Legal fees and expenses	$
Financial printing and miscellaneous expenses	$
Total	$

Item 14. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act.

GCAC’s Amended and Restated Charter provides for indemnification of its directors, officers, employees and other agents to the maximum extent permitted by the Delaware General Corporation Law, and GCAC’s bylaws provide for indemnification of its directors, officers, employees and other agents to the maximum extent permitted by the Delaware General Corporation Law.

In addition, effective upon the consummation of the Business Combination, as defined in Part I of this prospectus, GCAC has entered or will enter into indemnification agreements with directors, officers, and some employees containing provisions which are in some respects broader than the specific indemnification provisions contained in the Delaware General Corporation Law. The indemnification agreements will require GCAC, among other things, to indemnify its directors against certain liabilities that may arise by reason of their status or service as directors and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

Item 15. Recent Sales of Unregistered Securities.

On February 2, 2021, simultaneously with the closing of the Initial Public Offering, the Company completed the private sale of an aggregate of 5,175,000 Private Placement Warrants to the Company’s Sponsor, Growth Capital Sponsor LLC (the “Sponsor”), Nautilus Carriers LLC (“Nautilus”), an affiliate of our Co-Chief Executive Officers, and HB Strategies LLC (“HB”), an affiliate of Hudson Bay Capital Management LP at a purchase price of $1.00 per Private Placement Warrant, generating gross proceeds to the Company of $5,175,000. The Private Placement Warrants are identical to the Warrants sold as part of the Units in the Initial Public Offering, except that the Sponsor, Nautilus and HB have agreed not to transfer, assign or sell any of the Private Placement Warrants (except to certain permitted transferees) until 30 days after the completion of the Company’s initial business combination. The Private Placement Warrants are also not redeemable by the Company so long as they are held by the Sponsor, Nautilus or HB or their permitted transferees. In addition, for as long as the Private Placement Warrants are held by the Sponsor, Nautilus and HB, such warrants may not be exercised after five years from the effective date of the registration statement relating to the Initial Public Offering. No underwriting discounts or commissions were paid with respect to such sale. The issuance of the Private Placement Warrants was made pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act of 1933, as amended.

In connection with the Business Combination, on August 4, 2021 and October 19, 2021, GCAC entered into subscription agreements (the “Subscription Agreements”) with the investors named therein (the “PIPE Investors”), pursuant to which GCAC agreed to issue and sell to the PIPE Investors approximately $59.5 million of GCAC Class A common stock immediately prior to closing of the Business Combination (the “PIPE Investment”). The PIPE Investment is conditioned on the concurrent closing of the Merger and other customary closing conditions. The Subscription Agreements provide for certain customary registration rights for the PIPE Investors.

Item 16. Exhibits and Financial Statement Schedules.

(a)     Exhibits.

Exhibit No.	Description
1.1	Underwriting Agreement, dated January 29, 2021, by and between the Company and Maxim as representative of the several underwriters.(2)
1.2	Business Combination Marketing Agreement, dated January 29, 2021, by and between the Company and Maxim.(2)
2.1	Business Combination Agreement, dated as of August 4, 2021, by and among GCAC, Merger Sub and Cepton.(1)
3.1	Amended and Restated Certificate of Incorporation.(2)
3.2	Form of proposed second amended and restated certificate of incorporation of GCAC(4)
4.1	Warrant Agreement, dated January 29, 2021, by and between the Company and Continental Stock Transfer & Trust Company, as warrant agent.(2)
5.1	Opinion of Ellenoff Grossman & Schole LLP.**
10.1	Form of Stockholder Support Agreement by and among GCAC, Cepton and the stockholders of Cepton party thereto.(1)
10.2	Amended Registration Rights Agreement, by and among GCAC, the Initial Holders and the Cepton stockholders party thereto.(1)
10.3	Form of Confidentiality and Lock-Up Agreement, by and between GCAC and the stockholder of Cepton party thereto.(1)
10.4	Form of Expenses and Lock-Up Agreement, by and between GCAC and the Cepton stockholders party thereto.(1)
10.5	Form of GCAC Stockholder Support Agreements by and between Cepton and GCAC stockholders.(1)
10.6	Form of Subscription Agreement(1)
10.7	Letter Agreement, dated January 29, 2021, by and between the Company and the Sponsor.(2)
10.8	Letter Agreement, dated January 29, 2021, by and between the Company and Nautilus.(2)
10.9	Letter Agreement, dated January 29, 2021, by and between the Company and HB Strategies.(2)
10.10	Letter Agreement, dated January 29, 2021, by and among the Company and its officers and directors.(2)
10.11	Investment Management Trust Agreement, dated January 29, 2021, by and between the Company and Continental Stock Transfer & Trust Company, as trustee.(2)
10.12	Registration Rights Agreement, dated January 29, 2021, by and between the Company and the Sponsor.(2)
10.13	Registration Rights Agreement, dated January 29, 2021, by and between the Company and Nautilus.(2)
10.14	Registration Rights Agreement, dated January 29, 2021, by and between the Company and HB Strategies.(2)
10.15	Registration Rights Agreement, dated January 29, 2021, by and between the Company and its directors.(2)
10.16	Private Placement Warrant Purchase Agreement, dated January 29, 2021, by and between the Company and the Sponsor.(2)
10.17	Private Placement Warrant Purchase Agreement, dated January 29, 2021, by and between the Company and Nautilus.(2)
10.18	Private Placement Warrant Purchase Agreement, dated January 29, 2021, by and between the Company and HB Strategies.(2)
10.19	Administrative Services Agreement, dated January 29, 2021, by and between the Company and the Sponsor.(2)
10.20	Form of Indemnity Agreement(3)
10.21++	Form of Cepton, Inc. 2021 Equity Incentive Plan(4)
10.22++	Form of Cepton, Inc. Employee Stock Purchase Plan.(4)
10.23	Supplier On Board Agreement, dated April 14, 2020, by and between Cepton Technologies, Inc. and Koito Manufacturing Co., Ltd.#(5)
23.1	Consent of Marcum LLP, independent registered public accounting firm of GCAC*
23.2	Consent of KPMG LLP, independent registered public accounting firm of Cepton*
23.3	Consent of Ellenoff Grossman & Schole LLP (included as part of Exhibit 5.1).**
24.1	Power of Attorney (contained on the signature page to the initial filing of this registration statement).*

Exhibit No.	Description
14	Form of Code of Ethics(3)
99.2	Consent of to be named as a Director.**
99.3	Consent of to be named as a Director.**
99.4	Consent of to be named as a Director.**
99.5	Consent of to be named as a Director.**
99.6	Consent of to be named as a Director.**
99.7	Consent of to be named as a Director.**
101.INS	XBRL Instance Document
101.SCH	XBRL Taxonomy Extension Schema Document
101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document
101.DEF	XBRL Taxonomy Extension Definition Linkbase Document
101.LAB	XBRL Taxonomy Extension Label Linkbase Document
101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document

____________

++           Indicates a management or compensatory plan.

*             Filed herewith.

**           To be filed by Amendment.

#             Portions of exhibit have been omitted.

(1)           Incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on August 5, 2021.

(2)           Incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on February 4, 2021.

(3)           Incorporated by reference to the Company’s Registration Statement on Form S-1, filed with the SEC on August 18, 2020 (SEC File No. 333-248087).

(4)           Incorporated by reference to the Company’s Registration Statement on Form S-4 (SEC File No. 333-259391) filed on September 8, 2021.

(5)           Incorporated by reference to Amendment No. 1 to the Company’s Registration Statement on Form S-4 (SEC File No. 333-259391) filed on October 21, 2021.

(b)    Financial Statements.    The financial statements filed as a part of this registration statement are listed in the index to the financial statements immediately preceding such financial statements, which index to the financial statements is incorporated herein by reference.

Item 17. Undertakings.

(a)     The undersigned registrant, hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.       To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

ii.      To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

iii.     To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)    That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)    That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.       Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.      Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.    The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.      Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)    Insofar as indemnification for liabilities arising under the Securities may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 3rd day of November 2021.

GROWTH CAPITAL ACQUISITION CORP.
By:	/s/ Prokopios Tsirigakis
Prokopios Tsirigakis
President, Chairman, Co-Chief Executive Officer and Director

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Prokopios Tsirigakis and George Syllantavos, his true and lawful attorney-in-fact, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to sign any and all amendments including post-effective amendments to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact or his substitute, each acting alone, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Name	Position	Date
/s/ Prokopios Tsirigakis	President, Chairman, Co-Chief Executive Officer	November 3, 2021
Prokopios Tsirigakis	and Director (principal executive officer)
/s/ George Syllantavos	Co-Chief Executive Officer, Chief Financial Officer	November 3, 2021
George Syllantavos	and Director (principal financial and accounting officer)
/s/ Harry Braunstein	Director	November 3, 2021
Harry Braunstein
/s/ Gary Leibler	Director	November 3, 2021
Gary Leibler
/s/ Evan Breibart	Director	November 3, 2021
Evan Breibart